SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Web.com Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Membership interest in GA-Net Sol Parent LLC, a privately held limited liability company

2.	Aggregate number of securities to which transaction applies:

One (100%)

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The market value of the membership interest in GA-Net Sol Parent LLC to be received by Web.com Group, Inc., solely for purposes of calculating the filing fee, was determined by calculating the book value of the membership interest in GA-Net Sol Parent LLC at June 30, 2011. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was then determined by multiplying 0.00011610 by such value.

4.	Proposed maximum aggregate value of transaction:

$355,689,000.00

5.	Total fee paid:

$41,295.49

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

Dear Web.com Stockholder:

Web.com has entered into an agreement to acquire privately-held Network Solutions, the original domain name registrar, which now provides domain names and web services to two million small and medium-sized businesses. Headquartered in Virginia, with offices in Pennsylvania, Illinois and Argentina, Network Solutions is a complementary business to Web.com’s full suite of Internet and online marketing services, and the combination of our two companies is expected to result in significant revenue and cost synergies as we gain new scale and prominence in the marketplace.

We believe acquiring Network Solutions provides us with a distinctive opportunity to achieve one of Web.com’s key strategic objectives to be a market leader in providing end-to-end web solutions for small and medium-sized businesses. Together, we will have nearly three million customers and more than nine million domains under management, which we believe will allow us to compete more effectively as mass adoption of the Internet continues for small business, an opportunity estimated at $19 billion. We expect to be able to use our increased scale for heightened visibility as we compete with other retail providers of domain names as well as the myriad of smaller competitors that provide web services to small businesses. Very importantly, we believe the acquisition of Network Solutions will mean we can invest significantly greater resources in marketing our products and services, particularly to small businesses, and, for the first time ever, embark on a major branding initiative for Web.com. We anticipate that in the very near future our combined organization will be far more visible than either of our individual companies could be on their own.

The proposed acquisition requires that our stockholders approve the issuance of up to 18 million shares of Web.com common stock to the current owner of Network Solutions, all as more fully described in the attached proxy statement, which we refer to as the “proxy statement.” Pending regulatory and stockholder approvals, we anticipate the transaction will close in the fourth quarter of 2011.

The attached proxy statement contains a description of this acquisition, as well as information regarding Network Solutions and Web.com. Please give this material your careful consideration.

The board of directors of Web.com unanimously recommends that stockholders vote in favor of the issuance of Web.com common stock to the current owner of Network Solutions. We invite you to attend our meeting, details of which are included in the enclosed Notice of Special Meeting and Proxy Statement. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are included.

On behalf of your management team and board of directors, I thank you for your support and urge you to vote “FOR” approval of the issuance of Web.com common stock in the acquisition.

The date, time and place of the special meeting of stockholders are as follows:

October 25, 2011 - 3:30 p.m. local time - 12808 Gran Bay Parkway West, Jacksonville, FL 32258

Your vote is very important. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by completing and mailing to us the enclosed proxy card or grant your proxy by telephone or through the Internet. You may also cast your vote in person at the special meeting to be held on October 25, 2011. If your shares are held in “street name,” you must instruct your broker, bank or other nominee to vote.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated September 22, 2011 and is first being mailed to stockholders on or about September 22, 2011.
Sincerely,

David L. Brown
Chairman, President and CEO

[This page intentionally left blank.]

WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 25, 2011

Dear Stockholder:

On August 3, 2011, Web.com Group, Inc., a Delaware corporation (the “Company”), entered into a Purchase Agreement (the “Acquisition Agreement”) with GA-Net Sol Parent LLC, a Delaware limited liability company (“Network Solutions”), and Net Sol Holdings LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company will acquire Network Solutions (the “Acquisition”) in exchange for (i) $405 million in cash and (ii) the issuance of up to 18 million shares of the Company’s common stock, which number may be reduced under certain circumstances at the election of the Company by the payment of additional cash through sources other than debt. Concurrent with the closing of the Acquisition, the Company will be required to fund the payment by Network Solutions of certain of its liabilities. The consummation of the Acquisition is subject to customary closing conditions, including the approval of the Company’s stockholders of the issuance of the Company’s common stock to the Seller.

You are cordially invited to attend a Special Meeting of Stockholders of the Company (the “Special Meeting”), to be held on October 25, 2011 at 3:30 p.m. local time, at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258, to vote on the following proposals:

1.	A proposal to approve the issuance of up to 18 million shares of the Company’s common stock to the Seller in connection with the Acquisition;

2.
If necessary, an adjournment of the Special Meeting, including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of the proposal referred to in clause (1); and

3.	Transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The Company’s board of directors recommends that the stockholders vote “FOR” the proposal to approve the issuance of up to 18 million shares of the Company’s common stock to the Seller in connection with the Acquisition and, if necessary, “FOR” the proposal for an adjournment of the Special Meeting. Approval of the issuance of the Company’s common stock in connection with the Acquisition is necessary to complete the Acquisition.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Special Meeting is September 12, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Special Meeting of Stockholders to be held on October 25, 2011 at 3:30 p.m. local time at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258: The proxy statement is available at www.proxyvote.com

By Order of the Board of Directors

Matthew P. McClure
Secretary

Jacksonville, Florida
September 22, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Web.com from documents that Web.com has filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through the SEC website at http://www.sec.gov or by submitting an oral or written request to:

Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258
Attention: Investor Relations
Telephone: (904) 650-6600

PLEASE REQUEST DOCUMENTS FROM WEB.COM NO LATER THAN OCTOBER 14, 2011 TO RECEIVE THEM BEFORE THE MEETING. UPON REQUEST, WEB.COM WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL PROMPTLY.

In addition, you may obtain copies of this information from Web.com’s website, http://www.web.com, or by mail, without charge, upon written request to: Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. Information contained on Web.com’s website does not constitute part of this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 92 of this proxy statement for more information about the documents incorporated by reference into this proxy statement.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement in deciding how to vote on each of the proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated September 22, 2011. You should not assume that the information contained in, or incorporated by reference into, this proxy statement is accurate as of any date other than that date.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such solicitation in such jurisdiction. Information contained in this proxy statement regarding Network Solutions has been provided by Network Solutions and information contained in this proxy statement regarding Web.com has been provided by us.

VOTING ELECTRONICALLY, BY TELEPHONE OR BY MAIL

Stockholders of record at the close of business on September 12, 2011, the record date for the special meeting of stockholders, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.proxyvote.com and following the instructions;

•	by telephone by calling the toll-free number 1-800-690-6903 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions; or

•	by returning the enclosed proxy card in the provided return envelope (which is postage paid if mailed in the United States).

To vote via the telephone or Internet, please have in front of you either your proxy card, or if you have consented to receive your materials electronically, your email notification advising that materials are available online. A phone number and an Internet website address are contained on each of the documents. Upon entering either the phone number or the Internet website address, you will be instructed on how to proceed.

If a stockholder holds shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee will enclose or provide a voting instruction card for use in directing that broker, bank or other nominee how to vote those shares.

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE SPECIAL MEETING	1

SUMMARY	6

SUMMARY CONSOLIDATED FINANCIAL DATA OF NETWORK SOLUTIONS	11

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	13

RISK FACTORS	14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	19

THE SPECIAL MEETING	20

THE PROPOSALS	24

THE ACQUISITION	25

THE ACQUISITION AGREEMENT	45

THE DEBT FINANCING	60

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY	62

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NETWORK SOLUTIONS	63

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	65

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA	72

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION	74

INFORMATION ABOUT THE COMPANIES	75

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NETWORK SOLUTIONS	76

MANAGEMENT FOLLOWING THE ACQUISITION	90

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION	91

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS	91

FUTURE STOCKHOLDER PROPOSALS	91

WHERE YOU CAN FIND ADDITIONAL INFORMATION	91

NETWORK SOLUTIONS’ FINANCIAL STATEMENTS	F-2

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of the Company, may have regarding the Acquisition and the Special Meeting, together with brief answers to those questions. We urge you to read carefully the remainder of this proxy statement, including the annexes and other documents referred to in this proxy statement, because the information in this section may not provide all of the information that might be important to you with respect to the Acquisition or the Special Meeting.

Q:	What is the Acquisition?

A:
The Company has entered into a Purchase Agreement (the “Acquisition Agreement”) with GA-Net Sol Parent LLC, a Delaware limited liability company (“Network Solutions”), and Net Sol Holdings LLC, a Delaware limited liability company (the “Seller”), pursuant to which the Company will acquire Network Solutions (the “Acquisition”) in exchange for (i) $405 million in cash and (ii) the issuance of up to 18 million shares of the Company’s common stock, which number may be reduced under certain circumstances at the election of the Company by the payment of additional cash through sources other than debt. Concurrent with the closing of the Acquisition, the Company will be required to fund the payment by Network Solutions of certain of its liabilities. Following the consummation of the Acquisition, Network Solutions will become a wholly-owned subsidiary of the Company, and the Seller will become a stockholder of the Company. For a more complete discussion of the Acquisition Agreement, see the section entitled “The Acquisition Agreement” beginning on page 45. A full copy of the Acquisition Agreement is attached as Annex A to this proxy statement.

Q:	Why is the Company proposing to acquire Network Solutions?

A:
The Company believes that acquiring Network Solutions will (i) provide the Company with the foundation to capitalize on the estimated $19 billion small- to medium-sized business market opportunity, (ii) help the Company become an online web services market leader with significant scale, (iii) provide the Company with significant cross-selling opportunities for the end-to-end solution set tailored for small- to medium-sized businesses, (iv) create opportunities for operating cost synergies through the integration of the two companies, and (v) clear the path to accelerating growth and improving profitability for the Company.

Q:	Why am I receiving these materials?

A:
The Company is sending these materials to its stockholders to help them decide how to vote their shares of common stock with respect to the issuance of the Company’s common stock to the Seller in connection with the proposed Acquisition. This document contains important information about the Acquisition and the Special Meeting and you should read it carefully.

Q:	What stockholder approvals are required to complete the Acquisition?

A:
To complete the Acquisition, the Company’s stockholders must approve the issuance of up to 18 million shares of the Company’s common stock in connection with the Acquisition (the “Share Issuance Proposal”), which approval requires a majority of the total votes cast on the Share Issuance Proposal by holders of shares of the Company’s common stock present and entitled to vote either in person or by proxy at the Special Meeting (assuming a quorum is present). In addition to the receipt of the foregoing stockholder approval, each of the other conditions to the completion of the Acquisition contained in the Acquisition Agreement must be satisfied or waived. For a more complete discussion of the conditions to the completion of the Acquisition under the Acquisition Agreement, see the section entitled “The Acquisition Agreement—Conditions to Completion of the Acquisition” beginning on page 55.

Q:
What stockholder approvals are required for the adjournment of the Special Meeting, if necessary, to solicit additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Share Issuance Proposal?

A:
The holders of a majority of the shares of the Company’s common stock present and entitled to vote either in person or by proxy at the Special Meeting must vote in favor of any adjournment of the Special Meeting.

Q:	How will the Company’s stockholders be affected by the Acquisition and the issuance of shares of common stock to the Seller in connection with the Acquisition?

A:
After the completion of the Acquisition, each stockholder will have the same number of shares of the Company’s common stock that such stockholder held immediately prior to the completion of the Acquisition. However, upon issuance of the shares of the Company’s common stock to the Seller in connection with the Acquisition, each share of the Company’s common stock outstanding immediately prior to the completion of the Acquisition will represent a smaller percentage of the aggregate number of shares of the Company’s common stock outstanding after the completion of the Acquisition.

Q:	When does the Company expect to complete the Acquisition?

A:
The Company currently expects to complete the Acquisition in the fourth quarter of 2011. Completion of the Acquisition will only be possible, however, after all conditions to the completion of the Acquisition contained in the Acquisition Agreement are satisfied or waived, including stockholder approval of the Share Issuance Proposal, and all required regulatory approvals. It is possible, therefore, that factors outside of the Company’s control could require it to complete the Acquisition at a later time or not complete it at all.

Q:	How does the Company’s board of directors recommend that the Company’s stockholders vote with respect to the Share Issuance Proposal and the adjournment of the Special Meeting?

A:
The Company’s board of directors recommends that the Company’s stockholders vote “FOR” the Company’s Share Issuance Proposal, and, if necessary, “FOR” the adjournment of the Special Meeting, including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Share Issuance Proposal.

Q:	What risks should I consider in deciding whether to vote in favor of the Share Issuance Proposal?

A:
You should carefully review the section of this proxy statement entitled “Risk Factors” beginning on page 14, which presents risks and uncertainties related to the Acquisition, the combined company, and the business and operations of the Company, as well as the risk factors set forth in our filings with the SEC, which are incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 92.

Q:	Do I have appraisal rights in connection with the Acquisition?

A:	No. Under Delaware law, the Company’s stockholders will not be entitled to exercise any appraisal rights in connection with the Acquisition.

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on October 25, 2011 at 3:30 p.m., local time, at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

Q:	Who can attend and vote at the Special Meeting?

A:
All the Company’s stockholders of record as of the close of business on September 12, 2011, the record date for the Special Meeting, are entitled to receive notice of, attend, and vote at the Special Meeting.

Q:	What do I need to do now and how do I vote?

A:	The Company urges you to read this proxy statement carefully, including its annexes, and to consider how the Acquisition may affect you and the Company as a whole.

To vote, you may provide your proxy instructions in three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions by calling the toll-free call center set up for this purpose indicated on the enclosed proxy card and following the instructions provided. Please have your proxy card available when you call. Finally, you can provide your proxy instructions over the Internet by accessing the website indicated on the enclosed proxy card and following the instructions provided. Please have your proxy card available when you access the web page.  Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions or if I elect to abstain from voting?

A:
If you do not submit a proxy card, provide proxy instructions by telephone or over the Internet or vote at the Special Meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Special Meeting, and your actions will have no effect on the outcome of the Company’s Proposal No. 1 (the Share Issuance Proposal), Proposal No. 2 (adjournment) or Proposal No. 3 (other business).

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting and all of your shares will be voted “FOR” the Company’s Proposals Nos. 1 and 2. However, if you submit a proxy card or provide proxy instructions by telephone or over the Internet and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting, but will not be voted at the Special Meeting. As a result, your abstention will have no effect with respect to the Company’s Proposal No. 1 and the same effect as voting “AGAINST” the Company’s Proposal  No. 2.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:
If your shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Non-discretionary matters include director elections and other matters like those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions.

The Share Issuance Proposal is a non-discretionary matter. Therefore, if you do not instruct your broker or other nominee on how to vote your shares then:

•	your broker or other nominee may not vote your shares on the Share Issuance Proposal, and the resulting broker non-vote will have no effect on this proposal; and

•	your broker or other nominee may vote your shares on the proposal to adjourn the Special Meeting.

Q:	May I vote in person?

A:
If your shares of the Company’s common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you. If you are the stockholder of record, you may attend the Special

Meeting and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions by telephone or over the Internet.

If your shares of the Company’s common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the Special Meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:
Yes. You may revoke or change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written notice to the Company stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or over the Internet, as and if applicable. Third, you can attend the Special Meeting and vote in person. Your attendance alone at the Special Meeting will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee to change those instructions.

Q:	What constitutes a quorum?

A:
Stockholders who hold a majority of the shares of the Company’s common stock outstanding as of the close of business on the record date for the Special Meeting must be present either in person or by proxy to constitute a quorum to conduct business at the Special Meeting.

Q:	Who is paying for this proxy solicitation?

A:
The Company will pay for the cost and expense of preparing, filing, assembling, printing and mailing this proxy statement, and any amendments thereto, the proxy card and any additional information furnished to the Company’s stockholders. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of the Company by mail, telephone, fax, or other methods of communication. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee estimated to be approximately $7,500 plus reasonable out-of-pocket expenses.

Q:	Whom should I contact if I have any questions about the Acquisition or the Special Meeting?

A:
For questions about voting and proxies, the Company’s stockholders may call:  Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902.  Banks and Brokerage firms can call (203) 658-9400, and stockholders can call (877) 794-0610.

For other information, the Company’s stockholders may contact Matthew P. McClure, Secretary of the Company, at (904) 680-6600.

Q:	What happens if I sell my shares after the record date but before the Special Meeting?

A:	If you transfer any of your shares of the Company’s common stock after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting.

Q:	What do I do if I receive more than one proxy statement or set of voting instructions?

A:
If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement and/or set of voting instructions relating to the Special Meeting. These should each be voted and/or returned separately to ensure that all of your shares are voted.

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you with respect to the Share Issuance Proposal or any other matter described in this proxy statement. We urge you to read carefully this proxy statement, as well as the documents attached to and referenced in this proxy statement, to fully understand the Acquisition. In particular, you should read the Acquisition Agreement described elsewhere in this proxy statement and attached as Annex A. In addition, we encourage you to read the information incorporated by reference into this proxy statement, which includes important business and financial information about the Company that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 92.

When this proxy statement refers to the “combined company,” it means the Company and its subsidiaries together with Network Solutions and its subsidiaries, collectively.

The Companies

Web.com Group, Inc.

12808 Gran Bay Parkway West
Jacksonville, Florida 32258

The Company is a leading provider of online marketing for small- to medium-sized businesses (“SMBs”) and a provider of global domain name registration and complementary website design and management services. The Company meets the needs of SMBs anywhere along their lifecycle by offering a full range of online services and support, including website design, domain name registration, lead generation, logo design, search engine optimization, search engine marketing and local sales leads, general contractor leads, franchise and homeowner association websites, shopping cart software, eCommerce website design and call center services.

The Company was incorporated under the General Corporation Law of the State of Delaware on March 2, 1999, as Website Pros., Inc. It offered common stock to the public for the first time on November 1, 2005, as Website Pros (NASDAQ: WSPI) and began trading as Web.com Group, Inc. (NASDAQ: WWWW) following the acquisition of the legacy Web.com business in September 2007.

GA-Net Sol Parent, LLC

1386 Sunrise Valley Drive, Suite 300
Herndon, Virginia 20171

Network Solutions is the parent of Network Solutions, LLC, which was founded in 1979. Network Solutions is a leader of web-based services that enable SMBs, to establish, design, maintain, promote and optimize their online presence. In addition to domain name registration, Network Solutions also offers a broad range of services, such as website design and hosting, eCommerce solutions, online marketing, online security products such as SSL certificates, search engine marketing and optimization, and other related solutions designed and delivered specifically for SMBs.

Network Solutions targets SMBs that want to establish or enhance an online presence for their business but lack the time, technical knowledge or resources to develop an online presence on their own. Network Solutions utilizes a high volume, multi-channel customer acquisition strategy that includes call centers, online and direct marketing, and distribution partners. As of July 31, 2011, Network Solutions has over 2 million customers in 237 countries and territories, and manages more than 7 million domains, 3 million email boxes and more than 400,000 websites. In addition, as of July 31, 2011, Network Solutions has approximately 750 full time employees located in Herndon, Virginia, Hazleton, Pennsylvania, Belleville, Illinois and Buenos Aires, Argentina.

The Acquisition (See page 25)

The board of directors of the Company, the board of directors of the Seller, and the sole equityholder of Network Solutions have approved the Acquisition and the Acquisition Agreement, and the Company, the Seller, and Network Solutions have entered into the Acquisition Agreement, which provides that, subject to the terms and conditions of the Acquisition Agreement and, upon completion of the Acquisition, Network Solutions will become a wholly-owned subsidiary of the Company.

Consideration to be Paid at the Closing for the Acquisition (See page 45)

The purchase price to be paid by the Company for the Network Solutions membership interests being purchased consists of (i) $405 million in cash and (ii) the issuance of up to 18 million shares of the Company’s common stock, which number may be reduced under certain circumstances at the election of the Company by the payment of additional cash.

Ownership of the Company After the Completion of the Acquisition

Based on the number of shares of the Company’s common stock outstanding as of September 12, 2011, the most recent practicable date before the printing of this proxy statement, if the Acquisition had been completed on such date and the Company issued to the Seller 18 million shares of the Company’s common stock (the maximum number of shares that the Seller may receive pursuant to the Acquisition Agreement), the Seller would have been entitled to receive shares of the Company’s common stock representing approximately 38% of all shares of the Company’s common stock outstanding as of immediately following the completion of the Acquisition. The Company’s stockholders would continue to own their existing shares, and such shares would have represented approximately 62% of all shares of the Company’s common stock outstanding as of immediately following the completion of the Acquisition (a change from 100% without the Acquisition, as of September 12, 2011).

What the Company’s Stockholders Will Receive in the Acquisition

The Company’s stockholders will not receive any additional shares of the Company’s common stock as a result of the Acquisition, and the rights associated with their shares of the Company’s common stock will remain unchanged, except insofar as the relative voting power associated with such shares will be diluted as a result of the issuance of additional shares of the Company’s common stock to the Seller in connection with the Acquisition.

Board of Directors of the Company After Completion of the Acquisition (See page 40)

Upon completion of the Acquisition, the size of the Company’s board of directors will be increased from six to seven directors, and pursuant to the terms of the Acquisition Agreement, the Seller may designate one member of the board of directors. Anton Levy, a member of the board of directors of the Seller and a Managing Director of global growth equity firm General Atlantic LLC, an affiliate of the principal stakeholder in the Seller (together with its affiliates, “General Atlantic”), has been designated by the Seller to join the Company’s board of directors. Subject to the Company’s compliance with applicable law, listing requirements, and the board of directors’ fiduciary duties, Mr. Levy will be appointed to hold office until the earliest of appointment of his successor, resignation or proper removal and will join the class of directors whose term will expire at the 2014 annual meeting of stockholders.

Recommendations of the Company’s Board of Directors and its Reasons for the Acquisition (See page 31)

The Company’s board of directors has approved the Acquisition Agreement and the Acquisition. The Company’s board of directors has determined that the Acquisition, pursuant to the terms of the Acquisition Agreement, is in the Company’s and the Company’s stockholders’ best interests, and therefore recommends that the Company’s stockholders vote “FOR” the Share Issuance Proposal. In reaching these decisions, the Company’s board of directors considered a number of factors.

Opinion of the Company’s Financial Advisor (See page 33)

In connection with the Acquisition, the Company’s board of directors received an opinion, dated August 3, 2011, of the Company’s financial advisor, Wells Fargo Securities, LLC (“Wells Fargo Securities”), as to the fairness, from a financial point of view and as of the date of such opinion, to the Company of the purchase price to be paid by the Company in the Acquisition. The full text of the written opinion is attached as Annex B to this proxy statement and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to the Company’s board of directors (in its capacity as such) for its information and use in connection with its evaluation of the purchase price and related only to the fairness, from a financial point of view, to the Company of the purchase price to be paid by the Company in the Acquisition. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by the Company to enter into the Acquisition Agreement or the relative merits of the Acquisition compared with other business strategies or transactions available or that have been or might be considered by the Company’s management or board of directors. The opinion does not constitute a recommendation to the Company’s board of directors or any other persons in respect of the Acquisition, including as to how any stockholder of the Company should vote or act in connection with the Acquisition or any other matters.

Financing of the Acquisition (See page 60)

The Company estimates that the total amount of funds necessary to complete the Acquisition, fund the payment of certain Network Solutions’ liabilities, and refinance certain debt of the Company will be approximately $783 million. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. In support of the debt financing, the Company has received a debt commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Goldman Sachs Lending Partners LLC, SunTrust Bank and SunTrust Robinson Humphrey Inc. to provide up to $800 million of senior secured credit facilities. The Company has agreed to use its reasonable best efforts to consummate the debt financing at or prior to the closing of the Acquisition. The consummation of the Acquisition is not subject to any financing conditions.

Anticipated Accounting Treatment of the Acquisition (See page 44)

The Acquisition is expected to be accounted for using the acquisition method as required in Accounting Standards Codification 805, Business Combinations.

No Appraisal Rights (See page 45)

The Company’s stockholders will not be entitled to exercise any appraisal rights in connection with the Acquisition.

Regulatory Approvals (See page 43)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Acquisition may not be completed until the required information and materials have been furnished to the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the U.S. Federal Trade Commission, or the FTC, and until certain waiting period requirements have expired or been earlier terminated.

Conditions to Completion of the Acquisition (See page 55)

The obligations of the Company, the Seller, and Network Solutions to complete the Acquisition are each subject to the satisfaction of a number of conditions.

No Solicitation (See page 54)

In the Acquisition Agreement, each of the Company, the Seller, and Network Solutions has agreed that it will not directly or indirectly:

•
solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal;

•
enter into, participate in, maintain or continue any communications (except to provide written notice as of the existence of such restrictions) or negotiations regarding, or deliver or make available to any person any nonpublic information with respect to, any inquiry, expression of interest, proposal or offer that is, or would be reasonably expected to lead to, an alternative acquisition proposal;

•	agree to, accept, approve, endorse or recommend any alternative acquisition proposal (or publicly propose or announce any intention to do the same); or

•	enter into any letter of intent or any other contract, agreement, binding commitment or other written arrangement contemplating or otherwise relating to any alternative acquisition proposal.

The Acquisition Agreement does not, however, prohibit the Company from considering a bona fide written alternative acquisition proposal from a third party prior to obtaining the requisite stockholder approval of the Share Issuance Proposal if specified conditions are met.

Termination of the Acquisition Agreement (See page 57)

The Acquisition Agreement may be terminated under certain circumstances at any time prior to the closing.

Termination Fees and Expenses (See page 58)

Subject to certain exceptions, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with the Acquisition Agreement and the transactions contemplated thereby will be borne by the party incurring such costs and expenses.

The Acquisition Agreement provides that the Company will be required to pay the Seller a termination fee of $37.5 million under certain circumstances.

Risk Factors (See page 14)

In evaluating the Acquisition Agreement and the Acquisition, you should consider certain risks discussed in the section entitled “Risk Factors” beginning on page 14.

Matters to Be Considered at the Special Meeting (See page 20)

The Special Meeting will be held on October 25, 2011 at 3:30 p.m., local time, at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

Matters to be Considered at the Special Meeting. At the Special Meeting, and any adjournments or postponements thereof, the Company’s stockholders will be asked to:

•	approve the Share Issuance Proposal;

•
if necessary, approve the adjournment of the Special Meeting, including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Share Issuance Proposal; and

•	conduct any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Record Date. The Company’s board of directors has fixed the close of business on September 12, 2011 as the record date for determination of the Company’s stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

Required Vote. Approval of the Share Issuance Proposal requires a majority of the total votes cast on the Share Issuance Proposal by holders of shares of the Company’s common stock either in person or by proxy at the Special Meeting (assuming a quorum is present). Any the adjournment of the Special Meeting including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present and entitled to vote either in person or by proxy at the Special Meeting. As of the close of business on the record date for the Special Meeting, there were 29,271,297 shares of the Company’s common stock outstanding.

SUMMARY CONSOLIDATED FINANCIAL DATA OF NETWORK SOLUTIONS

The following tables set forth, for the periods and as of dates indicated, the summary historical financial data of Network Solutions. The summary historical consolidated financial data as of and for the years ended December 31, 2008, 2009 and 2010 has been derived from the audited consolidated financial statements included elsewhere in this proxy statement. The summary historical financial data as of and for the six months ended June 30, 2010 and 2011 has been derived from Network Solutions’ unaudited condensed consolidated financial statements included elsewhere in this proxy statement. The unaudited condensed consolidated financial statements have been prepared on the same basis as Network Solutions’ audited consolidated financial statements and, in the opinion of management of Network Solutions, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The historical results included here and elsewhere in this proxy statement are not necessarily indicative of future performance or results of operations.

The summary consolidated financial data presented below represents portions of the financial statements of Network Solutions and you should read this information in conjunction with “Selected Historical Consolidated Financial Data of Network Solutions,” “Management's Discussion and Analysis of Financial Condition and Results of Operations of Network Solutions” and the consolidated financial statements of Network Solutions and related notes included elsewhere in this proxy statement.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2011	2008	2009	2010
	(unaudited)
	(in thousands)
Statement of operations data:
Revenue:
Domain name services	$86,617	$88,870	$169,022	$174,786	$174,671
Web services and marketing and Advertising	45,986	44,654	101,839	95,599	90,234
Total revenue	132,603	133,524	270,861	270,385	264,905

Cost of revenue	35,946	37,042	79,273	76,793	71,552
Gross margin	96,657	96,482	191,588	193,592	193,353

Operating costs and expenses:
Sales and marketing	24,435	23,683	72,168	54,445	45,043
Technology services, excluding depreciation	18,706	18,621	37,779	33,404	38,185
General and administrative	14,301	14,426	31,198	30,584	29,351
Stock-based compensation	777	673	1,327	2,182	1,719
Depreciation and amortization	11,964	11,037	34,840	26,941	24,434
Impairment of intangible asset	—	—	—	32,700	—
Total operating expenses	70,183	68,440	177,312	180,256	138,732

Income from operations	26,474	28,042	14,276	13,336	54,621
Income tax expense (benefit)	7,463	8,098	136	9,210	(1,480)
Interest and other expenses, net	7,460	7,446	29,245	19,967	15,193
Net (loss) income	$11,551	$12,498	$(15,105)	$(15,841)	$40,908

	As of December 31,		As of June 30,
	2009	2010	2011
			(unaudited)
	(in thousands)
Balance sheet data (at period end):
Cash and cash equivalents	$37,898	$26,931	$18,445
Working capital (1)	68,673	49,824	49,532
Total assets	1,044,007	1,027,691	1,020,726
Total deferred revenue	352,566	363,813	376,872
Total loans payable	339,451	280,101	242,140
Members’ equity	320,080	343,180	355,689

(1) Excludes deferred revenue, current balances of $164,736, $171,238, and $177,604 as of December 31, 2009, 2010 and June 30, 2011, respectively.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
(in thousands, except per share data)

The following selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board ASC 805, Business Combinations, with the Company considered the acquiring company. The Company and Network Solutions unaudited pro forma condensed combined balance sheet data assumes that the Acquisition of Networks Solutions took place on June 30, 2011, and combines the Company and Network Solutions historical consolidated balance sheet at June 30, 2011. The Company’s unaudited pro forma condensed combined statements of operations data assume that the Acquisition of Network Solutions took place as of January 1, 2010. The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2010 combines the Company’s and Network Solutions’ historical consolidated statements of operations data for the year then ended. The unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2011 combines the Company’s and Network Solutions’ historical consolidated statement of operations for the six months then ended.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma combined financial data as of and for the six months ended June 30, 2011 and for the fiscal year ended December 31, 2010 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 65.

Unaudited Pro Forma Condensed Combined Statements of Operations data:

	Six months ended June 30, 2011	Year ended December 31, 2010
Revenue	$193,651	$304,089
Loss from operations	(18,515)	(80,733)
Loss before income taxes	(43,639)	(131,137)
Net loss from continuing operations	(53,576)	(135,734)
Net loss from continuing operations per share, basic and diluted	(1.19)	(3.12)
Shares used in per share calculations, basic and diluted	45,106	43,515

Unaudited Pro Forma Condensed Combined Balance Sheet data:
As of June 30, 2011
Cash and cash equivalents	$-
Total current assets	83,488
Total assets	1,539,692
Total liabilities	1,214,849
Stockholders’ equity	324,843

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19, you should carefully consider the following risk factors before deciding how to vote your shares of the Company’s common stock at the Special Meeting. These factors should be considered in conjunction with the other information included by the Company in this proxy statement. If any of the risks described below or in the documents incorporated by reference into this proxy statement actually materialize, the businesses, financial condition, results of operations, prospects or stock prices of the Company and/or the combined company could be materially and adversely affected. See the section entitled “Where You Can Find Additional Information” beginning on page 92.

Risks Related to the Acquisition

The announcement and pendency of the Acquisition could have an adverse effect on the Company’s and Network Solutions’ businesses, financial conditions, results of operations or business prospects, or on the Company’s stock price.

The announcement and pendency of the Acquisition could disrupt the Company’s and Network Solutions’ businesses in the following ways, among others:

•
customers and other third-party business partners of the Company or Network Solutions may seek to terminate or renegotiate their relationships with the Company or Network Solutions as a result of the Acquisition, whether pursuant to the terms of their existing agreements with the Company and/or Network Solutions or otherwise;

•
the attention of the Company’s and/or Network Solutions’ management may be directed toward the completion of the Acquisition and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might otherwise be beneficial to the Company or Network Solutions; and

•
current and prospective employees may experience uncertainty regarding their future roles with the combined company, which might adversely affect the Company’s and/or Network Solutions’ ability to retain, recruit and motivate key personnel.

Should they occur, any of these matters could adversely affect the stock price of the Company, or harm the financial condition, results of operations or business prospects of, the Company and/or Network Solutions.

The Acquisition Agreement contains provisions that could discourage or make it difficult for a third party to acquire the Company prior to the completion of the Acquisition.

The Acquisition Agreement contains provisions that make it difficult for the Company to entertain a third-party proposal for an acquisition of the Company prior to the completion of the Acquisition. These provisions include the general prohibition on the Company soliciting or engaging in discussions or negotiations regarding any alternative acquisition proposal, and the requirement that the Company pay a termination fee of $37.5 million to the Seller if the Acquisition Agreement is terminated in specified circumstances. See the sections entitled “The Acquisition Agreement—No Solicitation”, “The Acquisition Agreement—Board Recommendation and Change in Recommendation” and “The Acquisition Agreement—Termination Fees and Expenses” beginning on pages 53 and 58.

These provisions might discourage an otherwise-interested third party from considering or proposing an acquisition of the Company or Network Solutions, even one that may be deemed of greater value than the Acquisition to the Company’s stockholders or Network Solutions’ member, as applicable. Furthermore, even if a third party elects to propose an acquisition, the requirement of the Company to pay a termination fee may result in that third party’s offering of a lower value to the Company’s stockholders than such third party might otherwise have offered.

Failure to complete the Acquisition could negatively impact the Company’s and Network Solutions’ respective businesses, financial conditions, results of operation or the Company’s stock price.

The closing of the Acquisition is subject to a number of conditions and there can be no assurance that the conditions will be satisfied. If the Acquisition is not completed, the Company and Network Solutions will be subject to several risks, including:

•
the current prices of the Company’s common stock may reflect a market assumption that the Acquisition will occur, meaning that a failure to complete the Acquisition could result in a decline in the price of the Company’s common stock;

•	in certain circumstances, the Company would be required to pay a termination fee of $37.5 million to the Seller;

•	the Company and Network Solutions are expected to incur substantial transaction costs in connection with the Acquisition whether or not the Acquisition is completed;

•	neither the Company nor Network Solutions would realize any of the anticipated benefits of having completed the Acquisition; and

•
under the Acquisition Agreement, each of the Company and Network Solutions is subject to certain restrictions on the conduct of its business prior to completing the Acquisition, which restrictions could adversely affect their ability to realize certain of their respective business strategies.

If the Acquisition is not closed, these risks and others may materialize and materially and adversely affect either or both companies’ respective businesses, financial conditions, results of operations or the Company’s stock price.

Risks Related to the Combined Company if the Acquisition Is Completed

The failure to integrate successfully the businesses of the Company and Network Solutions in the expected timeframe would adversely affect the combined company’s future results following the completion of the Acquisition.

The success of the Acquisition will depend, in large part, on the ability of the combined company following the completion of the Acquisition to realize the anticipated benefits, including annual net operating synergies, from combining the businesses of the Company and Network Solutions. To realize these anticipated benefits, the combined company must successfully integrate the businesses of the Company and Network Solutions. This integration will be complex and time consuming.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Acquisition.

Potential difficulties that may be encountered in the integration process include the following:

•	lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the larger, more complex, combined business;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high quality services and products;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Acquisition; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Acquisition and integrating the companies’ operations.

The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations following the Acquisition.

Following the Acquisition, the size of the combined company’s business will be significantly larger than the current business of the Company. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for the combined company’s management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The Company cannot assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, annual net operating synergies, revenue enhancements and other benefits currently anticipated to result from the Acquisition.

The issuance of shares of the Company’s common stock to the Seller in connection with the Acquisition will substantially dilute the voting power and economic interests of the Company’s current stockholders.

Pursuant to the terms of the Acquisition Agreement, it is anticipated that the Company will issue shares of the Company’s common stock to the Seller representing up to approximately 38% of the outstanding shares of common stock of the Company as of immediately following the completion of the Acquisition if the Company does not elect to reduce such number, in certain circumstances, by the payment of additional cash through sources other than debt. Accordingly, the issuance of shares of the Company’s common stock to the Seller in connection with the Acquisition will significantly reduce the relative voting power and economic interests of each share of the Company’s common stock held by current stockholders prior to the closing of the Acquisition.

The Acquisition will result in changes to the Company’s board of directors that may affect the combined company’s operations.

If the Acquisition is completed, the composition of the Company’s board of directors will change. Following the completion of the Acquisition, the combined company’s board of directors will consist of seven members, including the six current directors of the Company and one new director designated by an affiliate of the Seller. This new composition of the board of directors may affect the business strategy and operating decisions of the combined company upon completion of the Acquisition.

The loss of key personnel could have a material adverse effect on the combined company’s business, financial condition or results of operations.

The success of the Acquisition will depend, in part, on the combined company’s ability to retain key employees who continue employment with the combined company after the Acquisition is completed. It is possible that these employees might decide not to remain with the combined company after the Acquisition is completed. If these key employees terminate their employment, the combined company’s sales, marketing or development activities might be adversely affected, management’s attention might be diverted from successfully integrating Network Solutions’ operations to recruiting suitable replacements and the combined company’s business, financial condition or results of operations could be adversely affected. In addition, the combined company might not be able to locate suitable replacements for any such key employees who leave the combined company or offer employment to potential replacements on reasonable terms.

The success of the combined company will also depend on relationships with third parties and pre-existing customers of the Company and Network Solutions, which relationships may be affected by customer preferences or public attitudes about the Acquisition. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will be dependent on the ability to maintain and renew relationships with pre-existing customers and other clients of both the Company and Network Solutions and to establish new client relationships. There can be no assurance that the business of the combined company will be able to maintain pre-existing customer contracts and other business relationships, or enter into or maintain new customer contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important customer relationships could have a material adverse effect on the business, financial condition or results of operations of the combined company.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this proxy statement and the anticipated future performance of the combined company.

The future results of the combined company may be materially different from those shown in the unaudited pro forma condensed combined financial statements presented in this proxy statement, which show only a combination of the historical results of the Company and Network Solutions, and the anticipated future performance of the combined company. The Company expects to incur significant costs associated with the completion of the Acquisition and combining the operations of the two companies, the exact magnitude of which is not yet known. Furthermore, these costs may decrease the capital that the combined company could use for revenue-generating investments in the future.

The issuance of the Company’s Common Stock to the Seller in the Acquisition may result in a limitation on our ability to use our net operating losses and other tax attributes to reduce future income tax liabilities.

It is anticipated that the issuance of the Company’s common stock to the Seller in the Acquisition may cause an ownership change for purposes of Section 382 of the Internal Revenue Code. In the event of an ownership change, Section 382 of the Internal Revenue Code limits the amount of pre-change net operating losses and other tax attributes that can be used to offset post-change taxable income after the ownership change occurs.

Risks Related to Our Debt

The Company’s substantial leverage will require the Company to divert a substantial portion of its cash flow for debt service, could adversely affect its ability to raise more debt to fund its operations and could limit its ability to react to changes in the economy or our industry.

Following the Acquisition, the Company will have a substantial amount of debt. On a pro forma basis after giving effect to the Acquisition, as of June 30, 2011, the Company would have had approximately $750 million of debt outstanding (including the Facilities, as described on page 60 of this proxy statement). In addition, the Company would have had approximately $50 million of availability under its credit facility (excluding any letters of credit that are issued and undrawn at the closing of the Acquisition). The Company’s substantial debt could have important consequences to you, including:

•	limiting the Company’s ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

•
requiring the Company to dedicate a substantial portion of its cash flow from operations to pay interest on its debt, which would reduce availability of its cash flow to fund working capital, capital expenditures, acquisitions, execution of its growth strategy and other general corporate purposes;

•
making the Company more vulnerable to adverse changes in general economic, industry and government regulations and in its business by limiting its flexibility in planning for, and making it more difficult for the Company to react quickly to, changing conditions; and

•	placing the Company at a competitive disadvantage compared with its competitors that have less debt.

In addition, the Company may not be able to generate sufficient cash flow from its operations to repay its debt when it becomes due and to meet its other cash needs. If the Company is not able to pay its debts as they become due, it will be required to pursue one or more alternative strategies, such as selling assets, reducing or delaying capital expenditures, refinancing or restructuring its debt, borrowing additional debt or selling equity securities. The Company may not be able to refinance or restructure its debt, borrow additional debt or sell equity securities on favorable terms, if at all, and if the Company must sell its assets, it may negatively affect its ability to generate revenues.

If the Company cannot make scheduled payments on its debt, it will be in default and, as a result:

•	its creditors could declare all outstanding principal and interest to be due and payable;

•	the lenders under the Facilities could terminate their commitments to lend the Company money and foreclose against the assets securing their borrowings; and

•	the Company could be forced into bankruptcy or liquidation, which could result in you losing your investment.

Restrictive covenants may adversely affect the Company’s operations.

The Facilities will contain various covenants that limit the Company’s ability to, among other things:

•	incur, assume or guarantee additional debt;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt that is junior in right of payment to the Facilities;

•	make loans or investments;

•	incur liens;

•	sell or otherwise dispose of assets, including capital stock of its subsidiaries;

•	consolidate or merge with or into, or sell substantially all of its assets to, another person; and

•	enter into transactions with affiliates.

In addition, the restrictive covenants in the Facilities will require the Company to maintain specified financial ratios. The Company’s ability to meet those financial ratios can be affected by events beyond its control, and it cannot assure you that the Company will meet them. A breach of any of these covenants could result in a default under the Facilities. Upon the occurrence of an event of default under the Facilities, the lenders could elect to declare all amounts outstanding under the Facilities to be immediately due and payable and terminate all commitments to extend further credit. If the Company were unable to repay those amounts, the lenders under the Facilities could proceed against the collateral granted to them to secure the debt owed to them. The Company has pledged a significant portion of its assets as collateral under the Facilities. If the lenders under the Facilities accelerate the repayment of borrowings, the Company cannot assure you that it will have sufficient assets to repay the Facilities or to borrow sufficient funds to refinance the Facilities. Even if the Company is able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to the Company.

Variable rate debt subjects the Company to interest rate risk, which could cause our interest expense to increase significantly.

Borrowings under the Facilities will be at variable rates of interest and expose the Company to interest rate risk. If interest rates increase, the Company’s debt service obligations under the Facilities would increase even though the amount borrowed remained the same, and its net income would decrease. Loans under the Facilities are expected to bear interest, at the Company’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. Based on $750 million of debt under the Facilities as of June 30, 2011 (on a pro forma basis after giving effect to the Acquisition), a 1.0% increase (above the interest rate floor, if applicable) in market interest rates would result in $7.5 million of additional annual interest expense.

Other Risks Related to the Company

In addition to the foregoing risks, the Company is, and will continue to be, subject to the risks described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and all Quarterly Reports on Form 10-Q filed thereafter. All such reports are or will be filed with the SEC and are incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 92.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents incorporated by reference into this proxy statement contain or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “possible” or “potential” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents incorporated herein by reference and relate to a variety of matters, including but not limited to (i) the timing and anticipated completion of the proposed Acquisition, (ii) the benefits and synergies expected to result from the proposed Acquisition, (iii) the anticipated customer base of the Company and Network Solutions following the completion of the proposed Acquisition and (iv) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and Network Solutions, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are incorporated by reference into this proxy statement. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	any operational or cultural difficulties associated with the integration of the businesses of the Company and Network Solutions;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Acquisition;

•	unexpected costs, charges or expenses resulting from the proposed Acquisition;

•	litigation or adverse judgments relating to the proposed Acquisition;

•
risks relating to the completion of the proposed Acquisition, including the risk that the required stockholder approval might not be obtained in a timely manner or at all or that other conditions to the completion of the Acquisition will not be satisfied;

•	the failure to realize anticipated annual net operating synergies from the Acquisition or delay in the realization thereof;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the Acquisition; and

•	any changes in general economic and/or industry-specific conditions.

Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled “Risk Factors” beginning on page 14, the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2011, which was filed with the SEC on August 8, 2011, under the heading “Item 1A-Risk Factors” and in subsequent reports on Forms 10-Q and 8-K.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents incorporated by reference, as of the date of those documents. Neither the Company nor Network Solutions undertakes any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

General

The Company is furnishing this proxy statement to its stockholders in connection with the solicitation of proxies by its board of directors for use at the Special Meeting of the Company’s stockholders, including any adjournment or postponement of the Special Meeting.

Date, Time and Place

The Special Meeting will be held on October 25, 2011 at 3:30 p.m., local time, at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

Purpose of the Special Meeting

The Special Meeting will be held for the following purposes:

1.	To approve the Share Issuance Proposal;

2.
If necessary, to approve the adjournment of the Special Meeting including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Share Issuance Proposal; and

3.	The transaction of any other business as may properly come before the Company’s Special Meeting or any adjournment or postponement thereof.

A copy of the Acquisition Agreement is attached to this proxy statement as Annex A. The Company’s stockholders are encouraged to read the Acquisition Agreement in its entirety.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE COMPANY’S STOCKHOLDERS. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND THE OTHER INFORMATION INCORPORATED BY REFERENCE HEREIN, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE OR SUBMIT THEIR PROXIES THROUGH THE INTERNET BY VISITING A WEBSITE ESTABLISHED FOR THAT PURPOSE AT WWW.PROXYVOTE.COM AND FOLLOWING THE INSTRUCTIONS; OR BY TELEPHONE BY CALLING THE TOLL-FREE NUMBER 1-800-690-6903 IN THE UNITED STATES, PUERTO RICO OR CANADA ON A TOUCH-TONE PHONE AND FOLLOWING THE RECORDED INSTRUCTIONS.

Recommendation of the Board of Directors

After careful consideration, the Company’s board of directors unanimously determined that the Acquisition, pursuant to the terms of the Acquisition Agreement, is in the Company’s and its stockholders’ best interests, and unanimously approved the Acquisition and the Acquisition Agreement. The Company’s board of directors unanimously recommends that the stockholders vote “FOR” the Share Issuance Proposal and, if necessary, “FOR” adjournment of the Special Meeting.

In considering such recommendation, stockholders should be aware that some directors and executive officers have interests in the Acquisition that are different from, or in addition to, those of stockholders generally. See the section entitled “Interests of Certain Persons in the Acquisition” beginning on page 92.

If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the Share Issuance Proposal and, if necessary, “FOR” adjournment of the special meeting.

Record Date; Shares Entitled to Vote

The Company’s board of directors has fixed September 12, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of the Company’s common stock at the close of business on the record date are entitled to receive notice of, attend, and vote at the Special Meeting. At the close of business on the record date, the Company had outstanding and entitled to vote 29,271,297 shares of common stock.

The Company’s common stock is the only class of securities entitled to vote at the Special Meeting. Each share of the Company’s common stock outstanding on the Company’s record date entitles the holder thereof to one vote on each matter properly brought before the Special Meeting, exercisable in person or by proxy through a properly executed and delivered proxy card.

Each stockholder is entitled to one vote for each share of common stock held as of the record date. For each matter scheduled for a vote at the Special Meeting, you may vote “For” or “Against” or you may “Abstain” from voting.

Quorum

To conduct the business described above at the Special Meeting, the Company must have a quorum present. Stockholders who hold a majority of the Company’s common stock outstanding as of the close of business on the record date for the Special Meeting must be present either in person or by proxy to constitute a quorum to conduct business at the Special Meeting. As of the record date, there were 29,271,297 shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting. Accordingly, the presence, in person or by proxy, of the holders of 14,635,649 shares of the Company’s common stock will be required to establish a quorum.

Required Vote

The proposals being submitted for approval by the Company’s stockholders at the Special Meeting will be approved or rejected on the basis of certain specific voting thresholds. In particular and assuming there is a quorum present:

•
the approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present and entitled to vote either in person or by proxy at the Special Meeting; and

•
the approval of the adjournment of the Special Meeting, including to solicit proxies if there are not sufficient votes in favor of the Share Issuance Proposal, requires the affirmative vote of the holders of a majority of the Company’s common stock present and entitled to vote either in person or by proxy at the Special Meeting.

Approval of the Share Issuance Proposal is a required condition to the completion of the Acquisition. If this proposal is not approved by the holders of the Company’s common stock, the Acquisition will not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies; Broker Non-Votes

If a stockholder does not submit a proxy card or vote at the Special Meeting, such stockholder’s shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Special Meeting, and will have no effect on the outcome of the Company’s Proposal No. 1 (Share Issuance Proposal), Proposal No. 2 (adjournment), or Proposal No. 3 (other business).

If a stockholder submits a proxy card and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting. However, abstentions will not be voted at the Special Meeting. As a result, abstentions will have no effect on the Company’s Proposal No. 1 but will have the same effect as voting “AGAINST” the Company’s Proposals No. 2.

If a stockholder submits a proxy card without indicating how such stockholder wishes to vote, the shares of the Company’s common stock represented by that proxy will be counted as present for the purpose of determining the presence of a quorum for the Company’s Special Meeting and all of such shares will be voted “FOR” the Company’s Proposal Nos. 1 and 2.

If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted with respect to each of the proposals. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will have no effect in determining whether the Company’s Proposals Nos. 1 and 2 are approved.

Stockholder of Record: Shares Registered in Your Name

The Company’s transfer agent is Computershare Trust Company, N.A. If, as of the record date, your shares were registered directly in your name with the transfer agent, then you are a stockholder of record.

If you are a stockholder of record, you may vote in person at the Special Meeting, vote by proxy by the telephone, vote by proxy over the Internet, or vote by completing and returning the enclosed proxy card. Whether or not you plan to attend the Special Meeting, the Company urges you to vote by proxy to ensure that your vote is counted. You may still attend the Special Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and the Company’s will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the Special Meeting, your proxy will be voted as you direct.

•
To vote by telephone, dial toll-free using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on October 24, 2011 to be counted.

•
To vote over the Internet, go to complete an electronic proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on October 24, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your name, then you are the beneficial owner of shares held in street name and a voting instruction card is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, i.e., in “street name,” you should have received a voting instruction card containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the voting instruction card to ensure your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Brokers or other nominees who hold shares of the Company’s common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the Special Meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.

The Company believes that brokers or other nominees do not have discretionary authority to vote on the Share Issuance Proposal. Therefore, if you are a stockholder and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee may not vote your shares on the Share Issuance Proposal, and the resulting broker non-vote will have no effect on this proposal but will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting.

Counting Votes

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “For,” “Against,” “Abstain” and broker non-votes.

Revoking Your Proxy

If you wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the Special Meeting.

If you are the record holder of your shares, you can revoke your proxy by:

•	sending a written notice stating that you would like to revoke your proxy to Matthew P. McClure, Secretary of the Company, at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258;

•	submitting new proxy instructions either on a new proxy card with a later date;

•	granting a subsequent proxy by telephone or over the Internet; or

•	attending the Special Meeting and voting in person (but note that your attendance alone will not revoke your proxy).

If you are a stockholder of record, revocation of your proxy or voting instructions by written notice must be received by 11:59 p.m., Eastern Time, on October 24, 2011, although you may also revoke your proxy by attending the Special Meeting and voting in person. Simply attending the Special Meeting will not, by itself, revoke your proxy. Your most current proxy card or telephone or Internet proxy is the one that will be counted. If your shares are held in street name by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

Solicitation of Proxies

The Company will generally pay for the cost and expense of preparing, filing, assembling, printing and mailing this proxy statement, any amendments thereto, the proxy card and any additional information furnished to the Company’s stockholders, as well as any fees paid to the SEC. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of the Company by mail, telephone, fax or other methods of communication.

We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee estimated to be approximately $7,500 plus reasonable out-of-pocket expenses.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost-savings for companies.

In connection with the Special Meeting, a number of brokers with account holders who are the Company’s stockholders will be householding the proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, such stockholder should notify its broker or contact the Company at (904) 680-6600. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their broker.

Attending the Special Meeting

All the stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. If you are a registered stockholder (that is, if you hold your stock in your own name) and you wish to attend the Special Meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Special Meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the Special Meeting, you need to bring a copy of a brokerage or bank statement to the Special Meeting reflecting your stock ownership as of the Record Date. You should also bring valid picture identification.

THE PROPOSALS

Proposal No. 1: Approval of the Issuance of the Company’s Common Stock in Connection with the Acquisition

Under the Acquisition Agreement, part of the consideration to the Seller may be up to 18 million shares of the Company’s common stock. Under the NASDAQ Marketplace Rules, a company listed on the NASDAQ Global Select Market, such as the Company, is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance in connection with such proposed acquisition. If all or a substantial portion of the 18 million shares of the Company’s common stock are issued to the Seller in connection with the Acquisition, the number of shares of the Company’s common stock issued in connection with the Acquisition will exceed 20% of the shares of the Company’s common stock outstanding before such issuance. For this reason, the Company must obtain the approval of its stockholders, in accordance with the NASDAQ Marketplace Rules, for the issuance of shares of the Company’s common stock to the Seller in connection with the Acquisition. Accordingly, the Company is asking its stockholders to approve the issuance of up to 18 million shares of the Company’s common stock in connection with the Acquisition pursuant to the terms of the Acquisition Agreement.

Required Vote; Recommendation of the Company’s Board of Directors

Approval of the Share Issuance Proposal requires a majority of the total votes cast on the Share Issuance Proposal by the holders of shares of the Company’s common stock present and entitled to vote either in person or by proxy at the Special Meeting, assuming a quorum is present. A failure to submit a proxy card or vote at the Special Meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Special Meeting, and will have no effect on the Share Issuance Proposal. If you submit a proxy and affirmatively elect to abstain from voting at the Special Meeting, you shares will be counted as present for the purpose of determining the presence of a quorum, and will have no effect on the outcome of the Share Issuance Proposal.

The Company’s board of directors recommends a vote “FOR” the Share Issuance Proposal.

Proposal No. 2: If Necessary, Approval of the Adjournment of the Special Meeting including to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Share Issuance Proposal.

The Company is asking its stockholders to vote on a proposal to approve the adjournment of the Special Meeting, including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Share Issuance Proposal.

Required Vote; Recommendation of the Company’s Board of Directors

Approval of the adjournment of the Special Meeting, if necessary, including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of the Share Issuance Proposal, requires the affirmative vote of the holders of a majority of the shares of the common stock present and entitled to vote either in person or by proxy at the Special Meeting. A failure to submit a proxy card or vote will have no effect on the outcome of the vote for this proposal. For purposes of this vote, an abstention will have the same effect as a vote “AGAINST” such proposal.

The Company’s board of directors recommends a vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Share Issuance Proposal.

Proposal No. 3: Other Matters

As of the date of this proxy statement, the Company’s board of directors does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE ACQUISITION

Structure of the Acquisition

In accordance with the Acquisition Agreement, at the closing of the Acquisition, the Seller will execute an instrument transferring all of its membership interests in Network Solutions to the Company, and Network Solutions will become a wholly-owned subsidiary of the Company. If the Company’s stockholders approve the Share Issuance Proposal, then the Company and Network Solutions expect the Acquisition to be completed as soon as practicable following the Special Meeting subject to obtaining regulatory approval and satisfaction or waiver of all other closing conditions.

Background of the Acquisition

Each of the Company and Network Solutions frequently considers acquisition, joint venture and business development opportunities involving other participants in the web services market. Over the years, the companies have become familiar with each other’s businesses, including their relative strengths. From August 2004 through July 2006, the Company and Network Solutions had a business relationship in which the Company sold online marketing services to certain Network Solutions customers. A previous member of the Company’s board of directors also served as a special advisor at General Atlantic, an affiliate of the principal stakeholder of the Seller. After the Company’s acquisition of Register.com, the Company became more active in industry events attended by Network Solutions representatives. These interactions provided the Company with a unique understanding and appreciation of Network Solutions.

During February 2011, the Company discussed potential acquisitions, including the possible purchase of Network Solutions, with its financial advisors.

On February 23, 2011, David Brown, the Chairman and CEO of the Company, met with Anton Levy, a member of the board of directors of the Seller and a Managing Director of General Atlantic, regarding a potential acquisition of Network Solutions by the Company. Representatives of Wells Fargo Securities, the Company’s financial advisor, also were present at this meeting.

On March 1, 2011, Mr. Brown emailed Mr. Levy to request information on Network Solutions to evaluate a potential acquisition and provide an acquisition proposal.

On March 4, 2011, Mr. Brown called Mr. Levy regarding the Company’s interest in Network Solutions. On March 9, 2011 the parties executed a Non-Disclosure Agreement to enable the parties to disclose confidential information to each other, including operational and financial information, to better value potential benefits and synergies which could be obtained by combining the Company and Network Solutions. That agreement was amended on March 14, 2011 to add a clause regarding the non-solicitation of other transactions.

On March 7, 2011, the board of directors of the Company, at its regularly scheduled meeting, discussed with Mr. Brown and the management of the Company the potential acquisition of Network Solutions. After this discussion, the board of directors agreed that management should continue to explore a potential acquisition with Network Solutions.

On March 11, 2011, Messrs. Brown and Levy exchanged emails regarding the expected timeline for information exchange and establishment of working groups.

On March 14, 2011, Network Solutions requested information on the Company to evaluate the transaction.

On March 15, 2011, Miles Reidy, Chief Financial Officer and Chief Operating Officer of Network Solutions, held a phone meeting with Greg Wong, Senior Vice President of Corporate Development of the Company, to discuss the Company’s response to Network Solutions’ information request.

Beginning in late March 2011 and continuing through the signing of the Acquisition Agreement, the Company held discussions regarding acquisition financing for Network Solutions with potential financing sources.

Beginning in early April 2011 and continuing through the date hereof, Mr. Brown had multiple telephone conversations with Tim Maudlin, lead director of the board of directors of the Company, to provide updates regarding the proposed acquisition of Network Solutions.

On April 3, 2011, Messrs. Brown and Levy held a phone meeting to discuss the potential transaction.

On April 12, 2011, Network Solutions gave the Company access to a data room with certain documents to allow the Company to conduct due diligence on Network Solutions.

On April 18, 2011, Mr. Brown, Kevin Carney, the Chief Financial Officer of the Company, and Mr. Wong met with Tim Kelly, Chief Executive Officer of Network Solutions, and Mr. Reidy to conduct due diligence on their respective businesses and discuss potential benefits that could be achieved by combining the businesses of the Company and Network Solutions.

On April 28, 2011, the board of directors of the Company, at its regularly scheduled meeting, discussed with Mr. Brown and the management of the Company a potential acquisition of Network Solutions, including an overview of potential synergies and an outline of possible financing terms that might be expected. After this discussion, the board of directors agreed that management should continue to explore a potential acquisition with Network Solutions and authorized Mr. Brown to discuss terms and timing of a potential acquisition with Network Solutions and the Seller.

On May 2, 2011, Mr. Brown called Mr. Levy to discuss potential values for the transaction.

On May 5, 2011, Mr. Brown called Mr. Levy to discuss the potential structure and terms of an acquisition of Network Solutions. Both agreed that additional due diligence and additional discussions were warranted.

On May 9, 2011, the board of directors of the Company met to discuss the status of discussions with Network Solutions and the Seller and was updated on the approximate amount of financing that would be required and more detail as to cost synergies that could be expected. The board authorized management to continue with its diligence discussions.

On May 11, 2011, Messrs. Brown and Carney meet with Robert Callahan, Chairman of the Board of Network Solutions, and Mr. Levy as well as other representatives of Network Solutions and representatives of Network Solutions’ financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”), to discuss the proposed acquisition.

During May 2011, management of the Company continued to conduct its due diligence review of Network Solutions and refined its estimate as to potential cost synergies and the combination of operations of the Company and Network Solutions. On May 18, 2011, management of both the Company and Network Solutions met at the Company’s headquarters in Jacksonville, Florida to discuss the businesses of the two companies in more detail. Representatives of Wells Fargo Securities also were present at this meeting.

On May 20, 2011, Mr. Brown called Mr. Levy to discuss potential values for the transaction.

On May 25, 2011, Mr. Brown held a phone discussion with Mr. Levy to discuss potential terms of an acquisition. Both agreed that further discussions were warranted.

On May 26, 2011, the board of directors of the Company held a telephonic meeting to discuss the status of negotiations and due diligence to date with Network Solutions. Mr. Brown outlined the difference in the positions of the two parties and the possible issuance of shares of Company common stock to the stakeholders of Network Solutions as a component of the purchase price. The board reviewed potential financing for the proposed combination, with particular emphasis on the terms and financing scenarios under which the acquisition would be accretive. The board directed management to continue with discussions, including offering equity as part of the purchase price consideration.

On June 2, 2011, the board of directors of the Company held a telephonic meeting to discuss the status of the proposed Network Solutions acquisition, including tax aspects relating to the acquisition, detail on potential synergies expected by the Company’s management and an outline of terms that the Company was proposing to present to Network Solutions. The board authorized management to present a letter of intent to Network Solutions, which was sent that afternoon.

On June 2, 2011, June 3, 2011 and June 8, 2011, Mr. Brown and Mr. Levy held telephone discussions regarding the terms of the proposed Network Solutions acquisition.

On June 8, 2011, Mr. Levy and representatives of Network Solutions’ financial advisor spoke with Mr. Brown regarding the terms of the proposed Network Solutions acquisition.

Later on June 8, 2011, Mr. Levy called Mr. Brown to discuss potential values for the transaction.

On June 9, 2011, Mr. Brown updated Mr. Maudlin on the current status of the negotiations.

On June 10, 2011, the Company’s and Network Solutions’ respective financial advisors discussed the Company’s proposal relayed by Mr. Levy to Mr. Brown on June 8, 2011.

On June 14, 2011, Messrs. Brown and Levy held a telephone discussion regarding the terms of the proposed Network Solutions acquisition, with particular emphasis on the price being offered as well as the Company’s requirement for a period of exclusivity to negotiate a definitive agreement.

On June 15, 2011, the board of directors of the Company held a telephonic board meeting to discuss the status of the proposed acquisition of Network Solutions, including exclusivity negotiations, the structure of the deal and the price that the Company believed it would need to offer to acquire Network Solutions. The board agreed that management should continue with negotiations.

Also on June 15, 2011, Messrs. Brown and Levy held a telephone discussion in which Mr. Brown outlined the proposed transaction from the perspective of the Company.

On June 17, 2011, Messrs. Wong and Reidy held additional discussions regarding due diligence and operational synergies of the combined organizations.

On June 20, 2011 and June 21, 2011, management of the Company continued discussions with a potential financing source regarding the terms of the proposed financing.

On June 21, 2011, Mr. Brown had a telephone conversation with Philip Facchina, a director of the Company, regarding proposed terms of the proposed acquisition of Network Solutions.

On June 22, 2011, Messrs. Brown and Levy met to negotiate open issues for the proposed acquisition of Network Solutions.

On June 27, 2011, Mr. Wong held a telephone conversation with representatives of a potential financing source regarding financing of the proposed acquisition of Network Solutions.

On June 28, 2011, Messrs. Brown and Levy held a telephone discussion to negotiate open issues for the proposed acquisition of Network Solutions.

Also on June 28, 2011, Mr. Brown and Deborah Quazzo, a director of the Company, held a telephone conversation regarding the proposed acquisition of Network Solutions and a review of the summary of terms including standstill and exclusivity proposals.

Also on June 28, 2011, Mr. Brown held a telephone conference with the Company’s board of directors to provide an update regarding the proposed acquisition of Network Solutions and a review of the summary of terms including standstill and exclusivity proposals. The board members present directed Mr. Brown to provide the terms to Network Solutions.

On June 29, 2011, the Company sent a revised summary of terms to Network Solutions.

On June 30, 2011, Network Solutions responded with a revised term sheet.

Also on June 30, 2011, Mr. Levy and Abhishek Agrawal, a representative of General Atlantic, held a phone meeting with Mr. Brown and Mr. Wong during which they agreed that the Company and Network Solutions should conduct further due diligence.

On July 1, 2011, the Company’s and Network Solutions’ respective financial advisors held a conference call to discuss financial matters relating to both companies.

Also on July 1, 2011, Network Solutions opened its full electronic data room to the Company to allow the Company to conduct further due diligence on Network Solutions.

On July 5, 2011, Messrs. Wong and Carney held a telephone conversation with representatives of a potential financing source to discuss potential terms for the financing of the proposed acquisition of Network Solutions.

On July 7, 2011, the Company sent a revised term sheet to Network Solutions.

On July 8, 2011, Messrs. Brown and Levy held a telephone discussion to finalize discussions on mutually acceptable terms for the proposed acquisition of Network Solutions in sufficient detail to permit both sides to conduct the additional diligence that would be required before a definitive agreement could be signed.

Also on July 8, 2011, Messrs. Wong and Carney held telephone conversations with potential financing sources regarding financing of the proposed acquisition.

On July 9, 2011, a Standstill and Exclusivity Agreement letter was signed by the Company, Network Solutions and General Atlantic relating to a possible acquisition of Network Solutions.

On July 10, 2011, Mr. Wong held a telephone conversation with representatives of Network Solutions and the Seller to discuss next steps in the due diligence process as well as timing for reaching agreement on the terms of a definitive agreement.

On July 11, 2011, Mr. Brown held a telephone conversation with Mr. Kelly to discuss the diligence process and the vision for the combined companies following the proposed acquisition.

Also on July 11, 2011, Mr. Wong held a telephone conversation with representatives of a potential financing source regarding financing of the proposed acquisition.

On July 12, 2011, Company representatives met with representatives of Network Solutions in Herndon, Virginia to discuss the operations of that location.

On July 13, 2011, Company representatives met with representatives of Network Solutions in Hazleton, Pennsylvania to discuss the operations of that location.

On July 14, 2011, the Company’s management met with representatives of the Seller and Network Solutions, including Mr. Callahan and representatives of Network Solutions’ financial advisor, and provided them with an overview of different platform applications that the Company provides to its customers and offered the representatives a tour of the Company’s headquarters.

Also on July 14, 2011, Messrs. Maudlin and Levy met to discuss the proposed acquisition.

On July 15, 2011, Messrs. Brown, Wong and Carney held a telephone discussion with a potential financing source regarding financing for the proposed acquisition.

Also on July 15, 2011, representatives of Network Solutions met with representatives of the Company in Jacksonville, Florida to discuss and work on a combined financial model for the proposed acquisition.

On July 18, 2011, Company representatives met with representatives of Network Solutions in Buenos Aires, Argentina to discuss the operations of that location.

On July 17, 2011, Messrs. Brown and Levy held a phone meeting to discuss a draft purchase agreement.

On July 20, 2011, Mr. Brown, and Jason Teichman, the Chief Marketing Officer of the Company, held a telephone discussion with Mr. Kelly regarding the proposed acquisition, including discussing areas of the Network Solutions business that the Company would like to review in greater detail.

On July 21, 2011, the Company hosted a meeting in Jacksonville, Florida with representatives of potential financing sources at which meeting the Company’s management reviewed the business of the Company and its views with respect to the combined company following the proposed acquisition of Network Solutions.

From July 21, 2011 through July 26, 2011, management of the Company held multiple conversations with representatives of several banks regarding financing and due diligence.

On July 22, 2011, Messrs. Brown and Maudlin held a telephone conversation to update Mr. Maudlin on the status of the discussions and due diligence regarding the proposed acquisition of Network Solutions.

On July 24, 2011, Messrs. Brown and Levy held multiple telephone conversations to discuss various points of disagreement that had arisen during the drafting of a definitive agreement for the proposed acquisition of Network Solutions.

Also on July 24, 2011, Messrs. Brown and Kelly held a telephone conversation to discuss the due diligence process and certain personnel matters.

On July 25, 2011, Messrs. Brown and Levy held a telephone conversation to discuss open issues that had arisen during the drafting of a definitive agreement for the proposed acquisition of Network Solutions.

Also on July 25, 2011, the Company, General Atlantic and Network Solutions entered into a letter agreement extending the exclusivity period to August 3, 2011.

On July 26, 2011, Messrs. Brown and Levy held a telephone conversation to discuss open matters for the proposed acquisition of Network Solutions.

Also on July 26, 2011, Messrs. Brown and Kelly held a telephone conversation to discuss structural matters related to the proposed acquisition of Network Solutions.

On July 27, 2011, management of the Company and representatives of a potential financing source held a telephone conversation to discuss financing terms related to the acquisition of Network Solutions.

On July 28, 2011, during a regular meeting of the board of directors of the Company, the board discussed the status of the proposed financing for and acquisition of Network Solutions, including the proposed purchase price and proposed timeline for execution of a definitive agreement. The board of directors reviewed the acquisition rationale, potential revenue and cost synergies, financing and status of due diligence efforts, among other items.

Also on July 28, 2011, Mr. Brown and Ms. Quazzo held a telephone conversation regarding representations, warranties and escrows related to the proposed acquisition of Network Solutions.

On July 29, 2011, management of the Company, Cooley LLP, outside counsel for the Company, and representatives of Network Solutions, the Seller, and their counsel met telephonically to discuss proposed financing terms for the acquisition.

Also on July 29, 2011, Messrs. Brown and Wong had a telephone conversation with Mr. Agrawal regarding acquisition timing.

On August 1, 2011, the board of directors of the Company held a telephone conference to review the status of the proposed transaction. Representatives of the Company’s management and legal and financial advisors also participated in the meeting. Management and Cooley LLP reviewed with the board the due diligence conducted to date. Also at this meeting, Wells Fargo Securities reviewed with the board financial aspects of the proposed acquisition and the board of directors of the Company reviewed likely financing sources.

Also on August 1, 2011, Messrs. Brown and Facchina held a telephone conversation regarding the proposed acquisition of Network Solutions.

On August 2, 2011, management of the Company and the Company’s outside counsel held a telephone conference with management of Network Solutions, the Seller and their counsel to discuss the termination fee and other outstanding matters on the transaction documents.

On August 3, 2011, the board of directors of the Company held a telephonic board meeting. Representatives of the Company’s management and legal and financial advisors also participated in the meeting. Cooley LLP reviewed with the board the terms of the Acquisition Agreement and the Acquisition and its duties and responsibilities to the Company’s stockholders. Wells Fargo Securities reviewed with the Company’s board of directors its financial analysis of the purchase price payable by the Company in the Acquisition and delivered to the Company’s board of directors an oral opinion, confirmed by delivery of a written opinion dated August 3, 2011, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the purchase price to be paid by the Company in the Acquisition was fair, from a financial point of view, to the Company. After discussion, the Company’s board unanimously approved the acquisition of Network Solutions, and the terms of the Acquisition Agreement, the Stockholder Agreement and the Commitment Letter.

Later on August 3, 2011, the Acquisition Agreement was executed by the Company, Network Solutions, and the Seller, and the Company signed the Commitment Letter and related documents for the financing of the acquisition of Network Solutions.

Recommendations of the Company’s Board of Directors and its Reasons for the Acquisition

The following discussion of the Company’s reasons for the Acquisition contains a number of forward-looking statements that reflect the current views of the Company with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 19 and 14, respectively.

The Company is acquiring Network Solutions because the Company’s board of directors believes that the assets and operations of Network Solutions are complementary to those of the Company. By acquiring Network Solutions, the Company’s board of directors believes that the Acquisition will provide the following benefits:

The Foundation to Capitalize on the $19 Billion SMB Market Opportunity. It is estimated that in 2011 SMBs will spend more than $19 billion on web services like those to be offered by the combined company. The Company is expecting to see a significant shift from traditional marketing channels to online marketing as mass adoption of the Internet by SMBs continues. SMBs are looking to grow by leveraging the growing adoption of online local search, social media and mobile devices and are looking for cost- and time-efficient solutions to do so. The combined company will be well positioned with its end-to-end solution set and experience to capitalize on the larger market opportunity of helping SMBs with their online needs.

The Creation of an Online Web Services Market Leader with Significant Scale. The combination of the Company and Network Solutions will create a single company with over $450 million of annualized non-GAAP revenue (as of June 30, 2011). The non-GAAP revenue excludes approximately $110 million of fair value adjustments resulting from the write down of deferred revenue.

In addition, as of June 30, 2011, the pro forma combined company has:

•	approximately three million paying subscribers;

•	more than nine million domains under management; and

•	more than 1,900 employees worldwide.

Significant Cross-Selling Opportunity for the End-to-End Solution Set Tailored for SMBs. Both the Company and Network Solutions utilize a high volume, multi-channel customer acquisition strategy that includes calls centers, online and direct marketing, and distribution partners. Each of the Company and Network Solutions markets a broad range of solutions that include domain name services, web services, online marketing, eCommerce and other related solutions designed and delivered specifically for SMBs. With the infusion of Network Solutions’ two million retail and wholesale customers, the Company will have a tremendous opportunity to up-sell and cross-sell its online marketing, Facebook, mobile and web services offerings. In addition, the Company’s approximately one million current subscribers will be offered a number of Network Solutions products and services that are complementary to the Company’s product suite.

Cost Synergies. The companies believe there are significant opportunities for operating cost synergies through the integration of the two businesses, which is expected to result in pre-tax savings of approximately $19 million in the first year following the acquisition and approximately $30 million by the end of 2013. The merger is expected to be accretive to the combined companies’ non-GAAP diluted earnings per share in its first full year (calendar year 2012). In addition to benefiting from the growing momentum in the Company’s standalone business, the companies expect to capitalize on growth opportunities resulting from complementary products, channels, and geographic presence.

Clear Path to Accelerating Growth and Improving Profitability. With the proposed Network Solutions acquisition, the Company will be creating an increasingly attractive financial profile, characterized by greater scale and growth, a recurring revenue model, improved free cash flow margins and increased profitability margins. Not only does the combination reap the benefits of an immediate increase in scale, but the Company also benefits from the customer profile of the Network Solutions customer base. A majority of Network Solutions’ customers are on multi-year contracts with upfront payment terms, resulting in significant free cash flow and contributing to lower overall customer churn rates. The expected greater profitability and unlevered free cash flow of the combined company, along with significant cost savings and operational efficiencies, will enable the Company to make additional investments in the key growth initiatives. The Company will have the resources to invest in branding initiatives that it expects will have an important long-term impact on establishing the Company as a leading provider of online marketing solutions to the small business community.

The Company’s board of directors also considered a number of potentially negative factors in assessing the advisability of the Acquisition, including the following:

•
the significant liquidity and cash flow risks the Company might face as a result of the cash expenditures, debt and capital commitments associated with the proposed Acquisition of Network Solutions and other recent acquisitions;

•	the possibility that the actual value of the Acquisition consideration the Company will pay to the Seller could significantly exceed the nominal value specified in the Acquisition Agreement;

•
the fact that the calculation of the Acquisition consideration as specified in the Acquisition Agreement was not subject to adjustment in the event the value of the business or assets of Network Solutions declines before the Acquisition is completed;

•
the risk that the Acquisition would not occur if the conditions to closing are not met, and the possible adverse impact on the market price of the Company’s common stock as well as its business, financial condition and results of operations;

•	the possibility that, as shares of our common stock issued in the Acquisition become eligible for resale, the sale of those shares in the public market could adversely impact our stock price;

•
the possibility that the Company may not be able to integrate Network Solutions as quickly or as cost-effectively as the Company had expected, or that the Company might be unsuccessful in integrating the two companies altogether;

•	the possibility that management’s attention will be diverted from the day-to-day operations of the combined company during the integration of the two companies;

•	the challenges inherent in assimilating two business cultures;

•	the challenges involved in attracting and retaining key personnel, particularly in light of uncertainty regarding the Acquisition;

•	the difficulties in keeping existing customers and obtaining new customers that sometimes arise in light of uncertainty regarding an Acquisition;

•	the challenges involved in combining product offerings and sales and marketing activities;

•
the possibility that the Company may be unsuccessful expanding into the markets currently served by Network Solutions and in addressing the new opportunities the Company expects to arise out of the combination; and

•	the fact that the Company and Network Solutions both face strong competition for their products.

Overall, and after considering many positive and negative factors, the Company’s board of directors believes that the Acquisition represents an opportunity to enhance value for its stockholders.

The foregoing information and factors considered by the Company’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Company’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, the Company’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Company’s board of directors may have given different weight to different factors. The Company’s board of directors conducted an overall review of the factors described above, including discussions with the Company’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of the Company’s Financial Advisor

The Company engaged Wells Fargo Securities as its financial advisor in connection with the Acquisition. At an August 3, 2011 meeting of the Company’s board of directors held to evaluate the Acquisition, Wells Fargo Securities rendered to the Company’s board of directors an oral opinion, confirmed by delivery of a written opinion dated August 3, 2011, to the effect that, as of that date and based on and subject to the qualifications, limitations and assumptions stated in such opinion, the purchase price to be paid by the Company in the Acquisition was fair, from a financial point of view, to the Company.

The full text of Wells Fargo Securities’ written opinion, dated August 3, 2011, is attached as Annex B to this proxy statement. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of such opinion. The opinion was addressed to the Company’s board of directors (in its capacity as such) for its information and use in connection with its evaluation of the purchase price and related only to the fairness, from a financial point of view, to the Company of the purchase price to be paid by the Company in the Acquisition. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by the Company to enter into the Acquisition Agreement or the relative merits of the Acquisition compared with other business strategies or transactions available or that have been or might be considered by the Company’s management or board of directors. The opinion does not constitute a recommendation to the Company’s board of directors or any other persons in respect of the Acquisition, including as to how any stockholder of the Company should vote or act in connection with the Acquisition or any other matters.

The terms of the Acquisition were determined through negotiations among the Company, Networks Solutions and the Seller, rather than by any financial advisor, and the decision to enter into the Acquisition Agreement was made by the Company’s board of directors. Wells Fargo Securities did not recommend any specific form of consideration to the Company’s board of directors or indicate that any specific form of consideration constituted the only appropriate consideration for the Acquisition. The opinion was only one of many factors considered by the Company’s board of directors in its evaluation of the Acquisition and should not be viewed as determinative of the views of the Company’s board of directors, management or any other party with respect to the Acquisition or the purchase price payable in the Acquisition.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, provided to Wells Fargo Securities on August 3, 2011, of the Acquisition Agreement, including the financial terms of the Acquisition Agreement;

•
reviewed certain business, financial and other historical information regarding the Company that was publicly available, including annual reports to stockholders and annual reports on Form 10-K of the Company for the fiscal years ended December 31, 2008, 2009 and 2010, certain interim reports to stockholders and quarterly reports on Form 10-Q of the Company for the period ended March 31, 2011 and internal draft financial statements of the Company for the period ended June 30, 2011 prepared by the Company;

•
reviewed certain business, financial and other historical information regarding Network Solutions furnished to Wells Fargo Securities by Network Solutions, including audited consolidated balance sheets and financial statements relating to Network Solutions and its subsidiaries for the fiscal years ended December 31, 2008, 2009 and 2010 and unaudited consolidated balance sheets and financial statements relating to Network Solutions and its subsidiaries for the period ended June 30, 2011;

•
reviewed certain business, financial and other information regarding the Company and Network Solutions furnished to Wells Fargo Securities by the Company and Network Solutions, including financial forecasts and estimates for the fiscal years ending December 31, 2011 through 2015 relating to the Company prepared by the Company’s management and relating to Network Solutions prepared by Networks Solutions’ management as adjusted by the Company’s management;

•
discussed with the managements of the Company and Network Solutions the operations and prospects of the Company and Network Solutions, including the historical financial performance and trends in the results of operations of the Company and Network Solutions;

•
discussed with the Company’s management the strategic rationale for the Acquisition, including potential cost synergies anticipated by the Company’s management to result from the Acquisition, referred to as the synergies;

•	participated in discussions among representatives of the Company, Network Solutions, the Seller and their respective advisors regarding the proposed Acquisition;

•	reviewed reported prices and trading activity for the Company’s common stock;

•	compared certain financial data of the Company and Network Solutions with each other and similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant;

•	compared the proposed financial terms of the Acquisition with the financial terms of certain business combinations and other transactions that Wells Fargo Securities deemed relevant;

•
analyzed the estimated present value of the future cash flows of the Company and Network Solutions based upon the financial forecasts referred to above, estimates of certain tax assets of Network Solutions prepared by Network Solutions’ management and other assumptions relating to the Company and Network Solutions discussed with and confirmed as reasonable by the managements of the Company and Network Solutions;

•
reviewed the potential pro forma financial impact of the Acquisition on the Company after giving effect to the synergies based upon the financial forecasts referred to above, estimates and other assumptions relating to the Company and Network Solutions and alternative financing terms for the Acquisition discussed with and confirmed as reasonable by the managements of the Company and Network Solutions; and

•	considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, which Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided or otherwise made available to Wells Fargo Securities and discussed with or reviewed by Wells Fargo Securities, including all accounting, tax and legal information, and Wells Fargo Securities did not make (and assumed no responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the managements of the Company and Network Solutions that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates (including adjustments thereto) and other information, including the synergies, utilized in Wells Fargo Securities’ analyses, Wells Fargo Securities was advised by the managements of the Company and Network Solutions and, at the Company’s direction, assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of the managements of the Company and Network Solutions, as the case may be, as to the future financial performance of the Company and Network Solutions, such synergies and the other matters covered thereby. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Wells Fargo Securities’ analyses or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there were no material changes in the condition (financial or otherwise), results of operations, business or prospects of the Company and Network Solutions since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities. In arriving at Wells Fargo Securities’ opinion, Wells Fargo Securities did not conduct any physical inspection or assessment of the facilities or assets of the Company or Network Solutions and did not make, and was not provided with, any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company or Network Solutions.

In rendering its opinion, Wells Fargo Securities assumed, at the Company’s direction, that the final form of the Acquisition Agreement, when signed by the parties thereto, would not differ from the draft reviewed by Wells Fargo Securities in any respect material to Wells Fargo Securities’ opinion, that the Acquisition would be consummated in accordance with the terms described in the Acquisition Agreement and in compliance with all applicable laws, without amendment or waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Acquisition, no delay, limitation or restriction would be imposed or action would be taken that would have an adverse effect on the Company, Network Solutions or the contemplated benefits of the Acquisition. Wells Fargo Securities further assumed, at the Company’s direction, that there would be no adjustments to the purchase price (including, without limitation, with respect to Network Solutions’ estimated net debt or other amounts payable at closing or as a result of any election made by the Company) that would be material in any respect relevant to Wells Fargo Securities’ analyses or opinion. Wells Fargo Securities did not express an opinion as to what the value of the Company common stock actually would be when issued pursuant to the Acquisition, the price at which the Company common stock would trade at any time or the price at which membership interests in Network Solutions would trade (if a public trading market for such securities existed) or would otherwise be transferable at any time. Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date of its opinion. As the Company is aware, the credit, financial and stock markets have been experiencing unusual volatility and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on the Company, Network Solutions or the contemplated benefits of the Acquisition. Although subsequent developments may affect its opinion, Wells Fargo Securities does not have any obligation to update, revise or reaffirm its opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the Company of the purchase price to be paid by the Company in the Acquisition to the extent expressly specified in its opinion and did not address any other terms, aspects or implications of the Acquisition, including, without limitation, the form or structure of the purchase price (or any adjustments or election relating thereto) or the Acquisition, any terms of Network Solutions’ indebtedness or contractual or other arrangements underlying amounts payable pursuant to the Acquisition, any tax or accounting matters relating to the Acquisition or otherwise, any financings contemplated to be undertaken by the Company in connection with the Acquisition or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or contemplated by the Acquisition or otherwise. In addition, Wells Fargo Securities’ opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Acquisition, or class of such persons, relative to the purchase price or otherwise. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities. Except as described in this summary, the Company imposed no other instructions or limitations on Wells Fargo Securities with respect to the investigations made or procedures followed by Wells Fargo Securities in rendering its opinion.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific range of values to Network Solutions or to shares of the Company’s common stock but rather made its determinations as to the fairness, from a financial point of view, to the Company of the purchase price to be paid by the Company in the Acquisition on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of the particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company, business or transaction reviewed is identical to Network Solutions, the Company or the Acquisition. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of August 2, 2011, many of which are beyond the control of the Company, Network Solutions, the Seller or any other parties to the Acquisition. None of the Company, Network Solutions, the Seller or Wells Fargo Securities or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on August 3, 2011 to the Company’s board of directors by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. For purposes of the financial analyses summarized below, the term “implied purchase price” refers to $770.0 million, assuming no cash consideration election by the Company in connection with the Acquisition and calculated as (i) the cash consideration of $405.0 million, (ii) the implied value of the stock consideration of $146.5 million based on 18.0 million shares of Company common stock and the Company’s closing stock price of $8.14 per share on August 2, 2011 (the last trading day prior to public announcement of the Acquisition) and (iii) the payment at closing of Network Solutions’ net indebtedness and certain other amounts, which the Company’s management instructed Wells Fargo Securities to assume would be $218.5 million.

Network Solutions Financial Analyses

Selected Companies Analysis. Wells Fargo Securities reviewed and compared financial and operating data relating to Network Solutions and the following seven selected publicly traded companies that provide Internet and online marketing services primarily for small businesses, referred to as the selected companies:

•      Constant Contact, Inc.
•      Digital River, Inc.
•      Group NBT plc
•      iomart Group plc
•      Marchex, Inc.
•      Melbourne IT Ltd.
•      Web.com Group, Inc.

Wells Fargo Securities reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on August 2, 2011, plus book value of net debt, capitalized leases, preferred stock and minority interest, as a multiple of calendar years 2011 and 2012 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Wells Fargo Securities then applied selected ranges of calendar years 2011 and 2012 estimated EBITDA multiples of 8.5x to 12.5x and 7.0x to 10.0x, respectively, derived from the selected companies to Network Solutions’ calendar years 2011 and 2012 estimated adjusted EBITDA and adjusted cash EBITDA, respectively. Adjusted EBITDA refers to EBITDA as adjusted for non-recurring items and excluding stock-based compensation expense and deferred revenue write-downs required in purchase accounting. Adjusted cash EBITDA refers to adjusted EBITDA based on bookings instead of revenue. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Network Solutions were based on internal estimates of Network Solutions’ management as adjusted by the Company’s management. This analysis indicated the following approximate implied enterprise value reference ranges for Network Solutions, as compared to the implied purchase price:

Implied Enterprise Value Reference Ranges for Network Solutions Based on:		Implied Purchase Price
2011 Adjusted EBITDA	2012 Adjusted EBITDA
$692 million - $1,018 million	$591 million - $844 million
$770.0 million
2011 Adjusted Cash EBITDA	2012 Adjusted Cash EBITDA
$799 million - $1,176 million	$664 million - $949 million

Selected Transactions Analysis. Wells Fargo Securities reviewed financial information, to the extent publicly available, relating to the following seven selected transactions involving companies that provide Internet and online marketing services primarily for small businesses:

Announcement Date		Acquiror		Target
June 2011	•	KKR & Co. L.P., Silver Lake Partners, L.P., Technology Crossover Ventures, L.P.	•	The Go Daddy Group, Inc.
June 2010	•	Web.com Group, Inc.	•	Register.com, Inc.
October 2008	•	Accel-KKR Company LLC	•	The Endurance International Group, Inc.
June 2008	•	Deluxe Corporation	•	Hostopia.com Inc.
June 2007	•	Website Pros, Inc. (predecessor to Web.com Group, Inc.)	•	Web.com, Inc.
February 2007	•	Affiliates of General Atlantic LLC	•	Network Solutions, LLC
August 2005	•	Vector Capital Corporation	•	Register.com, Inc.

Wells Fargo Securities reviewed, among other things, transaction values of the selected transactions, calculated as the equity value of the target company plus book value of net debt, capitalized leases, preferred stock and minority interest, as a multiple of such target company’s latest 12 months adjusted EBITDA based on publicly available information at the time of announcement of the relevant transaction. Wells Fargo Securities then applied a selected range of latest 12 months adjusted EBITDA multiples of 10.5x to 12.5x derived from the selected transactions to Network Solutions’ latest 12 months (as of September 30, 2011) adjusted EBITDA and adjusted cash EBITDA based on internal estimates of Network Solutions’ management. This analysis indicated the following approximate implied enterprise value reference ranges for Network Solutions, as compared to the implied purchase price:

Implied Enterprise Value Reference Ranges for Network Solutions Based on:		Implied Purchase Price
LTM Adjusted EBITDA	LTM Adjusted Cash EBITDA
$858 million - $1,022 million	$972 million - $1,157 million	$770.0 million

Discounted Cash Flow Analysis. Wells Fargo Securities performed a discounted cash flow analysis of Network Solutions utilizing internal estimates of Network Solutions’ management as adjusted by the Company’s management, estimates of Network Solutions’ management as to certain tax assets (excluding net operating losses) of Network Solutions and estimates of the Company’s management as to potential net synergies anticipated to result from the Acquisition. Wells Fargo Securities calculated a range of implied present values of the standalone unlevered free cash flows that Network Solutions was forecasted to generate during the fourth quarter of calendar year 2011 through the full calendar year 2015 and of terminal values for Network Solutions based on Network Solutions’ calendar year 2015 estimated unlevered free cash flows. Implied terminal values were derived by applying to Network Solutions’ calendar year 2015 unlevered free cash flows a range of perpetuity growth rates of 2.0% to 4.0%. Present values (as of September 30, 2011) of cash flows, terminal values, tax assets and potential net synergies were calculated using a discount rate range of 10.0% to 12.0%. This analysis indicated the following approximate implied enterprise value reference ranges for Network Solutions both without and with potential net synergies, as compared to the implied purchase price:

Implied Enterprise Value Reference Ranges for Network Solutions		Implied Purchase Price
Without Synergies	With Synergies
$739 million - $1,125 million	$953 million - $1,391 million	$770.0 million

Web.com Financial Analyses

Selected Companies Analysis. Wells Fargo Securities reviewed and compared financial and operating data relating to the Company with the selected companies referred to above under “Selected Companies Analysis” for Network Solutions, excluding the Company. Wells Fargo Securities reviewed, among other things, enterprise values of the selected companies, calculated as equity value based on closing stock prices on August 2, 2011, plus book value of net debt, capitalized leases, preferred stock and minority interest, as a multiple of calendar years 2011 and 2012 estimated EBITDA. Wells Fargo Securities then applied selected ranges of calendar years 2011 and 2012 estimated EBITDA multiples of 8.5x to 12.5x and 7.0x to 10.0x, respectively, derived from the selected companies to the Company’s calendar years 2011 and 2012 estimated adjusted EBITDA. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the Company’s closing stock price on August 2, 2011:

Implied Per Share Equity Value Reference Ranges for the Company Based on:		Company Closing Stock Price
2011 Adjusted EBITDA	2012 Adjusted EBITDA
$8.89 - $13.43	$9.48 - $13.84	$8.14

Discounted Cash Flow Analysis. Wells Fargo Securities performed a discounted cash flow analysis of the Company to calculate a range of implied present values of the standalone unlevered free cash flows that the Company was forecasted to generate during the fourth quarter of calendar year 2011 through the full calendar year 2015 and of terminal values for the Company based on the Company’s calendar year 2015 estimated unlevered free cash flows utilizing internal estimates of the Company’s management. Implied terminal values were derived by applying to the Company’s calendar year 2015 unlevered free cash flows a range of perpetuity growth rates of 2.0% to 4.0%. Present values (as of September 30, 2011) of cash flows and terminal values were calculated using a discount rate range of 10.0% to 12.0%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the Company’s closing stock price on August 2, 2011:

Implied Per Share Equity Value Reference Range for the Company	Company Closing Stock Price
$10.28 - $16.69	$8.14

Miscellaneous

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected Wells Fargo Securities because of its qualifications, reputation and experience and its familiarity with the Company and its business.

As compensation for Wells Fargo Securities’ financial advisory services to the Company in connection with the Acquisition, the Company has agreed to pay Wells Fargo Securities an aggregate fee of $5.0 million, a portion of which was payable upon delivery of its opinion and $3.5 million of which will be payable upon consummation of the Acquisition. In addition, in the event that the Company exercises its cash consideration election and undertakes an equity offering, Wells Fargo Securities may participate in such equity offering and would expect to receive customary fees in connection therewith. The Company also has agreed to reimburse certain of Wells Fargo Securities’ expenses, including fees and disbursements of Wells Fargo Securities’ counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities that may arise out of Wells Fargo Securities’ engagement. Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and its affiliates in the past have provided, currently are providing and in the future may provide banking and financial services to the Company, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including during the two-year period prior to the date of its opinion (i) having acted as a co-financial advisor to the Company in its acquisition of Register.com in 2010 and (ii) having acted or acting as joint lead arranger, joint bookrunner and syndication agent for, and as a lender under, certain credit facilities of the Company. In addition, Wells Fargo Securities and its affiliates provide other commercial banking services (such as treasury management, investment and foreign exchange services) to the Company. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions, in the securities or financial instruments (including bank loans or other obligations) of the Company, General Atlantic, Network Solutions and their respective affiliates for Wells Fargo Securities’ and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Board of Directors and Executive Officers of the Company After the Completion of the Acquisition

Board of Directors

Upon completion of the Acquisition, the Company’s board of directors will be comprised of seven members, including the six current directors of the Company and Anton Levy, a new director designated by an affiliate of the Seller. Subject to the Company’s compliance with applicable law, exchange listing requirements, and the board of directors’ fiduciary duties, Mr. Levy will be appointed as a member of the compensation committee of the Company’s board of directors. The Company’s obligations with respect to the election of a director designated by the affiliate of the Seller are described in the section entitled “The Acquisition Agreement—Stockholder Agreement” beginning on page 51.

Anton J. Levy, age 36, is a Managing Director at General Atlantic, where he has worked since 1998. Mr. Levy heads General Atlantic’s Global Internet and Technology practice and serves on the firm’s Executive Committee. Mr. Levy has worked closely with many of General Atlantic’s portfolio companies and is a director of several portfolio companies including Affinion Group, AKQA, Gilt Groupe, Mercado Libre (NASDAQ: MELI), Network Solutions and Red Ventures and manages a number of the firm’s other investments in the Internet, marketing services and media areas. He formerly served on the boards of Dice Holdings (NYSE: DHX) and Zantaz Corporation. Prior to joining General Atlantic, Mr. Levy was an investment banker with Morgan Stanley & Co. where he worked with the firm’s technology clients. Mr. Levy is involved in a number of educational and non-profit organizations including serving on the board of directors of WNYC, New York Public Radio, University of Virginia’s Endowment (UVIMCO) and Streetwise Partners, where he serves as Vice Chairman. Mr. Levy received a B.S. from the University of Virginia, with degrees in Finance and Computer Science, and his M.B.A. from Columbia University Graduate School of Business, graduating both with highest honors.

Of the six current directors of the Company, five meet the independence standards of the SEC and the NASDAQ Stock Market LLC, or NASDAQ, with respect to the Company, and one of the Company’s directors, David Brown, is employed by the Company as its Chief Executive Officer. The Company’s Nominating and Corporate Governance Committee and board of directors will determine whether Mr. Levy is independent under the rules of the SEC and listing standards of the NASDAQ.

Executive Officers

There are currently no expected changes with regard to the Company’s executive officers following the completion of the Acquisition.

Interests of the Company’s Directors and Executive Officers in the Acquisition

In considering the recommendation of the Company’s board of directors to vote “FOR” the Company’s Share Issuance Proposal, the Company’s stockholders should be aware that certain members of the Company’s board of directors and certain executive officers of the Company’s have interests in the Acquisition that may be in addition to, or different from, their interests as the Company’s stockholders. These interests may create the appearance of a conflict of interest. The Company’s board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Acquisition and in making its decisions in approving the Acquisition Agreement, the Acquisition and the other transactions contemplated by the Acquisition Agreement.

Each of the current members of the Company’s board of directors will continue as a director of the Company following the completion of the Acquisition, and will hold office from and after the completion of the Acquisition until the end of each such director’s term and until their successor is duly elected and qualified or until their death, resignation or removal. It is expected that all of the Company’s executive officers will continue to serve in their current positions following the completion of the Acquisition.

Interests of Network Solutions’ Directors and Executive Officers in the Acquisition

In considering the recommendation of the Company’s board of directors to vote “FOR” the Company’s Share Issuance Proposal, the Company’s stockholders should be aware that certain members of the Seller’s board of directors and certain executive officers of Network Solutions, LLC have interests in the Acquisition that may be in addition to, or different from, the interests of the Company’s stockholders. These interests may create the appearance of a conflict of interest. The Company’s board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Acquisition and in making its decisions in approving the Acquisition Agreement, the Acquisition and the other transactions contemplated by the Acquisition Agreement.

Indemnification and Insurance
The Acquisition Agreement provides that for a period of six years after the Acquisition is completed, or such longer period as provided in any applicable agreement in effect on the date of the Acquisition Agreement, the Company will cause Network Solutions to honor (including assuming any obligations of the Seller) all rights to indemnification existing as of August 3, 2011 and permissible under applicable law for acts or omissions occurring prior to the completion of the Acquisition in favor of the employees currently indemnified by Network Solutions or any of its subsidiaries, or any current or former employee, officer, director, general partner and member of any executive committee of the Seller currently indemnified by the Seller, as provided in the organizational documents, indemnity agreements or board resolutions of the Seller, Network Solutions or such subsidiary, and not to amend, repeal or otherwise modify such obligations. The Acquisition Agreement further provides that for a period of six years after the completion of the Acquisition, the Company and Network Solutions or a subsidiary of Network Solutions, as applicable, will purchase and maintain a “tail” directors’ and officers’ policy providing liability insurance coverage for the benefit of those persons who are covered by the Seller’s or Network Solutions’ and its subsidiaries’ directors’ and officers’ liability insurance policy as of August 3, 2011 or at the completion of the Acquisition.

Golden Parachute Compensation

The information below is intended to comply with Item 402(t) of Regulation S−K. Network Solutions' named executive officers are eligible to receive compensation from the Seller, Network Solutions or a subsidiary of Network Solutions that is based on or that otherwise relates to the Acquisition (the "Golden Parachute Compensation"), described more fully below.

The following table sets forth the estimated amounts of Golden Parachute Compensation that each Network Solutions named executive officer could receive in connection with the Acquisition , assuming the following:

•	the Acquisition is completed on November 30, 2011; and

•	the per unit value of the restricted stock units, Class A-2 profits interests units and phantom units is $1.64 per unit.

The actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. No named executive officer is entitled to any enhanced payments related to pension benefits or nonqualified deferred compensation arrangements, or tax reimbursement payments.

Golden Parachute Compensation

Name	Event	Cash $ (1)	Equity $ (2)	Perquisites and Benefits $ (3)	Total $
Timothy Kelly	Single Trigger		1,978,980		1,978,980
Chief Executive Officer	Double Trigger
Miles Reidy	Single Trigger		1,063,585		1,063,585
Chief Financial Officer and Chief Operating Officer	Double Trigger
Bobby N. Turnage, Jr.	Single Trigger	353,118	91,596		444,714
Senior Vice President and General Counsel	Double Trigger	289,060		22,000	311,060
Steven Olson	Single Trigger	155,485	129,497		284,982
Senior Vice President of Corporate Development	Double Trigger	206,153		19,000	225,153
Kurt Gastrock	Single Trigger	431,928	170,964		602,892
Senior Vice President of Product Development, Enterprise Sales, and Wholesale	Double Trigger	200,850		19,000	219,850

(1) Represents payments to Messrs. Turnage, Olson, and Gastrock of (a) in the case of single trigger benefits, (i) cash transaction incentive bonuses payable as of the closing, and (ii) a pro-rata annual bonus for 2011 in the amount of $119,237 for Mr. Turnage, $113,384 for Mr. Olson and $110,468 for Mr. Gastrock, which we have assumed will be paid on March 18, 2012, and (b) in the case of double trigger benefits, cash severance payable if the executive is terminated without cause or leaves for good reason within one year following the Acquisition.

(2) Represents amounts payable as of closing (less applicable taxes) in respect of previously unvested restricted stock units and Class A-2 profits interests units of the Seller and phantom units of Network Solutions:

•	Mr. Kelly: $1,726,213 for 1,054,688 restricted stock units, and $252,767 for 450,000 Class A-2 profits interest units which share in appreciation above $1.075 per unit.

•	Mr. Reidy: $895,073 for 546,875 restricted stock units, and $168,512 for 300,000 Class A-2 profits interest units which share in appreciation above $1.075 per unit.

•	Mr. Turnage: $80,400 for 125,000 Class A-2 units which share in appreciation above $1.00 per unit, and $11,196 for 30,000 phantom units which share in appreciation above $1.27 per unit.

•	Mr. Olson: $109,344 for 170,000 Class A-2 units which share in appreciation above $1.00 per unit, and $20,153 for 54,000 phantom units which share in appreciation above $1.27 per unit.

•	Mr. Gastrock: $170,964 for 270,000 phantom units which share in appreciation above $1.01 per unit.

(3) Represents the estimated cost of continued health and welfare benefit plan coverage for each of Messrs. Turnage, Olson and Gastrock during the applicable severance period, and also includes $10,000 per executive representing the estimated cost of outplacement services.

Employment Agreements. The Seller and a subsidiary of Network Solutions have entered into employment agreements with Messrs. Kelly and Reidy that provide for severance payments and benefits payable upon a termination of employment without cause or for good reason (as defined in such agreements), regardless of whether such termination occurs in connection with a change of control of Network Solutions or its affiliates. Such severance payments and benefits generally include:

•	continued payment of base salary for a period of twelve months, payable in bi-monthly installments;

•
a lump sum payment equal to such executive’s pro rated annual bonus, calculated based on Network Solutions’ actual performance to date and assuming that any personal or subjective performance criteria shall be deemed to be satisfied at target; and

•	continued health and welfare benefits for the executive and his dependents for up to twelve months.

The payment of severance benefits to each such executive is conditioned upon the execution of a release of claims and continued compliance with a noncompetition restriction during the twelve month severance period. Messrs. Kelly and Reidy’s employment agreements also provide for accelerated vesting of certain equity awards, as described in more detail below under the subheading “Equity Arrangements.”

Transaction Incentive Arrangements. A subsidiary of Network Solutions has entered into letter agreements with each of Messrs. Turnage, Olson and Gastrock that provide for (a) severance payments and benefits, (b) transaction bonus payments (including a pro-rata annual bonus for fiscal year 2011) and (c) accelerated vesting of certain equity awards, in each case in connection with the occurrence of a qualifying change of control of Network Solutions, which includes this Acquisition.

The severance payments and benefits payable upon a termination of employment without cause or for good reason (each as defined in the letter agreements) within the twelve month period following the closing are as follows:

•	continued payment of base salary for a period of nine months (twelve months in the case of Mr. Turnage), payable in accordance with the current payroll practices;

•	continued health and welfare benefits for each such executive and his dependents for up to nine months (twelve months in the case of Mr. Turnage); and

•	outplacement services consistent with then-current company guidelines.

The pro-rata annual bonus is payable in a lump sum on the earlier of March 18, 2012 and the date of termination of the executive’s employment without cause, and is calculated based on Network Solutions’ actual performance to date. The cash transaction bonus payable to Messrs. Turnage, Olson and Gastrock will be made in a lump sum at the closing and shall equal a multiple of such individual’s base salary and target bonus as of the closing, less any amounts paid or payable pursuant to his equity or phantom equity awards, and any amount paid to such executive in December 2010 as a special cash bonus. The letter agreements also provide for accelerated vesting of certain equity awards, as described in more detail below under the subheading “Equity Arrangements.”

Equity Arrangements. An affiliate of the Seller has granted Class A-2 units, or “profits interests,” in the Seller to Messrs. Kelly, Reidy, Turnage and Olson. At the closing such executives will be entitled to receive from the Seller an amount in cash and stock equal to the product of the total number of vested Class A-2 units subject to such award, multiplied by the aggregate value of the excess, if any, of the value of the units at closing over the value set by the Seller on the date of grant. Under the terms of certain profits interest awards issued to Messrs. Kelly and Reidy in October 2009, 50% of the award is subject to time-based vesting, and 50% of the award is subject to performance-based vesting. As provided in the employment agreements with Messrs. Kelly and Reidy, as a result of the Acquisition (x) all of the then-unvested profits interests subject to a time-based vesting schedule shall become fully vested in connection with the Acquisition, and (y) it is expected that the remaining portion of the award subject to performance-based vesting that would have been eligible to vest as a result of the Acquisition if the targeted value of the Company’s common stock as of the closing (or the amount per share paid in cash in lieu of issuing shares of the Company’s common stock upon exercise of the cash consideration election) had been met will not vest as a result of the Acquisition. As provided in the letter agreements with Messrs. Turnage and Olson, all remaining unvested profits interest awards held by such executives will fully accelerate as of the closing of the Acquisition.

The Seller has also granted restricted stock units to Messrs. Kelly and Reidy. The number of unvested units that would otherwise have become vested through February 1, 2013 based on continued service through such date will accelerate and vest as a result of the Acquisition, and any remaining unvested restricted stock units shall be forfeited. At the closing such executives will be entitled to receive from the Seller an amount in cash and stock equal to the number of vested restricted stock units multiplied by the value of the units at closing, and less the amount of any tax withholding.

Network Solutions has also granted phantom units pursuant to its phantom equity incentive plan to each of Messrs. Turnage, Olson and Gastrock. Under the terms of the letter agreements entered into by Network Solutions and each of Messrs. Turnage, Olson and Gastrock, any unvested phantom units will fully accelerate as of the closing. All phantom units will be canceled at the closing in exchange for an amount in cash equal to the product of the total number of vested phantom units subject to such award, multiplied by the aggregate value of the excess, if any, of the value of the units at closing as determined by the board of directors of Network Solutions, over the value set by Network Solutions on the date of grant, and less the amount of any tax withholding.

Anticipated Accounting Treatment

The Acquisition is expected to be accounted for using the acquisition method as required in Accounting Standards Codification 805, Business Combinations. As such, fair values will be assigned to the assets and liabilities acquired and the excess of the total purchase price over the fair value of the net assets acquired will be recorded as goodwill. The Company, with the assistance of independent valuation professionals, has calculated preliminary fair values of certain intangible assets; however the allocation is based upon a valuation that has not yet been finalized. The goodwill represents business benefits the Company anticipates realizing from optimizing resources and cross-sale opportunities.

Regulatory Approvals Required for the Acquisition

Under the HSR Act and the rules promulgated thereunder, the Acquisition may not be completed until notifications have been given and information furnished to the FTC and to the Antitrust Division and the specified waiting period has been terminated or has expired. The Company and an affiliate of the Seller each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 12, 2011 and the waiting period applicable to the Acquisition expired at 11:59 p.m., Eastern Time, on September 12, 2011.

At any time before or after the completion of the Acquisition, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Acquisition or seeking divestiture of substantial assets of the Company or Network Solutions. The Acquisition also is subject to review under state antitrust laws and could be the subject of challenges by states or private parties under applicable antitrust laws. Neither the Company nor Network Solutions is aware of any foreign antitrust filings or approvals of foreign government agencies that are required to complete the Acquisition.

The Company must also comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ in connection with the issuance of shares of the Company’s common stock in the Acquisition and the filing of this proxy statement with the SEC.

Restrictions on Sales of Shares of the Company’s Common Stock Received in the Acquisition

Restrictions on sales of the Company’s common stock to be issued to the Seller in connection with the Acquisition will be set forth in a stockholder agreement between the Company, the Seller, and certain of the Seller’s equityholders. The Company is obligated to enter into this stockholder agreement as a condition of closing. The stockholder agreement provides that the Seller may transfer shares of the Company’s common stock received in the Acquisition to certain transferees. The Seller and certain of its permitted transferees (excluding certain minority equityholders) are then prohibited from selling, or otherwise disposing of, any of those shares for six months following the closing date. During the next six months, until one year after the closing date, the Seller and its transferees are only permitted to sell up to 25% of the shares of the Company’s common stock received in the Acquisition. After the one year anniversary of the closing date, there are no restrictions under the stockholder agreement on sales of shares of the Company’s common stock received by the Seller in the Acquisition.

For a more complete discussion of the stockholder agreement, see the section entitled “The Acquisition Agreement—Stockholder Agreement” beginning on page 51.

Appraisal Rights

Under Delaware law, the Company’s stockholders are not entitled to appraisal rights in connection with the Acquisition.

NASDAQ Global Select Market Listing of the Company’s Common Stock

Application will be made to NASDAQ to have the shares of the Company’s common stock issued in connection with the Acquisition approved for listing on the NASDAQ Global Select Market, where the Company’s common stock currently is traded under the symbol “WWWW”.

  THE ACQUISITION AGREEMENT

The following is a summary of the material provisions of the Acquisition Agreement but does not purport to describe all of the terms of the Acquisition Agreement. The following summary is qualified in its entirety by reference to the complete text of the Acquisition Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Acquisition Agreement that is important to you. You should refer to the full text of the Acquisition Agreement for details of the transaction and the terms and conditions of the Acquisition Agreement. The Acquisition Agreement is not intended to provide any factual information about the Company, Network Solutions, the Seller or their respective businesses. Such information can be found elsewhere in this proxy statement and in the other public filings that the Company makes with the SEC, which are available without charge at www.sec.gov.

Structure of the Acquisition

The Acquisition Agreement provides for the direct purchase of all outstanding membership interests in Network Solutions by the Company from the Seller. Following the completion of the Acquisition, Network Solutions will be a wholly owned subsidiary of the Company.

Completion of the Acquisition

The Acquisition will be completed on the second business day following the satisfaction or waiver of all applicable conditions to the closing (as described below) by the payment by the Company of the consideration (as described below) to or on behalf of the Seller.

Acquisition Consideration

The purchase price to be paid by the Company for the Network Solutions membership interests being purchased consists of

•	cash consideration of

o
$405 million less the amount payable pursuant to the Network Solutions phantom equity incentive plan in respect of phantom units issued pursuant thereto, which amounts will not be received by the Seller and will be paid by the Company to Network Solutions, which will then pay those amounts directly to the holders thereof as described below, plus

o	if the Company exercises its cash consideration election (as described below), the amount described below, less

o
without duplication, the amount, if any, by which the sum of all costs and expenses incurred by Network Solutions and its subsidiaries in connection with the Acquisition Agreement and the transactions contemplated thereby (other than certain payments made for cash severance or retention, employee bonuses, transaction incentives or for benefit plans or equity interests of the Seller or Network Solutions) exceeds $11,000,000, and

•	stock consideration of

o	18 million shares of the Company’s common stock, less

o	if the Company exercises its cash consideration election, the number of shares described below.

The Company’s cash consideration election is the Company’s right to elect to sell up to 14 million shares of its common stock in an underwritten public offering prior to closing for net (after deducting fees and expenses incurred by the Company in such public offering) per share proceeds of no less than $11.47 and to use the net proceeds of such sale to increase the amount of cash and reduce the number of shares to be paid at closing. The Company may use less than all but not less than half of the shares sold in the public offering to increase the amount of cash and reduce the number of shares to be paid at closing. If the Company exercises its cash consideration election, the amount of cash to be paid to the Seller in lieu of shares of Company common stock shall be equal to $11.47 per share, plus all of the net per share proceeds of such sale in excess of $11.47 per share but less than $12.00 per share, plus 70% of the net per share proceeds of such sale in excess of $11.99 per share. The foregoing stock consideration and per share proceeds are subject to adjustment for any stock splits, reverse stock splits, stock dividends, stock distributions, recapitalizations, reclassifications or similar transactions effected by the Company between the date of the Acquisition Agreement and the closing of the Acquisition.

In addition to payment of the foregoing amounts, the Company is obligated to pay to Network Solutions at closing an amount equal to (i) the principal, accrued interest and certain other amounts owed by Networks Solutions and its subsidiaries under two credit agreements to which Network Solutions is a party, (ii) the costs and expenses incurred by Network Solutions and its subsidiaries in connection with the Acquisition Agreement and the transactions contemplated thereby for which notification is given at least one business day prior to closing and (iii) the amount payable pursuant to the Network Solutions phantom equity incentive plan in respect of phantom units issued pursuant thereto. Upon receipt of such payment, Network Solutions is obligated to pay such amounts to the appropriate parties. The Company may elect to advise Network Solutions that it wishes to use all or a portion of any unrestricted cash of Network Solutions or its subsidiaries on hand immediately prior to the closing towards payment of any of such amount, in which event the aggregate payment the Company is obligated to make to Network Solutions shall be correspondingly reduced. The exercise of such election by the Company would not reduce the amount of the cash payment to be made to the Seller at closing or the amount Network Solutions is obligated to pay to third parties.
Representations and Warranties

The Acquisition Agreement contains representations and warranties made by the Seller and Network Solutions to the Company, and by the Company to Network Solutions and the Seller. The assertions embodied in the representations and warranties of each party contained in the Acquisition Agreement are qualified by information in the confidential disclosure schedules provided by the Company and Network Solutions in connection with the signing of the Acquisition Agreement on August 3, 2011. Each disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties of each party set forth in the Acquisition Agreement. You should not rely on the representations and warranties in the Acquisition Agreement as characterizations of the actual state of facts about the Company, the Seller or Network Solutions, since they were only made as of August 3, 2011, and, with respect to the Company’s and Network Solutions’ representations and warranties, are modified in important part by the corresponding disclosure schedule. Moreover, the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Acquisition Agreement may have the right not to close the Acquisition if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and of allocating risk between the Company and the Seller, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations and warranties may have changed since the date they were made, which subsequent information may or may not be fully reflected in the Company’s public disclosures, and some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders and reports and documents filed with the SEC.

The representations and warranties made by Network Solutions to the Company are generally reciprocal to the representations and warranties made by the Company to Network Solutions and the Seller. Specifically, the representations and warranties by each of the Company and Network Solutions in the Acquisition Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by the confidential disclosure schedules exchanged by the Company and Network Solutions on August 3, 2011, as discussed above) relate to the following subject matters, among other things:

•
organizational and similar corporate or limited liability company matters, including the qualification to do business under applicable law, good standing and corporate or limited liability company power;

•	authority to enter into and to perform obligations under, the execution and delivery of and the enforceability of, the Acquisition Agreement and certain other transaction documents;

•	the status and list of subsidiaries;

•	capitalization;

•
the absence of conflicts between the entry into and performance of the Acquisition Agreement and certain other transaction documents with the applicable party’s charter documents, applicable material law or governmental orders, and material contracts;

•	governmental and regulatory consents and approvals required in connection with the Acquisition;

•	certain financial statements and off-balance sheet arrangements;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain changes and events since June 30, 2011 (in the case of Network Solutions) or March 31, 2011 (in the case of the Company);

•	the absence of certain undisclosed liabilities;

•	certain litigations and proceedings;

•	compliance with applicable legal requirements;

•	intellectual property matters;

•	real property;

•	employee benefit plans;

•	labor and other employment matters;

•	certain tax matters;

•	certain material contracts, including no existing material violation or material breach of, or material default under, such material contracts;

•	environmental matters;

•	insurance;

•	certain business relationships with affiliates and related parties;

•	the absence of brokers and brokers’ fees brokers related to the Acquisition, except those fees payable to the Company’s or Network Solutions’ respective financial advisors;

•
the absence of misstatements or omissions of material facts in information provided for inclusion in this proxy statement or the Company’s registration statement (if any) to be filed in connection with its cash consideration election; and

•
the absence of reliance on any representations or warranties of the other parties to the Acquisition Agreement other than the representations and warranties expressly contained in the Acquisition Agreement.

The Acquisition Agreement contains additional representations and warranties of the Company regarding, among other things, the Company’s investment intent in acquiring the membership interests in Network Solutions, certain matters related to the Company’s ability to finance the cash consideration and other amounts payable pursuant to the Acquisition Agreement and related to the commitment letter from the financiers, the valid issuance of the Company’s common stock to be issued in the Acquisition, certain SEC filings, including certain financial statements contained in such filings, and the required vote of the holders of capital stock of the Company necessary to approve the issuance of shares of the Company’s common stock pursuant to the Acquisition Agreement and to approve the Acquisition Agreement and the transactions contemplated thereby.

Additionally, the Seller made certain representations and warranties to the Company related to the following subject matters:

•	organizational and similar limited liability company matters, including the qualification to do business under applicable law, good standing and limited liability company power;

•	authority to enter into and to perform obligations under, the execution and delivery of and the enforceability of, the Acquisition Agreement;

•	ownership of and transfer of title to the ownership interest in Network Solutions;

•
the absence of conflicts between the entry into and performance of the Acquisition Agreement and certain other transaction documents with the Seller’s charter documents, applicable material law or governmental orders;

•	governmental and regulatory consents and approvals are required in connection with the Acquisition; and

•
the absence of reliance on any representations or warranties of the other parties to the Acquisition Agreement other than the representations and warranties expressly contained in the Acquisition Agreement.

Material Adverse Effect

Certain of the representations, warranties, covenants, closing conditions and termination provisions contained in the Acquisition Agreement refer to the concept of a “Material Adverse Effect.”

For purposes of the Acquisition Agreement, a “Material Adverse Effect” means, with respect to the applicable party (either the Company or Network Solutions), any event, circumstance, change in or effect on such party that is materially adverse to the results of operations or the financial condition of the applicable party and its subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the applicable party or any of its subsidiaries operates (including changes in legal and regulatory conditions), except to the extent that any such event, circumstance, change or effect adversely affects such party and its subsidiaries, taken as a whole, in a manner that is materially disproportionate to its effect on other companies operating in the same industries or segments as such party, (b) events, circumstances, changes or effects affecting or changes in the national, international or any regional economy in general, the financial, credit, securities or banking markets or conditions in general (including any disruption thereof), interest rates, currency or exchange rates or the price of any commodity, security or market index, (c) any national, international or regional political or social conditions, including any event, circumstance, change or effect caused by acts of terrorism, sabotage or war (whether or not declared), military actions or the escalation thereof or other force majeure events, (d) changes or modifications, or proposed changes or modifications, in generally accepted accounting principles, or GAAP, or applicable law or interpretations thereof, (e) the announcement, performance or existence of the Acquisition Agreement, the identity of the parties to the Acquisition Agreement or any of their respective affiliates, representatives or financing sources, or the pendency of the transactions contemplated by the Acquisition Agreement, including any actual or potential impairment of any contract, agreement, binding commitment or other written arrangement or loss of any current or prospective licensors, licensees, customers, employees, vendors or other business relations of such party due to any of the foregoing in this clause (e), (f) any failure by the applicable party or any of its subsidiaries to meet any projections, budgets, forecasts or revenue or earnings predictions for any period (it being understood that the underlying causes of such failure may, if they are not otherwise excluded from the definition of “Material Adverse Effect,” be taken into account in determining whether a “Material Adverse Effect” has occurred), or (g) any event, circumstance, change or effect to the extent set forth on the applicable disclosure schedule (provided that any future development or change with respect to any of the litigation or potential litigation referenced in Network Solutions’ disclosure schedule are not deemed to be set forth on the disclosure schedule for purposes of this clause (g)).

Tax Indemnification; Remedies

Pursuant to the Acquisition Agreement, the Company and its affiliates will be indemnified and held harmless by the Seller against losses arising out of or resulting from all taxes of Network Solutions or its subsidiaries for taxable periods ending on or before the closing date and all payroll, employee withholding, unemployment, social security and similar taxes incurred by Network Solutions or its subsidiaries in connection with any compensatory payment made under the Acquisition Agreement or otherwise in connection with the transactions contemplated by the Acquisition Agreement for a period of 15 months after the closing (the “Tax Indemnity Period”). Such indemnification obligations will be reduced by (i) any reserves, liability accruals or other provisions specifically for such losses set forth in Network Solutions’ financial statements through June 30, 2011 (or would have been set forth in the financial statements between such date and the closing in the ordinary course of business and consistent with past practice), (ii) amount received, or reasonably expected to be received, from third parties and other savings that are reasonably expected to reduce the overall impact of such losses upon the indemnified party (including insurance proceeds), and (iii) any tax benefit actually realized by the indemnified party prior to the expiration of the Tax Indemnity Period. The Seller has no obligation to indemnify until all such losses exceed $3,000,000, whereupon the Seller is liable for all such losses up to the amount described below. During the Tax Indemnity Period, the Seller is obligated to retain 3,310,000 shares of the Company’s common stock it receives upon the consummation of the Acquisition provided that if the Seller elects to sell any of the 3,310,000 shares, the Seller is obligated to retain or, at the Company’s request, place into an escrow, the greater of the proceeds from the sale or $11.47 multiplied by the number of shares sold, in each case for the duration of the Tax Indemnity Period. The retained shares, or cash from the proceeds from the sale of those shares, shall be used to settle tax indemnification claims made pursuant to the Acquisition Agreement. Except as to covenants to be performed following the closing (including certain tax matters) or in the event of fraud, the Company will not have recourse against the Seller for breaches of representations, warranties or covenants under the Agreement, and the recourse for the tax matters is limited to the retained shares (or cash from the proceeds from the sale thereof). None of the parties to the Acquisition Agreement has any liability under the Acquisition Agreement or any transaction document for any punitive, incidental, special or indirect damages relating to the breach or alleged breach of the Acquisition Agreement or any transaction document.

Certain Covenants of the Parties

Network Solutions Covenants

The Seller and Network Solutions have undertaken customary covenants in the Acquisition Agreement relating to the conduct of the business of Network Solutions prior to the completion of the Acquisition or the earlier termination of the Acquisition Agreement. In general, the Seller and Network Solutions have agreed, among other things (subject in some cases to exceptions specified in the Acquisition Agreement or set forth in the confidential disclosure schedules to the Acquisition Agreement), unless the Company provides its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned):

•	to conduct its business in the ordinary course and to use its commercially reasonable efforts to preserve intact the business organization of Network Solutions and its subsidiaries;

•
not to sell or issue any equity interests or securities convertible into equity interests of Network Solutions or any of its subsidiaries or any right to acquire any such equity interests or repurchase or redeem or otherwise acquire any equity interests of Network Solutions or any of its subsidiaries, other than certain permitted issuances or repurchases;

•	not to amend the certificate of incorporation or bylaws (or similar organizational documents) of Network Solutions or any of its subsidiaries;

•	not to declare, accrue, set aside or pay any dividend;

•
not to increase any salaries or wages of any employee with an annual base salary or annualized compensation in excess of $100,000 or of all employees collectively in the excess of $1.5 million, amend or waive any rights under benefit plans, or otherwise modify any compensation arrangements, except as contemplated by Network Solutions’ existing operating plan and subject to certain exceptions if the closing does not occur during 2011;

•	not to change accounting methods except as required by GAAP or a governmental authority;

•	not to fail to exercise any rights of renewal under leases that would otherwise expire;

•
not to settle any lawsuit for amounts of $100,000 or more per settlement (or $200,000 in the aggregate) or involving a settlement or other agreement that provides for the licensing of intellectual property to a third party or grant to a third party exclusivity with respect to the operations of the Network Solutions business;

•
not to effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	not to form any subsidiary or acquire any interest in any entity that is material to Network Solutions and its subsidiaries, taken as a whole;

•
not to incur, create, assume or otherwise become liable for any indebtedness, except for any accrual of unpaid interest on any indebtedness or any indebtedness that will be repaid or cancelled prior to the closing date;

•	not to abandon, assign or grant any security interest in, to or under any intellectual property, other than in the ordinary course of business or among wholly-owned subsidiaries of Network Solutions;

•	not to enter into, materially amend, fail to renew, cancel or terminate any material contract, other than customer or supplier contracts in the ordinary course of business;

•	not to make any capital expenditure which would exceed the capital expenditure plan, subject to certain exceptions if the closing does not occur during 2011;

•	not to cancel, terminate or fail to maintain in full force any insurance policy;

•	not to make any material tax election (other than regular, recurring elections made in the ordinary course consistent with past practice) or amend any material tax return unless required by law; and

•	not to agree to take any of the foregoing actions.

Company Covenants

The Company has undertaken customary covenants in the Acquisition Agreement relating to the conduct of its business prior to the completion of the Acquisition or the earlier termination of the Acquisition Agreement. In general, the Company has agreed, among other things (subject in some cases to exceptions specified in the Acquisition Agreement or set forth in the confidential disclosure schedules to the Acquisition Agreement), unless Network Solutions provides its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned):

•	to conduct its business in the ordinary course and to use its commercially reasonable efforts to preserve intact the business organization of the Company and its subsidiaries;

•
not to sell or issue equity interests or securities convertible into equity interests of the Company or its subsidiaries or any right to acquire any such equity interests, other than certain permitted issuances or repurchases;

•	not to amend the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its subsidiaries;

•	not to declare, accrue, set aside or pay any dividend;

•	not to change accounting methods except as required by GAAP or a governmental authority;

•	not to fail to exercise any rights of renewal under leases that would otherwise expire;

•
not to effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•	not to form any subsidiary or acquire any interest in any entity that is material to the Company and its subsidiaries, taken as a whole;

•
not to incur, create, assume or otherwise become liable for any indebtedness in excess of $250,000 in the aggregate (other than as contemplated in connection with the Acquisition and except for any accrual of unpaid interest on any indebtedness or any indebtedness that will be repaid or cancelled prior to the closing date);

•	not to make any material tax election (other than regular, recurring elections made in the ordinary course consistent with past practice) or amend any material tax return unless required by law; and

•	not to agree to take any of the foregoing actions.

The Company also agreed to file this proxy statement as promptly as practicable following signing the Acquisition Agreement on August 3, 2011, and to use reasonable best efforts to cause this proxy statement to be filed with the SEC on or before August 17, 2011. Additionally, the Company agreed that if it determines to prepare and file a Form S-3 Registration Statement with the SEC in connection with a cash consideration election, then the Company shall not file the Form S-3 Registration Statement with the SEC without the consent of Seller, such consent not to be unreasonably withheld or delayed. The Company undertook certain other procedural matters in connection with the filing of this proxy statement as well as the Company’s efforts to timely mail this proxy statement.

Prior to the Closing, the Company also agreed to use reasonable best efforts to obtain all regulatory approvals needed to ensure that the common stock to be issued as partial consideration in exchange for the membership interests in Network Solutions held by the Seller will (to the extent required) be qualified or exempt from registration or qualification under all applicable securities laws.

Stockholder Agreement

At the closing, the Company is obligated to enter into a stockholder agreement with the Seller and certain of the Seller’s equityholders, pursuant to which the Company will agree to file, within 90 days after the closing of the Acquisition, a registration statement on Form S-3 to register for resale the shares of the Company’s common stock to be received by the Seller in connection with the Acquisition, and will grant certain other registration rights to the Seller. The registration rights granted to the Seller will expire on the date on which all registrable securities (as defined in the stockholder agreement) held by the Seller (or any assignees of such registration rights in accordance with the stockholder agreement) may be sold pursuant to Rule 144 without volume or manner of sale restrictions, subject to the earlier expiration of Seller’s piggy-back rights on the date on which the Seller or its affiliates or permitted transferees collectively hold less than 5% of the Company’s then-outstanding capital stock.

Pursuant to the stockholder agreement, the Company will agree that its board of directors, subject to compliance with applicable law, exchange listing requirements, and the Company’s board of directors’ fiduciary duties, immediately following the closing will increase the size of the board of directors of the Company from six to seven, designate the newly created and vacant seat as part of the class of directors whose tenure expires in 2014 (the “2014 Class”), and appoint an individual designated by an affiliate of the Seller. The Company will also agree that its board of directors, subject to compliance with applicable law and its fiduciary duties, will nominate an individual nominated by such Seller affiliate to fill the seat at each annual meeting at which directors in 2014 Class are elected and recommend the election of such nominee. These obligations terminate at such time as the Seller and its affiliates and permitted transferees hold less than 10% of the Company’s capital stock. Subject to compliance with applicable law and the Company’s fiduciary duties, the Company will appoint such individual nominated by the Seller affiliate to the compensation committee of its Board of Directors. The Company also agreed to provide expense reimbursement and certain rights of indemnification with respect to such director.

The stockholder agreement will provide for restrictions on the Seller’s ability to acquire shares and take certain other corporate actions until the earlier of two years following the closing or such time as the Seller and its affiliates and permitted transferees own less than 10% of the Company’s capital stock. The stockholder agreement also will provide for certain limitations on the transfer by the Seller of the shares acquired by it in the Acquisition as described in “The Acquisition—Restrictions on Sales of Shares of the Company’s Common Stock Received in the Acquisition” beginning on page 44, and other matters related to the foregoing rights and obligations.

Employees and Employee Benefits

The Acquisition Agreement provides that with respect to health, welfare, vacation and savings and profit-sharing plans, subject to certain requirements, the Company will either continue such Network Solutions plans or arrange for continuing Network Solutions employees and their eligible dependents to participate in the plans sponsored by the Company and its subsidiaries.

Following the Acquisition, each continuing Network Solutions employee will receive service credit to the extent credited under Network Solutions benefit plans prior to the Acquisition for purposes of determining eligibility to participate and vesting for the same purposes under comparable employee benefit plans of the Company and Network Solutions in which the employee participates following the merger. Except with respect to health and welfare, vacation, and savings and profit-sharing plans, no service credit will be given for any other purpose. In addition, the Company will use commercially reasonable best efforts to waive all limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements, and provide each continuing Network Solutions employee with credit for any co-payments and deductibles paid prior to the completion of the Acquisition in satisfying any analogous deductible or out-of-pocket requirements to the extent required under any such plan.

Pursuant to the Acquisition Agreement, Network Solutions is required to terminate its 401(k) plan and all other qualified benefit plans immediately prior to the completion of the Acquisition. Subject to certain restrictions and limitations, the Company will permit continuing Network Solutions employees to rollover their 401(k) plan account balances, including loan accounts, into the Company’s 401(k) plan.

The Company will also honor all obligations arising after the closing of the Acquisition under certain employment and employee benefit contracts, agreements, plans and commitments of Network Solutions and its subsidiaries in existence on the date of the Acquisition Agreement.

Financing Matters

For a complete discussion of the financing of the Acquisition, see the section entitled “The Debt Financing” beginning on page 60.

Regulatory Matters

Under the HSR Act, and the rules that have been promulgated thereunder, certain acquisitions of voting securities, noncorporate interests, or of assets may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”), and certain waiting period requirements have been satisfied. These requirements apply to the Company’s acquisition of all outstanding membership interests in Network Solutions and the receipt by the Seller of the Company’s common stock as a portion of the consideration to acquire those membership interests.

The Acquisition Agreement requires the Company and the Seller to use reasonable best efforts to prepare any merger notifications and to respond promptly to inquiries or requests received from the FTC or the Antitrust Division for additional information or documentation under the HSR Act and to take other necessary, proper or advisable actions, with qualifications as set forth in Section 6.07 of the Acquisition Agreement, to close the Acquisition.

The Company and an affiliate of the Seller each filed the required notification on August 12, 2011. The waiting period under the HSR Act expired at 11:59 p.m. Eastern time on September 12, 2011.

The Antitrust Division and the FTC routinely evaluate the legality under the antitrust laws of proposed acquisitions. At any time before or after the consummation of the Acquisition, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the Acquisition, seeking the divestiture of assets or imposing other conditions. Private parties and state attorneys generals may also bring legal actions under the antitrust laws seeking similar remedies. There can be no assurance that a challenge to the Acquisition on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

In addition, under the merger control rules of jurisdictions outside the United States where the Company or Network Solutions and our respective subsidiaries conduct business, filings may be required and it may be necessary to obtain authorizations, consents, orders or approvals of, declarations, or expirations of waiting periods before consummating the Acquisition. The Company has determined that, at this time, no such filings are required but foreign competition authorities retain the ability to challenge the legality of the transaction on the basis of its effects on competition or otherwise on the public interest, to seek divestitures or impose other conditions. At any time before or after consummation of the transaction, foreign competition authorities may seek to enjoin the Acquisition, seek divestiture of assets, or impose other conditions. There can be no assurance that a challenge to the Acquisition under foreign merger control rules will not be made, or, if such a challenge is made, what the result will be.

No Solicitation

In the Acquisition Agreement, each of the Company, the Seller and Network Solutions has agreed that it will not directly or indirectly:

•
solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal;

•
enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of such restrictions) or negotiations regarding, or deliver or make available to any person any nonpublic information with respect to, any inquiry, expression of interest, proposal or offer that is, or would reasonably be expected to lead to, an alternative acquisition proposal;

•	agree to, accept, approve, endorse or recommend any alternative acquisition proposal (or publicly propose or announce any intention to do the same); or

•	enter into any letter of intent or any other contract, agreement, binding commitment or other written arrangement contemplating or otherwise relating to any alternative acquisition proposal.

Each of the Company, the Seller and Network Solutions were obligated upon the execution of the Acquisition Agreement immediately to cease and cause to be terminated any and all existing activities, discussions or negotiations with any person conducted on or prior to the date of the Acquisition with respect to any alternative acquisition proposal.

The Acquisition Agreement does not prohibit the Company from furnishing information regarding the Company or entering into discussions and negotiations with any person for a Company alternative acquisition proposal prior to obtaining the requisite stockholder approval of the Share Issuance Proposal if specified conditions are met.

Board Recommendation and Change in Recommendation

Under the Acquisition Agreement, subject to the exceptions described below, this proxy statement is required to include a statement that the Company’s board of directors recommends that the Company’s stockholders vote to approve the issuance of shares of the Company’s common stock in the Acquisition (the “Board Recommendation”). Subject to the exceptions described below, the Acquisition Agreement provides that the Board Recommendation shall not be withheld, withdrawn, qualified, modified or amended in a manner adverse to the Seller or Network Solutions. The Acquisition Agreement further provides that the Company’s board of directors or any committee shall not fail to reaffirm the Board Recommendation, or fail to publicly state that the Acquisition and the Acquisition Agreement are in the best interest of the Company’s stockholders within 10 business days after Network Solutions’ request to so state, or fail to publicly announce, within 10 business days after a tender offer or exchange offer relating to the Company’s securities shall have been commenced or after any material increase in the consideration being offered thereunder, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer, or fail to issue a press release announcing its opposition to a Company acquisition proposal (as described below) within 10 business days, or recommend, adopt or approve a Company acquisition proposal, or make any disclosure that has the intent or direct effect of causing the Company’s stockholders not to vote to approve the Share Issuance Proposal or, in each case, publicly propose or resolve to take any action with respect to the foregoing (each of the foregoing actions, a “Change in Recommendation”).

Prior to obtaining the requisite stockholder approval of the Share Issuance Proposal, the restrictions set forth above will not prohibit the Company’s board of directors from effecting a Change in Recommendation if:

•	all of the following conditions are met:

o
the Company has not breached its obligations described under the section entitled “The Acquisition Agreement—No Solicitation” beginning on page 54 above in connection with an offer referred to in the following bullet point;

o
after August 3, 2011, an unsolicited, bona fide, offer to acquire (i) more than a 10% interest in the total outstanding voting securities of the Company or any of its subsidiaries; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company or any of its subsidiaries; or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property, in each case of clauses (i), (ii) and (iii), whether in any single transaction or series of related transactions or through any merger, consolidation, business combination or similar transaction (each, a “Company acquisition proposal”) is made to the Company and not withdrawn;

o
such Company acquisition proposal requires termination of the transactions contemplated by the Acquisition Agreement, and the Company’s board of directors determines in its good faith judgment, after consulting with a nationally recognized financial advisor and outside legal counsel and after taking into account all legal, regulatory, financial and other aspects of the proposal and the identity of the person or entity making such Company acquisition proposal, to be (i) more favorable from a financial point of view to the Company’s stockholders than the Acquisition determined on a basis of long-term value (taking into account the likelihood and anticipated timing of consummation and after giving effect to all adjustments offered by the Seller to the Company and the possible payment of any termination fee (as described below) and (ii) reasonably likely to be consummated (if accepted) on a timely basis in accordance with its terms, except that for this purpose all references to 10% in the term Company acquisition proposal shall be deemed a reference to 50% (any such proposal referred to as a “superior offer” herein);

o
the Company’s board of directors does not effect, or cause the Company to effect, a Change in Recommendation within four business days after the Company notifies Network Solutions that the Company’s board of directors has determined that the Company acquisition proposal is a superior offer;

o
if requested by Network Solutions, the Company engages in good faith negotiations with Network Solutions, during the four business day period referenced above, to amend the Acquisition Agreement in a manner such that the Company acquisition proposal would no longer be a superior offer;

o
at the end of the four business day period referenced above, the Company acquisition proposal has not been withdrawn and continues to be a superior offer (taking into account, among other things, any changes to the Acquisition Agreement that have been proposed by Network Solutions as a result of the negotiations described in the foregoing bullet point); and

o
at the end of the four business day period referenced above, the Company’s board of directors determines in good faith, after consultation with outside legal counsel that, in light of the superior offer, a failure to make a Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Company’s board of directors to the Company’s stockholders under applicable laws; provided that in the event of any material revisions to the Company acquisition proposal, the Company will be required to deliver a new written notice to Network Solutions and again comply with the above conditions with respect to a Change in Recommendation; or

•	all of the following conditions are met:

o
a material development or change in circumstance that was neither known to nor reasonably foreseeable by the Company or its representatives occurs or arises after August 3, 2011 and prior to the completion of the Acquisition (other than as contemplated in the foregoing bullet points with regard to a superior offer, but excluding the mere existence of a Company acquisition proposal in the absence of the other conditions set forth above) (the events described in this bullet point are referred to hereafter as a “Company intervening event”);

o
provide at least four advance business days’ written notice of any meeting of the Company’s board of directors at which the Company’s board of directors will consider whether a Company intervening event has occurred and requires the Company’s board of directors to effect a Change in Recommendation;

o
if requested by Network Solutions, the Company engages in good faith negotiations with Network Solutions regarding amendments to the Acquisition Agreement that would obviate the need for a Change in Recommendation as a result of the Company intervening event; and

o
at the end of the four business day period referenced above, the board of directors of the Company determines in good faith, after consultation with outside legal counsel that, in light of such Company intervening event, a failure to make a Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Company’s board of directors to the Company’s stockholders under applicable law.

The Company is required to ensure that any Change of Recommendation shall not (1) affect the validity of the original approval of this Agreement as of the date the Acquisition Agreement was signed (August 3, 2011) or any other approval of the Company’s board of directors; and (2) have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the Acquisition or any of the other transactions contemplated by the Acquisition Agreement. Unless the Acquisition Agreement is terminated in accordance with its terms, the Company must submit the Share Issuance Proposal for approval by the Company’s stockholders in accordance with the section entitled “Stockholder Meeting” below.

Stockholder Meeting

The Company has agreed to take all action necessary to hold, as promptly as practicable after August 3, 2011, a meeting of its stockholders for the purpose of obtaining the required stockholder approval of the Share Issuance Proposal. The Company may adjourn or postpone the meeting of its stockholders after consultation with Network Solutions only (i) to the extent necessary to ensure that any supplement or amendment to this proxy statement that is required by applicable legal requirements is timely provided to the Company’s stockholders, (ii) if as of the time for which the stockholders’ meeting is originally scheduled there are insufficient shares of the Company’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the stockholders’ meeting, or (iii) if additional time is reasonably required to solicit proxies in favor of the Share Issuance Proposal.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The Company agrees to honor (including assuming any obligations of the Seller) all rights to indemnification existing as of August 3, 2011 and permissible under applicable law for acts or omissions occurring prior to the closing in favor of the employees currently indemnified by Network Solutions or any of its subsidiaries, or any current or former employee, officer, director, general partner and member of any executive committee of the Seller currently indemnified by the Seller, as provided in the organizational documents, indemnity agreements or board resolutions of the Seller, Network Solutions or such subsidiary, and not to amend, repeal or otherwise modify such obligations for a period of 6 years from the closing (or, if longer, for such period as set forth in any applicable agreement in effect as of August 3, 2011). The Company and Network Solutions will purchase a “tail” directors’ and officers’ policy providing liability insurance coverage for the benefit of those persons who are covered by the Seller’s, Network Solutions’ and its subsidiaries’ directors’ and officers’ liability insurance policies as of August 3, 2011 or the closing with respect to matters occurring prior to closing that is at least equal to the coverage provided under the current policies, and will maintain such policy for six years.

Conditions to Completion of the Acquisition

The obligations of the Company, the Seller and Network Solutions to complete the Acquisition are each subject to the satisfaction of the following conditions, subject, in some cases, to the exceptions or limitations contained in confidential disclosure schedules delivered to each party by the other:

•
accuracy of a number of representations and warranties made by the Company (in the case of the Seller and Network Solutions) or the Seller and Network Solutions (in the case of the Company) in the Acquisition Agreement (without giving effect to materiality qualifications), provided that inaccuracies will be disregarded so long as such inaccuracies (considered collectively) would not have a material adverse effect on the other party;

•
performance by the Company (in the case of the Seller and Network Solutions) or the Seller and Network Solutions (in the case of the Company), in all material respects, of all of such party’s obligations under the Acquisition Agreement;

•	approval by the Company’s stockholders of the issuance of up to 18 million shares of the Company’s common stock in the Acquisition;

•
for the Seller and Network Solutions, since August 3, 2011 there shall not have occurred any material adverse effect on the Company which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on the Company and no material adverse effect on the Company and Network Solutions and their respective subsidiaries combined shall have occurred;

•
for the Company, since August 3, 2011, there shall not have occurred any material adverse effect on Network Solutions which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Network Solutions and no material adverse effect on the Company and Network Solutions and their respective subsidiaries combined shall have occurred;

•
receipt of a certificate executed by a duly authorized officer of the Company (in the case of the Seller and Network Solutions) or the Seller and Network Solutions (in the case of the Company) as to the satisfaction of certain conditions;

•	expiration or termination of any waiting period applicable to the consummation of the Acquisition under the HSR Act, and receipt of certain other required regulatory approvals or consents;

•
absence of restraining orders or injunctions or other orders and absence of any legal requirement applicable to the Acquisition, in each case, that makes consummation of the Acquisition illegal or otherwise prohibits the consummation of the Acquisition;

•	for the Seller and Network Solutions, the availability of an exemption under all applicable securities laws for the issuance of the Company’s shares to the Seller as part of the closing consideration;

•
for the Seller and Network Solutions, the filing by the Company of all statements, reports, schedules, forms, exhibits and other documents required to be filed pursuant to Section 13(a) of the Exchange Act with the SEC since August 3, 2011;

•	for the Company, delivery of specified financial statements of Network Solutions to certain lenders providing financing to the Company; and

•	the delivery by the Company of the closing payments and the delivery by each party of specified closing deliverables.

Termination of the Acquisition Agreement

The Acquisition Agreement may be terminated, at any time prior to closing:

•	By either Network Solutions or the Company if the closing has not occurred by December 22, 2011 (the “end date termination provision”); provided, however, that:

o
if the conditions to closing relating to governmental approvals, absence of governmental orders making the transaction illegal or approval of the Share Issuance Proposal have not been satisfied by such date, but the conditions relating to accuracy of Network Solutions’ and the Seller’s respective representations and warranties, compliance with their respective covenants and the absence of a material adverse effect on Network Solutions and on Network Solutions and the Company and their respective subsidiaries combined have been satisfied or are capable of being satisfied by such date, then Network Solutions may elect to extend the end date to February 3, 2012; and

o
if the conditions to closing relating to governmental approvals and absence of governmental orders making the transaction illegal have not been satisfied by such date, but the conditions relating to accuracy of the Company’s representations and warranties, compliance with its covenants, the absence of a material adverse effect on the Company and on the Company and Network Solutions and their respective subsidiaries combined, the availability of a securities exemption for the offer and sale of the Company’s common stock, and the Company’s compliance with its SEC filing requirements under the Exchange Act have been satisfied or are capable of being satisfied by such date, then Company may elect to extend the end date to February 3, 2012; and

o
a party may not terminate the Acquisition Agreement or extend the end date pursuant to this provision if the failure to fulfill any obligation under the Acquisition Agreement was the cause of, or resulted in, the failure of the closing to occur on or prior to such date.

•	by either Network Solutions or the Company in the event that any governmental order restraining, enjoining or otherwise prohibiting the Acquisition shall have become final and nonappealable;

•
by Network Solutions if a failure to perform any covenant or agreement on the part of the Company set forth in the Acquisition Agreement has occurred that would, if occurring or continuing on the closing date, cause the closing conditions relating to accuracy of the Company’s representations and warranties and compliance with its covenants not to be satisfied, and such condition is not cured or is incapable of being cured within 30 days of notice by Network Solutions to the Company;

•
by the Company if a failure to perform any covenant or agreement on the part of Network Solutions or the Seller set forth in the Acquisition Agreement has occurred that would, if occurring or continuing on the closing date, cause the closing conditions relating to accuracy of Network Solutions’ and the Seller’s respective representations and warranties and compliance with their respective covenants not to be satisfied, and such conditions are not cured or is incapable of being cured within 30 days of notice by the Company to Network Solutions;

•	by mutual written consent of Network Solutions and the Company;

•	by Network Solutions, if the Company’s board of directors has made a Change in Recommendation, as described above;

•
by either the Company or Network Solutions if: (i) the Special Meeting of stockholders described in this proxy statement (including any adjournments and postponements thereof) has been held and completed and the Company’s stockholders shall have taken a final vote on the Share Issuance Proposal; and (ii) the Share Issuance Proposal is not approved at the Special Meeting (and was not approved at any adjournment or postponement thereof) by the requisite vote; provided, however, that a party shall not be permitted to terminate the Acquisition Agreement pursuant to this provision if the failure to have the Share Issuance Proposal approved is attributable to a failure on the part of such party to perform any covenant or obligation in the Acquisition Agreement required to be performed by such party at or prior to the closing (the “stockholder vote termination provision”).

If the Acquisition Agreement is terminated for any reason, the Acquisition Agreement will become void and of no further force or effect with no liability on the part of any party or related party thereto, except as provided under the section entitled “Termination Fees and Expenses” below and for provisions relating to confidentiality matters and certain miscellaneous provisions.

Termination Fees and Expenses

The Acquisition Agreement provides that, except as otherwise specified in the agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with the Acquisition Agreement and the transactions contemplated thereby will be borne by the party incurring such costs and expenses.

The Acquisition Agreement provides that the Company will be required to pay the Seller a termination fee of $37.5 million in the following circumstances:

•
if the Acquisition Agreement is (A) terminated by Network Solutions because the Company’s board of directors has made a Change in Recommendation, as described above, or (B) terminated by either Network Solutions or the Company pursuant to the end date termination provision or pursuant to the stockholder vote termination provision, each as described above, and at such time of termination Network Solutions would have been entitled to terminate the Acquisition Agreement due to a Change in Recommendation; or

•
if (A) the Acquisition Agreement is terminated by the Company or Network Solutions pursuant to the end date termination provision or the stockholder vote termination provision or due to the failure of the Company to perform its covenants, each as described above, (B) prior to such termination, a Company acquisition proposal shall have been made public or otherwise disclosed and not publicly withdrawn, and (C) within twelve months following the termination of the purchase under the foregoing circumstances, the Company consummates a Company acquisition proposal or enters into a definitive agreement providing for a transaction with respect to a Company acquisition proposal and subsequently consummates a transaction that constitutes a Company acquisition proposal, substituting for purposes of clause (C) only the figure 50% in lieu of references to 10% in the definition of the term Company acquisition proposal.

If the termination fee is paid to the Seller as described above, the Company and the Seller have agreed that (i) receipt of such payment of the termination fee described above will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller, any parent entity of Seller, Network Solutions or any of its subsidiaries with respect to any damages suffered or incurred by such persons or any of their respective affiliates in connection with the Acquisition Agreement or definitive agreements entered into by the Company with respect to the financing described under the “Debt Financing” below (and the termination thereof) and any matter forming the basis of such termination and (ii) none of the Seller, Network Solutions or any of its subsidiaries, any of their respective affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against the Company or any debt financing source arising out of or in connection with the Acquisition Agreement or the definitive agreements entered into with respect to the financing, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. The foregoing does not limit liability of the Company with respect to any intentional breach of the Acquisition Agreement occurring prior to such termination (claims with respect to which survive any termination of the Acquisition Agreement and, in the case of the Seller, may be based on the consideration that would have otherwise been payable to the Seller pursuant to the Acquisition Agreement and distributed to the direct and indirect equityholders of the Seller, or based on loss of market value of Network Solutions).

Amendments and Waivers

The Acquisition Agreement may be amended at any time by written agreement between the Company, the Seller and Network Solutions. In addition, any party to the Acquisition Agreement may extend the time for performance of the obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties, or waive compliance with any of the agreements of the other parties or conditions to the obligations of the other parties, provided that such extensions or waivers be set forth in writing and signed by the party being bound thereby.

Governing Law

The Acquisition Agreement is governed in all respects by the laws of the State of Delaware.

THE DEBT FINANCING

The Debt Financing Commitments

The Company estimates that the total amount of funds necessary to complete the Acquisition, fund the payment of certain Network Solutions’ liabilities, and refinance certain debt of the Company will be approximately $783 million. This amount will be funded through borrowings under a first lien senior secured credit facility, a second lien senior secured credit facility, and cash on hand.

The Company has obtained debt financing commitments described more fully below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the Acquisition Agreement. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the Company’s obligation to complete the Acquisition under the Acquisition Agreement, the failure of the Company to obtain any portion of the committed financing (or alternative or substitute financing) is likely to result in the failure of the Acquisition to be completed.

Pursuant to the debt commitment letter dated August 3, 2011, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Goldman Sachs Lending Partners LLC, SunTrust Bank and SunTrust Robinson Humphrey Inc., or collectively, the “Commitment Parties”, have committed to provide the Company with a $650 million first lien senior secured credit facility, consisting of a $600 million term loan facility and a $50 million revolving credit facility, and a $150 million second lien senior secured credit facility on the terms and subject to the conditions set forth in the debt commitment letter.

The first lien term loan facility and the second lien facility will be available in a single drawing on the closing date. Loans under the first lien revolving facility will be made available on the closing date to finance the transactions and fees and expenses related to the transactions and to fund original issue discount or upfront fees in connection with the first lien facilities on the closing date. After the closing date, the revolving credit facility will be used for working capital needs.

The commitment of the Commitment Parties with respect to the first lien senior secured credit facilities and the second lien senior secured credit facilities (each as described below) will terminate if (a) the initial borrowing under the facilities does not occur on or before December 22, 2011 (subject to extension to February 3, 2012 if the Termination Date (as defined in the Acquisition Agreement) is extended to such date, (b) the Acquisition Agreement is validly terminated prior to the Acquisition or (c) the Acquisition is consummated without borrowings under the facilities to be provided by the Commitment Parties. The documentation governing the debt financings has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Although the debt financing described in this proxy statement is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date of this proxy statement, no alternative or substitute financing arrangements or alternative or substitute financing plans have been made in the event the debt financing described herein is not available as anticipated.

The Senior Secured Credit Facilities

The obligations of the Commitment Parties to provide the senior secured credit facilities under the debt commitment letter are subject to a number of customary conditions, including (i) consummation of the Acquisition in accordance with the Acquisition Agreement (without giving effect to amendments, modification, waiver or consent that are materially adverse to the lenders without the consent of the Commitment Parties), (ii) that since June 30, 2011 no “material adverse effect” (as defined in the Merger Agreement, but applied to the Company, Network Solutions and their respective subsidiaries on a consolidated basis) has occurred, (iii) as of August 2, 2011 consummation of the equity contributions in an amount equal to at least 33% of the total pro forma debt and equity capitalization of the Company and its subsidiaries (after giving effect to the Acquisition), (iv) consummation of the refinancings of the existing credit facilities of each of the Company and Network Solutions, (v) receipt of customary annual and quarterly financing statements of Network Solutions and receipt of customary pro forma financial statements, (vi) receipt of execution and delivery of the definitive credit agreements and delivery of customary closing documents and legal opinions, including a solvency certificate, (vii) payment of required fees and expenses, (viii) the execution of certain guarantees and the creation of security interests and (ix) expiration of a 20 consecutive calendar day marketing period (with customary blackout periods) after receipt of a confidential information memorandum to syndicate the facilities.

General. The senior secured credit facilities are expected to consist of (1) a $600 million first lien term loan facility with a term of seven years (the “First Lien Term Loan Facility”), (2) a $50 million first lien revolving facility with a term of five years (the “Revolving Facility” and, together with the “First Lien Term Loan Facility, the “First Lien Facilities”) and (3) a $150 million second lien term loan facility with a term of eight years (the “Second Lien Facility” and, together with the First Lien Facilities, the “Facilities”). The borrower (the “Borrower”) under the Facilities will be the Company.

Roles. J.P. Morgan Securities LLC (“JPMorgan”), Deutsche Bank Securities Inc (“DBSI”), Goldman Sachs Lending Partners LLC (“GSLP”) and SunTrust Robinson Humphrey Inc. (“STRH”) have been appointed as joint lead arrangers for the Facilities. JPMorgan Chase Bank, N.A. has been appointed as administrative agent, JPMorgan and DBSI have been appointed as co-syndication agents and GSLP and STRH have been appointed as co-documentation agents for the Facilities.

Interest Rate. Loans under the Facilities are expected to bear interest, at the Company’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower’s delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the Acquisition, interest rates under the Facilities are expected to be subject to decreases based on a first lien senior secured leverage ratio in the case of the First Lien Facilities or a second lien senior secured leverage ratio in the case of the Second Lien Facility, and in each case shall be as defined and at levels to be agreed upon between the Borrower and the Commitment Parties.

Prepayments and Amortization. Borrower will be permitted to make voluntary prepayments with respect to the First Lien Facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). Voluntary prepayments with respect to the Second Lien Facility are expected to be subject to a premium of 2% during the first year, 1% during the second year and no premium thereafter. The First Lien Term Loan Facility will amortize 1% per annum in equal quarterly installments until the final maturity date. The Second Lien Facility will not be subject to amortization.

Guarantors. All obligations under the Facilities will be unconditionally guaranteed jointly and severally by the Company and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the Company (other than certain immaterial subsidiaries to be mutually agreed upon).

Security. The obligations of the Borrower and the guarantors under the Facilities and the guarantees will be secured, subject to permitted liens and other agreed upon exceptions, by a perfected pledge of all capital stock directly held by the Borrower and the guarantors (limited, in the case of foreign subsidiaries, to 65% of the stock of such subsidiaries), and by perfected security interests in substantially all present and future assets of the Borrower and each guarantor (subject to certain exceptions). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Facilities on the closing date, but instead will be required to be delivered following the closing date.

Other Terms. The Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Facilities will also include customary events of default, including a change of control (defined in a manner to be mutually agreed upon).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(in thousands, except per share data)

The tables below present the selected historical consolidated financial data of the Company for the five years ended December 31, 2010 derived from its audited consolidated financial statements for those years. The summary of operations for the years ended December 31, 2010, 2009, and 2008, and the balance sheet data as of December 31, 2010 and 2009 have been derived from the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated into this proxy statement by reference. The summary of operations data for the years ended December 31, 2007 and 2006, and the balance sheet data as of December 31, 2008, 2007, and 2006 have been derived from the Company’s audited financial statements, which have not been incorporated by reference in this proxy statement. The tables below also present the selected historical consolidated financial data of the Company for the six months ended June 30, 2011 and 2010 derived from the Company’s unaudited consolidated financial statements from those periods, included in the Quarterly Report on Form 10-Q for the Company for the six months ended June 30, 2011, which is incorporated into this proxy statement by reference. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The following tables should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated by reference in this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

Historical Consolidated Statement of Operations Data:

	(unaudited)
	Six months ended June 30,		Year ended December 31,
	2011(1)(4)	2010	2010(1)(2)(4)	2009(2)	2008(3)	2007(5)	2006(2)
Revenue	$81,722	$49,906	$120,289	$106,489	$120,114	$80,084	$48,456
Operating costs and expenses	(85,854)	(51,870)	(134,825)	(106,582)	(217,191)	(78,466)	(46,974)
Income (loss) from operations	(4,132)	(1,964)	(14,536)	(93)	(97,077)	1,618	1,482
Net income (loss) from continuing operations	(7,707)	(2,553)	(6,648)	1,569	(96,380)	1,479	7,082
Net income (loss) from discontinued operations	250	116	116	1,040	170	(121)	1,515
Net income (loss) attributable to common stockholders	(7,457)	(2,437)	(6,532)	2,609	(96,210)	1,358	8,597
Net income (loss) from continuing operations per share
Basic	(0.28)	(0.10)	(0.26)	0.06	(3.52)	0.08	0.42
Diluted	(0.28)	(0.10)	(0.26)	0.06	(3.52)	0.07	0.36
Net income (loss) from discontinued operations per share
Basic	0.01	—	—	0.04	0.01	(0.01)	0.09
Diluted	0.01	—	—	0.04	0.01	(0.01)	0.08
Weighted average common shares outstanding
Basic	27,106	25,433	25,515	25,312	27,398	19,802	16,778
Diluted	27,106	25,433	25,515	26,985	27,398	22,224	19,430

Historical Consolidated Balance Sheet Data:

	(unaudited)
	As of June 30,		As of December 31,
	2011(1)(4)	2010	2010(1)(2)(4)	2009(2)	2008(3)	2007(5)	2006(2)
Cash and cash equivalents	$15,972	$42,809	$16,307	$39,427	$34,127	$29,746	$42,155
Working capital (deficiency) surplus (4)	(20,422)	36,294	(22,133)	32,171	23,971	16,525	39,534
Total assets	291,315	119,894	299,489	122,885	122,495	235,013	93,360
Long-term note payable and obligations under capital leases	79,757	133	93,623	198	—	59	194
Accumulated deficit	(165,394)	(153,842)	(157,937)	(151,405)	(154,014)	(57,804)	(59,162)
Total stockholders’ equity	107,203	103,503	103,607	103,696	99,293	196,431	83,956

(1)
The Consolidated Statement of Operations for the six months ended June 30, 2011 includes the acquisition of Register.com (Cayman) LP. The Consolidated Statement of Operations for the year ended December 31, 2010 includes the acquisition of Register.com (Cayman) LP for the period from July 30, 2010 through December 31, 2010. The Consolidated Balance Sheet data includes the acquisition of Register.com (Cayman) LP as of June 30, 2011 and December 31, 2010.

(2)
Included in the net income (loss) for the year ended December 31, 2006, 2009, and 2010 is a tax benefit of $3.2 million, $1.4 million, and $16.6 million, respectively, which was the result of a reduction in the deferred tax asset valuation allowance.

(3)
Included in the net loss for the year ended December 31, 2008 is a goodwill and intangible asset impairment charge of $102.6 million. The primary reason for the impairment charge was the decline of the Company’s stock price during the fourth quarter of 2008.

(4)
The working capital deficiency at June 30, 2011 and December 31, 2010 is primarily due to the increase in the current portion of deferred revenue arising from the acquisition of Register.com LP on July 30, 2010.

(5)
The Consolidated Statement of Operations and Consolidated Balance Sheet data above includes the acquisition of Web.com, Inc. from October 1, 2007 through December 31, 2007 and as of December 31, 2007, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NETWORK SOLUTIONS
(in thousands)

The following table sets forth the selected historical consolidated financial data as of the dates and for the periods indicated. On March 7, 2007, Network Solutions acquired Network Solutions, LLC. We refer to Network Solutions, LLC prior to such acquisition as the Predecessor, and we refer to Network Solutions, formed as part of the acquisition, as the Successor. For the Successor period from March 8, 2007 through December 31, 2007, the consolidated financial data reflects the consolidated audited financial statements of Net Sol Holdings, LLC, of which Network Solutions is a wholly-owned, direct subsidiary. Accordingly, the selected historical consolidated financial data as of and for the period from March 8 through December 31, 2007 have been derived from the audited consolidated financial statements of Net Sol Holdings, LLC, included elsewhere in this proxy statement. The selected historical consolidated financial data as of and for the years ended December 31, 2008, 2009 and 2010 have been derived from the audited consolidated financial statements of Network Solutions included elsewhere in this proxy statement. The historical financial data as of and for the six months ended June 30, 2010 and 2011 have been derived from the unaudited condensed consolidated financial statements of Network Solutions included elsewhere in this proxy statement. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management of Network Solutions, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Historical results are not necessarily indicative of future performance or results of operations. You should read the information presented below together with “Management's Discussion and Analysis of Financial Condition and Results of Operations of Network Solutions” and the consolidated financial statements of Network Solutions and related notes included elsewhere in this proxy statement.

	Predecessor		Successor
		Period from			Period from
		January 1,			March 8, 2007
	Year Ended	2007 through	Six Months Ended		through
	December 31,	March 7,	June 30,		December 31	Year Ended December 31,
	2006	2007	2010	2011	2007(1)	2008	2009	2010
	(unaudited)

Statement of operations data:
Revenue
Domain name services	$150,251	$27,344	$86,617	$88,870	$127,133	$169,022	$174,786	$174,671
Web services and marketing and advertising	80,514	17,346	45,986	44,654	83,160	101,839	95,599	90,234
Total revenue	230,765	44,690	132,603	133,524	210,293	270,861	270,385	264,905

Cost of revenue	68,670	14,559	35,946	37,042	61,191	79,273	76,793	71,552
Gross margin	$162,095	$30,131	$96,657	$96,482	$149,102	$191,588	$193,592	$193,353

Operating costs and expenses:
Sales and marketing	$55,800	$10,024	24,435	23,683	$51,262	72,168	54,445	45,043
Technology services, excluding depreciation	39,889	6,492	18,706	18,621	28,354	37,779	33,404	38,185
General and administrative	31,864	5,655	14,301	14,426	25,836	31,198	30,584	29,351
Stock-based compensation	21,332	2,263	777	673	2,749	1,327	2,182	1,719
Depreciation and amortization	23,404	3,469	11,964	11,037	28,604	34,840	26,941	24,434
Impairment of intangible asset	—	—	—	—	—	—	32,700	—
Total operating expenses	172,289	27,903	70,183	68,440	136,805	177,312	180,256	138,732

(Loss) income from operations	(10,194)	2,228	26,474	28,042	12,297	14,276	13,336	54,621
Income tax expense (benefit)	—	—	7,463	8,098	271	136	9,210	(1,480)
Interest and other expenses, net	10,153	1,553	7,460	7,446	28,156	29,245	19,967	15,193
Net (loss) income	$(20,347)	$675	$11,551	$12,498	$(16,130)	$(15,105)	$(15,841)	$40,908

(1) Reflects the audited consolidated financial data of Net Sol Holdings, LLC, of which Network Solutions is a wholly-owned, direct subsidiary.

	As of June 30,	As of December 31,
	2011	2008(1)	2009	2010
	(unaudited)
Balance sheet data:
Cash and cash equivalents	$18,445	$22,185	$37,898	$26,931
Working capital (2)	49,532	51,243	68,673	49,824
Total assets	1,020,726	1,081,295	1,044,007	1,027,691
Total deferred revenue	376,872	348,767	352,566	363,813
Total loans payable	242,140	374,465	339,451	280,101
Members’ equity	355,689	330,989	320,080	343,180

(1) Reflects the audited consolidated financial data of Net Sol Holdings, LLC, of which Network Solutions is a wholly-owned, direct subsidiary.

(2) Excludes deferred revenue, current balances of $164,911, $164,736, $171,238, and $177,604 as of December 31, 2008, 2009, 2010 and June 30, 2011, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the acquisition of the Network Solutions by the Company. These unaudited pro forma combined condensed financial statements are derived from the historical consolidated financial statements of the Company and Network Solutions. These financial statements have been adjusted as described in the notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheets of the Company and Network Solutions as of the close of business on June 30, 2011, and includes preliminary adjustments to reflect the transactions that are directly attributable to the acquisition and factually supportable. In addition, the unaudited pro forma combined condensed statements of operations combine the historical consolidated statements of operations of the Company and Network Solutions and have also been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results. The unaudited pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred on January 1, 2010.

We have prepared the unaudited pro forma combined condensed financial statements based on available information using assumptions that we believe are reasonable. These financial statements are being provided for informational purposes only and do not claim to represent our actual financial position or results of operations had the acquisition occurred on that date specified nor do they project our results of operations or financial position for any future period or date. In addition, the pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the acquisition.

The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company considered the acquiring company. Based on the acquisition method of accounting, the consideration paid to Network Solutions is allocated to their assets and liabilities based on their fair value as of the date of the completion of the acquisition. the Company has used preliminary estimates for the fair value of deferred revenue and deferred costs and intangible assets. Fair value adjustments for property and equipment and the related depreciation expense adjustments are not reflected herein as the Company is in the process of gathering the relevant information required to complete the valuation. Any remaining amount of the purchase price allocation is recorded as goodwill. The purchase price allocation and valuation is preliminary and subject to final adjustments and provided for informational purposes only.

Unaudited Pro Forma Combined Condensed Statement of Operations
Year ended December 31, 2010
(In thousands of dollars)

	Historical	Historical	Pro forma		Pro forma
	Web.com	Network Solutions	Adjustments		Combined

Revenue	$120,289	$264,905	$(164,736	)(6)	$304,089
			83,631	(7)
Cost of revenue	53,232	71,552	(39,293	)(9)	127,413
(exclusive of depreciation and amortization shown			41,922	(10)

Sales & marketing	28,678	45,043			73,721
Research & development	10,910	38,185			49,095
General & administrative	24,110	31,070			55,180
Restructuring charges	2,171	-			2,171
Depreciation and amortization	15,724	24,434	(10,595	)(2)	77,242
			47,679	(1)
Total cost and operating expenses	134,825	210,284	39,713		384,822

(Loss) income from operations	(14,536)	54,621	(120,818)		(80,733)

Interest, net	(2,832)	(15,193)	17,692	(3)(4)	(50,404)
			(50,071	)(5)

(Loss) income from operations before income taxes	(17,368)	39,428	(153,197)		(131,137)

Benefit (provision) for income tax	10,720	1,480	(16,797	)(8)	(4,597)

(Loss) income from continuing operations	$(6,648)	$40,908	$(169,994)		$(135,734)

Basic earnings per share:
Loss from continuing operations per common share	$(0.26)	N/A	N/A		$(3.12)
Diluted earnings per share:
Loss from continuing operations per common share	$(0.26)	N/A	N/A		$(3.12)

Basic weighted average common shares outstanding	25,515	N/A	18,000	(11)	43,515
Diluted weighted average common shares outstanding	25,515	N/A	18,000	(11)	43,515

Unaudited Pro Forma Combined Condensed Statement of Operations
Period ended June 30, 2011
(In thousands of dollars)

	Historical	Historical	Pro forma		Pro forma
	Web.com	Network Solutions	Adjustments		Combined

Revenue	$81,722	$133,524	$(43,862	)(6)	$193,651
			22,267	(7)

Cost of revenue	35,342	37,042	(11,461	)(9)	73,151
(exclusive of depreciation and amortization shown below)			12,228	(10)

Sales & marketing	21,110	23,683			44,793
Research & development	6,938	18,621			25,559
General & administrative	12,702	15,099			27,801
Restructuring charges	245	-			245
Depreciation and amortization	9,517	11,037	(3,776	)(2)	40,617
			23,839	(1)
Total cost and operating expenses	85,854	105,482	20,830		212,166

(Loss) income from operations	(4,132)	28,042	(42,425)		(18,515)

Interest expense, net	(3,113)	(7,446)	10,305	(3)(4)	(25,124)
			(24,870	)(5)
(Loss) income from operations before income taxes	(7,245)	20,596	(56,990)		(43,639)

(Provision) benefit for income tax	(462)	(8,098)	(1,377	)(8)	(9,937)

(Loss) income from continuing operations	$(7,707)	$12,498	$(58,367)		$(53,576)

Basic earnings per share:
Loss from continuing operations' per common share	$(0.28)	N/A	N/A		$(1.19)
Diluted earnings per share:
Loss from continuing operations per common share	$(0.28)	N/A	N/A		$(1.19)

Basic weighted average common shares outstanding	27,106	N/A	18,000	(11)	45,106
Diluted weighted average common shares outstanding	27,106	N/A	18,000	(11)	45,106

Unaudited Pro Forma Combined Condensed Balance Sheet
as of June 30, 2011
(in thousands of dollars)

	Historical	Historical	Pro forma		Pro forma
	Web.com	Network Solutions	Adjustments		Combined
Current Assets:
Cash and cash equivalents	$15,972	$18,445	$(34,417	) a, o	$-
Accounts receivable, net of allowance for doubtful accounts	7,367	2,462	-		9,829
Restricted investments	301	-	-		301
Prepaid registry fees	14,604	42,708	2,857	b	60,169
Deferred taxes, current	270	-	(270	) l	-
Prepaid expenses and other current assets	4,994	8,378	(1,219	) m	13,189
			(1,633	) e
			(527	) l
			3,196	j
Total current assets	43,508	71,993	(32,013)		83,488

Restricted investments	1,108	-	-		1,108
Prepaid registry fees	12,736	57,755	3,864	b	74,355
Property and equipment, net	8,918	27,343	-		36,261
Goodwill	123,186	763,336	(763,336	) c	773,901
			650,715	d
Intangible assets, net	98,855	94,428	(94,428	) c	546,355
			447,500	d
Investments in unconsolidated entities	-	3,204	-		3,204
Other assets	3,004	2,667	(4,605	) e, m	21,020
			19,954	j
Total assets	$291,315	$1,020,726	$227,651		$1,539,692

Current liabilities:
Accounts payable and accrued expenses	$9,682	$19,656	$6,966	f	$35,855
			407	o
			(856	) l
Current portion of long-term debt and capital lease obligations	10,627	468	(11,095	) h	6,000
			6,000	g
Deferred revenue	41,936	177,604	(87,440	) k	132,100
Accrued restructuring and other liabilities	1,685	2,337	3,244	l	7,266
Total current liabilities	63,930	200,065	(82,774)		181,221

Accrued rent expense	1,143	-	-		1,143
Long-term debt and capital lease obligations	79,757	241,672	744,000	g	744,000
			(321,429	) h
Deferred revenue	27,721	199,268	(98,106	) k	128,883
Deferred taxes	10,409	-	136,129	l	146,538
Other long-term liabilities	1,152	24,032	(12,120	) l	13,064
Total liabilities	184,112	665,037	365,700		1,214,849

Total Stockholder' equity
Common stock	29	-	18	n	47
Additional paid in capital	272,643	-	221,742	n	494,385
Accumulated other comprehensive loss, net of tax	(75)	-	-		(75)
Member's equity	-	355,689	(355,689	) i	-
Accumulated deficit	(165,394)	-	(4,120	) m	(169,514)

Total stockholders' equity	107,203	355,689	(138,049)		324,843

Total liabilities and stockholders' equity	$291,315	$1,020,726	$227,651		$1,539,692

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On August 3, 2011, the Company entered into the Acquisition Agreement with Network Solutions and the Seller pursuant to which the Company will acquire Network Solutions for $405 million in cash, the private placement of 18 million shares of the Company’s common stock to the Seller, and the assumption of certain liabilities of the Seller. The number of shares issued in the Acquisition may be reduced at the election of the Company by the payment of additional cash through sources other than debt. The consummation of the Acquisition is subject to standard closing conditions, including obtaining certain approvals by the Company’s stockholders and receiving U.S. antitrust clearance.

In connection with the Acquisition, the Company has entered into a debt commitment letter (the “Debt Commitment Letter”) pursuant to which JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Goldman Sachs Lending Partners LLC and SunTrust Bank have, among other things, agreed to structure, arrange and syndicate first lien credit facilities and a second lien credit facility for Web.com in an aggregate principal amount of $800 million (collectively, the “Debt Financing”). The funding of the Debt Financing is contingent on the closing of the Acquisition and certain other conditions set forth in the Debt Commitment Letter. The Debt Financing is comprised of three facilities as follows:

1.	A $600 million first lien term loan that bears an interest rate of 4.25 percent plus 3-month LIBOR with a 1.25 percent LIBOR floor. This term loan is expected to have a 7-year term.

2.	A $150 million second lien term loan that bears an interest rate of 8 percent plus 3-month LIBOR with a 1.25 percent LIBOR floor. This term loan is expected to have an 8-year term.

3.	A $50 million revolver that bears interest of 4.25 percent plus 3-month LIBOR. The revolving credit facility is expected to have a 5-year term.

The Company does not anticipate borrowing against the revolving credit facility to close the Acquisition.

The accompanying unaudited pro forma combined condensed financial statements present the results of operations and financial position of the Company and Network Solutions based on the historical financial information of each company and include adjustments to reflect the transactions that are directly attributable to the acquisition and factually supportable. In addition, only adjustments to reflect the transactions expected to have a continuing impact on the combined results are included in the combined condensed statement of operations. The unaudited pro forma combined condensed balance sheet has been prepared assuming the acquisition occurred as of the close of business on June 30, 2011. The unaudited pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred on January 1, 2010.

The unaudited pro forma combined condensed financial statements are based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the acquisition are derived from the estimated purchase price and estimated fair value of the assets acquired and liabilities included in the preliminary purchase price allocation.

The acquisition will be accounted for under the acquisition method as outlined in ASC 805. Under this method, the purchase price is allocated to the fair value of tangible and intangible assets acquired and the fair value of liabilities assumed. The remaining amount of unallocated purchase price is recorded as goodwill. The Company has been advised by independent valuation experts on the estimated fair value of certain intangible assets. Fair value adjustments for property and equipment and the related depreciation expense adjustments are not reflected herein as the Company is in the process of gathering the relevant information required to complete the valuation. The entire purchase price valuation is preliminary and subject to changes in estimates.

The preliminary purchase price allocation as of the close of business on June 30, 2011 is as follows (in thousands of dollars):

Goodwill	$650,715
Trade Names	92,500
Developed Technology	185,000
Customer Relationships	170,000
Net assets (liabilities) acquired	(471,455)

Total preliminary purchase price allocation	$626,760

Note 2. Pro Forma Income Statement Adjustments

The following pro forma adjustments have been recorded in the combined condensed statement of operations for the six months ended June 30, 2011 and the year ended December 31, 2010:

(1)
The following table includes the Company’s preliminary amortization expense by category on a straight-line basis related to the estimated identifiable intangible assets resulting from this transaction for the year ended December 31, 2010 and the six months ended June 30, 2011:

	June 30, 2011	December 31, 2010	Useful life at Acquisition Date
	(in thousands)		(in years)
Amortization of:
Trade Names	$-	$-	Indefinite
Customer Relationships	10,625	21,250	8
Technology	13,214	26,429	7
Total amortization expense	$23,839	$47,679

(2)
To eliminate amortization expense from Network Solutions’ historical cost basis of its intangible assets. The Company will record the intangible assets at the fair value as of the acquisition date as part of the purchase accounting;

(3)	To eliminate the interest expense and deferred financing amortization expense of Network Solutions’ pre-acquisition debt as this will be paid in full at the closing of the acquisition;

(4)	To eliminate the interest expense and deferred financing amortization expense of Web.com’s pre-acquisition debt as this will be paid in full at the closing of the acquisition;

(5)
To record the Company’s interest expense and deferred financing fee amortization resulting from the estimated outstanding debt of $750 million resulting from the term loans issued to finance the acquisition;

(6)	To reverse the revenue recognized using Network Solutions’ historical basis for the year and six months ended December 31, 2010 and June 30, 2011, respectively;

(7)
As required by ASC 805, Business Combinations, the Company will record deferred revenue at fair value as of the acquisition date (see footnote (k) below for additional information). This adjustment reflects the estimated revenue that would have been recorded by the Company using the preliminary fair value calculation of deferred revenue. The fair value of deferred revenue was determined by estimating the costs associated with customer support services and prepaid domain name registration fees to fulfill the related contractual obligations over the remaining life of the customer contracts at the acquisition date and includes a normal profit margin. The unfavorable impact to revenue will decline on a monthly basis as the acquired deferred revenue becomes fully recognized;

(8)	To record income tax expense (benefit) using the estimated effective tax rate of the post-acquisition, combined Web.com entity;

(9)	To reverse the domain registration cost of sales recognized using Network Solutions’ historical basis for the year and six months ended December 31, 2010 and June 30, 2011, respectively;

(10)
To record the domain registration cost of sales using the prepaid registry costs that were estimated at fair value under purchase accounting and recorded as cost of sales for the six months and year ended June 30, 2011 and December 31, 2010, respectively. The fair value of prepaid registry fees was calculated by multiplying the monthly cost of registering a domain name by the number of months of services that have been prepaid for each contract at the acquisition date; and

(11)	To reflect issuance of 18 million shares of the Company’s common stock.

Note 3. Pro Forma Balance Sheet Adjustments

The following adjustments have been made to the unaudited pro forma combined condensed balance sheet as of June 30, 2011 to reflect the acquisition-related transactions:

(a)	To record net impact to cash and cash equivalents from acquisition related transactions are summarized below:

(millions of dollars)
Proceeds from term loans	$750.0
Financing fees related to term loan and credit facility	(23.1)
Pay off Network Solutions’ bank debt	(242.1)
Pay off the Company bank debt	(90.4)
Payments to Seller	(405.0)
Acquisition-related transaction costs	(24.2)
Reclass resulting negative cash balance to accrued expenses (See footnote (o) below)	0.4
Pro Forma Impact on Cash and Cash Equivalents	$(34.4)

(b)
To adjust the prepaid registry fees to fair market value as required by ASC 805. The fair value of prepaid registry fees was calculated by multiplying the monthly cost of registering a domain name by the number of months of services that have been prepaid for each contract at the acquisition date;

(c)	To eliminate Network Solutions’ historical goodwill and intangible assets;

(d)	To record the Company’s estimated goodwill and intangible assets arising from the acquisition of Network Solutions;

(e)	To eliminate current and long term portion of Network Solutions’ deferred financing fees;

(f)	This adjustment records employment-related liabilities under existing employee contracts that were triggered as a result of the acquisition;

(g)	To record the current and non-current portion of the $750 million long-term debt issued to finance the acquisition;

(h)
To eliminate Network Solutions’ and the Company’s current and long-term debt that was settled at the closing of the acquisition. The Company used the proceeds from the bank debt discussed in note (g) above to pay off $242.1 million of Network Solutions’ total outstanding debt in addition to approximately $90.4 million of the Company’s outstanding debt;

(i)	To eliminate Network Solutions’ historical partner deficit;

(j)
To record the Company’s $23.1 million of capitalizable deferred financing fees related to the total $800 million Debt Financing arrangements, of which $750 million is expected to be outstanding after the closing of the Acquisition;

(k)
To adjust the deferred revenue balance to fair market value as required by ASC 805. The fair value of deferred revenue was determined by estimating the costs associated with customer support services and prepaid domain name registration fees to fulfill the related contractual obligations over the remaining life of the customer contracts at the acquisition date and includes a normal profit margin;

(l)
These entries adjust historical Company and Network Solutions income tax accounts to reflect an estimated combined entity income tax receivable of $0.1 million, current deferred tax liability of $4.8 million and non-current deferred tax liability of $146.5 million. The income tax adjustments herein were based on the preliminary purchase price allocated to the assets and liabilities acquired;

(m)	To eliminate the Company’s current and non-current portion of deferred financing fees. The Company’s outstanding debt was refinanced in conjunction with the Debt Financing arrangements;

(n)
To record the 18 million shares of the Company’s common stock with a par value of $0.001 issued to the Seller to partially finance the acquisition of Network Solutions. The June 30, 2011 closing market price of $12.32 per common share was used as the fair value; and

(o)
To reclassify the resulting negative cash and cash equivalents to accrued liabilities. The expected Network Solutions and Company outstanding debt balances adjusted herein are based on June 30, 2011 and are approximately $27 million higher than the combined Company and Network Solutions anticipated closing debt balances (based on a fourth quarter 2011 acquisition date). The Company expects to have a positive cash and cash equivalents balance after the Acquisition closes.

Note 4. Pro Forma Net Income (Loss) per Share

The pro forma basic and diluted net income (loss) per share are based on the weighted average the Company’s shares used in computing basic and diluted net income (loss) as calculated for the year ended December 31, 2010 and the period ended June 30, 2011. The Company has excluded 1.8 million and 3.6 million of potentially dilutive shares in the diluted earnings per share calculation of the combined entity for the six months and year ended June 30, 2011 and December 31, 2010, respectively. These shares were excluded because the combined entity had a net loss for the periods presented in the Statement of Operations and including them would have been anti-dilutive as outlined in the provisions of ASC 260-10-45. The pro forma basic and diluted net income (loss) per share includes the impact of the 18 million shares that will be issued to the Seller at the closing of the Acquisition.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The information below reflects the historical net loss from continuing operations, book value per common share and cash dividends per common share of the Company and the unaudited pro forma combined condensed net loss from continuing operations, book value per common share and cash dividends per common share of the Company after giving effect to the proposed Acquisition of Network Solutions. The pro forma per share data includes the 18 million shares issued to complete the Acquisition and were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board ASC 805, Business Combinations, with the Company considered the acquiring company.

The equivalent historical and pro forma per share data for Network Solutions has been omitted because Network Solutions is a Delaware limited liability company that does not have authorized or outstanding stock but rather a membership interest issued solely to Seller. Therefore, the disclosures required of this section are not applicable.

You should read the tables below in conjunction with the respective audited consolidated financial statements and related notes of the Company incorporated by reference in this proxy statement and the audited consolidated financial statements and related notes of Network Solutions and the unaudited pro forma combined condensed financial information and notes related to such consolidated financial statements included elsewhere in this proxy statement.

Web.com:
	Six months ended June 30, 2011	Year ended December 31, 2010
Historical Per Common Share Data:
Net loss from continuing operations per common share –
Basic	$(0.28)	$(0.26)
Diluted (1)	(0.28)	(0.26)
Book value per share (2)	3.95	4.06
Cash dividends per share	-	-

Web.com and Network Solutions combined condensed pro forma per share data:

	Six months ended June 30, 2011	Year ended December 31, 2010
Combined Condensed Pro Forma Per Common Share Data:
Net loss from continuing operations per common share-Basic (4)	$(1.19)	$(3.12)
Net loss from continuing operations per common share-Diluted (4)	$(1.19)	$(3.12)
Book value per common share (3)	7.20	-
Cash dividends per share (5)	-	-

(1)           The historical basic and diluted net loss per common share are based on the weighted average Company shares used in computing basic and diluted net loss as calculated for the year ended December 31, 2010 and the six-month period ended June 30, 2011. The Company has excluded 1.8 million and 3.6 million of potentially dilutive shares in the diluted earnings per share calculation of the combined entity for the six months and year ended June 30, 2011 and year ended December 31, 2010, respectively. These shares were excluded because the Company reported historical losses for the periods presented in the Statement of Operations and including them would have been anti-dilutive as outlined in the provisions of ASC 260-10-45, Earnings Per Share.

(2)           The historical book value per common share of the Company is computed by dividing stockholders’ equity by the number of shares of common stock outstanding as of the end of the period presented.

(3)           The pro forma book value per common share is computed by dividing combined pro forma stockholders’ equity by the combined pro forma number of shares of the Company’s common stock outstanding, assuming the Acquisition occurred as of June 30, 2011, and includes the 18 million shares and $750 million of debt both of which were issued to complete the Acquisition.

(4)           The pro forma basic and diluted net loss per common shares are based on the weighted average Company shares used in computing basic and diluted net loss as calculated for the year ended December 31, 2010 and the six months ended June 30, 2011, adjusted for the 18 million shares issued to complete the Acquisition. The Company has excluded 1.8 million and 3.6 million of potentially dilutive shares in the diluted earnings per share calculation of the combined entity for the year and six months ended December 31, 2010 and June 30, 2011, respectively. These shares were excluded because the combined entity had a net loss for the periods presented in the unaudited pro forma combined condensed financial statements and including them would have been anti-dilutive as outlined in the provisions of ASC 260-10-45, Earnings Per Share.

(5)           Assumes no cash dividends by Network Solutions, as Network Solutions is a Delaware limited liability company that does not have authorized or outstanding stock and is treated as a pass-through entity.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Stock Price of the Company

The tables below set forth, for the calendar quarters indicated, the high and low sales prices per share of the Company’s common stock, which trades on the NASDAQ Global Select Market under the symbol “WWWW”.

	The Company’s Common Stock
	High	Low
Fiscal Year 2009
First Quarter	$4.07	$2.30
Second Quarter	$5.88	$3.10
Third Quarter	$7.93	$5.15
Fourth Quarter	$7.89	$5.60
Fiscal Year 2010
First Quarter	$6.87	$4.46
Second Quarter	$5.52	$3.47
Third Quarter	$5.81	$3.25
Fourth Quarter	$8.97	$5.41
Fiscal Year 2011
First Quarter	$14.64	$8.12
Second Quarter	$16.01	$9.91
Third Quarter (through September 12, 2011)	$12.80	$7.91

The Company’s Dividend Policy

The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to service debt and fund the development and expansion of its business, and therefore does not anticipate paying cash dividends on its common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company’s board of directors. None of the Company’s outstanding capital stock is entitled to any dividends.

Market Price of and Dividends on Network Solutions’ Common Equity and Related Equityholder Matters

Network Solutions is a private company and its membership interests are not publicly traded. As of the date of this proxy statement, 2011, Network Solutions had one equityholder of record of its membership interests, the Seller. On November 17, 2010 and November 19, 2010, Network Solutions declared and made distributions to its sole equityholder in amounts equal to $12.5 million and $5 million, respectively. Other than such distributions, or as set forth in the confidential disclosure schedules provided by Network Solutions in connection with the Acquisition Agreement, Network Solutions intends to retain all future earnings, if any, for use in the operation of its business and to fund future growth and Network Solutions does not anticipate making any distributions in the foreseeable future. Except as otherwise described in this paragraph, the decision whether to make distributions will be made by the sole equityholder in light of conditions then existing, including factors such as Network Solutions’ results of operations, financial condition and requirements, business conditions, and covenants under any applicable contractual arrangements.

The amounts available to Network Solutions to pay any future dividends or distributions will be restricted by its existing credit facilities, including the First Lien Credit Agreement, dated as of March 7, 2007, with Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Banc of America Securities LLC and the lenders party thereto (the “Network Solutions First Lien Credit Agreement”). However, the Network Solutions First Lien Credit Agreement allows distributions of up to $5 million in the aggregate, distributions of up to $15 million (plus the amount of certain proceeds) solely for the purpose of repurchasing the equity interests of the sole equityholder, and additional distributions of up to $25 million based on Network Solutions’ total leverage ratio both before and after giving effect to such distributions. Such restrictions will terminate upon the repayment in full and termination of the existing credit facilities concurrently with the closing of the Acquisition, whereupon any dividends or distributions by Network Solutions will be subject to the restrictions in a new credit facility. In addition, until the earlier of the closing of the Acquisition and the termination of the Acquisition Agreement, the Acquisition Agreement restricts Network Solutions’ ability to pay dividends or other distributions to the holder of its membership interests without the Company’s consent (not to be unreasonably withheld, conditioned or delayed) or as set forth in the confidential disclosure schedules provided by Network Solutions in connection with the Acquisition Agreement.

INFORMATION ABOUT THE COMPANIES

Web.com Group, Inc.

The Company is a leading provider of online marketing for small- to medium-sized businesses (“SMBs”) and a provider of global domain name registration and complementary website design and management services. The Company meets the needs of SMBs anywhere along their lifecycle by offering a full range of online services and support, including website design, domain name registration, lead generation, logo design, search engine optimization, search engine marketing and local sales leads, general contractor leads, franchise and homeowner association websites, shopping cart software, eCommerce website design and call center services.

The Company was incorporated under the General Corporation Law of the State of Delaware on March 2, 1999 as Website Pros., Inc. It offered common stock to the public for the first time on November 1, 2005 as Website Pros (NASDAQ: WSPI) and began trading as Web.com Group, Inc. (NASDAQ: WWWW) following the acquisition of the legacy Web.com business in September 2007.

GA-Net Sol Parent LLC

Overview

Network Solutions is the parent of Network Solutions, LLC, which was founded in 1979. Network Solutions is a leader of web-based services that enable small- to SMBs to establish, design, maintain, promote and optimize their online presence. Network Solutions offers domain name registration and a broad range of services, such as website design and hosting, eCommerce solutions, online marketing, online security products such as SSL certificates, search engine marketing and optimization, and other related solutions designed and delivered specifically for SMBs.

Network Solutions’ Products

Network Solutions offers domain name registration and a broad range of services, such as website design and hosting, eCommerce solutions, online marketing, online security products such as SSL certificates, search engine marketing and optimization, and other related solutions designed and delivered specifically for SMBs.

Network Solutions’ Customers

Network Solutions targets SMBs that want to establish or enhance an online presence for their business but lack the time, technical knowledge or resources to develop an online presence on their own. As of July 31, 2011, Network Solutions has over 2 million customers in 237 countries and territories, and manages more than 7 million domains, 3 million email boxes and more than 400,000 websites.

Network Solutions receives a substantial portion of its revenues from a large number of customers and no single customer represents more than 5% of its sales. For the years ended 2010 and 2009, its top five customers accounted for 5.7% and 5.1% of its revenues, respectively.

Network Solutions’ Sales and Marketing

Network Solutions sells its products worldwide through a high volume, multi-channel customer acquisition strategy that includes call centers, online and direct marketing, and distribution partners.

Network Solutions’ Research and Development

Network Solutions devotes resources to its research and development activities to new products, platforms and enhancements to existing products.

Network Solutions’ software engineering design teams are located in Herndon, Virginia and Buenos Aires, Argentina. Network Solutions also uses contractors for specific skills or to supplement Network Solutions’ existing resources, as needed.

Network Solutions’ Employees

As of July 31, 2011, Network Solutions has approximately 737 full time employees located in Herndon, Virginia, Hazleton, Pennsylvania, Belleville, Illinois and Buenos Aires, Argentina consisting of 254 employees in research and development, 158 employees in sales and marketing, 91 employees in general and administration and 234 employees in operations. A total of 65 of these employees were located outside of the United States. None of Network Solutions’ employees is represented by labor unions or covered by a collective bargaining agreement. Network Solutions has not experienced any work stoppages, and it considers its employee relations to be good.

Network Solutions’ Facilities

Network Solutions leases facilities in Herndon, Virginia; Hazleton, Pennsylvania; and Buenos Aires, Argentina. The Company also has collocation arrangements for data center space in Herndon, Virginia and Atlanta, Georgia.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NETWORK SOLUTIONS

You should read this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Network Solutions with the audited and unaudited consolidated financial statements of Network Solutions and related notes thereto included elsewhere in this proxy statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Network Solutions contains certain forward-looking statements, which are subject to risks, uncertainties and contingencies, which could cause Network Solutions’ actual business, results of operations or financial condition to differ materially from those expressed in, or implied by, those statements.

Overview

Network Solutions is a leading provider of web-based services that enable small- to medium-sized businesses, or SMBs, to establish, design, maintain, promote and optimize their online presence. Network Solutions’ comprehensive business solutions allow its customers to establish a secure online presence, communicate, transact business and market their services or products over the Internet. Its suite of services includes website design and hosting, e-mail, domain name registration, security products, eCommerce enablement, search engine optimization and submission and online marketing tools. Network Solutions targets SMBs that want to establish or enhance an online presence for their business but lack the time, technical knowledge or resources to develop an online presence on their own.

Network Solutions utilizes a high volume, multi-channel customer acquisition strategy that includes online and direct marketing, call centers, and distribution partners. As of July 31, 2011, Network Solutions has over 2 million customers in 237 countries and territories, and manages more than 7 million domains, 3 million email boxes and more than 400,000 websites. In addition, as of July 31, 2011, Network Solutions has approximately 750 full time employees located in Herndon, Virginia, Hazleton, Pennsylvania, Belleville, Illinois and Buenos Aires, Argentina.

Recent Developments

On August 3, 2011, Network Solutions entered into the Acquisition Agreement. The transaction is subject to customary closing conditions as more fully described elsewhere in this proxy statement.

Key Business Metrics

Network Solutions monitors a number of key business metrics to help forecast growth, establish budgets and measure the effectiveness of its marketing efforts and operational strategies. These metrics include:

Bookings. Bookings represents the current period sales generated from orders from Network Solutions’ customers from all of its products and services. Network Solutions typically collects the majority of bookings at the time of sale via credit card transactions, with the remainder invoiced and received within standard collection terms from its partners. Consistent with Network Solutions’ subscription-based revenue model, a majority of these bookings are deferred and then recognized ratably as revenue in Network Solutions’ results of operations over the service period of the customer’s contract. Unlike current period revenue which is primarily attributable to sales from prior periods, bookings is a key indicator of current period sales performance and activity.

Deferred Revenue. Because customers pay Network Solutions for substantially all of its services in advance of it recognizing the related revenue, Network Solutions typically maintains a significant amount of deferred revenue on its balance sheet. Sales of subscription-based services are deferred at the time of sale and, as Network Solutions provides services during the term of a customer contract, the deferred revenue balance associated with that contract decreases on a ratable basis as the revenue is recognized in Network Solutions’ operating results. The ratable recognition of deferred revenue provides a measure of predictability to Network Solutions’ future revenue from existing sales. Network Solutions’ deferred revenue balance at December 31, 2010 was $363.8 million, of which $171.2 million is short-term and will be recognized in 2011, and its deferred revenue balance at June 30, 2011 was $376.9 million of which $105.0 million will be recognized during the period July 1, 2011 to December 31, 2011.

Because of the ratable amortization of deferred revenue, Network Solutions is generally able to estimate future period revenues. Historically, a majority of revenue in a given quarter is associated with contracts signed and deferred revenue established in prior periods.

Average Order Size. Network Solutions closely monitors average order size as an indicator of the adoption of new service introductions and penetration of its existing customer base. As Network Solutions continues to expand and integrate its service offerings, increasing the quantity of services available to its customers, Network Solutions’ long term goal is to increase average sales generated by each customer. Network Solutions focuses on average order size by type of customer, in particular new and existing customers, and origin of sale, including its website, customer support centers and partner and other channels. Network Solutions’ average order size from its website and customer support channels has grown from $97 for the year ended December 31, 2009 to $100 for the six months ended June 30, 2011.

Renewal Rates. Network Solutions closely monitors renewal activity for each of its web-based services. In addition to the percentage rates of renewal of its bundled services and a la carte items, Network Solutions focuses on timing of renewals and incremental new orders as customers renew their existing services. Network Solutions finds that it has a significant opportunity to up-sell additional services to its customers when they are in the process of renewing their existing services. This is especially true for new services that Network Solutions did not offer at the time of the customer’s last contact with Network Solutions. Network Solutions tracks and monitors renewal rates for each of its web-based services on an individual basis. For example, its renewal rate for domain name registrations was 67% in 2009, 69% in 2010 and 70% in the first six months of 2011. Network Solutions believes domain name renewal rates are a key indicator of the likelihood of customers to renew other services in their account.

Components of Revenue and Expenses

Revenue. Network Solutions derives substantially all of its revenue from the sale of its web-based services, including domain name registration, website design and hosting, e-mail, security products, eCommerce enabling solutions and online marketing. For the year ended December 31, 2010, Network Solutions generated approximately 68% of its bookings through its retail website storefront, www.networksolutions.com, 12% through its customer support organization and 20% from its partner channels, affiliates and resellers. No single customer accounted for more than 10% of total revenue or bookings in 2009, 2010 or 2011.

Domain name registration services is Network Solutions’ oldest service offering and it had 7.3 million domain names under management as of December 31, 2010. Network Solutions’ domain name registration contracts most often have a term of one to three years and at times, up to ten years. Network Solutions offers discounts for multi-year registrations and bundled service offerings and also provides discounts to resellers and partner channels based on volume. Network Solutions’ website design and hosting, e-mail, security, eCommerce and online marketing service offerings are typically sold on a subscription basis, with monthly, annual or multi-year terms. These services are sold principally through standard packages of bundled services or on an a la carte basis.

Cost of Revenue. Cost of revenue consists of the costs associated with providing Network Solutions’ services, including domain name registrations, website design and hosting, e-mail, security products, eCommerce enabling solutions and online marketing services. Cost of revenue consists principally of domain name registration fees paid by Network Solutions to the top level domain, or TLD, registries, advertising costs paid to deliver targeted search results, fees paid to financial institutions to process credit cards on Network Solutions’ behalf and fees paid for co-location facilities housing its eCommerce hosting equipment.

Registry fees, the primary component of cost of revenue, are paid in full for the entire contract term at the time a domain name is registered. The majority of Network Solutions’ domain name registrations are in the .com TLD, for which the annual registration fee is presently $7.34. The registry fees are recorded as a prepaid expense and are recognized ratably over the term of the registration period. In addition to the fees charged by the registries, Network Solutions also pays $0.18 per year for each domain name registered in TLDs administered by the Internet Corporation for Assigned Names and Numbers (ICANN) and pays and expenses the fees ratably over the term of the registration period.

Cost of revenue for website design and hosting, e-mail, security, eCommerce and online marketing services includes personnel costs for design and professional services staff, fees paid for co-location facilities for e-mail and website hosting services, cost-per-click advertising fees paid to deliver targeted search results to Network Solutions’ eCommerce customers and other fees for third party provided services for its customers.

Sales and Marketing. Sales and marketing expenses consist primarily of marketing programs such as online and print advertising, the cost of producing and distributing promotional email communications and salaries and related expenses for Network Solutions’ sales and marketing personnel as well as customer support personnel. Network Solutions customer support operations are primarily comprised of trained full time personnel augmented by a third-party provider to provide redundancy, surge capacity and supplemental capacity during off-peak hours. Network Solutions expects sales and marketing expenses to increase in absolute dollars in future periods as it increases spending to drive additional revenue and acquire new customers.

Technology Services. Technology services expenses consists primarily of personnel costs and related expenses required to support the development and/or integration of new or enhanced service offerings, quality assurance and maintenance and upgrading of Network Solutions’ existing infrastructure, including management of hardware and software maintenance contracts and operations. Technology services expenses also include the personnel and systems required to provide Network Solutions’ enterprise data services, where Network Solutions captures, maintains, enriches and utilizes all of its customer data, transactional history and key metrics. Included in technology services expenses are the expenses Network Solutions incurs in the research, design and development of technology it uses to deliver its products and services. Network Solutions expects technology services expenses to increase in absolute dollars in future periods as it continues to invest in improving and integrating its existing and new service offerings.

General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related expenses for Network Solutions’ executive, administrative, legal, finance, accounting and management information systems and human resources personnel. These costs also include rent, office computer and communications equipment, support services and professional services fees, including audit and legal fees.

Stock-Based Compensation. Under ASC 718 Compensation – Stock Compensation, compensation expense consists of share-based payment awards based on estimated fair values.

Depreciation and Amortization. Depreciation and amortization expense represents the charges relating to depreciation and amortization of the hardware, software, leasehold improvements and furniture and fixtures Network Solutions uses in running the business. Amortization also includes the amortization of identified intangible assets resulting from acquisitions.

Results of Operations

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The following table presents an overview of results of operations for the six-month periods ended June 30, 2011 and 2010:

	Six Months Ended June 30,
	2011	2010	$ Change	% Change
	(in thousands)
Revenue:
Domain name services	88,870	86,617	2,253	2.6
Web services	38,502	38,331	171	0.4
Advertising	6,152	7,655	(1,503)	(19.6)
Total revenue	133,524	132,603	921	0.7

Cost of revenue	37,042	35,946	1,096	3.0
Gross margin	96,482	96,657	(175)	(0.2)

Operating costs and expenses:
Sales and marketing	23,683	24,435	(752)	(3.1)
Technology services, excluding depreciation	18,621	18,706	(85)	(0.5)
General and administrative	14,426	14,301	125	0.9
Stock-based compensation	673	777	(104)	(13.4)
Depreciation and amortization	11,037	11,964	(927)	(7.7)
Total operating expenses	68,440	70,183	(1,743)	(2.5)
Income from operations	28,042	26,474	1,568	5.9

Interest and other expenses, net	7,446	7,460	(14)	(0.2)
Income before income taxes	20,596	19,014	1,582	8.3
Income tax expense	8,098	7,463	635	8.5
Net income	12,498	11,551	947	8.2

Revenue

Total revenue increased $0.9 million, or 0.7%, to $133.5 million for the six months ended June 30, 2011 from $132.6 million for the same period ended 2010 for the reasons set forth below.

Domain Name Services Revenue. Domain name services revenue increased $2.3 million, or 2.6%, to $88.9 million for the six months ended June 30, 2011 from $86.6 million for the same period ended 2010, which is primarily due to an increase in domain sales.

Web Services Revenue. Web services revenue remained constant at approximately $38 million, during the six months ended June 30, 2011 and 2010.

Advertising Revenue. Advertising revenue decreased $1.5 million, or 19.6% to $6.2 million for the six months ended June 30, 2011 from $7.7 million for the same period ended 2010. The decrease is primarily attributable to a reduction in the numbers of visitors to websites where its advertising products are placed.

Expense

Cost of Revenue. Cost of revenue increased $1.1 million, or 3.0%, to $37.0 million during the six months ended June 30, 2011 from $35.9 million during the same period ended 2010, primarily due to increased registry fees.

Sales and Marketing. Sales and marketing expenses decreased $0.8 million, or 3.1%, to $23.7 million in the six months ended June 30, 2011 from $24.4 million in the same period ended 2010. The decrease is primarily a result of $1.5 million reduction in overall advertising and marketing efforts with an increase of $0.7 million in employee related expenses. Sales and marketing expenses remained at 18% as a percentage of net revenue for the six months ended June 30, 2011 and 2010.

Technology Services. Technology services expenses remained constant at approximately $18 million or 14% of net revenue for the six months ended June 30, 2011 and 2010.

General and Administrative. General and administrative expenses remained constant at approximately $14 million or 11% of net revenue the six months ended June 30, 2011 and the same period ended 2010.

Stock-Based Compensation. Stock-based compensation expense decreased $0.1 million, or 13.4%, from $0.8 million for the six months ended June 30, 2010 to $0.7 million for the same period ended 2011.

Depreciation and Amortization. Depreciation and amortization expense decreased $0.9 million, or 7.7%, to $11.0 million in the six months ended June 30, 2011 compared to $12.0 million for the same period ended 2010. The change is due to fully amortized definite-lived intangible assets.

Income from Operations. Income from operations increased $1.6 million to $28.0 million, or 21.0% of net revenue, in the six months ended June 30, 2011, from $26.5 million, or 20.0% of net revenue, for the same period ended 2010. This increase is resultant of the increase in revenue along with the decrease in sales and marketing costs described above.

Interest and Other Expenses, net. Interest and other expenses remained constant at $7.4 million and $7.5 million, or 5.6% of net revenue, for the six months ended June 30, 2011 and 2010, respectively. Interest expense incurred in connection with amounts owed under Network Solutions’ two credit agreements declined as a result of principal repayments; however, interest expense increased related to the deferred financing fees according to the effective interest method and as a result of swap interest payments.

Income before Income Taxes. Income before income taxes increased $1.6 million to $20.6 million, or 15.4% of net revenue, for the six months ended June 30, 2011, from $19.0 million, or 14.3% of net revenue for the same period ended 2010.

Income Tax Expense. Income tax expense increased $0.6 million, or 8.5%, from $7.5 million for the six months ended June 30, 2010 to $8.1 million for the same period ended 2011. Differences between the federal statutory rate and the effective income tax rates for these periods principally relate to state income tax changes and the impact of other permanent differences relatives to pretax income.

Net Income. For the reasons discussed above, net income increased $0.9 million, or 8.2%, to $12.5 million in the six months ended June 30, 2011 from $11.6 million in the same period ended 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following table presents an overview of results of operations for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009	$ Change	% Change
		(in thousands)
Revenue:
Domain name services	$174,671	$174,786	$(115)	(0.1)
Web services	76,040	75,263	777	1.0
Advertising	14,194	20,336	(6,142)	(30.2)
Total revenue .	264,905	270,385	(5,480)	(2.0)
				-
Cost of revenue.	71,552	76,793	(5,241)	(6.8)
Gross margin	193,353	193,592	(239)	(0.1)

Operating costs and expenses:
Sales and marketing.	45,043	54,445	(9,402)	(17.3)
Technology services, excluding depreciation.	38,185	33,404	4,781	14.3
General and administrative	29,351	30,584	(1,233)	(4.0)
Stock-based compensation	1,719	2,182	(463)	(21.2)
Depreciation and amortization	24,434	26,941	(2,507)	(9.3)
Impairment of intangible asset	-	32,700	(32,700)	(100.0)
Total operating expenses	138,732	180,256	(41,524)	(23.0)
Income from operations	54,621	13,336	41,285	309.6
				-
Interest and other expenses, net	15,193	19,967	(4,774)	(23.9)
Income (loss) before income taxes	39,428	(6,631)	46,059	(694.6)
Income tax (benefit) expense.	(1,480)	9,210	(10,690)	(116.10)
Net income (loss)	40,908	(15,841)	56,749	(358.2)

Revenue

Total revenue decreased $5.5 million, or 2.0%, to $264.9 million in 2010 from $270.4 million in 2009 for the reasons set forth below.

Domain Name Services Revenue. Domain name services revenue decreased $0.1 million, or 0.1%, to $174.7 million in 2010 from $174.8 million in 2009, which is primarily due to a decrease in domain sales.

Web Services Revenue. Web services revenue increased $0.8 million, or 1.0%, to $76.0 million in 2010 from $75.3 million in 2009. This is primarily driven by increased hosting services and a security services offset by a decrease in ecommerce and web design services.

Advertising Revenue. Advertising revenue decreased $6.1 million, or 30.2% to $14.2 million in 2010 from $20.3 million in 2009. The decrease is primarily attributable to online marketing, domain parking services and local search marketing services.

Expense

Cost of Revenue. Cost of revenue decreased $5.2 million, or 6.8%, to $71.6 million in 2010 from $76.8 million in 2009. The decrease was primarily the result of a reduction of employment related expenses of approximately $1.6 million and $3.7 million decrease in online marketing expense, pay per click advertising, and adwords. As a percentage of net revenue, cost of revenue decreased from 28.4% in 2009 to 27.0% in 2010.

Sales and Marketing. Sales and marketing expenses decreased $9.4 million, or 17.3%, to $45.0 million in 2010 from $54.4 million in 2009. The decrease was primarily due to decrease in employment related expenses of $4.5 million due to a reduction in headcount and $3.5 million reduction in professional fees as well as a reduction of $0.7 million on advertising in 2010 than in 2009. Sales and marketing expense decreased as a percentage of net revenue from 20.1% in 2009 to 17.0% in 2010 due to cost saving initiatives.

Technology Services. Technology services expenses increased $4.8 million, or 14.3%, to $38.2 million in 2010 from $33.4 million in 2009. The increase was due primarily to $3.2 million in employment related expenses and $1.5 million due to higher professional fees for outside services. As a percentage of net revenue, technology services expenses increased from 12.4% in 2009 to 14.4% in 2010.

General and Administrative. General and administrative expenses decreased $1.2 million, or 4.0%, to $29.4 million in 2010 as compared to $30.6 million in 2009. The decrease was due primarily to a reduction in occupancy related expenses. As a percentage of net revenue, general and administrative expenses decreased to 11.1% in 2010 as compared to 11.3% in 2009 due principally to the absolute growth in revenue.

Stock-Based Compensation. The charge for stock-based compensation expense was $1.7 million for the year ended December 31, 2010, a decrease of $0.5 million or 21.2% from $2.2 million for the year ended December 31, 2009.

Depreciation and Amortization. Depreciation and amortization expense decreased $2.5 million, or 9.3%, to $24.4 million in 2010 compared to $26.9 million in 2009 due to fully amortized definite-lived intangible assets.

Impairment of Intangible Asset. Network Solutions incurred a $32.7 million impairment of intangible asset in 2009. During the year ended December 31, 2009, Network Solutions completed its annual impairment test of goodwill and other indefinite lived intangible assets and determined there was an impairment of the trade name as a result of very difficult business conditions, the ensuing economic crisis and recessionary conditions in the U.S.

Income from Operations. Income from operations increased $41.3 million to $54.6 million, or 20.6% of net revenue in 2010, from $13.3 million, or 4.9% of net revenue, in 2009.

Income before Income Taxes. Income before income taxes increased $46.1 million to $39.4 million, or 14.9% of net revenue in 2010, from ($6.6) million, or 2.5% of net revenue in 2009.

Interest and Other Expenses, net. Interest and other expenses decreased $4.8 million, or 23.9%, to $15.2 million in 2010 from $20.0 million in 2009. The overall decrease is primarily due to principal payments on debt made in 2010.

Income Tax Benefit (expense). Income tax benefit increased $10.7 million to a benefit of $1.5 million in 2010 from a provision of $9.2 million in 2009 primarily due to a reversal of a valuation allowance totaling $16.7 million in 2010. Network Solutions’ tax rate for the years ended December 31, 2010 and 2009 were -3.8% and -138.9%, respectively.

Net Income (loss). For the reasons discussed above, net income increased $56.7 million, or 358.2%, to $40.9 million in 2010 from ($15.8) million in 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table presents an overview of results of operations for the years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008	$	% Change
		(in thousands)
Revenue:
Domain name services	$174,786	$169,022	$5,764	3.4
Web services	75,263	71,239	4,024	5.6
Advertising	20,336	30,600	(10,264)	(33.5)
Total revenue	270,385	270,861	(476)	(0.2)
				-
Cost of revenue	76,793	79,273	(2,480)	(3.1)
Gross margin	193,592	191,588	2,004	1.0

Operating costs and expenses:
Sales and marketing	54,445	72,168	(17,723)	(24.6)
Technology services, excluding depreciation	33,404	37,779	(4,375)	(11.6)
General and administrative	30,584	31,198	(614)	(2.0)
Stock-based compensation	2,182	1,327	855	64.4
Depreciation and amortization	26,941	34,840	(7,899)	(22.7)
Impairment of intangible asset	32,700	-	32,700	100.0
Total operating expenses	180,256	177,312	2,944	1.7
Income from operations	13,336	14,276	(940)	(6.6)
Interest and other expenses, net.	19,967	29,245	(9,278)	(31.7)
Loss before income taxes	(6,631)	(14,969)	(8,338)	(55.7)
Income tax expense	9,210	136	9,074	6,672.1
Net loss	(15,841)	(15,105)	736	4.9

Revenue

Total revenue decreased $0.5 million, or 0.2%, to $270.4 million in 2009 from $270.9 million in 2008 for the reasons set forth below.

Domain Name Services Revenue. Domain name services revenue increased $5.8 million or 3.4% from $169.0 million in 2008, which is primarily due to an increase in domain sales.

Web Services Revenue. Web Services revenue increased $4.0 million or 5.6% from $71.2 million to $75.3 million in 2009. The increase is primarily due to an increase in hosting and design and web security.

Advertising Revenue. Advertising revenue decreased $10.3 million or 33.5% from $30.6 million to $20.3 million in 2009 primarily due to decrease in domain parking services and local search marketing.

Expense

Cost of Revenue. Cost of revenue decreased $2.5 million, or 3.1%, to $76.8 million in 2009 from $79.3 million in 2008. The decrease was primarily the result of a reduction of employment related expenses of $1.1 million $5.3 million reduction of adwords offset by a $3.5 million increase in registry fees.

Sales and Marketing. Sales and marketing expenses decreased $17.7 million, or 24.6%, to $54.4 million in 2009 from $72.2 million in 2008. The decrease was primarily due to a decrease in employment related expenses of $4.2 million due to a reduction in headcount and $3.0 million reduction in consulting fees; as well as a reduction of $9.8 million on advertising and marketing. Sales and marketing expense decreased as a percentage of net revenue from 26.6% in 2008 to 20.1% in 2009 due to the absolute growth in revenue.

Technology Services. Technology services expenses decreased $4.4 million, or 11.6%, to $33.4 million in 2009 from $37.8 million in 2008. The decrease was due primarily to a reduction in employment related expenses. As a percentage of net revenue, technology services expenses decreased from 13.9% in 2008 to 12.4% in 2009.

General and Administrative. General and administrative expenses decreased $0.6 million, or 2.0%, from $31.2 million in 2008 as compared to $30.6 million in 2009. The decrease was due primarily to lower professional fees for outside services. As a percentage of net revenue, general and administrative expenses decreased to 11.3% in 2009 as compared to 11.5% in 2008 due principally to the absolute growth in revenue

Depreciation and Amortization. Depreciation and amortization expense decreased $7.9 million, or 22.7%, from $34.8 million in 2008 compared to $26.9 million in 2009 due to fully amortized definite-lived intangible assets.

Impairment of intangible asset. Network Solutions incurred a $32.7 million impairment of intangible asset in 2009, as a result of very difficult business conditions, the ensuing economic crisis and recessionary conditions in the U.S.

Income from Operations. Income from operations decreased $0.9 million to $13.3 million, or 4.9% of net revenue, in 2009 from $14.3 million, or 5.3% of net revenue in 2008.

Interest and Other Expenses, net. Interest and other expenses decreased $9.3 million, or 31.7%, to $20.0 million in 2009 from $29.2 million in 2009 primarily due to debt principle payments.

Loss before Income Taxes. Loss before income taxes decreased $8.3 million to $6.6 million, or 2.5% of net revenue in 2009, from $15.0 million, or 5.5% of net revenue in 2008.

Income Tax Expense. Income tax expense increased $9.1 million to $9.2 million in 2009 from $0.1 million in 2008 primarily due to an increase in the valuation allowance of $11.6 million. Network Solutions’ tax rate for the years ended December 31, 2009 and 2008 were -138.9 and -1%, respectively.

Net Loss. For the reasons discussed above, net loss decreased $0.7 million, or 4.9%, to $15.8 million in 2009 from $15.1 million in 2008.

Liquidity and Capital Resources

Network Solutions’ principal source of liquidity has historically been cash provided by operations. Its principal uses of cash provided by operations have been to fund capital expenditures, capital distributions and debt service requirements. Total cash and cash equivalents were $18.4 million at June 30, 2011, compared to $51.8 million at June 30, 2010.

Network Solutions believes that its existing cash and cash equivalents and cash from operations will be sufficient to fund its operations, capital expenditures and debt service requirements for the next twelve months.

The following table presents a summary of Network Solutions’ cash flow for the periods indicated:

	Year ended December 31,			Six Months Ended June 30,
(in thousands)	2008	2009	2010	2010	2011
				(unaudited)
Net cash provided by operating activities	$49,823	$59,298	$83,414	$52,038	$38,129
Net cash used in investing activities	(22,103)	(8,591)	(17,530)	(9,150)	(8,684)
Net cash used in financing activities	(23,488)	(34,994)	(76,851)	(29,000)	(37,931)
Net increase (decrease) in cash and
cash equivalents	$4,232	$15,713	$(10,967)	$13,888	$(8,486)

Operating Activities. Net cash provided by operations for the six months ended June 30, 2011 was $38.1 million compared to $52.0 million for the six months ended June 30, 2010. The $13.9 million decrease was primarily due to a decrease in accounts payable balance of $8.7 million.

Net cash provided by operations for the year ended December 31, 2010 was $83.4 million compared to $59.3 million for year ended December 31, 2009. The $24.1 million increase was primarily due to the reduction of the 2010 tax valuation allowance of $16.7 million.

Net cash provided by operations for the year ended December 31, 2009 was $59.3 million compared to $49.8 million for the year ended December 31, 2008. The $9.5 million increase is primarily due to an increase in deferred income tax liability of $8.0 million.

Investing Activities. Net cash used in investing activities for the six months ended June 30, 2011 was $8.6 million compared to $9.2 million for the six months ended June 30, 2010. This $0.5 million decrease in net cash used in investing activities was due to a decrease in purchases of fixed assets of $0.5 million. There are no material commitments for capital expenditures as of June 30, 2011.

Net cash used in investing activities for the year ended December 31, 2010 was $17.5 million compared to $8.6 million for the year ended December 31, 2009. This $8.9 million increase in net cash used in investing activities was principally due to the increase in purchases of fixed assets of $9.2 million.

Net cash used in investing activities for the year ended December 31, 2009 was $8.6 million as compared to $22.1 million for the year ended December 31, 2008. This $13.5 million decrease in net cash used in investing activities was primarily due to a reduction in purchases of fixed assets by $7.4 million and a $6.1 million change in investments in unconsolidated entities primarily due to the $5.0 million investment made in 2008.

Financing Activities. Net cash used by financing activities was $37.9 million for the six months ended June 30, 2011 compared to $29.0 million for the six months ended June 30, 2010. The increase of $8.9 million in net cash used in financing activities is due to an increase in principal payments of $8.5 million.

Net cash used in financing activities was $76.9 million for the year ended December 31, 2010 compared to $35.0 million in 2009. The increase in net cash used in financing activities is primarily due to an increase in principal payments of $25 million and distributions during 2010 of $17.5 million.

Net cash used in financial activities was $35.0 million for the year ended December 31, 2009 compared to $23.5 million in 2008. This $11.5 million increase in net cash used in financing activities is primarily due to an additional $15 million of principal payments in 2009.

Indebtedness and Covenant Compliance

As part of the debt financing for the acquisition of Network Solutions, LLC by affiliates of General Atlantic LLC on March 7, 2007, Network Solutions entered into two credit agreements, both of which will be refinanced (and therefore cease to be outstanding) upon the closing of the Acquisition by borrowings under the Facilities, as described beginning on page 60 of this proxy statement.

The Network Solutions First Lien Credit Agreement, under which Network Solutions, LLC is the borrower, consists of a $382.5 million floating rate term loan facility and a $25 million revolving credit commitment. Obligations under the Network Solutions First Lien Credit Agreement are secured on a first lien basis by substantially all of the assets of Network Solutions and its subsidiaries. The Network Solutions First Lien Credit Agreement contains certain financial covenants that Network Solutions and its subsidiaries are required to meet on an annual basis. As of June 30, 2011, Network Solutions and its subsidiaries were in compliance with the covenants contained in the Network Solutions First Lien Credit Agreement. Term and revolving loans under the Network Solutions First Lien Credit Agreement bear interest at LIBOR plus a percentage ranging from 2.25% to 2.5% based on Network Solutions’ total leverage ratio as calculated at the end of each fiscal quarter. As of June 30, 2011, the effective interest rate for loans under the Network Solutions First Lien Credit Agreement was 2.44% and $199.4 million, including accrued interest, in such loans were outstanding at June 30, 2011.

In addition, as part of the acquisition, Network Solutions entered into a Subordinated Credit Agreement, dated April 17, 2007, which consists of a $42.5 million term loan facility (the “Network Solutions Subordinated Credit Agreement”). Obligations under the Subordinated Credit Agreement are subordinate to obligations under the Network Solutions First Lien Credit Agreement. Interest under the Network Solutions Subordinated Credit Agreement is paid on a quarterly basis at a fixed rate of 10.5% and the facility matures on September 17, 2014. As of June 30, 2011, Network Solutions and its subsidiaries were in compliance with the covenants contained in the Subordinated Credit Agreement.

Since March 7, 2007, Network Solutions has incurred $10.9 million in debt issuance costs, which are recorded in long-term other assets and are being amortized over seven years using the effective interest method. As of June 30, 2011, $3.2 million in debt issuance costs remains to be amortized.

Under the terms of the Network Solutions First Lien Credit Agreement, Network Solutions was required to maintain interest rate agreements with terms and conditions that result in at least 50% of the aggregate outstanding principal under the Network Solutions First Lien Credit Agreement being subject to a fixed or maximum interest rate for a minimum of three years, or until April 2010. On June 30, 2010, Network Solutions entered into an interest rate swap that continued to meet this requirement. The swap transaction had an effective date of June 30, 2010 and a termination date of March 7, 2014. The notional amounts start at $165.2 million and decrease quarterly to $70.4 million by March 2014 with a designated maturity of one month. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 1.53%. The swap transaction valuation was a $2.1 million liability as of June 30, 2011.

The Network Solutions First Lien Credit Agreement requires Network Solutions to make quarterly principal payments. Additionally, Network Solutions is required to pay 50% of its annual excess cash flow, as defined in the Network Solutions First Lien Credit Agreement, to the lender upon the delivery of the annual audited financial statements commencing with the 2008 audited financial statements. Loans under the Network Solutions First Lien Credit Agreement mature on March 7, 2014. As a result of making additional principal payments during 2008, Network Solutions has paid all scheduled quarterly principal payments due during the entire term of the agreement. In making payments totaling $37.5 million during the six months ended June 30, 2011, Network Solutions has met its annual excess cash flow payment obligation for 2011 through its elective payments.

Letters of credit totaling $7.3 million were secured by the revolving credit commitment as of June 30, 2011. From inception of the Network Solutions First Lien Credit Agreement to date, no amounts have been borrowed under the revolving credit commitment and no amounts were outstanding as of June 30, 2011.

Contractual Obligations

Network Solutions’ contractual obligations and commitments as of December 31, 2010 are summarized in the tables below:

	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Long-term debt (1)	$280,101	$929	$-	$279,172	$-
Operating leases	34,268	6,522	7,608	5,462	14,676
Total contractual obligations	$314,369	$7,451	$7,608	$284,634	$14,676

(1)
Consists of the facilities described above under “—Indebtedness and Covenant Compliance”, which will be refinanced (and therefore cease to be outstanding) upon the closing of the Acquisition by borrowings under the Facilities, as described beginning on page 60 of this proxy statement.

The amounts reflected in this table represent Network Solutions’ contractual obligations and commitments as of December 31, 2010. As described above under “—Indebtedness and Covenant Compliance,” in March 2007 Network Solutions entered into the Network Solutions First Lien Credit Agreement for $407.5 million and the Network Solutions Subordinated Credit Agreement for $42.5 million.

Summary of Critical Accounting Policies and Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Network Solutions’ management believes that such estimates have been based on reasonable and supportable assumptions and the resulting estimates are reasonable for use in the preparation of the consolidated financial statements. Actual results could differ from these estimates.

Significant areas requiring management estimates or judgments include the following key financial areas:

Revenue Recognition. Network Solutions’ revenues are derived from fees charged to customers for the purchase of online products and services. Revenue is recognized in accordance with ASC 605 – Revenue Recognition (ASC 605), after the following conditions are met: 1) persuasive evidence of an arrangement exists, 2) delivery has occurred or services have been rendered, 3) the seller’s price to the buyer is fixed or determinable, and 4) collectability is reasonably assured.

Registration fees for domain name services provided by Network Solutions are recognized on a straight-line basis over the life of the registration term, most often one to three years and up to 100 years. Revenue from web services and advertising is recognized on a straight-line basis over the period in which services are provided.

Network Solutions records all revenue net of an estimated provision for sales returns. Payments received in advance of services rendered are included in deferred revenue and are recognized as revenue during the respective service period.

Pursuant to ASC 605, Network Solutions records revenue associated with revenue share agreements on a net basis, and all other agreements in which Network Solutions is deemed the primary obligor are recorded on a gross basis with related costs presented as cost of revenue.

Pursuant to ASC 605, Network Solutions evaluates revenue arrangements with multiple deliverables to determine the elements of each arrangement. An item is generally considered a separate unit of accounting if all of the following criteria are met:

•	the delivered item has value to the customer on a stand-alone basis;

•	there is objective and reliable evidence of the fair value of the undelivered item; and

•
if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of Network Solutions.

Through December 31, 2010, items that do not meet these criteria are combined into a single unit of accounting. If all criteria are met, Network Solutions allocates the arrangement consideration to the separate units of accounting based on their relative fair values. Network Solutions records revenue from these units in accordance with its standard revenue recognition policies. In cases where the arrangement consideration allocated to an individual unit is less than Network Solutions’ cost of the unit, Network Solutions would record a loss for the amount by which the cost exceeds the revenue allocated to the unit recorded. In the event objective and reliable evidence of the fair value(s) of the undelivered item(s) does not exist, Network Solutions defers all revenue for the arrangement and recognize it over the period until the last item is delivered. On January 1, 2011, the Company adopted a new revenue recognition standard. See “Recent Accounting Pronouncements.”

Allowance for Doubtful Accounts In accordance with Network Solutions’ revenue recognition policy, its accounts receivable are based on customers whose payment is reasonably assured. Network Solutions monitors collections from its customers and maintains an allowance for estimated credit losses based on historical experience and specific customer collection issues. While credit losses have historically been within Network Solutions’ expectations and the provisions established in its financial statements, it cannot guarantee that it will continue to experience the same credit loss rates that it has in the past. Because Network Solutions has a large number of customers, it does not believe a change in liquidity of any one customer or its inability to collect from any one customer would have a material adverse impact on its consolidated financial position.

Deferred Expenses. Deferred expenses primarily consists of prepaid domain name registry fees which are paid in full at the time a domain name is registered. The registry fees are recognized ratably over the term of the registration period.

Capitalized Costs. In accordance with ASC 350-50 –Website Development Costs, Network Solutions expenses costs incurred in the preliminary project stage and, thereafter, capitalizes permitted costs incurred in the development or acquisition of internal use software. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over the expected life of the asset, generally three years.

Stock-Based Compensation. Network Solutions adopted the provisions of ASC 718 – Compensation – Stock Compensation effective January 1, 2006, using the modified prospective application method. Network Solutions accounts for shared-based compensation in accordance with ASC 718, which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values over the related vesting periods. The value of each award is calculated on the date of grant using the Black Scholes option valuation model.

Taxes. Network Solutions has elected to be treated as a “C” corporation for federal income tax purposes. Accordingly, income taxes are accounted for using the asset and liability method pursuant to ASC 740 – Income Taxes. Under this guidance, deferred tax liabilities and assets are recognized for the expected future tax consequences of events that are included in the financial statements or tax returns. Further, deferred tax assets are recognized for the expected realization of available net operating loss carry forwards. A valuation allowance is recorded to reduce a deferred tax asset to an amount that we expect to realize in the future. Network Solutions reviews the adequacy of the valuation allowance on an ongoing basis and recognize these benefits if a reassessment indicates that it is more likely than not that these benefits will be realized. In addition, it evaluates its tax contingencies on an ongoing basis and recognizes a liability when it believes that it is probable that a liability exists and that the liability is measurable. In addition, Network Solutions believes that it has fully reserved for any tax uncertainties in accordance with ASC 740, Income Taxes, which clarifies the accounting for uncertainty in income tax positions recognized in financial statements. However, if actual results differ from Network Solutions’ estimates, it will adjust the tax provision in the period the tax uncertainty is realized.

Goodwill and Other Intangible Assets. In accordance with ASC 350-Intangibles-Goodwill and Other, Network Solutions performs an impairment test of its goodwill and intangible assets deemed to have indefinite lives annually during the fourth quarter of its fiscal year and when events and circumstances indicate that those assets might be permanently impaired. Current and estimated future profitability, undiscounted cash flows, and the total market value of Network Solutions’ competitors are the primary indicators used to assess the recoverability of goodwill. Network Solutions has performed the required impairment test for goodwill as of December 31, 2010 and 2009, and has determined that the carrying amount of goodwill is not impaired. As a result of very difficult business conditions, the ensuing economic crisis and recessionary conditions in the United States, Network Solutions recorded a non-cash impairment charge of $32.7 million for the impairment of Network Solutions’ trade name intangible asset during 2009. As a result, the carrying values of intangible assets related to Network Solutions’ trade name were reduced from $87.4 million to an estimated fair value of $54.7 million as of December 31, 2009. There was no impairment charge for indefinite-lived intangible assets during 2010.

Other intangible assets, primarily purchased customer base and contracts and purchased technology, have been recorded at fair value determined at the time of acquisition and are being amortized on a straight-line basis over estimated useful lives of three to eleven years.

Long-Lived Assets. Network Solutions follows the provisions of ASC 360-10 – Impairment or Disposal of Long Lived Assets. ASC 360-10 that long-lived assets, including definite-lived intangible assets, be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may be impaired, and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts. If circumstances indicating an impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. Any write-downs are treated as permanent reductions in the carrying amount of the assets.

Recent Accounting Pronouncements

In October 2009, the FASB issued EITF Issue No. 08-1, Revenue Arrangements with Multiple Deliverables (ASU 2009-13), which amends ASC Topic 605 – Revenue Recognition. This requires companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The adoption of this standard on January 1, 2011 did not have a material effect on its financial statements in the first six months of 2011, and is not expected to have a material effect in future periods.

In January 2010, the FASB issued ASU 2010-6, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-6 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-6 did not have a material impact on Network Solutions’ consolidated financial statement disclosures.

In June 2011, the FASB issued Accounting Standards Update No. 2011-04, an update to FASB ASC Fair Value Measurements Topic, which clarifies the intent of the FASB regarding existing requirements, changes certain principles for measuring fair value and expands the disclosure requirements related to fair value measurements. Specifically, this update expands the restriction on the use of block discounts to all fair value measurements and provides conditions which must be satisfied prior to the application of other premiums and discounts (e.g., control premiums and discounts for lack of marketability) to fair value measurements. Additionally, this update requires the disclosure of quantitative information about significant unobservable inputs, the valuation processes in place for Level 3 measurements, the sensitivity of fair value measurements to changes in unobservable inputs, the hierarchy classification for assets and liabilities whose fair value is disclosed only in footnotes, any transfers between Level 1 and Level 2 of the fair value hierarchy and the reason nonfinancial assets measured at fair value are being used in a manner that differs from the highest and best use. This update becomes effective in periods beginning after December 15, 2011 and is required to be adopted prospectively. Early adoption is not permitted. Network Solutions is currently evaluating the impact that the pending adoption will have on its fair value measurements and related disclosures in its consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, an update to FASB ASC Comprehensive Income Topic, which amends the existing accounting standards related to the presentation of comprehensive income in a company’s financial statements. This update requires that all non-owner changes in member’s equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two statement approach, the first statement would present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. Under either presentation alternative, reclassification adjustments and the effect of those adjustments on net income and other comprehensive income must be presented in the respective statement or statements, as applicable. This update becomes effective in periods beginning after December 15, 2011 and is required to be adopted retrospectively. Early adoption is permitted. Network Solutions is currently evaluating which of the two presentation alternatives it will adopt, as well as the timing of such adoption.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of Network Solutions’ investment activities is to preserve it capital for the purpose of funding its operations, while at the same time maximizing the income it receives from its investments without significantly increasing risk. To achieve these objectives, Network Solutions’ investment policy allows it to maintain a portfolio of cash and short-term investments in money market funds, repurchase agreements, United States Agency notes and bonds and certificates of deposit. Network Solutions’ cash and cash equivalents at December 31, 2010 included liquid money market accounts.

Network Solutions is subject to market risks for changes in interest rates on the variable rate portions of its debt. As of June 30, 2011 Network Solutions had $199.4 million outstanding under the Network Solutions First Lien Credit Agreement, which bore interest at a variable rate. On June 30, 2010, Network Solutions entered into an interest rate swap transaction with an effective date of June 30, 2010 and a termination date of March 7, 2014. The notional amounts start at $165.2 million and decrease quarterly to $70.4 million by March 2014 with a designated maturity of one month. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 1.53%. The swap transaction valuation was a $2.1 million liability as of June 30, 2011. Network Solutions may from time to time in the future engage in additional transactions or hedging transactions to reduce the impact of changes in interest rates on its variable rate debt. A hypothetical 10 percent increase/decrease in 1-month LIBOR would result in an annual increase/decrease of interest expense of approximately $17,000.

As described under “Liquidity and Capital Resources—Indebtedness and Covenant Compliance”, the Network Solutions First Lien Credit Agreement will be refinanced (and therefore cease to be outstanding) upon the closing of the Acquisition by borrowings under the Facilities, as described beginning on page 60 of this proxy statement. In connection with such refinancing, the interest rate swap described above will be terminated.

Off-Balance Sheet Arrangements

Network Solutions does not have, and has never had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

MANAGEMENT FOLLOWING THE ACQUISITION

After the acquisition, Network Solutions will be a wholly owned subsidiary of the Company, and all of Network Solutions’ subsidiaries will be indirect wholly owned subsidiaries of the Company. It is anticipated that, following the acquisition, the Company’s board of directors will consist of David L. Brown, Hugh M. Durden, Philip J. Facchina, Anton J. Levy, Timothy I. Maudlin, Robert S. McCoy, Jr., and Deborah H. Quazzo. Information relating to the management, executive compensation, related transactions and other related matters pertaining to the Company is contained in or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this proxy statement. Please see the section entitled “Where You Can Find Additional Information” beginning on page 92.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

In considering the recommendation of the Company’s board of directors to vote “FOR” the Company’s Share Issuance Proposal, the Company’s stockholders should be aware that certain members of the Company’s board of directors and certain executive officers of the Company have interests in the Acquisition that may be in addition to, or different from, their interests as the Company’s stockholders. These interests may create the appearance of a conflict of interest. The Company’s board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Acquisition and in making its decisions in approving the Acquisition Agreement, the Acquisition and the other transactions contemplated by the Acquisition Agreement. Please see the section entitled “The Acquisition—Interests of the Company’s Directors and Executive Officers in the Acquisition” beginning on page 40.

In addition, the Company’s stockholders should be aware that certain members of Network Solutions leadership have interests in the Acquisition. Please see the section entitled “The Acquisition—Interests of the Network Solutions’ Directors and Executive Officers in the Acquisition” beginning on page 40.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

Information relating to security ownership by five percent holders, directors and executive officers of the Company is contained in or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this proxy statement. Please see the section entitled “Where You Can Find Additional Information” beginning on page 92.

FUTURE STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s annual proxy materials, stockholder proposals must be submitted in writing by November 24, 2011 to the Secretary of the Company at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

A stockholder nomination for director or a proposal that will not be included in next year’s annual proxy materials, but that a stockholder intends to present in person at next year’s annual meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to the Company’s Secretary at the Company’s principal executive offices no later than the close of business on February 4, 2012 (90 days prior to the first anniversary of the 2011 Annual Meeting Date) nor earlier than the close of business on January 5, 2012 (120 days prior to the first anniversary of the 2011 Annual Meeting Date). In the event that the Company sets an annual meeting date for 2012 that is not within 30 days before or after the anniversary of the 2011 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2012 Annual Meeting is first made. The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully. You may obtain a copy of the Company’s Bylaws by mailing a request in writing to the Secretary of the Company at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including the Company, who file electronically with the SEC. The reports and other information filed by the Company with the SEC are also available at the Company’s website. The address of the site is http://ir.web.com/sec.cfm. The web addresses of the SEC and the Company have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this proxy statement.

In addition, the SEC allows the Company to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about the Company and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 14, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 6, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 8, 2011;

•
Current Reports on Form 8-K filed on January 10, 2011, February 9, 2011 (Items 5.02 and 9.01), February 23, 2011, March 7, 2011, March 10, 2011, March 11, 2011, May 4, 2011 (Item 5.07), August 3, 2011 (Items 1.01, 8.01 and 9.01), August 5, 2011, August 8, 2011, August 15, 2011, and September 13, 2011;

•	the Company’s definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with its 2011 Annual Meeting of Stockholders filed with the SEC on March 25, 2011; and

•
The description of the Company’s common stock, which is registered under Section 12 of the Exchange Act, in the Company’s registration statement on Form 8-A as filed on October 31, 2005, including any amendment or report filed for the purpose of updating such descriptions.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by the Company, such information or exhibit is specifically not incorporated by reference.

In addition, the Company incorporates by reference any future filings they may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents of the Company listed above from the SEC, through the SEC’s website at the address described above, or from the Company by requesting them in writing or by telephone from the Company at the following address:

Web.com Group, Inc.
Attention: Investor Relations
12808 Gran Bay Parkway West
Jacksonville, FL 32258
(904) 680-6600
www.web.com

These documents are available from the Company without charge, excluding any exhibits to them, unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement forms a part. You can also find information about the Company at its website at http://www.web.com. Information contained on the website is specifically not incorporated by reference into this proxy statement.

This document is a proxy statement of the Company for the Company’s Special Meeting. The Company has not authorized anyone to give any information or make any representation about the Acquisition or the Company that is different from, or in addition to, the information or representations contained in this proxy statement or in any of the materials that the Company has incorporated by reference into this proxy statement. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO NETWORK SOLUTIONS’ FINANCIAL STATEMENTS

GA-Net Sol Parent, LLC and Subsidiaries
Consolidated Financial Statements

Years Ended December 31, 2010, 2009, and 2008

GA-Net Sol Parent, LLC and Subsidiaries
Unaudited Consolidated Financial Statements

For the Six Months Ended June 30, 2011 and 2010

REPORT OF INDEPENDENT AUDITORS

Board of Directors
GA-Net Sol Parent, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of GA-Net Sol Parent, LLC and Subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in member’s equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GA-Net Sol Parent, LLC and Subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

McLean, Virginia
August 9, 2011

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Balance Sheets
(In Thousands)

	December 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$26,931	$37,898
Accounts receivable, less allowances for doubtful accounts and sales returns totaling $1,087 and $1,303, respectively	2,541	3,490
Deferred expenses, current portion	41,771	39,293
Prepaid expenses and other current assets	6,027	5,996
Total current assets	77,270	86,677

Property and equipment, net	25,635	21,475
Goodwill	763,336	763,336
Intangible assets, net	98,205	108,800
Investments in unconsolidated entities	3,489	3,958
Deferred expenses, net of current portion	55,808	54,352
Other assets	3,948	5,409
Total assets	$1,027,691	$1,044,007

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$24,141	$16,724
Deferred revenue, current portion	171,238	164,736
Loans payable, current portion	929	279
Other current liabilities	2,376	1,001
Total current liabilities	198,684	182,740

Deferred revenue, net of current portion	192,575	187,830
Loans payable, net of current portion	279,172	339,172
Other liabilities	14,080	14,185
Total liabilities	684,511	723,927

Member’s equity	343,180	320,080
Total liabilities and members’ equity	$1,027,691	$1,044,007

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Operations
(In Thousands)

	Year Ended December 31
	2010	2009	2008
Revenue:
Domain name services	$174,671	$174,786	$169,022
Web services	76,040	75,263	71,239
Marketing and advertising	14,194	20,336	30,600
Total revenue	264,905	270,385	270,861

Cost of revenue	71,552	76,793	79,273
Gross margin	193,353	193,592	191,588

Operating costs and expenses:
Sales and marketing	45,043	54,445	72,168
Technology services, excluding depreciation	38,185	33,404	37,779
General and administrative	29,351	30,584	31,198
Stock-based compensation	1,719	2,182	1,327
Depreciation and amortization	24,434	26,941	34,840
Impairment of intangible asset	–	32,700	–
Total operating expenses	138,732	180,256	177,312
Income from operations	54,621	13,336	14,276

Interest and other expenses, net	15,193	19,967	29,245
Income (loss) before income taxes	39,428	(6,631)	(14,969)
Income tax (benefit) expense	(1,480)	9,210	136
Net income (loss)	$40,908	$(15,841)	$(15,105)
See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity
(In Thousands)

Balance at December 31, 2007	$348,154
Distributions	(3,488)
Other comprehensive income	101
Stock-based compensation	1,327
Net loss	(15,105)
Balance at December 31, 2008	330,989
Other comprehensive income	2,744
Stock-based compensation	2,182
Contributions	6
Net loss	(15,841)
Balance at December 31, 2009	320,080
Other comprehensive loss	(882)
Stock-based compensation	574
Distributions	(17,500)
Net income	40,908
Balance at December 31, 2010	$343,180

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31
	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$40,908	$(15,841)	$(15,105)
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
Depreciation and amortization	24,434	26,941	34,840
Impairment of intangible assets	–	32,700	–
Stock-based compensation	1,719	2,182	1,327
Amortization of deferred financing costs	2,244	1,622	1,634
Provision for doubtful accounts	(216)	(66)	385
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,165	(1,107)	1,621
Prepaid expenses and other assets	(709)	998	(1,239)
Deferred expenses	(3,933)	(273)	(12,388)
Accounts payable and accrued expenses	7,417	(46)	(6,367)
Accrued interest	–	(14)	(17)
Deferred revenue	11,246	3,800	43,822
Other liabilities	(861)	8,402	1,310
Net cash provided by operating activities	83,414	59,298	49,823

Cash flows from investing activities
Purchases of property and equipment	(17,999)	(8,754)	(16,172)
Additional purchase price paid	–	(1,000)	(1,000)
Investments in unconsolidated entities	469	1,163	(4,931)
Net cash used in investing activities	(17,530)	(8,591)	(22,103)

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)
(In Thousands)

	Year Ended December 31
	2010	2009	2008
Cash flows from financing activities
Principal payments on loans payable	$(60,000)	$(35,000)	$(20,000)
Proceeds from financing arrangement	649	–	–
Contributions from the member	–	6	–
Distributions to the member	(17,500)	–	(3,488)
Net cash used in financing activities	(76,851)	(34,994)	(23,488)
Net (decrease) increase in cash and cash equivalents	(10,967)	15,713	4,232

Cash and cash equivalents, beginning of period	37,898	22,185	17,953
Cash and cash equivalents, end of period	$26,931	$37,898	$22,185

Supplemental disclosures of cash flow information
Cash paid for interest	$12,301	$16,954	$27,827
Cash paid for income taxes	$376	$1,138	$239

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(In Thousands)

December 31, 2010

1. Nature of Business and Organization

Nature of Business

GA-Net Sol Parent, LLC (the Company), through its wholly owned operating subsidiary Network Solutions, LLC (Network Solutions), is a provider of web services that enable small- to medium-sized businesses to establish, design, maintain, promote, and optimize their online presence with operations in Virginia; Illinois; Pennsylvania; and Buenos Aires, Argentina. The Company’s comprehensive business solutions allow customers to establish a secure web presence, communicate, transact business, and market over the Internet. The Company’s suite of services includes domain name registration, website design and hosting, email, security, eCommerce, and online marketing. The Company believes these services enable its customers to rapidly and cost-effectively establish an online presence while maintaining their focus on their core businesses.

Organization

On March 7, 2007, Net Sol Holdings, LLC (Holdings), a Delaware limited liability company, acquired NS Holdings LLC and its subsidiaries (the Acquisition). Holdings and the Company were formed by General Atlantic, LLC to effect the Acquisition. Holdings is the sole member of the Company.

As a limited liability Company, no member shall be obligated personally for any debt, obligation, or liability of the Company; all such debt obligations and liabilities are the sole responsibility of the Company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements comprise the accounts of the Company and its wholly owned subsidiaries. In consolidation, all significant intercompany profits, transactions, and balances have been eliminated.

The Company has investments where it has the ability to exercise significant influence over the investee and accounts for those investments under the equity method of accounting. Significant influence typically exists if the Company has a 20% to 50% ownership interest in the investee.

Under this method of accounting, the Company’s share of the net earnings or losses of the investee is included in interest and other expenses, net. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less from date of purchase to be cash equivalents. The Company maintains its cash balances in highly rated financial institutions. At times, such cash balances exceed the Federal Deposit Insurance Corporation limit.

2. Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are carried at the outstanding balance less an allowance for estimated chargebacks and other credit card returns, including fraudulent purchases and sales returns. The allowance is recorded as a reduction of deferred revenue at the time of sale.

The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company regularly reviews the adequacy of the accounts receivable allowance after considering the significance of the accounts receivable balance, each customer’s expected ability to pay, and collection history. Increases to the allowance are recorded as bad debt expense.

Debt Financing Costs

The Company defers costs incurred to obtain new debt financing as prepaid expenses and other noncurrent assets. The Company amortizes debt financing costs over the term of the underlying debt using the effective interest method.

Property and Equipment

Property and equipment are stated at cost. The Company depreciates its property and equipment using the straight-line method over the estimated useful lives of the assets. Computer equipment and computer software have estimated useful lives of three years, and furniture and fixtures have an estimated life of five years. The cost of leasehold improvements is capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset, generally five to ten years.

In accordance with Accounting Standards Codification (ASC) 350-50, Website Development Costs, the Company expenses costs incurred in the preliminary project stage and thereafter capitalizes permitted costs incurred in the development or acquisition of internal use software. Certain costs, such as research and development, maintenance, and training, are expensed as incurred. Capitalized costs are amortized over the expected life of the asset, which is three years. The Company capitalized costs related to internal use software of approximately $5,911, $5,044, and $7,800 for the years ended December 31, 2010, 2009, and 2008, respectively. Amortization expense related to internal use software was $6,600, $7,700, and $8,600 for the years ended December 31, 2010, 2009, and 2008, respectively, and is included in depreciation and amortization expense in the consolidated statements of operations.

Goodwill, Intangible Assets, and Other Long-Lived Assets

The Company does not amortize goodwill and intangible assets deemed to have indefinite lives. In accordance with ASC 350, Intangibles-Goodwill and Other, the Company performs an annual impairment test of its goodwill and intangible assets deemed to have indefinite lives during the fourth quarter of its fiscal year and when events and circumstances indicate that those assets might be permanently impaired. Impairment testing of goodwill is required at the reporting unit level and involves a two-step process. The first step of the impairment test involves comparing the estimated fair value of the Company’s reporting units with the reporting units’ carrying amount, including goodwill. Fair value of a reporting unit is estimated using a combination of income-based and market-based valuation methodologies. Under the income approach, forecasted cash flows of a reporting unit are discounted to a present value using a discount rate commensurate with the risks of those cash flows. Under the market approach, the fair value of a reporting unit is estimated based on the revenues and earnings multiples of a group of comparable public companies and from recent transactions involving comparable companies. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to compare the carrying amount of goodwill to the implied fair value of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

2. Summary of Significant Accounting Policies (continued)

An intangible asset with an indefinite life (trade name) is evaluated for possible impairment by comparing the fair value of the asset with its carrying value. Fair value is estimated as the discounted value of future revenues arising from hypothetically licensing a trade name using a royalty rate that an independent party would pay for use of that trade name. An impairment charge is recorded if the carrying value of the indefinite-lived intangible asset exceeds its fair value (see Note 6).

Definite-lived intangible assets, primarily purchased customer base, contractual relationships, and technology have been recorded at the fair value determined at the time of acquisition and are being amortized on a straight-line basis over estimated useful lives of two to eleven years.

The Company follows the provisions of ASC 360-10, Impairment or Disposal of Long-Lived Assets. ASC 360-10 requires that long-lived assets, including definite-lived intangible assets, be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may be impaired, and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts. If circumstances indicating an impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. Write-downs are treated as permanent reductions in the carrying amount of the assets.

Revenue Recognition

The Company’s revenues are derived from fees charged to customers for the purchase of online products and services. Revenue is recognized in accordance with ASC 605, Revenue Recognition, after the following conditions are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

Registration fees for domain name services provided by the Company are recognized on a straight-line basis over the life of the registration term, which is most often one to three years and up to 100 years. Revenue from web services and marketing and advertising is recognized on a straight-line basis over the period in which services are provided.

The Company records all revenue net of an estimated provision for sales returns. Payments received in advance of services rendered are included in deferred revenue and are recognized as revenue during the respective service period.

Pursuant to ASC 605, Revenue Recognition, the Company records revenue associated with revenue share agreements on a net basis, and all other agreements in which the Company is deemed the primary obligor are recorded on a gross basis with related costs presented as cost of revenue.

Pursuant to ASC 605, Revenue Recognition, the Company evaluates revenue arrangements with multiple deliverables to determine if the deliverables (items) can be divided into more than one unit of accounting. An item is generally considered a separate unit of accounting if all of the following criteria are met:

•	The delivered item has value to the customer on a stand-alone basis;

•	There is objective and reliable evidence of the fair value of the undelivered item; and

•
If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the Company.

Items that do not meet these criteria are combined into a single unit of accounting and recognized over the period until the last item is delivered. If all criteria are met, the Company allocates the arrangement consideration to the separate units of accounting based on their relative fair values. The Company records revenue from these units in accordance with its standard revenue recognition policies. In cases where the arrangement consideration allocated to an individual unit is less than the Company’s cost of the unit, the Company would record a loss for the amount by which the cost exceeds the revenue allocated to the unit recorded.

2. Summary of Significant Accounting Policies (continued)

Deferred Expenses

Deferred expenses primarily consist of prepaid domain name registry fees that are paid in full at the time a domain name is registered. The registry fees are recognized on a straight-line basis over the term of the registration period.

Advertising Costs

Advertising costs include media advertising, direct mail, and other promotional activities and are charged to expense as incurred. Advertising expense was $11,300, $11,900, and $18,100 for the years ended December 31, 2010, 2009, and 2008, respectively, and is included in sales and marketing expense in the accompanying consolidated statements of operations.

Stock-Based Compensation Plans

The Company accounts for share-based compensation in accordance with ASC 718, Compensation –Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values.

Income Taxes

A subsidiary of the Company has elected to be treated as a C corporation for federal income tax purposes. Accordingly, income taxes are accounted for using the asset and liability method pursuant to ASC 740, Income Taxes. The Company includes interest and penalties related to its uncertain tax positions in income tax expense.

Concentration of Credit Risk

The Company has no off-balance sheet concentrations of credit risk, such as foreign exchange contracts, options contracts, or other foreign currency hedging arrangements. Financial instruments that potentially subject the Company to credit risk consist principally of cash, uncollateralized accounts receivable, and hedge counterparty risk. The Company maintains reserves for estimated credit losses against accounts receivable. The accounts receivable balances are primarily domestic. Two customers represent 10% or more of accounts receivable as of December 31, 2010 and 2009. No one customer represented more than 10% of revenues for the years ended 2010, 2009, and 2008.

Derivative Financial Instruments

The Company enters into derivative transactions for hedging or risk management purposes. The Company formally documents all relationships between hedging instruments and hedged items, as well as risk management objectives for undertaking various hedge transactions, before entering into the transaction.

The Company records derivative financial instruments at fair value as either assets or liabilities and recognizes changes in fair value in its equity accounts. The Company evaluates the effectiveness of hedging relationships both at the hedge inception and on an ongoing basis. The Company’s derivative instruments are designated as cash flow hedges and are considered to be highly effective. The Company records the changes in fair value of derivative financial instruments as other comprehensive income or loss until the underlying hedged item is recognized in earnings. The Company recognizes in earnings immediately any ineffective portion of a derivative’s change in fair value.

2. Summary of Significant Accounting Policies (continued)

Comprehensive Income

Comprehensive income (loss) includes net income adjusted for unrealized gains and losses of interest rate protection agreements and investment instruments. Comprehensive income (loss) was $40,026, $(13,097), and $(15,004) for the years ended December 31, 2010, 2009, and 2008, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. The Company evaluates its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates. The Company estimates the fair value of its goodwill and other indefinite-lived intangible assets using estimated future profitability, future cash flows, and the total market value of the Company’s competitors. The Company amortizes identifiable intangible assets over periods that it believes approximate the related useful lives of those assets based upon estimated future operating results and cash flows of the underlying business operations. The Company closely monitors estimates of those lives, which could change due to various factors, including product demand, market conditions, regulations affecting the business model of the Company’s operations, technical developments, economic conditions, and competition.

New Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued Emerging Issues Task Force Issue No. 08-1, Revenue Arrangements with Multiple Deliverables, codified as Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605, Revenue Recognition. This requires companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company is currently evaluating the impact, if any, that the adoption of this guidance will have on its consolidated financial statements.

In June 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities, which provides authoritative guidance on the consolidation of variable interest entities. The new guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE) and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. The Company adopted this guidance on January 1, 2010. Adoption did not have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-06 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statement disclosures.

3. Investment in Unconsolidated Entities

On October 5, 2007, the Company and eNom, Inc. (eNom) entered into a joint venture to provide auction services for secondary market domain names. The joint venture business is conducted through NameJet LLC, a Delaware limited liability company, of which 50% is owned by the Company and 50% is owned by eNom. The Company contributed $0, $0, and $191 in cash for the years ended December 31, 2010, 2009, and 2008, respectively, while eNom contributed $0, $0, and $350 of technology for the same periods. The Company accounts for its investment in NameJet LLC under the equity method. The formation agreements stipulate that the Company and eNom equally share in the profits and losses of the joint venture. A loss of $110, $83, and $35 has been recorded for the years ended December 31, 2010, 2009, and 2008, respectively.

3. Investment in Unconsolidated Entities (continued)

The Company acquired a 22.2% interest in OrangeSoda, Inc., through two separate investments during 2008 totaling $5,000. In 2009, as a result of OrangeSoda’s issuance of warrants to the Company, the Company’s interest increased to 25.6%. The Company accounts for its interest using the equity method of accounting, whereby the Company records its proportionate share of the net income or loss of the equity interest. A loss of $334, $1,030, and $225 has been recorded for the years ended December 31, 2010, 2009, and 2008, respectively.

On February 26, 2009, the Company and CentralNic entered into a joint venture to provide domain name distribution services and back-end registry services and to manage and operate New Top Level Domains. The joint venture business is conducted through Central Registry Solutions, a Delaware limited liability company, of which 50% is owned by the Company and 50% is owned by CentralNic. Both the Company and CentralNic contributed $3 and $50 in cash for the years ended December 31, 2010 and 2009, respectively. The Company accounts for its investment in Central Registry Solutions under the equity method. The formation agreement stipulates that the Company and CentralNic equally share in the profits and losses of the joint venture. A loss of $25 and $31 has been recorded for the years ended December 31, 2010 and 2009, respectively.

4. Fair Value Disclosures

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its financial instruments in accordance with ASC 820. Effective January 1, 2009, the Company adopted this statement for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 establishes a three-level hierarchy that encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities.

•	Level 2 – inputs to the valuation techniques that are other-than-quoted prices but are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 – inputs to the valuation techniques that are unobservable for the assets or liabilities.

The Company’s derivative financial instruments, consisting of interest rate swaps and caps, are valued with pricing models commonly used by the financial services industry using market observable pricing inputs. The Company does not consider these calculations to involve significant judgment on the part of management. We utilize the fair value hierarchy in our accounting for derivative financial instruments (Level 2) and in our reviews for impairment of goodwill and indefinite-lived intangible assets (Level 3).

Cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value and, as such, are not included in the table below.

4.           Fair Value Disclosures (continued)

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	December 31, 2010
	Level 1	Level 2	Level 3	Fair Value
Liabilities
Interest rate swap	$–	$1,582	$–	$1,582

	December 31, 2009
	Level 1	Level 2	Level 3	Fair Value
Assets
Interest rate cap	$–	$1	$–	$1

The estimated fair value of long-term debt is based on current market prices or interest rates. The fair value of long-term debt was estimated at $267,526 and $303,695 as of December 31, 2010 and 2009, respectively.

5. Property and Equipment

Property and equipment consists of the following:

	December 31
	2010	2009

Software	$33,114	$23,060
Computer and other equipment	21,970	14,175
Leasehold improvements	4,402	4,267
Furniture and fixtures	1,782	1,767
	61,268	43,269
Less accumulated depreciation and amortization	(35,633)	(21,794)
Property and equipment, net	$25,635	$21,475

Depreciation expense was $13,839, $15,001, and $16,645 during the years ended December 31, 2010, 2009, and 2008, respectively.

6. Intangible Assets

Intangible assets acquired pursuant to acquisitions consist of the following:

	December 31		Weighted- Average Remaining
	2010	2009	Life

Customer base	$65,400	$65,400	7.3 years
Less accumulated amortization	(22,723)	(16,778)
	42,677	48,622

Contractual relationships	14,600	14,600	0.2 years
Less accumulated amortization	(14,186)	(11,861)
	414	2,739

Technology acquired	18,000	18,000	0.1 years
Less accumulated amortization	(17,586)	(15,261)
	414	2,739

Trade name	54,700	87,400	indefinite
Less impairment charge	–	(32,700)
	54,700	54,700
Intangible assets, net	$98,205	$108,800

Amortization expense of intangible assets was $10,595, $11,940, and $18,195 during the years ended December 31, 2010, 2009, and 2008, respectively.

Future expected amortization expense of intangible assets is as follows:

Year ending December 31:
2011	$6,774
2012	5,945
2013	5,945
2014	5,945
2015	5,945
Thereafter	12,951
$43,505

As a result of very difficult business conditions, the ensuing economic crisis, and recessionary conditions in the U.S., the Company recorded a noncash impairment charge of $32.7 million for the impairment of the Company’s trade name intangible asset during 2009. As a result, the carrying values of intangible assets related to the Company’s trade name were reduced from $87.4 million to an estimated fair value of $54.7 million as of December 31, 2009. There was no impairment charge for indefinite-lived intangible assets during 2010 or 2008.

7. Loans Payable

Credit Agreements

As part of the final financing arrangement for the Acquisition on March 7, 2007, the Company entered into a credit agreement (the First Lien Credit Agreement) for a total of $407,500. The First Lien Credit Agreement consists of a $382,500 floating rate term loan and a $25,000 revolving credit commitment. In accordance with the First Lien Credit Agreement, the Company has certain financial covenants that it has to meet on an annual basis, and the Company has pledged substantially all assets as collateral. As of December 31, 2010, the Company was in compliance with the covenants of the First Lien Credit Agreement. The loan bears interest at the London Interbank Offered Rate (LIBOR) plus a percentage ranging from 2.25% to 2.50% based on the Company’s total leverage ratio as calculated at the end of each fiscal quarter. As of December 31, 2010, the effective interest rate is 2.52% for the $236,672 outstanding principal balance.

7. Loans Payable (continued)

In addition, as part of the Acquisition, the Company entered into a second credit agreement (the Second Credit Agreement) in the amount of $42,500. The Second Credit Agreement is subordinate to the First Credit Agreement, calls for payments of interest only on a quarterly basis at a fixed rate of 10.50%, and is due in full on September 17, 2014.

The Company incurred $10,893 in debt issuance costs, which are recorded in other assets and are being amortized over seven years using the effective interest method. As of December 31, 2010 and 2009, $4,271 and $6,430, respectively, remains to be amortized.

In regard to the First Lien Credit Agreement, the Company is required to maintain interest rate agreements with terms and conditions that result in at least 50% of the aggregate outstanding principal amount being subject to a fixed or maximum interest rate for a minimum of three years, or until April 2010. On April 24, 2007, the Company entered into separate interest rate swap (initial swap) and interest rate cap (initial cap) transactions to satisfy those terms. Additionally, on June 25, 2009, the Company entered into an interest rate cap (the second cap) transaction, and on June 30, 2010, the Company entered into an interest rate swap (the second swap), both of which continued to satisfy the terms in conjunction with the 2007 transactions.

The initial swap transaction had an effective date of June 29, 2007, and a termination date of December 31, 2009. The notional amounts started at $292,334 and decreased quarterly to $27,899 by the end of 2009, with a designated maturity of three months. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 4.9225%. The swap transaction valuation was $0 at December 31, 2009. The change in fair market value of the swap is recorded in other comprehensive income.

The second swap transaction has an effective date of June 30, 2010, and a termination date of March 7, 2014. The notional amounts start at $165,215 and decrease quarterly to $70,362 by March 2014, with a designated maturity of one month. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 1.53%. The swap transaction valuation was $1,582 unfavorable as of December 31, 2010. The change in fair market value related to the swap, which is recorded in other comprehensive loss is net of income tax of $588.

The initial cap was purchased for $260 with an effective date of September 30, 2008, and a termination date of June 30, 2010. The notional amounts start at $25,800 and range up to $105,623 during the term. This transaction caps the LIBOR component on the notional amounts of the transaction to no more than 5.50%. The initial cap transaction is valued at $0 as of December 31, 2009. The change in fair market value of the cap is recorded in other comprehensive income.

The second cap was purchased for $65 with an effective date of June 30, 2009, and a termination date of June 30, 2010, for a notional amount of $60,000. This transaction caps the LIBOR component of the Company’s interest rate on the notional amount of the transaction at 3.00%. The cap transaction was valued at $1 as of December 31, 2009, and the change in fair market value of the cap is recorded in other comprehensive income.

According to the terms of the First Lien Credit Agreement, the Company is required to make principal payments quarterly, commencing with the quarter ending September 30, 2007. Additionally, the Company is required to pay 50% of its annual excess cash flow, as defined in the First Lien Credit Agreement, to the lender upon the delivery of the annual audited financial statements, commencing with the 2008 audited financial statements. The First Lien Credit Agreement is due in full on March 7, 2014. As a result of making additional principal payments during 2008, the Company has paid all scheduled quarterly principal payments due during the entire term of the agreement. In making payments totaling $60,000, $35,000, and $20,000 during 2010, 2009, and 2008, respectively, the Company has met its annual excess cash flow payment obligation for 2010, 2009, and 2008 through its elective payments. Letters of credit totaling $7,300 were secured by the revolving credit commitment as of December 31, 2010 and 2009. Inception to date, no amounts have been borrowed under the revolving credit commitment and no amounts are outstanding.

7. Loans Payable (continued)

During September 2010, the Company entered into a one-year financing arrangement to acquire software for a total of $865. This transaction was recorded at fair value. As of December 31, 2010, the Company’s financing obligation of $649 is included in current loans payable.

Interest expense on both credit agreements and financing arrangements totaled $11,475, $14,199, and $24,619 for the years ended December 31, 2010, 2009, and 2008, respectively.

As of December 31, 2010, loans payable consists of the following:

First Lien Credit Agreement, including accrued interest	$236,952
Second Credit Agreement	42,500
Financing obligation	649
Total loans payable	280,101
Less current portion of loans payable, including accrued interest	929
Loans payable, net of current portion	$279,172

Scheduled maturities of loans payable are as follows:

Year ending December 31:
2011	$929
2012	–
2013	–
2014	279,172
$280,101

8. Commitments and Contingencies

Operating Leases

The Company leases office facilities in Virginia; Pennsylvania; Illinois; and Buenos Aires, Argentina under operating lease agreements expiring through 2020.

Total future minimum lease payments under noncancelable operating lease agreements are as follows:

Year ending December 31:
2011	$6,522
2012	4,372
2013	3,236
2014	2,738
2015	2,724
Thereafter	14,676
$34,268

Rent and co-location expenses were $8,357, $9,543, and $8,110 for the years ended December 31, 2010, 2009, and 2008, respectively.

8. Commitments and Contingencies (continued)

Litigation

The Company is party to certain legal matters arising in the ordinary course of its business. In management’s opinion, the expected outcome of such matters will not have a material impact on the Company’s financial position or results of its operations.

9. Related-Party Transactions

Loan Payable

The Second Credit Agreement in the amount of $42,500 (see Note 7) was provided by an investor in Holdings. Interest expense on the note payable totaled $4,462, $4,462, and $4,475 for the years ended December 31, 2010, 2009, and 2008, respectively. The principal balance outstanding on the note payable is $42,500, and the interest payable on the balance outstanding is $208 as of December 31, 2010 and 2009.

Accounts Receivable

The Company regularly provides services for NameJet LLC (see Note 3), and as a result has a current trade accounts receivable balance of $316 and $350 due from NameJet LLC as of December 31, 2010 and 2009, respectively.

Professional Services

During the year ended December 31, 2010, the Company entered into marketing, domain name, and telesales agreements with an affiliate that has common investors and shares a board member with Holdings. The Company paid the affiliate $2,349 for the services performed for the year ended December 31, 2010, and owed $661 as of December 31, 2010. The Company received $181 from the affiliate for domain name services for the year ended December 31, 2010.

During the year ended December 31, 2010, the Company entered into a data center service agreement with an affiliate that has common investors with Holdings. The Company paid the affiliate $213 for the services for the year ended December 31, 2010, and owed $15 as of December 31, 2010.

10. Retirement Plans

Effective November 26, 2003, a 401(k) retirement plan (the 401(k) Plan) was established for all Network Solutions, LLC employees. Under the 401(k) Plan, the Company matches U.S. employee contributions up to a maximum of 3% of each employee’s annual compensation, as defined by the 401(k) Plan agreement. The Company suspended its match of all U.S. employees’ 401(k) contributions, effective March 21, 2009, and subsequently reactivated the match in April 2010.

Effective January 1, 2008, the Company established a Registered Retirement Savings Plan (the RRSPs; together with the 401(k) Plan, the Retirement Plans) for Canada employees. Under the RRSP, the Company matches 50% of employee contributions for employees with fewer than two years of service and 100% of employee contributions for employees with two or more years of service, up to a maximum of 3% of each employee’s annual compensation, as defined by the RRSP agreement. The Company terminated the Canada plan effective December 31, 2009.

The Company incurred $645, $282, and $1,385 in the form of matching contributions to the Retirement Plans for the years ended December 31, 2010, 2009, and 2008, respectively.

Employees become eligible to contribute to the Retirement Plans and participate in the Company match after 90 days of employment and become fully vested in the discretionary match after two years of employment.

11. Stock-Based Compensation

The Company participates in equity-based compensation plans established by Holdings. The Net Sol Holdings Executive Equity Incentive Plan (the Plan) is authorized to award Class A-2 Units, Grant A-2 Units, and Grant A-3 Units of Holdings’ equity. In addition, Holdings has issued Restricted Stock Units (RSUs) to employees of the Company. Each of the Class A-2 Units, Grant A-3 Units, and RSUs issued by Holdings represent a profits interest awarded in connection with the performance of services to the Company. These Holdings equity awards are right-to-receive distributions funded solely by the profits of the Company generated after the date of the award. The distribution threshold, or threshold price, is established by the Board of Holdings as of the date of each unit award. Subject to a participant’s continued employment with or service to the Company, the Class A-2 Units generally vest over a five-year period, commencing on: (i) the second anniversary for employees, and (ii) the first anniversary for Board members, and on each subsequent anniversary. Certain Class A-2 Units have a performance condition for vesting as well. The Grant A-3 Units vest over a five-year period commencing on the third anniversary and on each subsequent anniversary. The RSUs generally vest over a four-year period, with one quarter vesting commencing on the first anniversary and 6.25% vesting each quarter thereafter. Once vested, the units continue in effect with no stated expiration date.

The Company is accounting for the Class A-2 and A-3 Units issued by the Plan under ASC 718, Compensation –Stock Compensation. All costs associated with equity awards issued by Holdings, including those awarded to Board members of Holdings, have been reflected in the consolidated financial statements of the Company, as all activities at Holdings relate to the operations of the Company. In accordance with ASC 718, for employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award.

Following is a summary of the Class A-2 and A-3 Units awarded to employees of the Company under the Plan established by Holdings:

	Units	Weighted- Average Threshold Price	Vested

Outstanding at December 31, 2008	16,336	$1.16	31%
Units awarded	6,200	$1.27	–
Forfeited	(5,908)	$1.20	–
Outstanding at December 31, 2009	16,628	$1.16	44%
Units awarded	2,500	$1.08	–
Forfeited	(5,500)	$1.27	–
Outstanding at December 31, 2010	13,628	$1.12	72%

The fair value of each Class A-2 and A-3 Unit issued by Holdings is estimated on the date of grant using the Black-Scholes option-pricing model based on assumptions applicable to Holdings as noted in the following table. Expected volatility is based on the historical volatility of comparable companies. The expected term of the units awarded represents the period of time that the units are expected to be outstanding.

	2010 Awards	2009 Awards	2008 Awards

Expected volatility	45%	56%	50%
Expected life (in years)	5	7	6
Risk-free interest rate	1.5%	2.3%	3.2% – 3.4%
Dividend yield	None	None	None

11. Stock-Based Compensation (continued)

The Company uses the resultant valuation to determine the compensation expense related to the Plan units awarded to employees of the Company. The Company has elected to recognize compensation cost for awards with only a service condition on a straight-line basis over the requisite service period for the entire award.

Based on the estimated fair value of units awarded, stock-based compensation expense recognized by the Company for its participation in Holdings’ stock-based compensation plan was $1,719, $2,182, and $1,327 for the years ended December 31, 2010, 2009, and 2008, respectively.

During 2010, RSUs were granted to employees of the Company. The first RSU grant awarded 5,125 units, which are subject to a four-year vesting schedule. The second grant awarded 234 fully vested units. The units were awarded under the Holdings’ equity-based compensation plan and are recorded as a liability by the Company using the fair value of Holdings units at year-end of $1.11. As of December 31, 2010, approximately 28% of the units are vested.

As of December 31, 2010, there was $1,793 of unrecognized compensation cost related to unvested Class A-2 Units awarded under the Plan and $2,130 of unrecognized compensation cost related to the unvested RSUs. The cost will be recognized over a weighted-average period of approximately 3.2 years for the Class A-2 Units and 2.8 years for the RSUs.

If stock-based compensation, as recorded by the Company, were to be allocated among operating costs and expenses, the allocation would be as follows:

	Year Ended December 31
	2010	2009	2008

Cost of revenue	$–	$–	$–
Sales and marketing	–	197	75
Technology services	–	–	48
General and administrative	1,719	1,985	1,204
	$1,719	$2,182	$1,327

During 2007 the Company established the 2007 Phantom Equity Incentive Plan (the Phantom Plan). The value of a unit in the Phantom Plan is directly tied to the appreciation of the Company’s valuation upon a liquidity event, and units vest over a five-year period commencing on the second anniversary. As such, a unit in the Phantom Plan does not represent an equity interest in the Company, but rather, is a right to share in the growth of the consolidated Company’s valuation between unit issuance and a liquidity event. As the units issued under the Phantom Plan are subject to a change of control provision as a performance condition, the Company will not recognize any compensation expense under ASC 718 until such point in time that this performance condition becomes probable (see Note 13).

Following is a summary of the units awarded under the Phantom Plan by the Company:

	Units	Weighted- Average Threshold Price	Vested

Outstanding at December 31, 2008	5,708	$1.10	–
Units awarded	2,500	$1.27	–
Forfeited	(2,388)	$1.15	–
Outstanding at December 31, 2009	5,820	$1.15	20%
Units awarded	2,665	$1.04	–
Forfeited	(2,305)	$1.20	–
Outstanding at December 31, 2010	6,180	$1.08	24%

12. Income Taxes

Total income taxes for the years ended December 31, 2010, 2009, and 2008, were allocated as follows:

	Years Ended December 31
	2010	2009	2008

Income tax (benefit) expense	$(1,480)	$9,210	$136
Tax effect of unrecognized mark-to-market losses on interest rate swap	(588)	–	–
Total income tax (benefit) expense	$(2,068)	$9,210	$136

The Company has elected to be treated as a C corporation for federal income tax purposes. Accordingly, at the Company level, the provision for federal, state, and foreign income taxes attributable to net income consists of the following components:

	Years Ended December 31
	2010	2009	2008
Current:
Federal	$(97)	$866	$–
State	65	139	–
Foreign	126	283	208

Deferred:
Federal	13,994	(5,175)	(5,004)
State	1,059	1,569	(913)
Foreign	30	(60)	(67)
Subtotal	15,177	(2,378)	(5,776)

Change in valuation allowance	(16,657)	11,588	5,912
Income tax (benefit) expense	$(1,480)	$9,210	$136

The Company had net operating loss carryforwards of $44,996 and $60,794 as of December 31, 2010 and 2009, respectively. These carryforwards expire at varying dates beginning in the year 2014 and ending in 2028.

A reconciliation of income taxes determined by applying the federal and state tax rates to net income is as follows for the years ended December 31, 2010, 2009, and 2008:

	Year Ended December 31
	2010	2009	2008

Income tax benefit at federal statutory rate	$13,811	$(2,321)	$(5,239)
State tax benefit, net of federal benefit	1,543	(133)	(593)
Permanent differences	197	54	57
Foreign tax credits	(285)	–	–
Canadian research and development credit	(134)	–	–
Canadian deemed dividend	97	–	–
Other	(52)	22	(1)
Change to valuation allowance	(16,657)	11,588	5,912
	$(1,480)	$9,210	$136

12. Income Taxes (continued)

Net deferred tax assets and liabilities consist of the following at December 31, 2010 and 2009:
	December 31
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$18,193	$23,717
Deferred revenue	58,001	50,463
Stock compensation charge	3,029	2,430
Amortization of intangibles	15,862	16,492
Accruals and reserves	5,624	2,160
Property and equipment	–	74
Alternative minimum tax	740	866
Investment in unconsolidated subs	647	487
Foreign tax credits	285	–
Interest rate swap	588	–
Total deferred tax assets	102,969	96,689

Valuation allowance	(1,021)	(19,553)
Net deferred tax assets	101,948	77,136

Deferred tax liabilities:
Prepaids	(6,672)	(6,442)
Property and equipment	(2,257)	–
Goodwill	(98,716)	(78,528)
Total deferred tax liabilities	(107,645)	(84,970)
Total net deferred tax liability	$(5,697)	$(7,834)

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the availability of carrying back net operating losses, the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

As of December 31, 2009, the Company concluded that it was more likely than not that a portion of its deferred tax assets would be utilized in subsequent years and that a full valuation was not necessary. Given the limited history of profitability, excluding the impairment charge, the Company concluded that it was appropriate at that time to consider future taxable income for a limited period of one year into the future. As of December 31, 2010, the Company is in a three-year cumulative income position, has generated significant pretax income in 2010, is projecting this trend in the foreseeable future, and has therefore reversed $16,657 of its valuation allowance during 2010. The $1,021 allowance as of December 31, 2010, relates to certain state net operating losses and capital losses associated with its investment in OrangeSoda, Inc.

As of December 31, 2010 and 2009, the Company had unrecognized tax benefits of $365 and $174, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for the years ended December 31, 2010 and 2009, were $365 and $174, respectively. As of December 31, 2010 and 2009, the total amount of interest and penalties recognized in both the consolidated statements of operations and financial position were $34 and $34, respectively. It is the Company’s policy to recognize interest and penalties related to its uncertain tax positions in income tax expense.

As of December 31, 2010, the Company has filed income tax returns in the U.S., as well as in various states and foreign jurisdictions, for tax years 2009, 2008, and 2007. As a result, the Company may be subject to examination in these jurisdictions. As of December 31, 2010, the Company may be subject to examination in the following major jurisdictions for the years specified: U.S. and its constituent states for 2009, 2008, and 2007; Canada for 2006 through 2009; and Argentina for 2009 and 2008.

13. Subsequent Events

The Company has evaluated subsequent events through the date and time the accompanying consolidated financial statements were issued on August 9, 2011. No subsequent events have occurred since December 31, 2010, that required recognition or disclosure in the Company’s current-period financial statements, except as disclosed below.

On August 3, 2011, Holdings entered into a definitive Purchase Agreement with Web.com (NASDAQ: WWWW) to sell its member interest in the Company for $405 million in cash plus 18 million of Web.com shares. The transaction is subject to approval by Web.com’s shareholders and is subject to regulatory review.

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Balance Sheets
(In Thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$18,445	$26,931
Accounts receivable, less allowance for doubtful accounts and sales returns of $895 and $1,087, respectively	2,462	2,541
Deferred expenses, current portion	42,708	41,771
Prepaid expenses and other current assets	8,378	6,027
Total current assets	71,993	77,270

Property and equipment, net	27,343	25,635
Goodwill	763,336	763,336
Intangible assets, net	94,428	98,205
Investments in unconsolidated entities	3,204	3,489
Deferred expenses, net of current portion	57,755	55,808
Other assets	2,667	3,948
Total assets	$1,020,726	$1,027,691

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$19,656	$24,141
Deferred revenue, current portion	177,604	171,238
Loans payable, current portion	468	929
Other current liabilities	2,337	2,376
Total current liabilities	200,065	198,684

Deferred revenue, net of current portion	199,268	192,575
Loans payable, net of current portion	241,672	279,172
Other liabilities	24,032	14,080
Total liabilities	665,037	684,511

Member’s equity	355,689	343,180
Total liabilities and member’s equity	$1,020,726	$1,027,691

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Statements of Operations
(In Thousands)

	Six Months Ended June 30
	2011	2010
Revenue:
Domain name services	$88,870	$86,617
Web services	38,502	38,331
Marketing and advertising	6,152	7,655
Total revenue	133,524	132,603

Cost of revenue	37,042	35,946
Gross margin	96,482	96,657

Operating costs and expenses:
Sales and marketing	23,683	24,435
Technology services, excluding depreciation	18,621	18,706
General and administrative	14,426	14,301
Stock-based compensation	673	777
Depreciation and amortization	11,037	11,964
Total operating expenses	68,440	70,183

Income from operations	28,042	26,474

Interest and other expenses, net	(7,446)	(7,460)
Income before income taxes	20,596	19,014
Income tax expense	8,098	7,463
Net income	$12,498	$11,551

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Statement
of Changes in Member’s Equity
(In Thousands)

Balance at December 31, 2010	$343,180
Other comprehensive loss	(287)
Stock-based compensation	298
Net income	12,498
Balance at June 30, 2011	$355,689

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended June 30
	2011	2010
Operating activities
Net income	$12,498	$11,551
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,037	11,964
Stock-based compensation	673	777
Amortization of deferred financing costs	1,072	1,215
Provision for doubtful accounts	(192)	(78)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	271	1,073
Prepaid expenses and other assets	(2,142)	(3,061)
Deferred expenses	(2,884)	(2,117)
Accounts payable and accrued expenses	(4,486)	11,615
Accrued interest	(29)	(22)
Deferred revenue	13,060	10,773
Other liabilities	9,251	8,348
Net cash provided by operating activities	38,129	52,038

Investing activities
Purchases of property and equipment	(8,969)	(9,498)
Investments in unconsolidated entities	285	348
Net cash used in investing activities	(8,684)	(9,150)

Financing activities
Principal payments on loans payable	(37,500)	(29,000)
Financing cost arrangements	(431)	–
Net cash used in financing activities	(37,931)	(29,000)

Net (decrease) increase in cash and cash equivalents	(8,486)	13,888
Cash and cash equivalents, beginning of period	26,931	37,898
Cash and cash equivalents, end of period	$18,445	$51,786

Supplemental disclosures of cash flow information
Cash paid for interest	$6,060	$5,782
Cash paid for income taxes	$153	$307

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements
(In Thousands)

For the Six Months Ended June 30, 2011 and 2010

1. Description and Organization of Business

Nature of Business

GA-Net Sol Parent, LLC (the Company), through its wholly owned operating subsidiary Network Solutions, LLC (Network Solutions), is a provider of web services that enable small- to medium-sized businesses to establish, design, maintain, promote, and optimize their online presence with operations in Virginia; Illinois; Pennsylvania; and Buenos Aires, Argentina. The Company’s comprehensive business solutions allow customers to establish a secure web presence, communicate, transact business, and market over the Internet. The Company’s suite of services includes domain name registration, website design and hosting, email, security, eCommerce, and online marketing. The Company believes these services enable its customers to rapidly and cost-effectively establish an online presence while maintaining their focus on their core businesses.

Organization

On March 7, 2007, Net Sol Holdings, LLC (Holdings), a Delaware limited liability company, acquired NS Holdings LLC and its subsidiaries (the Acquisition). Holdings and the Company were formed by General Atlantic, LLC to effect the Acquisition. Holdings is the sole member of the Company.

As a limited liability company, no member shall be obligated personally for debt, obligation, or liability of the Company; all such debt obligations and liabilities are the sole responsibility of the Company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2010, except that certain information and disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or excluded as permitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the full fiscal year. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2010.

Derivative Financial Instruments

The Company enters into derivative transactions for hedging or risk management purposes. The Company formally documents all relationships between hedging instruments and hedged items, as well as risk management objectives for undertaking various hedge transactions, before entering into the transaction.

2. Summary of Significant Accounting Policies (continued)

The Company records derivative financial instruments at fair value as either assets or liabilities and recognizes changes in fair value in its equity accounts. The Company evaluates the effectiveness of hedging relationships both at the hedge inception and on an ongoing basis. The Company’s derivative instruments are designated as cash flow hedges and are considered to be highly effective. The Company records the changes in fair value of derivative financial instruments as other comprehensive income or loss until the underlying hedged item is recognized in earnings. The Company recognizes in earnings immediately any ineffective portion of a derivative’s change in fair value.

Comprehensive Income

Comprehensive income (loss) includes net income adjusted for unrealized gains and losses of interest rate protection agreements and investment instruments. Comprehensive income was $12,211 and $10,096 for the six months ended June 30, 2011 and 2010, respectively.

New Accounting Policies

In October 2009, the Financial Accounting Standards Board (FASB) issued Emerging Issues Task Force Issue No. 08-1, Revenue Arrangements with Multiple Deliverables, codified as Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605 – Revenue Recognition. This requires companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company adopted the standard on January 1, 2011 and it did not have a material effect on our financial statements in the first six months in 2011, and is not expected to have a material effect in future periods.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-06 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statement disclosures.

In June 2011, the FASB issued ASU No. 2011-04, an update to FASB ASC Fair Value Measurements Topic, which clarifies the intent of the FASB regarding existing requirements, changes certain principles for measuring fair value and expands the disclosure requirements related to fair value measurements. Specifically, this update expands the restriction on the use of block discounts to all fair value measurements and provides conditions which must be satisfied prior to the application of other premiums and discounts (e.g., control premiums and discounts for lack of marketability) to fair value measurements. Additionally, this update requires the disclosure of quantitative information about significant unobservable inputs, the valuation processes in place for Level 3 measurements, the sensitivity of fair value measurements to changes in unobservable inputs, the hierarchy classification for assets and liabilities whose fair value is disclosed only in footnotes, any transfers between Level 1 and Level 2 of the fair value hierarchy and the reason nonfinancial assets measured at fair value are being used in a manner that differs from the highest and best use. This update becomes effective in periods beginning after December 15, 2011 and is required to be adopted prospectively. Early adoption is not permitted. The Company is currently evaluating the impact that the pending adoption will have on the Company’s fair value measurements and related disclosures in its consolidated financial statements.

2. Summary of Significant Accounting Policies (continued)

In June 2011, the FASB issued ASU No. 2011-05, an update to FASB ASC Comprehensive Income Topic, which amends the existing accounting standards related to the presentation of comprehensive income in a company’s financial statements. This update requires that all nonowner changes in member’s equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two statement approach, the first statement would present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. Under either presentation alternative, reclassification adjustments and the effect of those adjustments on net income and other comprehensive income must be presented in the respective statement or statements, as applicable. This update becomes effective in periods beginning after December 15, 2011 and is required to be adopted retrospectively. Early adoption is permitted. The Company is currently evaluating which of the two presentation alternatives it will adopt, as well as the impact of such adoption.

3. Fair Value Disclosures

Effective January 1, 2008, the Company adopted ASC 820 – Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its financial instruments in accordance with ASC 820. Effective January 1, 2009, the Company adopted this statement for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 establishes a three-level hierarchy that encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities.

•	Level 2 – inputs to the valuation techniques that are other-than-quoted prices but are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 – inputs to the valuation techniques that are unobservable for the assets or liabilities.

The Company’s derivative financial instruments consist of interest rate swaps and caps, which are valued using pricing models commonly used by the financial services industry and market observable pricing inputs. The Company does not consider these calculations to involve significant judgment on the part of management. The Company utilizes the fair value hierarchy in its accounting for derivative financial instruments (Level 2) and in its reviews for impairment of goodwill and indefinite-lived intangible assets (Level 3).

Cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value and, as such, are not included in the table below.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	June 30, 2011
	Level 1	Level 2	Level 3	Fair Value
Liabilities
Interest rate swap	$–	$2,062	$–	$2,062

	December 31, 2010
	Level 1	Level 2	Level 3	Fair Value
Liabilities
Interest rate swap	$–	$1,582	$–	$1,582

The estimated fair value of long-term debt is based on current market prices or interest rates. The fair value of long-term debt was estimated at $232,448 and $267,526 as of June 30, 2011 and December 31, 2010, respectively.

4. Loans Payable

Credit Agreements

As part of the final financing arrangement for the Acquisition on March 7, 2007, the Company entered into a credit agreement (the First Lien Credit Agreement) for a total of $407,500. The First Lien Credit Agreement consists of a $382,500 floating rate term loan and a $25,000 revolving credit commitment. In accordance with the First Lien Credit Agreement, the Company has certain financial covenants that it has to meet on an annual basis, and the Company has pledged substantially all assets as collateral. As of June 30, 2011 and December 31, 2010, the Company was in compliance with the covenants of the First Lien Credit Agreement. The loan bears interest at the London Interbank Offered Rate (LIBOR) plus a percentage ranging from 2.25% to 2.50% based on the Company’s total leverage ratio as calculated at the end of each fiscal quarter. As of June 30, 2011, the effective interest rate is 2.44% for the $199,172 outstanding principal balance.

In addition, as part of the Acquisition, the Company entered into a second credit agreement (the Second Credit Agreement) in the amount of $42,500. The Second Credit Agreement is subordinate to the First Credit Agreement, calls for payments of interest only on a quarterly basis at a fixed rate of 10.50%, and is due in full on September 17, 2014.

The Company incurred $10,893 in debt issuance costs, which are recorded in other assets and are being amortized over seven years using the effective interest method. As of June 30, 2011 and December 31, 2010, $3,245 and $4,271, respectively, remains to be amortized.

In regard to the First Lien Credit Agreement, the Company is required to maintain interest rate agreements with terms and conditions that result in at least 50% of the aggregate outstanding principal amount being subject to a fixed or maximum interest rate for a minimum of three years, or until April 2010. On June 30, 2010, the Company entered into an interest rate swap, which continued to satisfy the terms in conjunction with the 2007 transactions.

The swap transaction has an effective date of June 30, 2010, and a termination date of March 7, 2014. The notional amounts started at $165,215 and decrease quarterly to $70,362 by March 2014 with a designated maturity of one month. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 1.53%. The swap transaction valuation was $2,062 and $1,582 unfavorable as of June 30, 2011 and December 31, 2010, respectively. The change in fair market value related to the swap for the six-month period ended June 30, 2011, which is recorded in other comprehensive income, is net of income tax of $193.

According to the terms of the First Lien Credit Agreement, the Company is required to make principal payments quarterly commencing with the quarter ending September 30, 2007. Additionally, the Company is required to pay 50% of its annual excess cash flow, as defined in the First Lien Credit Agreement, to the lender upon the delivery of the annual audited financial statements commencing with the 2008 audited financial statements. The First Lien Credit Agreement is due in full on March 7, 2014. As a result of making additional principal payments during 2008, the Company has paid all scheduled quarterly principal payments due during the entire term of the agreement. In making payments totaling $37,500 and $29,000 during the six months ended June 30, 2011 and 2010 respectively, the Company has met its annual excess cash flow payment obligation for 2011 and 2010 through its elective payments.

Letters of credit totaling $7,300 were secured by the revolving credit commitment as of June 30, 2011 and December 31, 2010. Inception to date, no amounts have been borrowed under the revolving credit commitment and no amounts are outstanding.

During September 2010, the Company entered into a one-year financing arrangement to acquire software for a total of $865. This transaction was recorded at fair value. As of June 30, 2011 and December 31, 2010, the Company’s financing obligation of $218 and $649, respectively, were included in current loans payable.

4. Loans Payable (continued)

Interest expense on both credit agreements and financing arrangements totaled $5,175 and $5,855 for the six months ended June 30, 2011 and 2010, respectively.

As of June 30, 2011, loans payable consists of the following:

First Lien Credit Agreement, including accrued interest	$199,422
Second Credit Agreement	42,500
Financing obligation	218
Total loans payable	242,140
Less current portion of loans payable, including accrued interest	468
Loans payable, net of current portion	$241,672

Scheduled maturities of loans payable are as follows:

Year ending December 31:
2011 (remaining year)	$468
2012	–
2013	–
2014	241,672
$242,140

5. Commitments and Contingencies

Litigation

The Company is party to certain legal matters arising in the ordinary course of its business. In management’s opinion, the expected outcome of such matters will not have a material impact on the Company’s financial position or results of its operations.

6. Stock-Based Compensation

The Company participates in equity-based compensation plans established by Holdings. The Net Sol Holdings Executive Equity Incentive Plan (the Plan) is authorized to award Class A-2 Units, Grant A-2 Units, and Grant A-3 units of Holdings equity to employees of the Company. In addition, Holdings has issued Restricted Stock Units (RSUs) to employees of the Company. During the six-months ended June 30, 2011, there were no units issued to employees of the Company, and during the six months ended June 30, 2010, the Company granted options for 2.5 million A-2 Units and 5.125 million RSUs to employees.

As of June 30, 2011, there was $1,498 of unrecognized compensation cost related to unvested Class A-2 Units awarded under the Plan, and $1,757 of unrecognized compensation cost related to the unvested RSUs. The cost will be recognized over a weighted-average period of approximately 2.8 years and 2.3 years, respectively.

Based on the estimated fair value of units awarded, stock-based compensation expense was $673 and $777 for the six months ended June 30, 2011, and 2010, respectively.

If stock-based compensation were allocated among operating costs and expenses, the costs would be allocated to general and administrative expenses.

6. Stock-Based Compensation (continued)

During 2007, the Company also established the 2007 Phantom Equity Incentive Plan (the Phantom Plan). The value of a unit in the Phantom Plan is directly tied to the appreciation of the Company’s valuation upon a liquidity event and vest over a five-year period commencing on the second anniversary. As such, a unit in the Phantom Plan does not represent an equity interest in the Company, but rather, is a right to share in the growth of the Company’s valuation between unit issuance and a liquidity event. As the units issued under the Phantom Plan are subject to a change of control provision as a performance condition, the Company will not recognize any compensation expense under ASC 718 until such point in time that this performance condition becomes probable.

Following is a summary of the units awarded under the Phantom Plan:

	Units	Weighted- Average Threshold Price	Vested

Outstanding at December 31, 2010	6,180	$1.08	24%
Units awarded	340	1.06	–
Forfeited	(125)	1.04	–
Outstanding at June 30, 2011	6,395	$1.08	38%

7. Income Taxes

The Company has elected to be treated as a C corporation for federal income tax purposes. Accordingly, income taxes are accounted for using the asset and liability method pursuant to ASC 740 – Income Taxes.

The Company recognized income tax expense of $8,098 and $7,463 during the six months ended June 30, 2011 and 2010, respectively, based upon its estimated annual effective tax rate. The Company’s effective tax rate was 39.3% for the six months ended June 30, 2011 and 2010.

8. Subsequent Events

The Company has evaluated subsequent events through the date and time the accompanying unaudited consolidated financial statements were issued on August 17, 2011. No subsequent events have occurred since June 30, 2011 that required recognition or disclosure in the Company’s current-period financial statements, except as disclosed below.

On August 3, 2011, Holdings entered into a definitive Purchase Agreement with Web.com (NASDAQ: WWWW) to sell its member interest in the Company for $405 million in cash plus 18 million of Web.com shares. The transaction is subject to approval by Web.com’s shareholders and is subject to regulatory review.

ANNEX A

PURCHASE AGREEMENT

among

WEB.COM GROUP, INC.,

NET SOL HOLDINGS LLC

and

GA-NET SOL PARENT LLC

Dated as of August 3, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS
1.01	Stockholder Agreement

-iv-

PURCHASE AGREEMENT

This Purchase Agreement, dated as of August 3, 2011, among Web.com Group, Inc., a Delaware corporation (the “Purchaser”), Net Sol Holdings LLC, a Delaware limited liability company (“Seller”), and GA-Net Sol Parent LLC, a Delaware limited liability company and a wholly-owned subsidiary of Seller (the “Company”).

WHEREAS, Seller is the sole member (“Member”) of the Company;

WHEREAS, Seller wishes to sell its Member interest in the Company to the Purchaser, and the Purchaser wishes to purchase such Member interest from Seller, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01            Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that no portfolio company of any Person that owns equity interests in Seller or any portfolio company of any Affiliate of such Person shall be deemed to be an Affiliate of Seller or the Company.

“Agreement” or “this Agreement” means this Purchase Agreement among the parties hereto (including the Exhibits hereto, the Disclosure Schedule and the Purchaser Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 12.07.

“Business” means the business conducted by the Company Entities as of the date hereof or immediately prior to the Closing, as applicable.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cash Consideration Election” means Purchaser’s right, if it elects in Purchaser’s sole discretion, to sell up to 14,000,000 shares of Purchaser Common Stock (as adjusted for any stock splits, reverse stock splits, stock dividends, stock distributions, recapitalization, reclassification or similar transaction after the date hereof) in an underwritten public offering prior to the Closing for net (after deducting fees and expenses incurred by the Purchaser in such public offering) per share proceeds of no less than $11.47 (as adjusted for any stock splits, reverse stock splits, stock dividends, stock distributions, recapitalizations, reclassifications or similar transactions after the date hereof) and use the net proceeds of such public offering to increase the Closing Cash Payment and reduce the Closing Shares Payment; provided, that Purchaser may, in its sole discretion, use less than all of the shares sold in such public offering, but not less than fifty percent (50%) of such shares sold, to increase the Closing Cash Payment and reduce the Closing Shares Payment.

“Cash Consideration Election Proceeds” means, with respect to the shares of Purchaser Common Stock sold upon exercise of the Cash Consideration Election that Purchaser determines to use to reduce the Closing Shares Payment in accordance with the definition of “Cash Consideration Election,” $11.47 per share plus (a) all of the net (after deducting fees and expenses incurred by the Purchaser in the Cash Consideration Election) per share proceeds of such issuance and sale in excess of $11.47 per share but less than $12.00 per share, plus (b) 70% of the net (after deducting fees and expenses incurred by the Purchaser in the Cash Consideration Election) per share proceeds of such issuances in excess of $11.99 per share (in each case, as such dollar amounts shall be adjusted for any stock splits, reverse stock splits, stock dividends, stock distributions, recapitalization, reclassification or similar transaction after the date hereof).

“Closing Cash Payment” means (a) $405,000,000, plus (b) if Purchaser exercises its Cash Consideration Election, an amount equal to the Cash Consideration Election Proceeds, less (c) without duplication, the amount, if any, by which the sum of all Transaction Expenses of the Company Entities, other than any Specified Employee Amount, exceeds $11,000,000.

“Closing Shares Payment” means 18,000,000 shares of Purchaser Common Stock (as adjusted for any stock splits, reverse stock splits, stock dividends, stock distributions, recapitalization, reclassification or similar transaction after the date hereof) less, if Purchaser exercises its Cash Consideration Election, the number of shares Purchaser determines to use to apply to the Cash Consideration Election Proceeds in accordance with the definition of “Cash Consideration Election”.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Companies” means the Purchaser, the Company and their respective subsidiaries on a consolidated basis.

“Company Closing Indebtedness” means the sum of all Company Indebtedness, together with any interest, prepayment penalties or fees, premiums, breakage amounts, termination amounts, expense reimbursements, indemnities or other amounts payable in connection with prepayment thereof, as of the Closing.

“Company Employees” means each current or former employee, officer, director, general partner and member of any executive committee of any of the Company Entities.

“Company Entity” means the Company and each Subsidiary of the Company.

“Company Indebtedness” means the Indebtedness of the Company Entities as of the date of this Agreement.

“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any Company Entity, whether or not material to the business of the Company and its Subsidiaries as currently conducted.

“Company IP Agreements” means all licenses of Intellectual Property (a) from the Company or any Subsidiary of the Company to any third party, excluding licenses to customers and end users granted in the ordinary course of business, and (b) to the Company or any Subsidiary of the Company from any third party, excluding Shrink-Wrap Agreements.

“Company’s Knowledge” or similar terms used in this Agreement means the knowledge of the Persons set forth on Section 1.01(a) of the Disclosure Schedule after reasonable inquiry.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of January 30, 2007.

“Company Member Interests” means all of the ownership, equity, member and/or other interests that evidence ownership of the Company.

“Company Predecessor Entity” means any company or entity to which the Company is a successor.

“Control” (including the terms “control,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative, executor, general partner or managing member, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative, executor, general partner or managing member, by contract or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment, direct or indirect, of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“Data Room” means the electronic data room maintained by Seller in connection with the transactions contemplated by this Agreement.

“Debt Financing Sources” shall mean each Lender or each other Person (including each agent and arranger) that have committed to provide commitments under, or otherwise entered into, the Financing Agreements or other financings in connection with the transactions contemplated hereby, together with each Affiliate, officer, director, employee, partner, controlling Person, advisor, attorney, agent and representative of each such Lender or other Person.

“Debt Payoff Amount” means the sum of all principal and accrued interest as of the Closing owed by the Company Entities under (a) the Credit Agreement, dated as of April 17, 2007, between GA Net Sol Parent LLC and Woodbridge Penzugyi Szolgaltato KFT, Branch Office Zug, and (b) the First Lien Credit Agreement, dated as of March 7, 2007, as amended on April 17, 2007, among GA Net Sol LLC, GA Net Sol Parent LLC, the lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent, and all prepayment penalties or fees, premiums, breakage amounts, termination amounts, expense reimbursements, or other amounts payable in connection with prepayment as of the Closing (if any) set forth in the Material Contracts on Section 3.15(a)(iv) of the Disclosure Schedule.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Company to the Purchaser in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, charge, lien, license, encumbrance, encroachment, option, restrictive covenant, condition or restriction, including any restriction on the use, voting, transfer, receipt of income or other attributes of ownership, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Benefit Plan” means Company Benefit Plans that are not subject to United States law or for which benefits are primarily for employees outside of the United States.

“Form S-3 Registration Statement” means the registration statement on Form S-3 to be filed with the SEC by Purchaser in connection with the issuance and sale of Purchaser Common Stock after Purchaser’s exercise of the Cash Consideration Election in accordance with the definition of “Cash Consideration Election” and the Closing Shares Payment, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Fraud” means reckless or intentional fraud with respect to the making of any representation or warranty in Article III, Article IV or Article V or the certification as to compliance with any covenant in Section 6.01 or 6.02, as applicable, which shall only be deemed to exist if the Person making such representation or warranty had actual knowledge (or reckless disregard) that such representation or warranty (as qualified by the Disclosure Schedule or Purchaser Disclosure Schedule, as applicable) was inaccurate or untrue when made or actual knowledge (or reckless disregard) at Closing that such covenant (as qualified by the Disclosure Schedule or Purchaser Disclosure Schedule, as applicable) was not complied with in any material respect; provided, that (a) with respect to the Company, the Person making any representation or warranty in Article III or certifying as to compliance with any covenant in Section 6.01 shall be deemed to refer to the individuals identified on Section 1.01(a) of the Disclosure Schedule, (b) with respect to Seller, the Person making any representation or warranty in Article IV or certifying as to compliance with any covenant in Section 6.01 shall be deemed to refer to the individuals identified on Section 1.01(b) of the Disclosure Schedule and (c) with respect to the Purchaser, the Person making any representation or warranty in Article V or certifying as to compliance with any covenant in Section 6.02 shall be deemed to refer to the individuals identified on Section 1.01(a) of the Purchaser Disclosure Schedule.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“General Atlantic” means GA-Net Sol Investor LLC, a Delaware limited liability company.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, as well as of any of their officials acting in their official capacity.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law, in each case at a location and in a concentration such that an affirmative management obligation is created.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal of and any premium in respect of indebtedness for borrowed money, including any accrued interest and any cost or penalty associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing (but excluding the endorsement of checks or other negotiable instruments for deposit or collection), (b) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (c) overdrafts, (d) any accrued and unpaid purchase price obligations related to acquisitions of property or services (other than trade liabilities incurred in the ordinary course of business), and (e) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person other than such Person or any of its Subsidiaries.

“Indemnifying Party” means Seller pursuant to Section 10.02.

“Intellectual Property” means algorithms, databases, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, protocols, specifications, software, software code (in any form, including source code and executable or object code), subroutines, URLs, works of authorship and other forms of industrial property and intellectual property (whether or not embodied in any tangible form) and all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world, with respect to the items described above: (a) patents and patent applications, (b) trademark, service mark, trade name, trade dress and domain name rights, to the extent that the domain names incorporate trademarks, together with the goodwill associated exclusively therewith, (c) copyrights (including copyrights in computer software), (d) confidential and proprietary information rights, including trade secret and know-how rights, (e) other legally recognized proprietary rights in items described in this definition and (f) registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for registration of, the foregoing.

“Internal Revenue Service” means the Internal Revenue Service of the United States.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking (excluding liabilities with respect to Taxes).

“Licensed Intellectual Property” means Intellectual Property licensed to any Company Entity.

“Material Adverse Effect” means, with respect to the Company or Purchaser, as applicable, any event, circumstance, change in or effect on such Person that is materially adverse to the results of operations or the financial condition of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which such Person or any of its Subsidiaries operates (including changes in legal and regulatory conditions), except to the extent that any such event, circumstance, change or effect adversely affects such Person and its Subsidiaries, taken as a whole, in a manner that is materially disproportionate to its effect on other companies operating in the same industries or segments as such Person, (b) events, circumstances, changes or effects affecting or changes in the national, international or any regional economy in general, the financial, credit, securities or banking markets or conditions in general (including any disruption thereof), interest rates, currency or exchange rates or the price of any commodity, security or market index, (c) any national, international or regional political or social conditions, including any event, circumstance, change or effect caused by acts of terrorism, sabotage or war (whether or not declared), military actions or the escalation thereof or other force majeure events, (d) changes or modifications, or proposed changes or modifications, in GAAP or applicable Law or interpretations thereof, (e) the announcement, performance or existence of this Agreement, the identity of the parties to this Agreement or any of their respective Affiliates, representatives or financing sources, or the pendency of the transactions contemplated hereby, including any actual or potential impairment of any contract, agreement, binding commitment or other written arrangement or loss of any current or prospective licensors, licensees, customers, employees, vendors or other business relations of such Person due to any of the foregoing in this clause (e), (f) any failure by such Person or any of its Subsidiaries to meet any projections, budgets, forecasts or revenue or earnings predictions for any period (it being understood that the underlying causes of such failure may, if they are not otherwise excluded from the definition of “Material Adverse Effect,” be taken into account in determining whether a “Material Adverse Effect” has occurred), or (g) any event, circumstance, change or effect to the extent set forth on the Disclosure Schedule or Purchaser Disclosure Schedule, as applicable (provided that any future development or change with respect to any of the actions set forth in Schedule 3.08 of the Disclosure Schedule shall not be deemed to be set forth on the Disclosure Schedule for purposes of this clause (g)).

“Permitted Encumbrances” means each of the following: (a) Encumbrances for Taxes not yet due and payable or which may be paid without penalties or which are being contested in good faith through proper proceedings, (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations as to which there is no default on the part of the applicable Person or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (d) Encumbrances imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (e) such non-monetary Encumbrances or other imperfections of title, if any, that are not materially adverse to the applicable Person or its Subsidiaries, including (i) any supplemental Taxes or assessments not shown by the public records and (ii) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (f) any Encumbrances affecting title to which the fee interest, or any underlying leasehold interest, in the Leased Real Property is subject, (g) Encumbrances that secure obligations reflected as liabilities on the Financial Statements and (h) other Encumbrances that would not be material to the party subject to such Encumbrance.

“Person” means any individual, partnership, firm, corporation, Governmental Authority, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Information” means any customer information that is personal to and identifies the Person to whom such information pertains.

“Phantom Payment Amount” means the aggregate amount to be paid by the Company in settlement of all Phantom Units granted under the Phantom Plan.

“Phantom Plan” means the GA-Net Sol Parent, LLC 2007 Phantom Equity Incentive Plan.

“Phantom Units” means the phantom units issued to certain individuals pursuant to the Phantom Plan.

“Pre-Closing Tax Period” means any Tax period of a Company Entity that ends on or prior to the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes (or the non-payment thereof) of any Company Entity for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date and (b) all payroll, employee withholding, unemployment, social security or any such similar Taxes incurred by a Company Entity in connection with any compensatory payment made under this Agreement or otherwise in connection with the transactions contemplated hereby. For purposes of this Agreement, in the case of any Taxable period that commences on or prior to and includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of all Company Entities for the portion of such Straddle Period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company Entities for a Straddle Period which relate to the portion of such Straddle Period through the end of the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period for the portion thereof ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Profits Interests” means the Class A-1, Class A-2 and Class A-3 Units of Seller issued to certain individuals, whether pursuant to the Net Sol Holdings LLC Executive Equity Incentive Plan or otherwise.

“Proxy Statement” means the proxy statement to be sent to Purchaser’s stockholders in connection with the Purchaser Stockholders’ Meeting.

“Purchaser Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Purchaser, or to which the Purchaser or any of its Subsidiaries is party, whether written or oral, for the benefit of any Purchaser Employee.

“Purchaser Board” means the Board of Directors of the Purchaser.

“Purchaser Business” means the business conducted by the Purchaser and its Subsidiaries as of the date hereof or immediately prior to the Closing, as applicable.

“Purchaser Common Stock” means common stock of the Purchaser, par value $0.001 per share.

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Purchaser to the Company in connection with this Agreement.

“Purchaser Employees” means each current or former employee, officer, director, general partner and member of any executive committee of the Purchaser or any of its Subsidiaries.

“Purchaser Foreign Benefit Plan” means Purchaser Benefit Plans that are not subject to United States law or for which benefits are primarily for employees outside of the United States.

“Purchaser Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Purchaser, whether or not material to the Purchaser Business as currently conducted.

“Purchaser IP Agreements” means all licenses of Intellectual Property (a) from the Purchaser or any Subsidiary of the Purchaser to any third party, excluding licenses to customers and end users granted in the ordinary course of business, and (b) to the Purchaser or any Subsidiary of the Purchaser from any third party, excluding Shrink-Wrap Agreements.

“Purchaser Licensed Intellectual Property” means Intellectual Property licensed to the Purchaser or any Subsidiary of the Purchaser.

“Purchaser Option Plans” means the plans or programs set forth under the heading “Purchaser Option Plans” on Section 1.01(b) of the Purchaser Disclosure Schedule.

“Purchaser Stock Plans” means the plans or programs set forth under the heading “Purchaser Stock Plans” on Section 1.01(b) of the Purchaser Disclosure Schedule.

“Purchaser Superior Offer” means a bona fide written Purchaser Acquisition Proposal made by a third party that requires termination of the transactions contemplated by this Agreement, that is determined by the Purchaser Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of the proposal and the identity of the Person making the proposal, to be (a) more favorable from a financial point of view to Purchaser’s stockholders than the Purchase determined on a basis of long-term value (taking into account the likelihood and anticipated timing of consummation and after giving effect to all adjustments which may be offered by Seller and the Company pursuant to Section 6.04(c) and the payment of the Purchaser Termination Fee hereunder and any break-up fees and expense reimbursement provisions thereof) and (b) reasonably likely to be consummated (if accepted) on a timely basis in accordance with its terms; provided, however, that for purposes of this definition of “Purchaser Superior Offer,” the defined term “Purchaser Acquisition Proposal” shall have the meaning assigned to such term herein, except that all references to “10%” contained in the definition of “Purchaser Acquisition Proposal” shall be deemed to be a reference to “50%.”

“Purchaser’s Knowledge” or similar terms used in this Agreement means the knowledge of the Persons set forth on Section 1.01(c) of the Purchaser Disclosure Schedule, after reasonable inquiry.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any soil, sediment, subsurface strata, surface water or groundwater.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial or corrective actions with respect to, Hazardous Materials in the environment.

“RSUs” means an aggregate of 5,358,873 restricted stock units tied to the value of Class A Units of Seller issued to Tim Kelly and Miles Ready pursuant to the Restricted Stock Unit Award Agreements dated March 23, 2010 and December 10, 2010.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses and licenses concerning generally commercially available software.

“Specified Employee Amount” means any payments in respect of (a) any cash severance or retention amounts that may become payable in connection with or following the Closing Date, (b) any employee bonuses accrued through the Closing, (c) any amounts that may become payable under the Transaction Incentive Letter Agreement, (d) the Phantom Units, (e) the RSUs and (f) the Profits Interests.

“Stockholder Agreement” means the Stockholder Agreement to be entered into among Purchaser, Seller and General Atlantic and to be effective as of the Closing, substantially in the form of Exhibit 1.01.

“Subsidiaries” means any corporation, association, business entity, partnership, limited liability company or other Person of which the applicable entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” or “Taxes” means (a) all taxes of any kind whatsoever, including all income, capital gain, gross receipts, value added, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, employment, withholding, social security contributions, Medicare taxes and other taxes, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Transaction Documents” means the Stockholder Agreement and any certificates or other written agreements to be delivered by Seller, the Company and/or the Purchaser relating to this Agreement, and any exhibits or schedules relating to the foregoing.

“Transaction Incentive Letter Agreements” means the letter agreements between Network Solutions, LLC and certain individuals dated on or about May 9, 2011 and listed in Section 1.01(c) of the Disclosure Schedule.

SECTION 1.02             Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Term	Section
“280G Approval”	6.07(e)
“Alternate Transaction Fee”	6.13(c)
“Alternative Fee Letter(s)”	6.13(b)
“Alternative Financing”	6.13(b)
“Alternative Financing Agreements”	6.13(b)
“Alternative Financing Commitment Letter”	6.13(b)
“Balance Sheets”	3.05(a)
“Board Transaction Resolutions”	5.01(b)
“Closing”	2.03
“Closing Date”	2.03
“Company”	Preamble
“Company 401(k) Plan”	7.02

Term	Section
“Company Acquisition Proposal”	6.10(a)
“Company Benefit Plan”	3.12(a)
“Company Participants”	7.01
“Company Representatives”	6.10(a)
“Company Website”	3.10(f)
“Company Welfare Plan”	7.01
“Confidentiality Agreement”	6.06
“Continuing Employees”	7.01
“Cooley”	12.15
“Covered Persons”	6.12(a)
“Debt Payoff Recipient”	2.04(b)(i)
“Disclosed Conditions”	5.07(c)
“DOJ”	6.07(a)
“ERISA Affiliate”	3.12(a)
“Fee Letter”	5.07(b)
“file”	5.05(a)
“Financial Statements”	3.05(a)
“Financing”	6.13(c)
“Financing Agreements”	6.13(a)
“Financing Commitment Letter”	5.07(b)
“FTC”	6.07(a)
“Group”	6.10(a)
“Incentive Amounts”	2.04
“Indemnified Party”	10.02
“Indemnity Reduction Amounts”	10.03(b)
“Leased Real Property”	3.11(b)
“Lenders”	5.07(b)
“Loss”	10.02
“Material Contracts”	3.15(a)
“Member”	Recitals
“New Financing”	5.07(b)
“Notified Transaction Expenses”	2.04(a)(ii)
“Post Closing Covenants”	10.01
“Purchase”	2.01
“Purchaser”	Preamble
“Purchaser 401(k) Plan”	7.02
“Purchaser Acquisition Proposal”	6.10(b)
“Purchaser Benefit Plan”	5.14(a)
“Purchaser Board Recommendation”	6.04(b)
“Purchaser Certifications”	5.05(a)
“Purchaser Change in Recommendation”	6.04(b)
“Purchaser Contracts”	5.17(b)
“Purchaser Intervening Event”	6.04(c)(ii)
“Purchaser Leased Real Property”	5.13(b)
“Purchaser Option”	5.02(d)

Term	Section
“Purchaser Owned Real Property”	5.13(a)
“Purchaser Preferred Stock”	5.02(d)
“Purchaser Proposal”	6.04(a)
“Purchaser Representatives”	6.10(b)
“Purchaser SEC Documents”	5.05(a)
“Purchaser Stock Award”	5.02(d)
“Purchaser Stockholders’ Meeting”	6.04(a)
“Purchaser Termination Fee”	11.03(a)
“Purchaser Website”	5.12(f)
“Purchaser Welfare Plan”	7.01
“Reference Balance Sheet”	3.05(a)
“Reference Balance Sheet Date”	3.06
“Released Matters”	12.13(a)
“Released Parties”	12.13(a)
“Releasing Parties”	12.13(a)
“Required Purchaser Stockholder Vote”	5.22
“Retained Share Fund”	10.06
“Section 280G Payments”	6.07(e)
“Seller”	Preamble
“Sellers Counsel”	12.14
“Straddle Returns”	8.03(a)
“Subsidiary Interests”	3.02(b)
“Substitute Fee Letter(s)”	6.13(c)
“Substitute Financing”	6.13(c)
“Substitute Financing Agreements”	6.13(c)
“Substitute Financing Commitment Letter”	6.13(c)
“Survival Date”	10.01
“Taxing Authority”	2.08
“Termination Date”	11.01(a)
“Third Party Claim”	10.04(b)
“Threshold Amount”	10.03(c)
“Transaction Expenses”	12.01
“Transaction Litigation”	6.15
“WARN Act”	3.13(g)

SECTION 1.03             Interpretation and Rules of Construction

(a)           In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)           when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii)         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)         all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)       no rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by competent counsel and embodies the justifiable expectations of sophisticated parties derived from arms’ length negotiations;

(viii)      references to a Person are also to its successors and permitted assigns;

(ix)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x)          references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b)           Notwithstanding anything to the contrary contained in the Disclosure Schedule, the Purchaser Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule or the Purchaser Disclosure Schedule (whether or not an explicit cross-reference appears) shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule or the Purchaser Disclosure Schedule, respectively, as though fully set forth in such other section to the extent the relevance of such information to such other Section is reasonably inferable.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01             Purchase and Sale of the Company Member Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to the Purchaser, and the Purchaser shall purchase from Seller, all of Seller’s Company Member Interests (the “Purchase”).

SECTION 2.02             Purchase Price.  The aggregate purchase price for the Company Member Interests shall be comprised of (a) the Closing Cash Payment, and (b) the Closing Shares Payment.  For the avoidance of doubt, at and after the Closing and by virtue of the Purchase, Purchaser shall assume the obligation to pay (i) the Company Closing Indebtedness, and (ii) the unpaid Transaction Expenses of the Company Entities.

SECTION 2.03             Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Member Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California at 10:00 a.m. Pacific time on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, and subject to the satisfaction or waiver of such conditions)  (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.04             Payments at Closing.

(a)           Payments by the Purchaser.  At the Closing, the Purchaser shall pay the following amounts, with each cash payment to be made by wire transfer of immediately available funds unless otherwise designated in writing by the payee thereof:

(i)          to Seller, to one or more accounts designated in writing by Seller at least two Business Days prior to the Closing, (A) an aggregate amount equal to the Closing Cash Payment less the Phantom Payment Amount, and (B) an aggregate number of shares of Purchaser Common Stock equal to the Closing Shares Payment; and

(ii)         to the Company, without duplication, (A) the Debt Payoff Amount, (B) the Transaction Expenses of the Company Entities for which written notices of amounts thereof were received at least one Business Day prior to the Closing (“Notified Transaction Expenses”), and (C) the Phantom Payment Amount.  Notwithstanding the foregoing, the Purchaser may advise the Company that it wishes to use all or a portion of any unrestricted cash of the Company or any Subsidiary of the Company on hand immediately prior to the Closing towards payment of any of the items set forth in this Section 2.04(a)(ii), in which event the aggregate amount that the Purchaser shall be obligated to pay pursuant to this Section 2.04(a)(ii) shall be correspondingly reduced but (y) such reduction shall not affect any required payments by the Company or any Subsidiary of the Company pursuant to Section 2.04(b) and (z) the respective dollar amounts set forth in this Section 2.04(a)(ii) shall not be reduced for purposes of any other calculation required by this Agreement, including the calculation of the Closing Cash Payment.

(b)           Payments by the Company.  On the Closing Date, upon its receipt of the payment pursuant to Section 2.04(a)(ii) above, the Company shall pay, and the Purchaser shall cause the Company to pay, the following amounts, with each payment to be made by wire transfer of immediately available funds unless otherwise designated in writing by the payee thereof:

(i)          to each Person to whom any portion of the Debt Payoff Amount is owed (each, a “Debt Payoff Recipient”), to one or more accounts designated in writing by such Debt Payoff Recipient at least one Business Day prior to the Closing, an aggregate amount equal to the Debt Payoff Amount owing to such Debt Payoff Recipient;

(ii)         to the account of each Person to whom Notified Transaction Expenses are owed, an amount equal to the Notified Transaction Expenses owing to such Person; and

(iii)        to the account of each holder of Phantom Units, an amount owing to such Person pursuant to the terms and conditions of such Person’s award of Phantom Units under the Phantom Plan.  In addition, the parties shall reasonably cooperate to effect such other payments to employees of the Company Entities as may be required to be made by Seller through the payroll service provider for the Company Entities.

To the extent permitted by applicable Laws, Purchaser shall be entitled to deduct its payment of the Transaction Expenses of the Company Entities and the payment of the amounts payable under Section 3 of the Transaction Incentive Letter Agreements (the “Incentive Amounts”), and for Tax purposes such deductions shall be deemed to relate to the period after the Pre-Closing Tax Period.  To the extent that applicable Law does not permit such deductions to be claimed in such a later period and such deductions are instead available to the Company in a Pre-Closing Period, then, notwithstanding any other provision of this Agreement to the contrary, Seller shall pay Purchaser an amount equal to the reduction (if any) in the amount payable by Seller pursuant to Section 8.03(a) as a result of the availability of such deductions in the Pre-Closing Tax Period instead of in such a later period, and any such payment by Seller shall be treated as a reduction of the purchase price payable under this Agreement.

SECTION 2.05             Closing Deliveries by the Seller.  At the Closing, Seller shall deliver or cause to be delivered to the Purchaser:

(a)           an instrument in the form reasonably agreed upon by the parties hereto transferring Seller’s Company Member Interests to the Purchaser and originals or copies of each certificate or other instrument (if any) evidencing any such Company Member Interests;

(b)           a receipt from Seller acknowledging receipt of the amount paid to Seller pursuant to Section 2.04(a)(i);

(c)           the certificate referenced in Section 9.02(b)(iii);

(d)           the Stockholder Agreement, executed by Seller and the other stockholder(s) party thereto, including General Atlantic; and

(e)           documentation evidencing the resignation of Seller as the sole Member of the Company.

SECTION 2.06             Closing Deliveries by the Purchaser.  In addition to its obligations set forth in Section 2.04, at the Closing, the Purchaser shall deliver to Seller:

(a)           a true and complete copy, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Purchaser, of the Board Transaction Resolutions duly and validly adopted by the Purchaser Board;

(b)           the certificate referenced in Section 9.01(a)(iii); and

(c)           the Stockholder Agreement, executed by Purchaser.

SECTION 2.07             Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(a)           all stock certificates and other similar evidences (if any) of ownership by the Company of all Company Entities other than the Company substantially in the form previously made available to the Purchaser;

(b)           resignations from each officer (if any) of the Company and, if requested by Purchaser, each officer of each other Company Entity effective as of the Closing;

(c)           a certificate satisfying the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i) that the Company is not a United States Real Property holding corporation (within the meaning of Section 897 of the Code); and

(d)           the certificate referenced in Section 9.02(a)(iii).

SECTION 2.08             Withholding.  Purchaser, the Company and their respective representatives and agents shall be entitled to withhold from the consideration otherwise payable to any Person, or other payment otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law.  To the extent that any amounts are required to be withheld and deducted for Taxes, the Purchaser, the Company and their respective representatives and agents, as applicable, shall promptly remit (or cause to be remitted) the amounts withheld to the applicable taxing authority or agency (“Taxing Authority”), and such amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of which such deduction or withholding was made.

SECTION 2.09             Treatment of Phantom Units; Certain Transaction Incentive Letter Payments.

(a)           At the Closing, each vested and unvested Phantom Unit outstanding immediately prior to the Closing shall be cancelled in exchange for a payment equal to such holder’s allocable portion of the Closing Cash Payment in respect of each vested Phantom Unit.  On and after the Closing, all vested and unvested Phantom Units shall terminate and cease to be outstanding.  Without limiting the Company’s obligations pursuant to Section 2.04(b)(iv), the Purchaser’s sole obligation with respect to the Phantom Units shall be the payment of the portion of the Closing Cash Payment which represents the Phantom Payment Amount as provided in Section 2.04(a)(ii) above.  As soon as practicable following the date of this Agreement, Seller and the Company shall take all steps necessary prior to the Closing to cause the Phantom Units to be treated as set forth in this Section 2.09(a). For purposes of clarity, except as provided in this Section 2.09(a), the Purchaser shall not assume, and shall have no obligation whatsoever in respect of, (a) the Profits Interests, (b) the RSUs or (c) any options, warrants, convertible or exchangeable securities, subscriptions, stock or unit appreciation rights, phantom equity rights, stock equivalents, or similar partnership or membership interest-based awards, issued by the Company, any Company Entity or Seller to any Company Employee that are outstanding immediately prior to the Closing.

(b)           Seller agrees that at the Closing, Seller shall assume the obligation to pay all amounts that may become payable pursuant to Section 3 of the Transaction Incentive Letter Agreements.  For purposes of clarity, the Purchaser shall not assume, and shall have no obligations whatsoever in respect of, Section 3 of the Transaction Incentive Letter Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY

Subject to such exceptions as are disclosed in writing in the Disclosure Schedule, the Company hereby represents and warrants to the Purchaser, as follows:

SECTION 3.01             Organization, Authority and Qualification of the Company.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  The Company is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company.

(b)           The execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company. The Company has all necessary limited liability company power and authority to enter into this Agreement and each Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution each of the Transaction Documents to which the Company is a party shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution (assuming due authorization, execution and delivery by the other parties thereto) each of the Transaction Documents to which the Company is a party shall constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.02             Subsidiaries; Capitalization.

(a)           Each Subsidiary of the Company is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization.  Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company.

(b)           Section 3.02(b) of the Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company, listing for each Subsidiary of the Company its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests (the “Subsidiary Interests”) and the current ownership of such Subsidiary Interests.  All of the Subsidiary Interests of the Company (i) are owned of record or beneficially, directly or indirectly, by the Company as set forth in Section 3.02(b) of the Disclosure Schedule and (ii) have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents, pre-emptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to the Subsidiary Interests of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other ownership or voting interest in, any Company Entity, or that give any Person the right to receive any economic benefit or right based on or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity or voting interests in, any Company Entity.

(c)          Other than the Subsidiaries of the Company, there are no other corporations, partnerships, joint ventures, associations or other entities in which any Company Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or through which any part of the Business is conducted.

(d)          As of the Closing the outstanding equity of the Company will consist solely of the Company Member Interests owned by Seller, as set forth on Section 3.02(d) of the Disclosure Schedule.  The Company Member Interests have been duly authorized and validly issued and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible securities, pre-emptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to the Company Member Interests or obligating the Company to issue or sell any shares of capital stock of, or any other ownership interest in the Company.  The Company has provided the Purchaser with a true and complete copy of the Company LLC Agreement as in effect as of the date hereof.

SECTION 3.03          No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.04, and, except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates and assuming the accuracy of the representations and warranties of the Purchaser contained in Section 5.03, the execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company does not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of any Company Entity, (b) conflict in any material respect with or violate in any material respect any material Law or material Governmental Order applicable to any Company Entity or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract.

SECTION 3.04          Governmental Consents and Approvals.  Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 5.04, the execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, other than (a) compliance with, and filings required under, the HSR Act, (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, (c) the filing with the SEC of the Proxy Statement and (if the Purchaser exercises its Cash Consideration Election) the Form S-3 Registration Statement, and any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act, (d) compliance with the rules and regulations of NASDAQ Global Market and (e) any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws, except (i) where the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not have a Material Adverse Effect on the Company or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.05          Financial Information.

(a)          True and complete copies of each of (i) the audited consolidated balance sheets of Seller and its Subsidiaries as of the fiscal years ended December 31, 2010, 2009 and 2008 and unaudited consolidated balance sheet of Seller and its Subsidiaries for the period ended June 30, 2011 (the June 30, 2011 balance sheet, the “Reference Balance Sheet” and together with the other balance sheets, collectively, the “Balance Sheets”), and the related audited consolidated statements of operations, statements of cash flows and changes in members’ equity of Seller and its Subsidiaries for the years ended as of those dates and the unaudited consolidated statements of operations, statements of cash flows and changes in members’ equity for the six month period ended June 30, 2011 (the Balance Sheets, together with such other financial statements collectively, the “Financial Statements”) have been made available by the Company to the Purchaser and are set forth on Section 3.05(a) of the Disclosure Schedule.

(b)          The Financial Statements (i) were prepared in accordance with the books of account and other financial records of Seller and its Subsidiaries (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Seller and its Subsidiaries as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto), in each case, with respect to the unaudited Financial Statements, except for the absence of footnotes and subject to year-end adjustments.

(c)          To the Company’s Knowledge, the Company (on behalf of itself and the Company’s Subsidiaries) has, for the three years prior to the date hereof, maintained, enforced and complied with internal accounting controls that have provided, in all material respects, reasonable assurance that (A) transactions are (and have been) executed in accordance with management’s authorization, (B) transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is (and has been) permitted only in accordance with management’s authorization, (D) all material information related to such controls are (and has been) reported or otherwise made known to the applicable chief executive officer and chief financial officer, and (E) all material information concerning the Company Entities is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the applicable Company Entity’s management, including its chief executive officer and chief financial officer.

SECTION 3.06          Absence of Changes.  Since June 30, 2011 (the “Reference Balance Sheet Date”) to the date of this Agreement:

(a)          there has not occurred any Material Adverse Effect on the Company and no event has occurred or circumstance arisen that would reasonably be expected to have a Material Adverse Effect on the Company;

(b)          the Company Entities have conducted their businesses in the ordinary course of business;

(c)          none of the Company Entities has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity interest, other than dividends or distributions from wholly-owned Subsidiaries of any Company Entity;

(d)          none of the Company Entities has issued or sold, or authorized the issuance or sale of, any equity interests, phantom equity interests, convertible notes, convertible bonds or other securities convertible into any equity interest of any Company Entity (or any option, warrant or other right to acquire the same) or repurchased, redeemed or otherwise reacquired any equity interest of any Company Entity (in each case, other than pursuant to the vesting or repurchase of any equity based award pursuant to a Company Benefit Plan in effect as of the date hereof or in connection with new arrangements entered into with new employees hired following the date hereof permitted under clause (j) below);

(e)          there has been no amendment or restatement of the certificate of incorporation or bylaws (or similar organizational documents) of any of the Company Entities;

(f)          none of the Company Entities has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)          none of the Company Entities has formed any Subsidiary or acquired (by merger or stock or asset purchase or otherwise) any interest in any corporation, partnership, other business organization or any business or division thereof that is material to the Company and its Subsidiaries, taken as a whole;

(h)          none of the Company Entities has made any capital expenditure which, together with all other capital expenditures made on behalf of the Company Entities between the Reference Balance Sheet Date and the date of this Agreement, was in excess of the Company’s capital expenditure plan previously provided to the Purchaser;

(i)           none of the Company Entities has incurred, created, assumed or otherwise become liable for any Indebtedness (including drawdowns under any existing revolver facility of the Company or its Subsidiaries), except for any accrual of unpaid interest on any Indebtedness or any Indebtedness that will be repaid or cancelled prior to the open of business on the Closing Date;

(j)           none of the Company Entities has (i) materially increased any salaries, wages, commissions, bonuses or other compensation or benefits payable by any Company Entity to any Company Employee with an annual base salary or annualized compensation in excess of $100,000 or to all Company Employees collectively that resulted in an increase of more than $500,000 in the aggregate on an annualized basis, (ii) amended or waived any of its rights under, or accelerated the vesting under, any provision of any of the Company Benefit Plans (except to conform any such Company Benefit Plan to the requirements of any applicable Laws or as provided in this Agreement), or (iii) except with respect to new arrangements entered into with new employees hired following the date hereof, created, entered into, adopted, established, amended, modified or terminated or promised or agreed to create, enter into, adopt, establish, amend, modify or terminate, any bonus, deferred compensation, unit appreciation (or similar Interest-based award program), profit-sharing, incentive, retention or severance benefit plan, program, arrangement, contract or other agreement, program, arrangement, contract or other agreement providing for employee benefits or remuneration of any kind, applicable to Company Employees generally, in each case, whether written, unwritten or otherwise, funded or unfunded, that would be a Company Benefit Plan if in effect on the date hereof, in each case, other than as required by Law and the terms of any Company Benefit Plans existing as of the date of this Agreement, or in the ordinary course of business of the applicable Company Entity or the Business; provided that in the case of changes under clause (ii) and (iii), actions taken did not, in the aggregate, materially increase the cost to the Company of operating such Company Benefit Plans, plans and arrangements;

(k)          none of the Company Entities has changed any of its methods of accounting, accounting practices or policies in any material respect, other than such changes as required by GAAP or a Governmental Authority;

(l)           none of the Company Entities has made any material Tax election;

(m)          none of the Company Entities has commenced or settled any Action, other than in connection with routine customer collections matters or other escalated disputes, in each case individually not in excess of $100,000 or in the aggregate not in excess of $200,000; and

(n)          none of the Company Entities has agreed to take any of the actions specified in Sections 3.06(c) – (m).

SECTION 3.07          Absence of Undisclosed Material Liabilities.  Except as reflected or reserved against in the Financial Statements or disclosed in the notes thereto, as of the date of this Agreement, there are no Liabilities of, relating to or affecting any Company Entity or any of their respective assets and properties of a nature required to be reserved against or reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) set forth in the Disclosure Schedule, (b) incurred in the ordinary course of business since the Reference Balance Sheet Date or in accordance with or as permitted by the provisions of this Agreement, or (c) which would not, individually or in the aggregate, be materially adverse to the Company Entities or the Business, taken as a whole.  Except to the extent (if any) set forth in the Material Contracts on Section 3.15(a)(iv) of the Disclosure Schedule, neither the Closing nor the repayment of the Debt Payoff Amount at the Closing or immediately after the Closing shall result in any prepayment penalties or fees, premiums, breaking amounts, termination amounts, expense reimbursements, indemnities or other amounts payable under any instrument, note, contract or agreement evidencing or governing the Debt Payoff Amount in connection with the prepayment of the Debt Payoff Amount.

SECTION 3.08          Litigation.  As of the date of this Agreement, there is no material Action by or against any Company Entity, pending before any Governmental Authority or, to the Company’s Knowledge, threatened by any Person that would be material to the Company Entities, taken as a whole or would affect the legality, validity or enforceability of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.09          Compliance with Laws.  The Company Entities have each conducted the Business in all material respects since January 1, 2010 and as of the date hereof conduct the Business in all material respects in accordance with all material Laws and material Governmental Orders to which they are subject and no Company Entity is in violation in any material respect of any such Law or Governmental Order.

SECTION 3.10          Intellectual Property.

(a)          To the Company’s Knowledge, the use of the Company Intellectual Property and the Licensed Intellectual Property by the Company Entities in the operation of the Business as currently conducted does not infringe or misappropriate any valid, enforceable and unexpired Intellectual Property of any other Person in any material respect and, as of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Company’s Knowledge, any claims threatened in writing, against any Company Entity concerning the foregoing.  To the Company’s Knowledge, no Person is engaging in any activity that infringes or misappropriates any Company Intellectual Property in any material respect.

(b)          To the Company’s Knowledge, the Company Entities have taken reasonable and customary steps to protect their rights in confidential information and trade secrets, and to protect confidential information provided to them in reasonable and substantial material conformity with the non-disclosure or confidentiality obligations under which such confidential information was provided to them.  The Company Entities have used reasonable efforts to obtain from all employees, consultants and contractors of the Company Entities Intellectual Property assignments for the benefit of the Company.  To the Company’s Knowledge, no employee of any of the Company Entities is a party to any contract restricting such employee from performing his or her duties for any of the Company Entities.  To the Company’s Knowledge, no employee of any of the Company Entities is in breach of any contract with any former employer concerning the Intellectual Property of such former employer due to such employee’s activities for any Company Entity.

(c)          Section 3.10(c) of the Disclosure Schedule sets forth a true and complete list (including for any application or registration, the record owner, jurisdiction, registration and application numbers) of all material (i) patents and patent applications, (ii) registered trademarks and trademark applications, and (iii) registered copyrights and copyright applications included in the Company Intellectual Property.  Section 3.10(c) of the Disclosure Schedule also sets forth a true and complete list (including the domain name, registrant, and expiration date) for each Company Website that is material to the Business.  To the Company’s Knowledge, since March 7, 2007, no current or former partner, officer, director or employee of the Company Entities has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property other than licenses to any such Company Intellectual Property purchased from the Company Entities in the ordinary course of business.  To the Company’s Knowledge, since March 7, 2007, no Company Entity has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, or granted exclusive licenses to (other than any exclusive licenses granted by any Company Entity in any agreement listed in the Disclosure Schedule), any Company Intellectual Property that is material to the Business as currently conducted to any other Person.

(d)          A Company Entity is the owner of all right, title and interest (other than non-exclusive licenses granted by any Company Entity in the ordinary course, and any licenses granted by any Company Entity in any agreement listed in the Disclosure Schedule) in and to each item of Registered Company Intellectual Property that is listed in Section 3.10(c) of the Disclosure Schedule, free and clear of any Encumbrances other than Permitted Encumbrances, and, to the Company’s Knowledge, a Company Entity has a valid license to use the Licensed Intellectual Property that is material to the Business as conducted as of the date of this Agreement, subject only to the terms of the Company IP Agreements.  The Company Intellectual Property and the Licensed Intellectual Property include all the material Intellectual Property used in the ordinary day-to-day conduct of the Business as presently conducted, except for any Intellectual Property owned by any third party (i) that any Company Entity is licensed to use pursuant to Shrink-Wrap Agreements, or (ii) for which a license to use such Intellectual Property is not required under applicable Law.

(e)          To the Company’s Knowledge, each material item of the Registered Company Intellectual Property is valid and subsisting.

(f)          On each website operated by any Company Entity that collects Personal Information from end users and that is material to the Business (each, a “Company Website”), the Company Entities have posted a privacy policy governing the collection of Personal Information by or on behalf of any Company Entity through such Company Website.  To the Company’s Knowledge, each Company Entity has complied with each such privacy policy in all material respects and the Personal Information processed, collected, stored or disseminated by the Company Entities in connection with the Business does not violate any applicable Law in any material respect.  To the Company’s Knowledge, each of the Company Entities has taken commercially reasonable steps in accordance with the standard industry practice to secure each Company Website and such Personal Information and, to the Company’s Knowledge, since January 1, 2011, no Person has claimed in writing that there has been material unauthorized access to any such Company Website.

(g)          Since March 7, 2007, none of the Company Intellectual Property that is material to the Business as currently conducted was developed by, or using grants or any subsidies from any Governmental Authority or, to the Company’s Knowledge and excluding any interns, university, college or other educational institution or research center, that would cause the ownership of any such Company Intellectual Property rights to vest in the Governmental Authority, university, college, or other educational institution or research center.

(h)          To the Company’s Knowledge, since March 7, 2007, the Company Entities are not subject to any agreement with any standards body or any similar entity that would obligate any of the Company Entities to grant licenses or rights to or otherwise impair its control, enforcement or use of any Company Intellectual Property.

(i)          The representations and warranties contained in this Section 3.10 are the only representations and warranties being made by the Company in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

SECTION 3.11          Real Property.

(a)          Neither the Company nor any of its Subsidiaries owns any real property.

(b)          Section 3.11(b) of the Disclosure Schedule lists the street address of each parcel of real property leased by any Company Entity as of the date of this Agreement (the “Leased Real Property”).  Assuming good fee title vested in the applicable landlord, each Company Entity has a valid and binding leasehold interest in the Leased Real Property of which such Company Entity is the lessee, free and clear of all Encumbrances, except Permitted Encumbrances.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company Entities is in breach or default under any lease agreement for any Leased Real Property.

SECTION 3.12          Employee Benefit Plans.

(a)          Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company, whether written or oral, for the benefit of any Company Employee (each, a “Company Benefit Plan”) or any such plan sponsored or contributed to by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which any Company Entity or an ERISA Affiliate is party, for the benefit of any Company Employee.  Section 3.12(a) of the Disclosure Schedules identifies each Foreign Benefit Plan.

(b)          With respect to each Company Benefit Plan, the Company has made available to the Purchaser: (i) an accurate and complete copy of (and, with respect to non-competition agreements, forms of) such Company Benefit Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the three most recent plan years; (iii) if such Company Benefit Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all contracts and agreements relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all material written materials provided to any Company Employee relating to such Company Benefit Plan and any proposed Company Benefit Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to any of the Company Entities; (viii) all material correspondence, if any, to or from any Governmental Authority relating to such Company Benefit Plan; (ix) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years and (x) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to such Company Benefit Plan.

(c)          No Company Benefit Plan or any employee benefit plan sponsored, maintained or contributed to by any ERISA Affiliate is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA) or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA and, in each case no such plan is or has been sponsored, maintained, contributed to, or been required to be contributed to by a Company Entity or any ERISA Affiliate within the six (6) year period immediately prior to the date of this Agreement.

(d)          All material contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Company Balance Sheet for the period ended June 30, 2011.  Each Company Benefit Plan can be amended, terminated or otherwise discontinued with 60 days advance notice after the Closing in accordance with its terms, without material liability to any of the Company Entities (other than ordinary administration expenses).  With respect to any self-funded health, medical or other welfare plan, the Company has accrued amounts sufficient to pay any unpaid claims except as would not result in material liability to the Company.

(e)          No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Entity for periods extending beyond their retirement or other termination of service, other than: (i) coverage mandated by applicable Law; (ii) death benefits under any “pension plan”; or (iii) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary).

(f)          Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Laws, including ERISA, the Code, applicable U.S. laws and regulations.  The Company Entities have performed all material obligations required to be performed by them under the Company Benefit Plans, none of the Company Entities is in material default or violation of any material term of any Company Benefit Plan.  To the Company’s Knowledge, there has been no material default or violation by any other party with respect to any material term of any Company Benefit Plan.

(g)          Each Company Benefit Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service or an application therefor with respect to all material and applicable Tax Law changes to the effect that such Company Benefit Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked or, to the Company’s Knowledge, threatened, and, to the Company’s Knowledge, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that is reasonably expected to affect the qualification of such Company Benefit Plan adversely.

(h)          There are no material claims or Legal Proceedings pending, or to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan.  To the Company’s Knowledge, no breach of fiduciary duty has occurred with respect to which any Company Entity or any of its fiduciaries could reasonably be expected to incur a material liability.  No Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the Internal Revenue Service, the DOL or any other Governmental Authority, nor is any such audit, investigation or other Legal Proceeding pending or, to the Company’s Knowledge, threatened.  No “prohibited transaction,” within the meaning of Section 4975 of the Code has occurred with respect to any Company Benefit Plan.

(i)           Neither the execution, delivery or performance of this Agreement, nor the consummation of the Purchase (either alone or in combination with another event, whether contingent or otherwise), will (i) result in any bonus, severance or other payment or obligation to any Company Employee (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) result in any breach or violation of, or a default under, or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan.

(j)           With respect to each Foreign Benefit Plan:

(i)          all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except as would not reasonably be expected to be Material to the Company;

(ii)         the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, except as would reasonably be expected to be Material to the Company; and

(iii)        each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.13          Labor and Employment Matters.

(a)          The Company has separately provided to the Purchaser a list which includes, with respect to each employee of each of the Company Entities (including any employee of any of the Company Entities who is on a leave of absence or on layoff status), as of July 1, 2011:

(i)          the name of such employee, the Company Entity by which such employee is employed and the date as of which such employee was originally hired by such Company Entity;

(ii)         such employee’s title;

(iii)        such employee’s annualized compensation as of July 1, 2011; and

(iv)       each Company Benefit Plan in which such employee participates or is eligible to participate.

(b)          The Company has separately provided to the Purchaser a list that accurately identifies: (i) the number of employees from any of the Company Entities who are not fully available to perform work because they are on leave and the type of leave (e.g. one employee is on FMLA leave, two employees are on workers’ compensation leave, etc.) and (ii) the anticipated dates of return to full service for such employees.  For the avoidance of doubt, the Company is not required to provide the names of the listed employees.

(c)          The Company has separately provided to the Purchaser a list or copy of the relevant agreement that identifies each former employee of any of the Company Entities who is receiving or is scheduled to receive (or whose spouse or other dependant is receiving or is scheduled to receive) any benefits (whether from any of the Company Entities or otherwise) relating to such former employee’s employment with any Company Entities; and such list accurately and completely describes such benefits.

(d)          None of the Company Entities is a party to, or bound by, any collective bargaining agreement or other contract or agreement with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, nor is any such agreement presently being negotiated, nor is there any duty on the part of any Company Entity to bargain with any labor organization or representative, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, seeking to represent any employees of any of the Company Entities.  Except as would not be materially adverse to the Company Entities, none of the Company Entities is or has in the past three years been engaged in any unfair labor practice of any nature.  None of the Company Entities has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of its employees.

(e)          The employment of each of the Companies Entities’ employees is terminable by the applicable Company Entity at will, without payment of severance or other compensation or consideration unless specifically required by any Company Benefit Plan and as disclosed in Section 3.12(a) of the Disclosure Schedule.  The Company has made available to the Purchaser accurate and complete copies of all: (i) current employee manuals and handbooks, (ii) current written policies, including but not limited to the ethics policies, and (iii) materials submitted to any Government Authority in response to a disclosure request; any of which relate to the employment of the current and former employees of each of the Company Entities.

(f)          To the Company’s Knowledge, no group of key employees of any of the Company Entities has threatened or expressed any intention to terminate employment as a result of the transactions contemplated by this Agreement and each Transaction Document.

(g)          Each of the Company Entities:  (i) is, and at all times has been, in substantial compliance with all applicable Laws and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Authority respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practices), in each case, except as would not result in material liability to any Company Entity.  Since December 31, 2010, none of the Company Entities has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company Entities.

(h)          There is no material Legal Proceeding, claim, labor dispute, collective bargaining, or grievance pending, or to the Company’s Knowledge, threatened or reasonably anticipated, either by or against any Company Entity, relating to any employment contract, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints.

(i)           The Company has separately provided the Purchaser with a list that includes, with respect to each Person who is or was, at any time since December 31, 2010, an independent contractor of any of the Company Entities and who has received or may be entitled to receive in excess of $100,000 from any of the Company Entities:

(i)          the name of such independent contractor, the Company Entity with which such independent contractor is or was under contract and the date as of which such independent contractor was originally hired by such Company Entity;

(ii)         a description of such independent contractor’s general objectives; and

(iii)        the terms of compensation of such independent contractor.

(j)          No current or former independent contractor of any of the Company Entities could reasonably be deemed to be a misclassified employee except as would not be reasonably expected to have a Material Adverse Effect on the Company.

SECTION 3.14          Taxes.

(a)          All material Tax Returns required to have been filed by or with respect to the Company Entities have been properly prepared and duly and timely filed (taking into account any extension of time to file granted or obtained) and are true, complete and correct in all material respects.

(b)          All material Taxes payable by or with respect to the Company Entities have been paid or will be timely paid.

(c)          No deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority in writing against any Company Entity that has not been satisfied by payment, settled or withdrawn.

(d)          There are no audits or investigations of any Tax Returns with respect to the Company Entities in progress, nor has any Company Entity received any written notice from any Governmental Authority that it intends to conduct any such audit or investigation.

(e)          None of the Company Entities has current liability for the Taxes of another Person (other than another Company Entity) under any written Tax sharing or indemnification agreement (excluding Tax obligations arising under commercial contracts entered into in the ordinary course).

(f)          There are no Tax liens on any assets of any Company Entity (other than Permitted Encumbrances).

(g)          No Company Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (other than extensions of time to file Tax Returns obtained in the ordinary course).

(h)          Any material Tax required to have been withheld or collected by the Company Entities has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(i)           The unpaid Taxes of the Company Entities do not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements, and are not reasonably expected to exceed such reserve as adjusted for the passage of time through the Closing Date.

(j)            None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount (other than prepaid amounts accruing in the ordinary course of business and accurately reflected on the Financial Statements.

(k)           No Company Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code  (i) in the two years prior to the date of this Agreement or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)           No claim has ever been made in writing by an authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.

(m)          None of the Company Entities (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor or by a contract.

(n)          The Company Entities have delivered or made available to Purchaser accurate and complete copies of all material Tax returns of the Company Entities and all material audit reports and similar documents relating to such Tax Returns.

(o)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been operated and documented in all material respects in compliance with or pursuant to an exemption from Section 409A of the Code and Section 457A of the Code, as applicable, and the respective guidance and regulations thereunder.

SECTION 3.15          Material Contracts.

(a)          Section 3.15(a) of the Disclosure Schedule lists each of the following written contracts and agreements to which any Company Entity is a party in effect as of the date of this Agreement (such contracts and agreements being “Material Contracts”):

(i)          any agreement for the purchase or license of products or for the receipt of services that provides for consideration or payments by any Company Entity in excess of $2,000,000 in the aggregate during the twelve month period ended June 30, 2011;

(ii)         any agreement for the furnishing of products or services by any Company Entity to their customers, the performance of which will extend over a period of more than one year and which involved consideration or payments by such customers in excess of $500,000 in the aggregate during the twelve month period ended June 30, 2011;

(iii)        any agreement concerning the establishment or operation of any partnership, limited liability company, joint venture or similar entity with any third party that is material to the Business, other than the Company Entities;

(iv)       any agreement under which any Company Entity created, incurred, assumed or guaranteed any Indebtedness in excess of $250,000;

(v)        any material agreement, other than purchase orders entered into in the ordinary course of business, which provides for any commitment to make any capital expenditures;

(vi)        any agreement entered into in the past three years for the disposition of any significant portion of the assets or business of any Company Entity (other than sales of products in the ordinary course of business) or any agreement entered into in the past three years for the acquisition of the assets or business of any other Person (other than purchases of products in the ordinary course of business), in each case pursuant to which such Company Entity has continuing obligations (including indemnification obligations, earn-out payments and potential liability under any purchase price adjustments) involving consideration in excess of $50,000;

(vii)       any material agreement that limits or purports to limit the ability of any Company Entity to compete (including any exclusive relationship) in any line of business or with any Person or in any geographic area or during any period of time;

(viii)      any written employment agreement, severance agreement and other employee compensation or bonus arrangement that provides for annual compensation or severance benefits in excess of $100,000 (other than offer letters and those set forth on Section 3.12(a) of the Disclosure Schedule); and

(ix)        all material contracts and agreements between or among any Company Entity, on the one hand, and any Affiliate of Seller (other than any Company Entity), on the other hand.

(b)          Each Material Contract (i) as of the date of this Agreement, is valid and binding on the applicable Company Entity, and, to the Company’s Knowledge, the counterparties thereto (in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)), and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.03(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence, subject to the exercise by any counterparty thereto of any right to terminate any such Material Contract without cause in accordance with its terms.  As of the date of this Agreement, none of the Company Entities is in material breach or material violation of, or material default under, any Material Contract to which it is a party.  Without limiting the preceding sentence, Network Solutions, LLC is not in breach or violation of, or default under, the Registrar Accreditation Agreement dated June 22, 2009, with the Internet Corporation for Assigned Names and Numbers in such a manner as would have a Material Adverse Effect on the Company.

SECTION 3.16          Environmental Matters.  (a) None of the Company Entities is in material violation of any Environmental Law and all past violations, a description of which is set forth in Section 3.16(a) of the Disclosure Schedule, have been resolved without any ongoing or pending costs or obligations that are material to the Business, (b) the Company Entities have obtained and are in material compliance with all Environmental Permits that are material to the operations of the Company, taken as a whole, and any past non compliance, a description of which is set forth in Section 3.16(b) of the Disclosure Schedule, has been resolved without any ongoing or pending costs or obligations that are material to the Company Entities, taken as a whole, (c) there has been no Release of any Hazardous Materials on, beneath or adjacent to any Leased Real Property or any real property formerly owned or leased by any Company Entity that requires, or would reasonably be anticipated to require in the future, any Remedial Action pursuant to Environmental Law that is or that would reasonably be expected to be materially adverse to the operations of the Company Entities, taken as a whole, and (d) there is no written Action pending or, to the Company’s Knowledge, threatened in writing against any Company Entity that relates to any violation or alleged violation of, or any Liability or alleged Liability under, Environmental Law where such violation, alleged violation, Liability or alleged Liability would reasonably be expected to be materially adverse to the operations of the Company Entities, taken as a whole; provided, that for purposes of the foregoing clause (d) of this Section 3.16, any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to a Company Entity shall be deemed to be “threatened” rather than “pending.”  The representations and warranties contained in this Section 3.16 are the only representations and warranties being made by the Company in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to this Agreement or its subject matter.

SECTION 3.17          Insurance.  Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all insurance policies covering the Company Entities or the operation of the Business.  Except as would not be material to the Company Entities, (a) no Company Entity is in default under any such policy, (b) all premiums due and payable for such policies have been timely paid in all material respects, (c) all claims made thereunder have been properly and timely filed, (d) no written notice of cancellation, termination or reduction of coverage has been received by any Company Entity with respect to any such policy, other than in connection with ordinary renewals, and (e) the types and amount of the coverage provided in such insurance policies are usual and customary in the context of the Business.  Each such policy is in full force and effect and, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), is the valid and binding obligation of the Company Entity named as the insured therein.

SECTION 3.18          Certain Business Relationships with Affiliates.

(a)          Neither Seller nor any Affiliate of Seller (other than a Company Entity) (i) owns any material property or right, tangible or intangible, which is used by the Company or related primarily to the Business, (ii) has any claim or cause of action against any Company Entity or (iii) owes any money to, or is owed any money by, any Company Entity.  None of Seller or any manager, general partner, director or officer of Seller or General Atlantic has been a manager, general partner, director or officer (or Person in a similar position), or has had any ownership interest in, any Person which during such period was a  party to a Material Contract with the Company or its Subsidiaries set forth on Section 3.15(a)(ii) of the Disclosure Schedule.

(b)          Section 3.18(b) of the Disclosure Schedule sets forth any agreements or arrangements between Seller or any Affiliate of Seller (other than a Company Entity), on the one hand, and any Company Entity, on the other hand, which is currently in effect and which shall continue in effect after the Closing.

SECTION 3.19          Brokers.  Except for Goldman Sachs & Co. and Deutsche Bank Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller or the Company.

SECTION 3.20          Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Purchaser’s Registration Statements or any supplement prospectus will, at the time such Registration Statements or any supplement prospectus are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Purchaser or at the time of the Purchaser Stockholder’s Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3.21          Disclaimer of the Company.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ITS AFFILIATES (OTHER THAN SELLER PURSUANT TO ARTICLE IV) OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE BUSINESS, THE INTERESTS, THE SUBSIDIARY INTERESTS OR ANY OTHER ASSETS, LIABILITIES, OPERATIONS, BUSINESSES, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE COMPANY, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE COMPANY OR THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY SELLER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR THE BUSINESS AFTER THE CLOSING, AND NEITHER THE COMPANY NOR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED, AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF SELLER SET FORTH IN ARTICLE X (SUBJECT IN ALL CASES TO SECTION 10.05), NO SUCH PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE COMPANY OR THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, CONFIDENTIAL INFORMATION MEMORANDA, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
RELATING TO SELLER

Subject to such exceptions as are disclosed in writing in the Disclosure Schedule, Seller hereby represents and warrants to the Purchaser, as follows:

SECTION 4.01          Organization, Authority and Qualification of Seller.

(a)           Seller is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Seller is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents to which Seller is a party.

(b)          The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been, and upon their execution each of the Transaction Documents to which Seller is a party shall have been, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and upon their execution (assuming due authorization, execution and delivery by the other parties hereto) each of the Transaction Documents to which Seller is a party shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.02          Capitalization; Ownership of Interests.

(a)          All of the Company Member Interests are owned of record or beneficially, directly or indirectly, by Seller.

(b)          Upon the transfer of the Company Member Interests held by Seller to the Purchaser on the Closing Date in accordance with this Agreement, Seller will deliver to the Purchaser good and valid title to such Company Member Interests, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws.

SECTION 4.03          No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.04, and except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates and assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 5.03, the execution, delivery and performance of this Agreement by Seller, does not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Seller or (b) conflict in any material respect with or violate in any material respect any material Law or material Governmental Order applicable to Seller.

SECTION 4.04          Governmental Consents and Approvals.  Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 5.04, the execution, delivery and performance of this Agreement by Seller, does not and will not require any consent, approval, authorization or other order of, action by, filing with, notification to, any Governmental Authority, other than (a) compliance with, and filings required under, the HSR Act, (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, (c) the filing with the SEC of the Proxy Statement and (if the Purchaser exercises its Cash Consideration Election) the Form S-3 Registration Statement, and any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act, (d) compliance with the rules and regulations of NASDAQ Global Market and (e) any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws, except (i) where the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 4.05          Disclaimer of Seller.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE IV, NEITHER SELLER NOR ANY OF ITS AFFILIATES (OTHER THAN THE COMPANY PURSUANT TO ARTICLE III) OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE COMPANY, THE BUSINESS, THE INTERESTS, ANY SUBSIDIARY INTERESTS OR ANY OTHER ASSETS, LIABILITIES, OPERATIONS, BUSINESSES, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF SELLER OR THE COMPANY, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE COMPANY OR THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY SELLER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR THE BUSINESS AFTER THE CLOSING, AND NONE OF SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF SELLER SET FORTH IN ARTICLE X (SUBJECT IN ALL CASES TO SECTION 10.05), NO SUCH PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO SELLER, THE COMPANY OR THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, CONFIDENTIAL INFORMATION MEMORANDA, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

Subject to such exceptions as are disclosed in writing in the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to the Company and Seller as follows:

SECTION 5.01          Organization, Authority and Qualification of the Purchaser.

(a)          The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Purchaser has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  The Purchaser is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Purchaser.

(b)          The execution and delivery by the Purchaser of this Agreement and each Transaction Document to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser, and the Purchaser Board at a meeting duly called and held has (i) approved and declared advisable this Agreement, the Purchase, the issuance and sale of the Closing Shares Payment to the Seller and the other transactions contemplated hereby, including for purposes of Section 203 of the Delaware General Corporation Law, (ii) declared that it is in the best interests of the Purchaser’s stockholders that the Purchaser enter into this Agreement and consummate the transactions contemplated hereby, (iii) directed that the approval of the Purchaser Proposal be submitted to a vote at a meeting of the stockholders of the Purchaser and (iv) recommended to the stockholders of the Purchaser that they approve the Purchaser Proposal (clauses (i) through (iv), collectively, the “Board Transaction Resolutions”). The Purchaser has all necessary corporate power and authority to enter into this Agreement and each Transaction Document to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution each of the Transaction Documents to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution (assuming due authorization, execution and delivery by the other parties thereto) each of the Transaction Documents to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.02          Subsidiaries; Capitalization.

(a)          Each Subsidiary of the Purchaser is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization.  Each Subsidiary of the Purchaser is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Purchaser.

(b)          Section 5.02(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Purchaser, listing for each Subsidiary of Purchaser its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its Subsidiary Interests and the current ownership of such Subsidiary Interests.  All of the Subsidiary Interests of the Purchaser (i) are owned of record or beneficially, directly or indirectly, by the Purchaser as set forth in Section 5.02(b) of the Purchaser Disclosure Schedule and (ii) have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents, pre-emptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to the Subsidiary Interests of the Purchaser or obligating the Purchaser or any Subsidiary of the Purchaser to issue or sell any shares of capital stock of, or any other ownership or voting interest in, the Purchaser or any of its Subsidiaries, or that give any Person the right to receive any economic benefit or right based on or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity or voting interests in, Purchaser or any of its Subsidiaries.

(c)          Other than the Subsidiaries of the Purchaser, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Purchaser or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or through which any part of the Purchaser Business is conducted.

(d)          The Purchaser’s authorized capital stock consists solely of (i) 150,000,000 shares of Purchaser Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Purchaser Preferred Stock”).  As of July 25, 2011, (A) 29,246,886 shares of Purchaser Common Stock were issued and outstanding, (B) 0 shares of Purchaser Common Stock were held in treasury by the Purchaser or any of its Subsidiaries, (C) 18,134,672 shares of Purchaser Common Stock were reserved for issuance upon the exercise of any outstanding options to acquire shares of Purchaser Common Stock under the Purchaser Option Plans (each, a “Purchaser Option”), (D) 4,722,501 shares of Purchaser Common Stock were available for future grants of Purchaser Options or Purchaser Common Stock granted under the Purchaser Stock Plans (each, a “Purchaser Stock Award”) and (E) no shares of Purchaser Preferred Stock were issued and outstanding.  As of July 25, 2011, Purchaser Options to purchase 6,362,070 shares of Purchaser Common Stock granted under the Purchaser Option Plans were outstanding (of which, 2,438,629 were unvested) and Purchaser Stock Awards covering 1,622,850 shares of Purchaser Common Stock granted under the Purchaser Stock Plans were outstanding (of which, 1,562,850 were unvested).  Except as set forth above, as of July 25, 2011, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents, preemptive rights, rights of first refusal or other similar rights, agreements, arrangements or commitments relating to the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or any other ownership or voting interest in, the Purchaser, or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity or voting interests in, the Purchaser.  All outstanding shares of capital stock of the Purchaser have been, and, upon issuance, the Closing Shares Payment and the Cash Consideration Election Shares (if any) will be, duly authorized and validly issued and are, or upon issuance will be, fully paid and non-assessable and were not issued, or will not be issued, in violation of any preemptive rights.  The offer and sale of the Purchaser Common Stock to Seller pursuant to this Agreement shall be qualified or exempt from the registration requirements of the Securities Act, the qualification requirements of the California Corporate Securities Law of 1968, as amended and the registration and/or qualification requirements of all other applicable state securities Laws.

SECTION 5.03          No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.04, the execution, delivery and performance by the Purchaser of this Agreement and each Transaction Document to which the Purchaser is a party does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or any of its Subsidiaries, (b) conflict in any material respect with or violate in any material respect any material Law or material Governmental Order applicable to the Purchaser, any of its Subsidiaries or their respective assets, properties or the Purchaser Business or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or any of its Subsidiaries is a party.

SECTION 5.04          Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Transaction Document to which the Purchaser is a party does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than (a) compliance with, and filings required under, the HSR Act, (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, (c) the filing with the SEC of the Proxy Statement and (if the Purchaser exercises its Cash Consideration Election) the Form S-3 Registration Statement, and any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act, (d) compliance with the rules and regulations of NASDAQ Global Market and (e) any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under state securities Laws or “blue sky” Laws, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect on Purchaser.

SECTION 5.05          SEC Filings; Financial Statements.

(a)          Purchaser has made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Purchaser Certifications (as defined below) and other statements, reports, schedules, forms, exhibits and other documents required to be filed by Purchaser with the SEC, including all amendments thereto since January 1, 2008 (collectively, the “Purchaser SEC Documents”).  All statements, reports, schedules, forms, exhibits and other documents required to have been filed by Purchaser or its officers with the SEC since January 1, 2008 have been so filed on a timely basis.  None of the Purchaser’s Subsidiaries is required to file any documents with the SEC.  As of the time filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Documents complied, in all material respects with the applicable requirements of the Securities Act, the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Purchaser SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Purchaser SEC Documents (collectively, the “Purchaser Certifications”) is accurate and complete, and complies as to form and content with all applicable Laws. As used in this Section 5.05, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Purchaser SEC Reports.  To the Purchaser’s Knowledge, none of the Purchaser SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)          Purchaser maintains, and at all times since January 1, 2008 has maintained, disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning Purchaser or its Subsidiaries required to be disclosed by Purchaser in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Purchaser has delivered or made available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Purchaser is, and has been at all times since January 1, 2008, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of the NASDAQ Global Market, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the NASDAQ Global Market.

(c)          The financial statements (including any related notes) contained or incorporated by reference in the Purchaser SEC Documents: (i) complied as to form in all material respects with accounting requirements and the rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Purchaser and its consolidated Subsidiaries for the periods covered thereby.

(d)           Purchaser’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Purchaser within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Purchaser’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All non-audit services performed by Purchaser’s auditors for Purchaser that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e)           Purchaser maintains, and at all times since January 1, 2008 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Purchaser and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Purchaser and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Purchaser and its Subsidiaries that could have a material effect on the financial statements.  Purchaser has delivered or made available to the Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.  Purchaser’s management has completed an assessment of the effectiveness of the Purchaser’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal years ended December 31, 2009 and December 31, 2010, and, except as set forth in the Purchaser SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Purchaser’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Purchaser maintained effective internal control over financial reporting as of December 31, 2009 and December 31, 2010, respectively.  To the Purchaser’s Knowledge, except as set forth in the Purchaser SEC Documents filed prior to the date of this Agreement, since January 1, 2008, neither Purchaser nor any of its Subsidiaries nor Purchaser’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Purchaser; (B) any illegal act or fraud, whether or not material, that involves Purchaser’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

SECTION 5.06                    Investment Purpose.  The Purchaser is acquiring the Company Member Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws.  The Purchaser agrees that the Company Member Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Purchaser is able to bear the economic risk of holding the Company Member Interests for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 5.07                    Financing.

(a)           The Purchaser will have, at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the aggregate Purchase Price and all other amounts payable pursuant to this Agreement and the Transaction Documents or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

(b)           The Purchaser has delivered to the Company a true and complete copy of each of (i) the executed commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Goldman Sachs Lending Partners LLC, SunTrust Bank and SunTrust Robinson Humphrey Inc. (together, the “Lenders”), together with all exhibits, schedules and annexes thereto (the “Financing Commitment Letter”) and (ii) the executed fee letters associated with the Financing Commitment Letter (the “Fee Letter”), pursuant to which the Lenders have committed to provide the Purchaser with debt financing in an aggregate principal amount of $800,000,000 (the “New Financing”).  The Financing Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Purchaser’s Knowledge, the other parties thereto as of the date hereof.  As of the date of this Agreement, neither the Financing Commitment Letter nor the Fee Letter has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such withdrawal, rescission, termination, amendment or modification is contemplated. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, the Purchaser is not in breach of any of the terms or conditions set forth in the Financing Commitment Letter, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Purchaser under the Financing Commitment Letter or failure to satisfy any condition precedent applicable to the Purchaser contained therein.  As of the date hereof, the Purchaser has no Knowledge that any of the conditions to the Financing Commitment Letter will not be satisfied or that the New Financing will not be available to the Purchaser on the Closing Date; provided, that the Purchaser is not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company with its obligations under this Agreement. As of the date of this Agreement, no Lender has notified the Purchaser of its intention to terminate the Financing Commitment Letter or not to provide the New Financing.  The Purchaser has fully paid any and all commitment fees or other fees required by the Financing Commitment Letter to be paid on or before the date of this Agreement.  The New Financing, if and when funded in accordance with the Financing Commitment Letter, will provide the Purchaser with financing that, together with any funds (including cash on hand of the Purchaser and its Subsidiaries) otherwise available to the Purchaser, will be sufficient to consummate the transactions contemplated by this Agreement and each Transaction Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by the Purchaser on the Closing Date with respect thereto and with respect to the New Financing.

(c)           There are no side letters, understandings or other agreements or arrangements relating to the New Financing to which the Purchaser of any of its Affiliates is a party other than (x) as expressly set forth in the Financing Commitment Letter and delivered to the Seller prior to the date of this Agreement and (y) the Fee Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the New Financing or the conditions precedent thereto under any agreement relating to the New Financing to which the Purchaser or any of its Affiliates is a party, other than as set forth in the Financing Commitment Letter and the Fee Letter that do not impact the conditionality of the New Financing (the “Disclosed Conditions”). No Person has any right to impose, and none of the Purchaser or any Lender has any obligation to accept, any condition precedent to such funding other than the Disclosed Conditions nor any reduction to the aggregate amount available under the Financing Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitment Letter on the Closing Date). As of the date of this Agreement, the Purchaser does not believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the New Financing, or that the New Financing will not be available to the Purchaser on the Closing Date.  For the avoidance of doubt, the Purchaser’s obligations under this Agreement are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the consummation of any transaction contemplated by this Agreement and each Transaction Document.

SECTION 5.08                    Absence of Changes.  Since March 31, 2011 to the date of this Agreement:

(a)           there has not occurred any Material Adverse Effect on Purchaser and no event has occurred or circumstance arisen that would reasonably be expected to have a Material Adverse Effect on Purchaser;

(b)           Purchaser and its Subsidiaries have conducted the Purchaser Business in the ordinary course of business;

(c)           neither Purchaser nor any of its Subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any equity interest, other than dividends or distributions from wholly-owned Subsidiaries of Purchaser or any of its Subsidiaries;

(d)           neither Purchaser nor any of its Subsidiaries has issued or sold, or authorized the issuance or sale of, any equity interests, phantom equity interests, convertible notes, convertible bonds or other securities convertible into equity interests of the Purchaser or any of its Subsidiaries (or any option, warrant or other right to acquire the same) or repurchased, redeemed or otherwise reacquired any equity interest of the Purchaser or any of its Subsidiaries (in each case, other than pursuant to the vesting or repurchase of any equity-based award pursuant to a Purchaser Benefit Plan in effect as of the date hereof or in connection with new arrangements entered into with new employees hired following the date hereof permitted under clause (j) below);

(e)           there has been no amendment or restatement of the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser or any of its Subsidiaries;

(f)            neither the Purchaser nor any of its Subsidiaries has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           neither Purchaser nor any of its Subsidiaries has formed any Subsidiary or acquired (by merger or stock or asset purchase or otherwise) any interest in any corporation, partnership or other business organization or any business or division thereof that is material to the Purchaser and its Subsidiaries, taken as a whole;

(h)           neither Purchaser nor any of its Subsidiaries has made any capital expenditure which, together with all other capital expenditures made on behalf of the Purchaser or any of its Subsidiaries between March 31, 2011 and the date of this Agreement, exceeds $500,000 on an aggregate basis;

(i)            other than in connection with the Financing, neither Purchaser nor any of its Subsidiaries has incurred, created, assumed or otherwise become liable for any Indebtedness, except for any accrual of unpaid interest on any Indebtedness or any Indebtedness that will be repaid or cancelled prior to the open of business on the Closing Date;

(j)            neither Purchaser nor any of its Subsidiaries has (i) materially increased any salaries, wages, commissions, bonuses or other compensation or benefits payable by the Purchaser or any of its Subsidiaries to any Purchaser Employee with an annual base salary, or annualized compensation in excess of $100,000 or to all Purchaser Employees collectively that resulted in an increase of more than $500,000 in the aggregate on an annualized basis, or (ii) created, entered into, adopted, established, amended, modified or terminated, or promise or agreed to create, enter into, adopt, establish, amend, modify or terminate, any bonus, deferred compensation, unit appreciation (or similar Interest-based award program), profit-sharing, incentive, retention or severance benefit plan, program, arrangement, contract or other agreement, or other plan, program, arrangement, contract or other agreement providing for employee benefits or remuneration of any kind, in each case, whether written, unwritten or otherwise, funded or unfunded, including each Purchaser Benefit Plan, in each case other than in the ordinary course of business of Purchaser or any of its Subsidiaries or the Purchaser Business or as required by Law, or (iii) committed to (x) establishing or entering into any new plans, programs or arrangements that would be a Purchaser Benefit Plan if in existence on the date hereof, or (y) modifying any Purchaser Benefit Plan (except to conform any such Purchaser Benefit Plan to the requirements of any applicable Laws as previously disclosed to the Company in writing or which would not result in material liability);

(k)           neither Purchaser nor any of its Subsidiaries has changed any of its methods of accounting, accounting practices or policies in any material respect, other than such changes as required by GAAP or a Governmental Authority;

(l)            neither Purchaser nor any of its Subsidiaries has made any material Tax election;

(m)           neither Purchaser nor any of its Subsidiaries has commenced or settled any Action, other than in connection with routine customer collections matters or other escalated disputes, in each case individually not in excess of $100,000 or in the aggregate not in excess of $200,000; and

(n)           none of the Purchaser nor any of its Subsidiaries has agreed to take any of the actions specified in Sections 5.08(c) – (m).

SECTION 5.09                    Absence of Undisclosed Material Liabilities.  Except as reflected or reserved against in the financial statements contained or incorporated by reference in the Purchaser SEC Documents or disclosed in the notes thereto, as of the date of this Agreement, there are no Liabilities of, relating to or affecting Purchaser, any of its Subsidiaries or any of their respective assets and properties of a nature required to be reserved against or reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) set forth in the Purchaser Disclosure Schedule, (b) incurred in the ordinary course of business since the March 31, 2011 or in accordance with or as permitted by the provisions of this Agreement, or (c) which would not, individually or in the aggregate, be materially adverse to the Purchaser and its Subsidiaries or the Purchaser Business, taken as a whole.

SECTION 5.10                    Litigation.  No material Action by or against the Purchaser or any of its Subsidiaries is pending or, to the Purchaser’s Knowledge, threatened, which would be material to the Purchaser and its Subsidiaries, taken as a whole, or could affect the legality, validity or enforceability of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

SECTION 5.11                    Compliance with Laws.  Purchaser and its Subsidiaries have each conducted the Purchaser Business in all material respects since January 1, 2010 and as of the date hereof conduct the Purchaser Business in all material respects in accordance with all material Laws and material Governmental Orders to which they are subject and neither Purchaser nor any of its Subsidiaries is in violation in any material respect of any such Law or Governmental Order.

SECTION 5.12                    Intellectual Property.

(a)           To the Purchaser’s Knowledge, the use of the Purchaser Intellectual Property and the Purchaser Licensed Intellectual Property by the Purchaser and its Subsidiaries in the operation of the Purchaser Business as currently conducted does not infringe or misappropriate any valid, enforceable and unexpired Intellectual Property of any other Person in any material respect and, as of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Purchaser’s Knowledge, any claims threatened in writing against the Purchaser or any of its Subsidiaries concerning the foregoing.  To the Purchaser’s Knowledge, no Person is engaging in any activity that infringes or misappropriates any Purchaser Intellectual Property in any material respect.

(b)           To the Purchaser’s Knowledge, the Purchaser and its Subsidiaries have taken reasonable and customary steps to protect their rights in confidential information and trade secrets, and to protect confidential information provided to them in reasonable and substantial material conformity with the non-disclosure or confidentiality obligations under which such confidential information was provided to them.  The Purchaser and its Subsidiaries have used reasonable efforts to obtain from all employees, consultants and contractors of the Purchaser and its Subsidiaries Intellectual Property assignments for the benefit of the Purchaser.  To the Purchaser’s Knowledge, no employee of the Purchaser or any of its Subsidiaries is a party to any contract restricting such employee from performing his or her duties for the Purchaser or any of its Subsidiaries.  To the Purchaser’s Knowledge, no employee of Purchaser or any of its Subsidiaries is in breach of any contract with any former employer concerning the Intellectual Property of such former employer due to such employee’s activities for any Company Entity.

(c)           Section 5.12(c) of the Purchaser Disclosure Schedule sets forth a true and complete list (including for any application or registration, the record owner, jurisdiction, registration and application numbers) of all material (i) patents and patent applications, (ii) registered trademarks and trademark applications, and (iii) registered copyrights and copyright applications included in the Purchaser Intellectual Property.  Section 5.12(c) of the Purchaser Disclosure Schedule also sets forth a true and complete list (including the domain name, registration and expiration date) for each Purchaser Website that is material to the Purchaser Business.  To the Purchaser’s Knowledge, no current or former partner, officer, director or employee of the Purchaser or any of its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Purchaser Intellectual Property other than licenses to any such Purchaser Intellectual Property purchased from the Purchaser or any of its Subsidiaries in the ordinary course of business.  To the Purchaser’s Knowledge, since March 7, 2007, none of Purchaser or its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, or granted exclusive licenses to (other than any exclusive licenses granted by Purchaser or any of its Subsidiaries in any agreement listed in the Purchaser Disclosure Schedule), any Purchaser Intellectual Property that is material to the Purchaser Business as currently conducted to any other Person.

(d)           Either the Purchaser or one of its Subsidiaries is the owner of all right, title and interest (other than non-exclusive licenses granted by the Purchaser or its Subsidiaries in the ordinary course, and any licenses granted by the Purchaser or any of its Subsidairies in any agreement listed in the Disclosure Schedule) in and to each item of Registered Purchaser Intellectual Property that is listed in Section 5.12(c) of the Purchaser Disclosure Schedule, free and clear of any Encumbrances other than Permitted Encumbrances, and, to the Purchaser’s Knowledge, either the Purchaser or one of its Subsidiaries has a valid license to use the Purchaser Licensed Intellectual Property that is material to the Purchaser Business as conducted as of the date of this Agreement, subject only to the terms of the Purchaser IP Agreements.  The Purchaser Intellectual Property and the Purchaser Licensed Intellectual Property include all material Intellectual Property used in the ordinary day-to-day conduct of the Purchaser Business as presently conducted, except for any Intellectual Property owned by any third party (i) that the Purchaser or any of its Subsidiaries is licensed to use pursuant to Shrink-Wrap Agreements, or (ii) for which a license to use such Intellectual Property is not required under applicable Law.

(e)            To the Purchaser’s Knowledge, each material item of the Registered Purchaser Intellectual Property is valid and subsisting.

(f)            On each website operated by the Purchaser or its Subsidiaries that collects Personal Information from end users and that is material to the Purchaser Business (each, a “Purchaser Website”), the Purchaser (or such Subsidiary) has posted a privacy policy governing the collection of Personal Information by or on behalf of the Purchaser or its Subsidiaries through such Purchaser Website.  To the Purchaser’s Knowledge, the Purchaser and each of its Subsidiaries has complied with each such privacy policy in all material respects and the Personal Information processed, collected, stored or disseminated by the Purchaser and its Subsidiaries in connection with the Purchaser Business does not violate any applicable Law in any material respect.  To the Purchaser’s Knowledge, each of the Purchaser and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practice to secure each Purchaser Website and such Personal Information and, to the Purchaser’s Knowledge, since January 1, 2011, no Person has claimed in writing that there has been material unauthorized access to any such Company Website.

(g)           Since March 7, 2007, none of the Purchaser Intellectual Property that is material to the Purchaser Business as currently conducted was developed by, or using grants or any subsidies from, any Governmental Authority or, to the Purchaser’s Knowledge and excluding any interns, university, college or other educational institution or research center, that would cause the ownership of any such Purchaser Intellectual Property rights to vest in the Governmental Authority, university, college, or other educational institution or research center.

(h)           To the Purchaser’s Knowledge, since March 1, 2007, the Purchaser and its Subsidiaries are not subject to any agreement with any standards body or other similar entity that would obligate the Purchaser or any of its Subsidiaries to grant licenses or rights to or otherwise impair its control, enforcement or use of any Purchaser Intellectual Property.

(i)             The representations and warranties contained in this Section 5.12 are the only representations and warranties being made by the Purchaser in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

SECTION 5.13                    Real Property.

(a)           Section 5.13(a) of the Purchaser Disclosure Schedule lists each parcel of real property owned by the Purchaser or any of its Subsidiaries (together with the buildings and other improvements located thereon, the “Purchaser Owned Real Property”).  The Purchaser and its Subsidiaries own all of the Purchaser Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Section 5.13(b) of the Purchaser Disclosure Schedule lists the street address of each parcel of real property leased by the Purchaser or any of its Subsidiaries as of the date of this Agreement (the “Purchaser Leased Real Property”).  Assuming good fee title vested in the applicable landlord, each of the Purchaser and its Subsidiaries has a valid and binding leasehold interest in the Purchaser Leased Real Property of which the Purchaser or its Subsidiaries is the lessee, free and clear of all Encumbrances, except Permitted Encumbrances.  Except as would not reasonably be expected to have a Material Adverse Effect on the Purchaser, none of the Purchaser or any of its Subsidiaries is in breach or default under any lease agreement for any Purchaser Leased Real Property.

SECTION 5.14                    Employee Benefit Plans.

(a)           Section 5.14(a) of the Purchaser Disclosure Schedule sets forth a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Purchaser, or any Subsidiary of the Purchaser, whether written or oral, for the benefit of any Purchaser Employee (each, a “Purchaser Benefit Plan”) or any such plan sponsored or contributed to by any ERISA Affiliate, that together with the Purchaser would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Purchaser, any of its Subsidiaries, or an ERISA Affiliate is a party, for the benefit of any Purchaser Employee.  Section 5.14(a) of the Purchaser Disclosure Schedule identifies each Purchaser Foreign Benefit Plan.

(b)           With respect to each Purchaser Benefit Plan, the Purchaser has made available to the Company: (i) an accurate and complete copy of (and, with respect to non-competition agreements, forms of) such Purchaser Benefit Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Purchaser Benefit Plan for the three most recent plan years; (iii) if such Purchaser Benefit Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of such Purchaser Benefit Plan’s assets; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Purchaser Benefit Plan; (v) if such Purchaser Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all contracts and agreements relating to such Purchaser Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all material written materials provided to any Purchaser Employee relating to such Purchaser Benefit Plan and any proposed Purchaser Benefit Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Purchaser or any of its Subsidiaries; (viii) all material correspondence, if any, to or from any Governmental Authority relating to such Purchaser Benefit Plan; (ix) if such Purchaser Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Purchaser Benefit Plan for the three most recent plan years; and (x) if such Purchaser Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to such Purchaser Benefit Plan.

(c)            No Purchaser Benefit Plan or any employee benefit plan sponsored, maintained or contributed to by any ERISA Affiliate is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA) or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA and, in each case no such plan is or has been sponsored, maintained, contributed to, or been required to be contributed to by the Purchaser or any of its Subsidiaries or any ERISA Affiliate within the six (6) year period immediately prior to the date of this Agreement.

(d)           All material contributions, premiums and expenses to or in respect of each Purchaser Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the balance sheets included in the Purchaser SEC Documents. Each Purchaser Benefit Plan can be amended, terminated or otherwise discontinued with 60 days advance notice after the Closing in accordance with its terms, without monetary liability to the Purchaser or any of its Subsidiaries (other than ordinary administration expenses).  With respect to any self-funded health, medical or other welfare plan, the Purchaser has accrued amounts sufficient to pay any unpaid claims, except as would not result in material liability to the Purchaser.

(e)            No Purchaser Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Purchaser or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than: (i) coverage mandated by applicable Law; (ii) death benefits under any “pension plan”; or (iii) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary).

(f)            Each of the Purchaser Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Laws, including ERISA, the Code, applicable U.S. laws and regulations.  The Purchaser and its Subsidiaries have performed all material obligations required to be performed by them under the Purchaser Benefit Plans, none of the Purchaser or its Subsidiaries is in material default or violation of any material term of any Purchaser Benefit Plan.  To the Purchaser’s Knowledge, there has been no material default or violation by any other party with respect to any material term of any Purchaser Benefit Plan.

(g)           Each Purchaser Benefit Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service or an application therefor with respect to all material and applicable Tax Law changes to the effect that such Purchaser Benefit Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked or, to the Purchaser’s Knowledge, threatened, and, to the Purchaser’s Knowledge, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Purchaser Benefit Plan that is reasonably expected to affect the qualification of such Purchaser Benefit Plan adversely.

(h)           There are no material claims or Legal Proceedings pending, or to the Purchaser’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Purchaser Benefit Plan or against the assets of any Purchaser Benefit Plan.  To the Purchaser’s Knowledge, no breach of fiduciary duty has occurred with respect to which any of the Purchaser or its Subsidiaries or any of its fiduciaries could reasonably be expected to incur a material liability.  No Purchaser Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the Internal Revenue Service, the DOL or any other Governmental Authority, nor is any such audit, investigation or other Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened.  No “prohibited transaction,” within the meaning of Section 4975 of the Code has occurred with respect to any Purchaser Benefit Plan.

(i)           Neither the execution, delivery or performance of this Agreement, nor the consummation of the Purchase (either alone or in combination with another event, whether contingent or otherwise), will (i) result in any bonus, severance or other payment or obligation to any Purchaser Employee (whether or not under any Purchaser Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Purchaser Employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) result in any breach or violation of, or a default under, or trigger any other material obligation pursuant to, or increase the cost of, any Purchaser Benefit Plan.

(j)           With respect to each Purchaser Foreign Benefit Plan:

(i)           all employer and employee contributions to each Purchaser Foreign Benefit Plan required by Law or by the terms of such Purchaser Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices except as would not reasonably be expected to be Material to the Purchaser;

(ii)          the fair market value of the assets of each funded Purchaser Foreign Benefit Plan, the liability of each insurer for any Purchaser Foreign Benefit Plan funded through insurance or the book reserve established for any Purchaser Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Purchaser Foreign Benefit Plan and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations except as would not reasonably be expected to be Material to the Purchaser; and

(iii)         each Purchaser Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 5.15                    Labor and Employment Matters.

(a)            The Purchaser has separately provided to the Company a list which includes, with respect to each employee of the Purchaser and its Subsidiaries (including any employee of the Purchaser or its Subsidiaries who is on a leave of absence or on layoff status):

(i)           the name of such employee, the entity by which such employee is employed and the date as of which such employee was originally hired by such entity;

(ii)          such employee’s title;

(iii)         such employee’s annualized compensation as of the date of this Agreement, and

(iv)         the Purchaser Benefit Plan in which such employee participates or is eligible to participate.

(b)           The Purchaser has separately provided to the Company a list that accurately identifies: (i) the number of employees from the Purchaser or any of its Subsidiaries who are not fully available to perform work because they are on leave and the type of leave (e.g. one employee is on FMLA leave, two employees are on workers’ compensation leave, etc.) and (ii) the anticipated dates of return to full service for such employees.  For the avoidance of doubt, the Purchaser is not required to provide the names of the listed employees.

(c)           The Purchaser has separately provided to the Company a list or copy of the relevant agreement that accurately identifies each former employee of the Purchaser or any of its Subsidiaries who is receiving or is scheduled to receive (or whose spouse or other dependant is receiving or is scheduled to receive) any benefits (whether from the Purchaser or any of its Subsidiaries or otherwise) relating to such former employee’s employment with the Purchaser or any of its Subsidiaries; and the list accurately and completely describes such benefits.

(d)           None of the Purchaser or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts and agreements with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, nor is any such agreement presently being negotiated, nor is there any duty on the part of the Purchaser or any of its Subsidiaries to bargain with any labor organization or representative, and there are no labor organizations representing, purporting to represent or, to the Purchaser’s Knowledge, seeking to represent any employees of the Purchaser or any of its Subsidiaries.  Except as would not be materially adverse to the Purchaser and its Subsidiaries, none of the Purchaser or any of its Subsidiaries is or has in the past three years been engaged in any unfair labor practice of any nature.  None of the Purchaser or any of its Subsidiaries has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of its employees.

(e)           The employment of each of the employees of the Purchaser and its Subsidiaries is terminable by the applicable entity at will, without payment of severance or other compensation or consideration unless specifically required by any Purchaser Benefit Plan and as disclosed in Section 5.14(a) of the Purchaser Disclosure Schedule.  The Purchaser has made available to the Company accurate and complete copies of all: (i) current employee manuals and handbooks, (ii) current written policies, including but not limited to the ethics policies, and (iii) materials submitted to any Government Authority in response to a disclosure request; any of which relate to the employment of the current and former employees of each the Purchaser and its Subsidiaries.

(f)           To the Purchaser’s Knowledge, no group of key employees of any of the Purchaser or its Subsidiaries has threatened or expressed any intention to terminate employment as a result of the transactions contemplated by this Agreement and each Transaction Document.

(g)           Each of the Purchaser and its Subsidiaries: (i) is, and at all times has been, in substantial compliance with all applicable Laws and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Authority respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any Purchaser Employee; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Purchaser Employee (other than routine payments to be made in the normal course of business and consistent with past practice), in each case, except as would not result in material liability to the Purchaser or its Subsidiaries.  Since December 31, 2010, the Purchaser has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the WARN Act) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Purchaser or any of its Subsidiaries.

(h)           There is no material Legal Proceeding, claim, labor dispute, collective bargaining, or grievance pending, or to the Purchaser’s Knowledge, threatened or reasonably anticipated, either by or against the Purchaser or any of its Subsidiaries, relating to any employment contract, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Purchaser Employee, including charges of unfair labor practices or harassment complaints.

(i)           The Purchaser has separately provided the Company with a list that includes, with respect to each Person who is or was, at any time since December 31, 2010, an independent contractor of the Purchaser or any of its Subsidiaries and who has received or may be entitled to receive in excess of $100,000 from the Purchaser or any of its Subsidiaries:

(i)           the name of such independent contractor, the entity with which such independent contractor is or was under contract and the date as of which such independent contractor was originally hired by such entity;

(ii)          a description of such independent contractor’s general objectives; and

(iii)         the terms of compensation of such independent contractor.

(j)           No current or former independent contractor of the Purchaser or any of its Subsidiaries could reasonably be deemed to be a misclassified employee except as would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

SECTION 5.16                    Taxes.

(a)           All material Tax Returns required to have been filed by or with respect to the Purchaser or any of its Subsidiaries have been properly prepared and duly and timely filed (taking into account any extension of time to file granted or obtained) and are true, complete and correct in all material respects.

(b)           All material Taxes payable by or with respect to the Purchaser or any of its Subsidiaries have been paid or will be timely paid.

(c)           No deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority in writing against any of the Purchaser or its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(d)           There are no audits or investigations of any Tax Returns with respect to the Purchaser or any of its Subsidiaries in progress, nor has any or the Purchaser or its Subsidiaries received any written notice from any Governmental Authority that it intends to conduct any such audit or investigation.

(e)           None of the Purchaser or any of its Subsidiaries has current liability for the Taxes of another Person (other than the Purchaser or any of its Subsidiaries) under any written Tax sharing or indemnification agreement (excluding Tax obligations arising under commercial contracts entered into in the ordinary course).

(f)            There are no Tax liens on any assets of the Purchaser or any of its Subsidiaries (other than Permitted Encumbrances).

(g)           None of the Purchaser or any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax (other than extensions of time to file Tax Returns obtained in the ordinary course).

(h)           Any material Tax required to have been withheld or collected by the Purchaser or any of its Subsidiaries has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(i)             The unpaid Taxes of the Purchaser or any of its Subsidiaries do not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the financial statements included in the Purchaser SEC Documents, and are not reasonably expected to exceed such reserve as adjusted for the passage of time through the Closing Date.

(j)             None of the Purchaser or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount (other than prepaid amounts accruing in the ordinary course of business and accurately reflected in the financial statements included in the Purchaser SEC Documents.

(k)            None of the Purchaser or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code  (i) in the two years prior to the date of this Agreement or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)             No claim has ever been made in writing by an authority in a jurisdiction where the Purchaser or any of its Subsidiaries does not file Tax Returns that the Purchaser or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(m)           None of the Purchaser or any of its Subsidiaries (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor or by contract.

(n)           The Purchaser has delivered or made available to Seller accurate and complete copies of all material Tax Returns of Purchaser and its Subsidiaries and all material audit reports and similar documents relating to such Tax Returns.

(o)           Each Purchaser Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been operated and documented in all material respects in compliance with or pursuant to an exemption from Section 409A of the Code and Section 457A of the Code, as applicable, and the respective guidance and regulations thereunder.

SECTION 5.17                    Purchaser Contracts.

(a)           Except as set forth in Section 5.17(a) of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries is a party to or is bound by:

(i)           any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Purchaser’s or any of its Subsidiaries’ freedom to compete in any line of business or in any geographic area or granting any exclusive distribution or other exclusive rights;

(ii)          any agreement or commitment currently in force relating to the disposition or acquisition by the Purchaser or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Purchaser has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Purchaser’s Subsidiaries;

(iii)         any agreement concerning the establishment or operation of any partnership, limited liability company, joint venture or similar entity with any third party that is material to the Purchaser Business, other than the Subsidiaries of the Purchaser;

(iv)         any agreement under which the Purchaser or any of its Subsidiaries created, incurred, assumed or guaranteed any Indebtedness in excess of $250,000;

(v)          any agreement entered into in the past three years for the disposition of any significant portion of the assets or business of the Purchaser or any of its Subsidiaries (other than sales of products in the ordinary course of business) or any agreement entered into in the past three years for the acquisition of the assets or business of any other Person (other than purchases of products in the ordinary course of business), in each case pursuant to which the Purchaser or such Subsidiaries has continuing obligations (including indemnification obligations, earn-out payments and potential liability under any purchase price adjustments) involving consideration in excess of $50,000; and

(vi)         all material contracts and agreements between or among the Purchaser or any of its Subsidiaries, on the one hand, and any Affiliate of the Purchaser (other than the Purchaser or any of its Subsidiaries), on the other hand.

(b)           Each of the agreements required to be disclosed in the Purchaser Disclosure Schedule pursuant to this Section 5.17, pursuant to Section 5.13 of the Purchaser Disclosure Schedule or required to be filed with any Purchaser SEC Document (“Purchaser Contracts”) (i) is valid and binding on the Purchaser or the applicable Subsidiary of the Purchaser, and, to the Purchaser’s Knowledge, the counterparties thereto (in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)), and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence, subject to the exercise by any counterparty thereto of any right to terminate any such Purchaser Contract without cause in accordance with its terms.  Neither the Purchaser nor any of its Subsidiaries, nor to the Purchaser’s Knowledge, any other party thereto, is in material breach, material violation or material default under, and neither the Purchaser nor any of its Subsidiaries has received written notice that it has materially breached, materially violated or materially defaulted, any of the terms or conditions of any Purchaser Contract.  Without limiting the preceding sentence, none of the Purchaser or its Subsidiaries is in breach or violation of, or default under, the Registrar Accreditation Agreement dated September 28, 2009 with the Internet Corporation for Assigned Names and Numbers in such a manner as would have a Material Adverse Effect on the Purchaser.

SECTION 5.18                    Environmental Matters.  (a) Neither Purchaser nor any of its Subsidiaries is in material violation of any Environmental Law and all past violations, a description of which is set forth in Section 5.18(a) of the Purchaser Disclosure Schedule, have been resolved without any ongoing or pending costs or obligations that are material to the Purchaser or any of its Subsidiaries or the Purchaser Business, (b) Purchaser and its Subsidiaries have obtained and are in material compliance with all Environmental Permits that are material to the operations of Purchaser and its Subsidiaries, taken as a whole, and any past non compliance, a description of which is set forth in Section 5.18(b) of the Purchaser Disclosure Schedule, has been resolved without any ongoing or pending costs or obligations that are material to Purchaser and its Subsidiaries, taken as a whole, (c) there has been no Release of any Hazardous Materials on, beneath or adjacent to any Purchaser Owned Real Property or Purchaser Leased Real Property or any real property formerly owned or leased by Purchaser or any Subsidiary of Purchaser that requires, or would reasonably be anticipated to require in the future, any Remedial Action pursuant to Environmental Law that is or that would reasonably be expected to be materially adverse to the operations of Purchaser and its Subsidiaries, taken as a whole, and (d) there is no written Action pending or, to the Purchaser’s Knowledge, threatened in writing against Purchaser or any Subsidiary of Purchaser that relates to any violation or alleged violation of, or any Liability or alleged Liability under, Environmental Law where such violation, alleged violation, Liability or alleged Liability would reasonably be expected to be materially adverse to the operations of Purchaser and its Subsidiaries, taken as a whole; provided, that for purposes of the foregoing clause (d) of this Section 5.18, any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Purchaser or its Subsidiaries shall be deemed to be “threatened” rather than “pending.”  The representations and warranties contained in this Section 5.18 are the only representations and warranties being made by Purchaser in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to this Agreement or its subject matter.

SECTION 5.19                    Insurance.  Section 5.19 of the Purchaser Disclosure Schedule sets forth a true and complete list of all insurance policies covering Purchaser or its Subsidiaries or the operation of the Purchaser Business.  Except as would not be material to the Purchaser, (a) neither Purchaser nor any of its Subsidiaries is in default under any such policy, (b) all premiums due and payable for such policies have been timely paid in all material respects, (c) all claims made thereunder have been properly and timely filed, (d) no written notice of cancellation, termination or reduction of coverage has been received by the Purchaser or its Subsidiary with respect to any such policy, other than in connection with ordinary renewals and (e) the types and amount of the coverage provided in such insurance policies are usual and customary in the context of the Purchaser Business.  Each such policy is in full force and effect and, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) is the valid and binding obligation of the Purchaser or its applicable Subsidiary named as the insured therein.

SECTION 5.20                    Certain Business Relationships with Affiliates.

(a)           No Affiliate of the Purchaser (other than a Subsidiary of the Purchaser) (i) owns any material property or right, tangible or intangible, which is used by the Purchaser or related primarily to the Purchaser Business, (ii) has any claim or cause of action against the Purchaser or any of its Subsidiaries, or (iii) owes any money to, or is owed any money by, the Purchaser or any of its Subsidiaries.  No manager, general partner, director or officer of the Purchaser has been a manager, general partner, director or officer (or Person in a similar position), or has had any ownership interest in, any Person which during such period was a party to an agreement with the Purchaser or its Subsidiaries that involves consideration or payments by such customer in excess of $500,000 in the aggregate during the twelve month period ended June 30, 2011.

(b)           Section 5.20(b) of the Purchaser Disclosure Schedule sets forth any agreements or arrangements between any Affiliate of the Purchaser (other than a Subsidiary of the Purchaser), on the one hand, and the Purchaser or any of its Subsidiaries, on the other hand, which is currently in effect and which shall continue in effect after the Closing.

SECTION 5.21                    Brokers.  Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Purchaser.  The Purchaser shall be solely responsible for payment of the fees and expenses of Wells Fargo Securities, LLC.

SECTION 5.22                    Required Vote.  The only vote of Purchaser’s stockholders required to approve the issuance of the Purchaser Common Stock pursuant to this Agreement is the affirmative vote of the holders of a majority of the shares of Purchaser Common Stock voting on such item at the Purchaser Stockholders’ Meeting (the “Required Purchaser Stockholder Vote”).  The Required Purchaser Stockholder Vote is the only vote of the holders of any class or series of the capital stock of Purchaser necessary to approve this Agreement and the Transaction Documents to which Purchaser is a party, the Purchase and the other transactions contemplated hereby and thereby.

SECTION 5.23                    Disclosure.  None of the information supplied or to be supplied by or on behalf of the Purchaser for inclusion or incorporation by reference in the Purchaser’s Registration Statements or any supplement prospectus will, at the time such Registration Statements or any supplement prospectus are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Purchaser or at the time of the Purchaser Stockholder’s Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 5.24                    Independent Investigation; Representations.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Company Entities and the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions (whether written or oral) of the Company (except the specific representations and warranties set forth in Article III), or Seller (except the specific representations and warranties set forth in Article IV).  The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Articles III and IV, none of Seller, the Company, their respective Affiliates, or any of their respective officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, written or oral, at law or in equity, in respect of Seller, the Company, the Business, the Interests, the Subsidiary Interests, or any other assets, Liabilities, operations, businesses, prospects or condition (financial or otherwise) of the Company, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company or the Business by the Purchaser after the Closing in any manner other than as used and operated by Seller or (iii) the probable success or profitability of the Company or the Business after the Closing, and none of Seller, their respective Affiliates, or any of their respective officers, directors, employees or representatives has any authority, express or implied, to make any representation or warranty not expressly set forth in this Agreement and subject to the limited remedies herein provided and (b) other than the indemnification obligations of Seller set forth in Article X (subject in all cases to Section 10.05), no such Person will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Company or the Business, including any information, documents or material made available to the Purchaser, whether orally or in writing,  in certain “data rooms,” management presentations, functional “break-out” discussions, confidential information memoranda, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.  The Purchaser further acknowledges and agrees that any such other representation or warranty has been expressly disclaimed.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01                    Seller and Company Conduct of Business Prior to the Closing.  Seller and the Company covenant and agree that, except as described in Section 6.01 of the Disclosure Schedule, as required by applicable Law or contemplated, permitted or required by this Agreement or any Transaction Document, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each other Company Entity to (i) conduct its business in the ordinary course in all material respects, and (ii) use its commercially reasonable efforts to preserve intact in all material respects the business organization of such Company Entity, including the Business.  Except as described in Section 6.01 of the Disclosure Schedule, required by applicable Law or contemplated, permitted or required by this Agreement, the Company covenants and agrees that, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will not, and shall cause the other Company Entities not to (directly or indirectly, whether by merger, consolidation or otherwise):

(a)           issue or sell, or authorize the issuance or sale of, any equity interests, phantom equity interests, convertible notes, convertible bonds or other securities convertible into any equity interests of any Company Entity (or any option, warrant or other right to acquire the same) or repurchase, redeem or otherwise reacquire any of the equity interests or phantom equity interests of any Company Entity (in each case, other than (i) pursuant to the vesting or repurchase of any equity-based award pursuant to a Company Benefit Plan in effect as of the date hereof, (ii) for the avoidance of doubt, issuance by Seller of equity interests in Seller in connection with new arrangements entered into with new employees hired following the date hereof permitted under clause (d) below and provided that such issuance shall not override Section 2.09 of this Agreement, or (iii) pursuant to any contract, agreement, binding commitment or other written arrangement existing as of the date hereof and disclosed in Section 6.01(a) of the Disclosure Schedule);

(b)           amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of any Company Entity;

(c)           declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity interest, other than dividends or distributions from a wholly-owned Subsidiary of the Company or a wholly-owned Subsidiary of any Company Entity (but not in respect of any equity interest in the Company);

(d)           (i) grant or announce any increase in the salaries, wages, commissions, bonuses or other compensation or benefits payable by any Company Entity to any Company Employee with an annual base salary, or annualized compensation, in excess of $100,000 or to all Company Employees collectively that results in an increase of more than $1,500,000 in the aggregate on an annualized basis (provided that if the Closing does not occur in 2011, beginning on January 1, 2012, these thresholds shall be set at a prorated number equal to 110% of the budgeted amounts for the corresponding quarter of 2011), (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Benefit Plans (except to conform any such Company Benefit Plan to the requirements of any applicable Laws or as provided in this Agreement), or (iii) except with respect to new arrangements entered into with new employees hired following the date hereof, create, enter into, adopt, establish, amend, modify or terminate or promise or agree to create, enter into, adopt, establish, amend, modify or terminate, any bonus, deferred compensation, unit appreciation (or similar membership interest-based award program), profit-sharing, incentive, retention or severance benefit plan, program, arrangement, contract or other agreement, program, arrangement, contract or other agreement providing for employee benefits or remuneration of any kind, applicable to Company Employees generally, in each case, whether written, unwritten or otherwise, funded or unfunded, that would be a Company Benefit Plan if in effect on the date hereof, in each case, other than as required by Law and the terms of any Company Benefit Plans existing as of the date of this Agreement, or in the ordinary course of business of the applicable Company Entity or the Business; provided that in the case of changes under clauses (ii) and (iii), such actions taken have been provided for in the Company’s expense plan as previously provided to the Purchaser and do not, in the aggregate, materially increase the cost to the Company of operating such Company Benefit Plans, plans and arrangements;

(e)           change any method of accounting or accounting practice or policy used by any of the Company or the Business, other than such changes as are required by GAAP or a Governmental Authority;

(f)            fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(g)           compromise or settle any Action (A) resulting in an obligation of any Company Entity to pay more than $100,000 individually or $200,000 in the aggregate in respect of compromising or settling such Action, (B) in respect of any claim of any Company Entity to receive any payment of more than $100,000 individually or $200,000 in the aggregate in respect of settling any such Action, or (C) involving the entering into a settlement or other agreement that provides for the licensing of Company Intellectual Property to any third party or grants to any third party exclusivity with respect to the operation of the Business;

(h)           effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i)             form any Subsidiary or acquire (by merger or stock or asset purchase or otherwise) any interest in any corporation, partnership, other business organization or any business or division thereof that is material to the Company and its Subsidiaries, taken as a whole;

(j)             incur, create, assume or otherwise become liable for any Indebtedness (including drawdowns under any existing revolver facility of the Company or its Subsidiaries), except for any accrual of unpaid interest on any Indebtedness or any Indebtedness that will be repaid or cancelled prior to the open of business on the Closing Date;

(k)           abandon, assign or grant any security interest in, to or under any Company Intellectual Property, other than (i) in the ordinary course of business, (ii) transactions among wholly-owned Company Entities or (iii) transfers pursuant to the license of any Company Intellectual Property in the ordinary course of business;

(l)            enter into, materially amend, fail to renew, cancel or terminate any Material Contract or agreement which if entered into prior to the date hereof would be a Material Contract, other than customer or supplier contracts in the ordinary course of business;

(m)           make any capital expenditure which, together with all other capital expenditures made on behalf of the Company Entities, is in excess of the Company’s capital expenditure plan previously provided to the Purchaser (provided that if the Closing does not occur in 2011, beginning on January 1, 2012, this threshold shall be set at a prorated number equal to 110% of the budgeted amount for the corresponding quarter of 2011);

(n)           cancel, terminate or fail to maintain in full force any insurance policy set forth on Section 3.17 of the Disclosure Schedule;

(o)           make any material tax election (other than regular, recurring elections made in the ordinary course consistent with past practice), or amend any material Tax Return unless required by Law; or

(p)           agree to take any of the actions specified in Sections 6.01(a)-(o).

Any action expressly permitted under any one clause of this Section 6.01 shall be permitted under all other clauses of this Section 6.01 solely to the extent that such other clauses address the same or similar subject matter.  Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing.  Prior to the Closing, the Company and its Subsidiaries shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and such Subsidiaries.

SECTION 6.02                    Purchaser Conduct of Business Prior to the Closing.  Purchaser covenants and agrees that, except as described in Section 6.02 of the Purchaser Disclosure Schedule, as required by applicable Law or contemplated, permitted or required by this Agreement or any Transaction Document between the date of this Agreement and the Closing, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Purchaser shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course in all material respects, and (ii) use its commercially reasonable efforts to preserve intact in all material respects the business organization of the Purchaser and its Subsidiaries, including the Purchaser Business.  Except as described in Section 6.02 of the Purchaser Disclosure Schedule, required by applicable Law or contemplated, permitted or required by this Agreement, Purchaser covenants and agrees that, between the date of this Agreement and the Closing, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Purchaser will not, and shall cause its Subsidiaries not to (directly or indirectly, whether by merger, consolidation or otherwise):

(a)           issue or sell, or authorize the issuance or sale of, any equity interests, phantom equity interests, convertible notes, convertible bonds or other securities convertible into equity interests of the Purchaser or any of its Subsidiaries (or any option, warrant or other right to acquire the same) or repurchase, other than as contemplated by this Agreement or the transactions related to the Purchase, or redeem or otherwise reacquire any of the equity interests or phantom equity interests of Purchaser or any Subsidiary of Purchaser (in each case, other than (i) pursuant to the vesting or repurchase of any equity-based award pursuant to a Purchaser Benefit Plan in effect as of the date hereof, (ii) issuance by the Purchaser of equity interests in the Purchaser in connection with new arrangements entered into with new employees hired following the date hereof, or (iii) pursuant to any contract, agreement, binding commitment or other written arrangement existing as of the date hereof and disclosed in Section 6.02(a) of the Purchaser Disclosure Schedule);

(b)           amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser or any of its Subsidiaries;

(c)           declare, accrue, set aside or pay any dividend or make any other distribution in respect of any equity interest, other than dividends or distributions from wholly-owned Subsidiaries of Purchaser or its Subsidiaries (but not in respect of any equity interest in the Purchaser);

(d)           change any method of accounting or accounting practice or policy used by Purchaser or any of its Subsidiaries or the Purchaser Business, other than such changes as are required by GAAP or a Governmental Authority;

(e)           fail to exercise any rights of renewal with respect to any Purchaser Leased Real Property that by its terms would otherwise expire;

(f)            effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           form any Subsidiary or acquire (by merger or stock or asset purchase or otherwise) any interest in any corporation, partnership, other business organization or any business or division thereof that is material to the Purchaser and its Subsidiaries, taken as a whole;

(h)           other than the Financing, incur, create, assume or otherwise become liable for any Indebtedness in excess of $250,000 in the aggregate, except for any accrual of unpaid interest on any Indebtedness or any Indebtedness that will be repaid or cancelled prior to the open of business on the Closing Date;

(i)            make any material tax election (other than regular, recurring elections made in the ordinary course consistent with past practice), or amend any material Tax Return unless required by Law; or

(j)            agree to take any of the actions specified in Sections 6.02(a)-(i).

Any action expressly permitted under any one clause of this Section 6.02 shall be permitted under all other clauses of this Section 6.02 solely to the extent that such other clauses address the same or similar subject matter.

SECTION 6.03          Registration Statement; Proxy Statement.

(a)           As promptly as practicable the Purchaser shall prepare and shall use reasonable best efforts to cause the Proxy Statement to be filed with the SEC within ten (10) Business Days after the date of this Agreement.  If the Purchaser determines to prepare and file the Form S-3 Registration Statement with the SEC, then the Purchaser shall not file the Form S-3 Registration Statement with the SEC without the consent of Seller, such consent not to be unreasonably withheld or delayed.  Prior to the filing of the Proxy Statement or the Form S-3 Registration Statement, the Purchaser shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on such documents in advance of filing and shall incorporate all comments reasonably proposed by the Company (and its counsel).  The Purchaser shall use reasonable best efforts: (i) to cause the Proxy Statement and, if applicable, the Form S-3 Registration Statement to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the Company of, cooperate with the Company with respect to and respond promptly to any comments of the SEC or its staff; and (iii) to, if the Purchaser has exercised the Cash Consideration Election, have the Form S-3 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.  The Purchaser shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Purchaser’s stockholders as promptly as practicable after the Proxy Statement is declared effective under the Securities Act (but, in any event, within three (3) Business Days following (A) confirmation from the SEC that it has no further comments on the Proxy Statement or (B) confirmation from the SEC that the Proxy Statement is otherwise not to be reviewed).  Each of the Purchaser and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.03.  If either the Purchaser or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-3 Registration Statement or the Proxy Statement, then:  (w) such party shall promptly inform the other party thereof; (x) the Purchaser provide the Company (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-3 Registration Statement or the Proxy Statement and the Purchaser shall incorporate all comments reasonably proposed by the Company (and its counsel) prior to it being filed with the SEC; (y) the Purchaser shall provide the Company with a copy of such amendment or supplement promptly after it is filed with the SEC; and (z) if appropriate, the Purchaser shall cause such amendment or supplement to be mailed to the stockholders of the Purchaser.  The Purchaser shall not make or file any amendment or supplement to the Proxy Statement or the Form S-3 Registration Statement without the approval of the Company (which will not be unreasonably withheld, condition or delayed), except to the extent such amendment or supplement is required by applicable Law.  For the avoidance of doubt, it is not a condition to Closing under this Agreement, nor to the consummation of the Purchase, for the Form S-3 Registration Statement to be declared effective or for Purchaser to sell any shares of Purchaser Common Stock thereunder.

(b)           Prior to the Closing, the Purchaser shall use reasonable best efforts to obtain all regulatory approvals needed to ensure that the Purchaser Common Stock to be issued as partial consideration in exchange for the Company Member Interests will (to the extent required) be qualified or exempt from registration or qualification under all applicable securities Laws.

SECTION 6.04          Purchaser Stockholders’ Meeting.
(a)           Purchaser: (i) shall take all action necessary under all applicable Laws to, as promptly as practicable after the date of this Agreement, call, give notice of and hold a meeting of the holders of Purchaser Common Stock (the “Purchaser Stockholders’ Meeting”) to vote on the proposal to approve the issuance of shares of Purchaser Common Stock (the “Purchaser Proposal”); and (ii) shall submit such Purchaser Proposal to such holders at the Purchaser Stockholders’ Meeting and, except as otherwise contemplated by this Agreement, shall not submit any other proposal to such holders in connection with the Purchaser Stockholders’ Meeting without the prior written consent of the Company.  Purchaser, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Purchaser Stockholders’ Meeting and shall not change such record date without the prior written consent of the Company.  Purchaser shall use reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of the Purchaser Proposal, and shall ensure that all proxies solicited in connection with the Purchaser Stockholders’ Meeting are solicited in compliance with all applicable Laws.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser may after consultation with the Company, adjourn or postpone the Purchaser Stockholders’ Meeting only: (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to Purchaser’s stockholders; (B) if as of the time for which the Purchaser Stockholders’ Meeting is originally scheduled there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Purchaser Stockholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Purchaser Proposal.

(b)           Subject to Section 6.04(c): (i) the Proxy Statement shall include a statement to the effect that the Purchaser Board recommends that Purchaser’s stockholders vote to approve the Purchaser Proposal (the recommendation of the Purchaser Board that Purchaser’s stockholders vote to approve the Purchaser Proposal being referred to as the “Purchaser Board Recommendation”); (ii) the Purchaser Board Recommendation shall not, directly or indirectly, be withheld, withdrawn, qualified, modified or amended in a manner adverse to the Company or Seller; (iii) neither the Purchaser Board nor any committee thereof shall: (A) fail to reaffirm the Purchaser Board Recommendation, or fail to publicly state that the Purchase and this Agreement are in the best interest of Purchaser’s stockholders, within ten Business Days after the Company requests in writing that such action be taken; (B) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the securities of Purchaser shall have been commenced or after any material increase in the consideration being offered thereunder, a statement disclosing that the Purchaser Board recommends rejection of such tender or exchange offer (it being understood that taking no position with respect to the acceptance of such tender offer or exchange offer or material increase in consideration thereof by the Purchaser’s stockholders shall constitute a failure to recommend rejection of such tender offer or exchange offer or material increase in consideration thereof); (C) fail to issue, within ten Business Days after a Purchaser Acquisition Proposal is publicly announced, a press release announcing its opposition to such Purchaser Acquisition Proposal; (D) recommend, adopt or approve a Purchaser Acquisition Proposal or (E) make any disclosure that has the intent or direct effect of causing Purchaser’s stockholders not to vote to approve the Purchaser Proposal; and (iv) neither the Purchaser Board nor any committee thereof shall publicly propose or resolve to take any action described in clauses “(ii)” or “(iii)” of this sentence (each of the foregoing actions described in clauses “(ii),” “(iii)” and “(iv)” being referred to as a “Purchaser Change in Recommendation”).

(c)           Notwithstanding anything to the contrary contained in Section 6.04(b) or elsewhere in this Agreement, at any time prior to the approval of the Purchaser Proposal by the Required Purchaser Stockholder Vote, the Purchaser Board may effect, or cause Purchaser to effect, as the case may be, a Purchaser Change in Recommendation:

(i)           if: (A) Purchaser has not breached its obligations under Section 6.10 in connection with the Purchaser Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, Purchaser Acquisition Proposal is made to Purchaser and is not withdrawn; (C) the Purchaser Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such Purchaser Acquisition Proposal constitutes a Purchaser Superior Offer; (D) the Purchaser Board does not effect, or cause Purchaser to effect, a Purchaser Change in Recommendation at any time within four Business Days after the Company receives written notice from Purchaser confirming that the Purchaser Board has determined that such Purchaser Acquisition Proposal is a Purchaser Superior Offer; (E) during such four Business Day period, if requested by the Company, Purchaser engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Purchaser Acquisition Proposal that was determined to constitute a Purchaser Superior Offer no longer constitutes a Purchaser Superior Offer; (F) at the end of such four Business Day period, such Purchaser Acquisition Proposal has not been withdrawn and continues to constitute a Purchaser Superior Offer (taking into account any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” or otherwise); and (G) at the end of such four Business Day period, the Purchaser Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Purchaser Superior Offer, a failure to make a Purchaser Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Purchaser Board to Purchaser’s stockholders under applicable Law; provided, that in the event of any material revisions to the Purchaser Acquisition Proposal, the Purchaser shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 6.04(c)(i) with respect to such new written notice (including the four Business Day period referenced above); or

(ii)           if: (A) other than the development or circumstances contemplated by clause “(i)” of this Section 6.04(c), a material development or material change in circumstances occurs or arises after the date of this Agreement that was neither known to Purchaser or any Purchaser Representative nor reasonably foreseeable to Purchaser or any Purchaser Representative as of the date of this Agreement (such material development or change in circumstances being referred to as a “Purchaser Intervening Event”); provided, however, that in no event shall the receipt, existence of or terms of a Purchaser Acquisition Proposal or a Purchaser Superior Offer or any inquiry relating thereto or the consequences thereof constitute a Purchaser Intervening Event; (B) at least four Business Days prior to any meeting of the Purchaser Board at which the Purchaser Board will consider whether such Purchaser Intervening Event requires the Purchaser Board to effect, or cause Purchaser to effect, a Purchaser Change in Recommendation, Purchaser provides the Company with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such four Business Day period, if requested by the Company, Purchaser engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Purchaser Board to effect, or cause Purchaser to effect, a Purchaser Change in Recommendation as a result of such Purchaser Intervening Event; and (D) at the end of such four Business Day period, the Purchaser Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Purchaser Intervening Event, the failure to make a Purchaser Change in Recommendation would reasonably be expected to constitute a breach of the fiduciary duties of the Purchaser Board to Purchaser’s stockholders under applicable Law.

Purchaser shall ensure that any Purchaser Change of Recommendation (1) shall not affect the validity of the original approval of this Agreement as of the date of this Agreement or any other approval of the Purchaser Board; and (2) shall not have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the Purchase or any of the other transactions contemplated by this Agreement.

(d)           Notwithstanding any Purchaser Change in Recommendation, the commencement, disclosure, announcement or submission of any Purchaser Acquisition Proposal or the occurrence of any Purchaser Intervening Event, unless earlier terminated in accordance with Article XI, this Agreement shall be submitted to the holders of Purchaser Common Stock at the Purchaser Stockholders’ Meeting for the purpose of voting on the Purchaser Proposal and nothing contained in this Agreement shall be deemed to relieve Purchaser of such obligations or any of its other obligations under Section 6.04(a).

SECTION 6.05          Access to Information.

(a)           From the date of this Agreement until the Closing, upon reasonable notice, the Company shall, and shall cause each other Company Entity and each of their respective officers, directors and employees to, (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of each Company Entity, (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Company (or copies thereof) as the Purchaser may from time to time reasonably request, and (iii) provide reasonable access to Purchaser and its authorized representatives to each employee of any Company Entity for the purposes of discussing with any such employee potential employment or transition terms with Purchaser or its Subsidiaries and related matters; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of such Company Entity.  When accessing any of the Company Entity properties, the Purchaser and its authorized representatives shall comply with all of the Company Entity safety and security requirements for the applicable property.  Nothing herein shall require any Company Entity to disclose information to the extent such disclosure (A) may result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) may violate any applicable Law or any confidentiality obligation of such party; provided that in any such event of this clause (B), the Company shall cooperate to permit disclosure of such information in a manner consistent with the preservation of such confidentiality obligation.

(b)           From the date of this Agreement until the Closing, upon reasonable notice, the Purchaser shall, and shall cause each of its Subsidiaries and each of their respective officers, directors and employees to, (i) afford the Company and its authorized representatives reasonable access to the offices, properties and books and records of each of the Purchaser and its Subsidiaries and (ii) furnish to the officers, employees, and authorized agents and representatives of the Company such additional financial and operating data and other information regarding the Purchaser (or copies thereof) as the Company may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Company’s expense, during normal business hours, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Purchaser.  When accessing any of the properties of the Purchaser or its Subsidiaries, the Company and its authorized representatives shall comply with all of the Purchaser’s and its Subsidiaries’ safety and security requirements for the applicable property.  Nothing herein shall require the Purchaser or any of its Subsidiaries to disclose information to the extent such disclosure may result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) may violate any applicable Law or any confidentiality obligation of such party; provided that in any such event of this clause (B), the Purchaser shall cooperate to permit disclosure of such information in a manner consistent with the preservation of such confidentiality obligation.

(c)           In order to facilitate the resolution of any claims made against or incurred by Seller or their respective Affiliates relating to the Company or the Business and for purposes of compliance by Seller and their respective Affiliates with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Purchaser shall (i) retain the books and records relating to the Company and the Business for periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Seller and its Affiliates reasonable access (including the right to make, at Seller’s or its Affiliate’s expense, copies), during normal business hours, to such books and records.  No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by the Purchaser, the Company or any of their respective Subsidiaries, without first advising the Seller or its Affiliate in writing and giving the Seller or its Affiliate a reasonable opportunity to obtain possession thereof.  Without limiting the foregoing, the Purchaser shall (and shall cause the Company and its other Subsidiaries to) retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the business of the Company and its Subsidiaries for each taxable period first ending after the Closing and for all prior taxable periods until the later of:  (A) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by Seller or its Affiliate in writing of such extensions for the respective Tax periods; and (B) six years following the due date (with extension) for such Tax Returns.

(d)           Nothing contained in this Agreement shall give the Company or the Purchaser, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the other party or any of such other party’s Subsidiaries without the prior written consent of the other party.  Notwithstanding anything to the contrary herein, each of the Purchaser and the Company hereby agrees that they are not authorized to and shall not (and shall not permit any of their respective employees, agents, representatives or Affiliates to) contact any employee, customer, landlord, supplier, distributor or other material business relation of the other party or any of its Subsidiaries (in each case, in their capacity as such) prior to the Closing without the prior consent of such party.

SECTION 6.06          Confidentiality.  The terms of the Nondisclosure Agreement, dated as of March 9, 2011, as amended (the “Confidentiality Agreement”), between General Atlantic Service Company, LLC and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect following the date hereof; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall automatically terminate at the Closing without further action by the parties thereto.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

SECTION 6.07          Regulatory and Other Authorizations; Notices and Consents

(a)           The parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and each Transaction Document and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including the satisfaction, but not waiver, of the closing conditions set forth in Article IX) and each Transaction Document.  Without limiting the generality of the foregoing, (i) as soon as reasonably practicable following the execution of this Agreement, and in no event later than ten Business Days after the date hereof, the Company and the Purchaser each shall file and not withdraw with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) any Notification and Report Forms relating to the transactions contemplated herein required by the HSR Act, (ii) to the extent applicable shall file, as soon as reasonably practicable following the execution of this Agreement, and in no event later than fifteen Business Days after the date hereof, with foreign antitrust authorities comparable notification forms and requests for clearances as required by Governmental Authorities to effectuate this Agreement and the transactions contemplated herein and in any Transaction Document and (iii) shall take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.07 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws as soon as practicable.  The parties each shall cooperate and consult with each other in connection with the making of all such filings and promptly (A) supply one another with any information which reasonably may be required in order to effectuate such filings and (B) supply any additional information which reasonably may be required by the FTC, the DOJ or any other Governmental Authority.  Notwithstanding the foregoing, the Purchaser shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.  The Purchaser will pay all filing fees that are required to be submitted to any Governmental Authority by Purchaser to undertake the process of obtaining any such authorizations, consents, orders or approvals with respect to the Purchaser and the Company will pay all filing fees that are required to be submitted to any Governmental Authority by Seller or the Company to undertake the process of obtaining any such authorizations, consents, orders or approvals with respect to Seller or the Company.

(b)           Each of the parties shall promptly notify the others upon the receipt of any communication from the FTC, the DOJ or from any other Governmental Authority in connection with efforts to effectuate this Agreement and the transactions contemplated herein and in any Transaction Document.  No party shall agree to participate in any meeting or engage in any material substantive conversation with any Governmental Authority relating to efforts to effectuate this Agreement and the transactions contemplated herein unless, except as forbidden by the Governmental Authority, it gives the other party the opportunity to attend and participate at such meeting or conversation.  The parties will coordinate and cooperate with each other in connection with making such filings, including by exchanging such information and providing such assistance as another party reasonably requests in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The parties will provide one another with unredacted copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement provided, however, that (i) materials can be redacted with respect to information whose distribution to the other party is clearly prohibited by contract; and (ii) access to unredacted materials may be restricted to a party’s outside counsel as is believed to be necessary in order to address reasonable concerns regarding confidentiality and/or the preservation of legal privilege so long as redacted versions, whose redactions are narrowly tailored to address those concerns, are then also made available to the other parties.  In furtherance and not in limitation of the foregoing and subject to Section 6.07(c), the Purchaser and the Company shall use their respective reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement or any Transaction Document under any antitrust, competition or trade regulatory Law as promptly as practicable.

(c)           Notwithstanding the foregoing or any other provision of this Agreement or in any Transaction Document to the contrary, in connection with obtaining approval from the FTC, the DOJ or any other Governmental Authority in connection with the efforts to effectuate this Agreement and the transactions contemplated herein and in any Transaction Document, the Purchaser and its Affiliates shall not be required to, and the Seller, the Company Entities and their Affiliates may not, without the prior written consent of the Purchaser, (i) sell, divest, hold separate, transfer or dispose of, before or after the Closing, any material assets, operations, rights, product lines, businesses or interest therein of the Purchaser, any of the Company Entities or of any of their respective Affiliates (or consent to any of the foregoing actions), in each case solely to the extent such sale, divesture, holding separate, transfer, disposition or impairment would be material to the Purchaser and its Subsidiaries, taken as a whole (after giving effect to the Purchase); or (ii) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (i) above (it being understood that nothing in this clause (ii) shall relieve the Purchaser or its Affiliates from its obligations to respond to or comply with a request for additional information and documentary material from the FTC or DOJ, commonly known as a “second request,” or any other Governmental Authority).

(d)           The Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, license, lease, contract, debt financing or equity financing (including the Cash Consideration Election), if such transaction could reasonably be expected to materially impair, delay or prevent consummation of the Purchase or the other transactions contemplated by this Agreement.

(e)           The Company shall submit for approval by Seller the requisite vote (and in a manner reasonably satisfactory to Purchaser), as required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may constitute “parachute payments” and that have an aggregate present value that equals or exceeds three (3) times a “disqualified individual’s” base amount within the meaning of Section 280G(b)(3) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Purchaser, which approval shall not unreasonably be withheld, conditioned or delayed), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”).  Prior to the Closing, the Company shall deliver to Purchaser either (i) notice that an equityholders vote was not solicited or (ii) evidence satisfactory to Purchaser that an equityholders vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the 280G waivers that were executed by the affected individuals prior to the equityholders vote.

SECTION 6.08          Updates.

(a)           Prior to the Closing, the Company shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company or Seller in this Agreement that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 9.02(a) or 9.02(b) not to be satisfied, (ii) any material Actions threatened or commenced against or otherwise affecting it or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iii) any change that would reasonably be expected to have a Material Adverse Effect on the Company.  For the avoidance of doubt, no updated information provided to the Purchaser in accordance with this Section 6.08(a) shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement.

(b)           Prior to the Closing, the Purchaser shall promptly notify the Company in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Purchaser in this Agreement that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 9.01(a) not to be satisfied, (ii) any material Actions threatened or commenced against or otherwise affecting it or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iii) any change that would reasonably be expected to have a Material Adverse Effect on the Purchaser.  For the avoidance of doubt, no updated information provided to Company in accordance with this Section 6.08(b) shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement.

SECTION 6.09          Further Action.  From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, will cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and each Transaction Document.

SECTION 6.10          No Solicitation or Negotiation.

(a)           From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Article XI, neither Seller, the Company, nor any of the Company Entities will, nor will any of them authorize or permit any of their respective officers, directors, Affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Company Acquisition Proposal, or (iv) enter into any letter of intent or any other contract, agreement, binding commitment or other written arrangement contemplating or otherwise relating to any Company Acquisition Proposal.  Each of Seller and the Company Entities will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Company Acquisition Proposal.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that any Person is obligated pursuant to this Section 6.10 to cause such Company Representative not to take, then Seller and the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.10(a).

“Company Acquisition Proposal” shall mean, with respect to Seller or any Company Entity, any agreement, offer, proposal or indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Purchaser), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) any acquisition or purchase from any Company Entity, or from Seller or General Atlantic or any of their Affiliates, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Seller or any Company Entity; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of Seller or any Company Entity; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Seller or any Company Entity, or any extraordinary dividend, whether of cash or other property, in each case of clauses (A), (B) and (C), whether in any single transaction or series of related transactions or through any merger, consolidation, business combination or similar transaction.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b)           From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Article XI, Purchaser will not, nor will Purchaser authorize or permit any of its respective officers, directors, Affiliates, employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Purchaser Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Purchaser Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Purchaser Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Purchaser Acquisition Proposal, or (iv) enter into any letter of intent or any other contract, agreement, binding commitment or other written arrangement contemplating or otherwise relating to any Purchaser Acquisition Proposal.  Purchaser will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Purchaser Acquisition Proposal.  If any Purchaser Representative, whether in his or her capacity as such or in any other capacity, takes any action that any Person is obligated pursuant to this Section 6.10 to cause such Purchaser Representative not to take, then Purchaser shall be deemed for all purposes of this Agreement to have breached this Section 6.10(b).  Notwithstanding the foregoing provisions of this Section 6.10(b), prior to the approval of the Purchaser Proposal by the Required Purchaser Stockholder Vote, this Section 6.10(b) shall not prohibit Purchaser from furnishing information regarding Purchaser to, or entering into discussions and negotiations with, any Person if: (A) Purchaser shall have received from such Person a bona fide Purchaser Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Purchaser Board determines in good faith is, or would reasonably be expected to result in, a Purchaser Superior Offer (and such proposal has not been withdrawn); (B) such Purchaser Acquisition Proposal did not result from any breach of, or any action inconsistent with, any of the provisions set forth in this Section 6.10; (C) the Purchaser Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Purchaser Board to Purchaser’s stockholders under applicable law; (D) at least four Business Days prior to furnishing any information to, or entering into discussions or negotiations with, such Person, Purchaser gives the Company written notice of the identity of such Person and of Purchaser’s intention to furnish information to, or enter into discussions with, such Person, and Purchaser receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to Purchaser as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (E) at least four Business Days prior to furnishing any information to such Person, Purchaser furnishes such information to Seller (to the extent such information has not been previously furnished by Purchaser to Seller or made available to Seller).  Without limiting the foregoing, any violation of the restrictions contained in this Section 6.10(b) by any Subsidiary of Purchaser or Purchaser Representative shall be deemed a breach of this Section 6.10(b) by Purchaser.

“Purchaser Acquisition Proposal” shall mean, with respect to Purchaser, any agreement, offer, proposal or indication of interest, or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) any acquisition or purchase from Purchaser or any of its Subsidiaries, by any Person or Group of more than a 10% interest in the total outstanding voting securities of Purchaser or any of its Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of Purchaser or any of its Subsidiaries; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Purchaser, or any extraordinary dividend, whether of cash or other property, in each case of clauses (A), (B) and (C), whether in any single transaction or series of related transactions or through any merger, consolidation, business combination or similar transaction.

(c)           Subject to any confidentiality obligation of the Seller or any of its Subsidiaries in effect as of the date hereof, Seller shall immediately notify Purchaser orally and in writing after receipt by any Company Entity, General Atlantic or Seller or any of their Affiliates (or, to the knowledge of Seller or the Company, by any of the Company Representatives) and Purchaser shall immediately notify Seller orally and in writing after receipt by Purchaser or any of its Affiliates (or, to the knowledge of Purchaser, by any of the Purchaser Representatives), of (i) any Company Acquisition Proposal or Purchaser Acquisition Proposal, as applicable, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal or Purchaser Acquisition Proposal, as applicable, (iii) any other notice that any Person is considering making a Company Acquisition Proposal or Purchaser Acquisition Proposal, as applicable, or (iv) any request for nonpublic information relating to Seller or any Company Entity or Purchaser or any of its Subsidiaries or for access to any of the properties, books or records of Seller or any Company Entity or Purchaser or any of its Subsidiaries, as applicable, by any Person or Persons.  Such notice shall describe (1) the material terms and conditions of such Company Acquisition Proposal or Purchaser Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Company Acquisition Proposal or Purchaser Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  Seller or Purchaser shall keep the other party fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to the other party a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.  Seller or Purchaser shall provide the other party with 48 hours prior notice (or such lesser prior notice as is provided to the attendees) of any meeting of the applicable governing body of Seller, or any Company Entity or Purchaser or any of its Subsidiaries, as applicable, at which such governing body is reasonably expected to discuss any Company Acquisition Proposal or Purchaser Acquisition Proposal.

SECTION 6.11          Intercompany Arrangements.  Prior to the Closing, the Company shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.18(a) of the Disclosure Schedule, other than those contracts or arrangements set forth in Section 3.18(b) of the Disclosure Schedule, to be terminated or otherwise amended to exclude Seller as a party thereto.

SECTION 6.12          Indemnification; Directors’ and Officers’ Insurance.

(a)           The Purchaser agrees that all rights to indemnification existing as of the date of this Agreement and permissible under applicable Law for acts or omissions occurring prior to the Closing in favor of (i) the Company Employees currently indemnified by the Company or any Subsidiary or (ii) any current or former employee, officer, director, general partner and member of any executive committee of Seller currently indemnified by Seller (clauses (i) and (ii) collectively, the “Covered Persons”) as provided in their respective certificates of incorporation or bylaws (or similar organizational documents), individual indemnity agreements or as provided pursuant to a resolution of the Board of Directors (or equivalent governing body) of Seller, the Company or any Subsidiary of the Company, as applicable, shall survive the Closing and shall not be amended, repealed or otherwise modified and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Closing Date or, if longer, for such period as is set forth in any applicable agreement with a Covered Person in effect on the date of this Agreement.  From and after the Closing, the Purchaser shall, to the fullest extent permitted by applicable Law, cause the Company to honor such obligations, including to assume any obligations of Seller in respect of any Covered Persons.

(b)           The Purchaser and the Company shall (and, prior to the Closing Date, notwithstanding anything to the contrary in this Agreement, including Section 6.01, the Company shall be permitted to, without affecting any representation, covenant or condition in this Agreement) purchase and maintain in effect, without any lapses in coverage, a prepaid, non-rescindable, stand-alone “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by Seller’s or the Company Entity’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under such Person’s current directors’ and officers’ liability insurance policies.

(c)           The provisions of this Section 6.12 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 6.12, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.12, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  In furtherance of the foregoing, the Purchaser hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons.  The Purchaser hereby agrees that (A) the Purchaser and the Company are the indemnitor of first resort (i.e., their obligations to the Covered Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Covered Person is secondary), (B) the Purchaser and the Company shall be required to advance the full amount of expenses incurred by any such Covered Person and shall be liable for the full indemnifiable amounts, without regard to any rights any such Covered Person may have against any such other Person and (C) the Purchaser and the Company irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof; provided, however, that nothing herein shall increase the indemnification or reimbursement rights of any Covered Person beyond that to which such Covered Person is entitled to as of the date of this Agreement (for example, if a Covered Person is not as of the date hereof entitled to advancement of expenses, nothing herein shall create an obligation to advance expenses to such Covered Person), except as may be required by applicable Law in effect from time to time following the date hereof.  Each of the Purchaser and the Company further agrees that no advancement or payment by any of such other Persons on behalf of any such Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.

(d)           In the event that all or substantially all of the business or assets of the Purchaser or any of its Subsidiaries (including any Company Entity) is sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then in each such case the Purchaser shall, or shall cause the Company or applicable Company Entity to, take action to ensure that the successors and assigns of the Purchaser or any of its Subsidiaries (including any Company Entity), as applicable, assume the obligations set forth in this Section 6.12.  The provisions of this Section 6.12(d) shall apply to all of the successors and assigns of the Company, and the Company’s Subsidiaries, the Purchaser and the Purchaser’s other Subsidiaries as applicable.

SECTION 6.13          Financing.

(a)           The Purchaser shall use its reasonable best efforts to arrange and consummate the New Financing on the Closing Date on the terms and conditions described in the Commitment Letters, which shall include using reasonable best efforts to (i) comply with its obligations under the Financing Commitment Letter and the Fee Letter, (ii) negotiate and execute definitive agreements with respect thereto on terms and conditions (including flex provisions) contained therein or on other terms that are not less favorable to the Purchaser than those contained in the Financing Commitment Letter and the Fee Letter (the “Financing Agreements”), and keep the Seller informed on a regular basis and in reasonable detail of the status of its efforts to arrange the New Financing, and if the Financing Agreements are entered into prior to the Closing, deliver to the Seller a copy thereof as promptly as practicable (and no later than one Business Day) after such execution, (iii) satisfy on a timely basis all conditions in the Financing Agreements that are within its control, including the payment of any commitment, engagement or placement fees required as a condition to the New Financing, (iii) enforce its rights under the Financing Commitment Letter and the Financing Agreements and (iv) consummate the New Financing at or prior to the Closing.

(b)           In the event all or any portion of the New Financing (or if applicable, any Substitute Financing) becomes unavailable on the terms and conditions contemplated in the Commitment Letter and/or the Financing Agreements (or if applicable, the Substitute Financing Commitment Letter and/or the Substitute Financing Agreements), the Purchaser shall promptly notify the Seller of such development and shall use its reasonable best efforts to obtain, as promptly as practicable, financing from alternative sources (x) on terms and conditions (including the flex provisions) not materially less favorable to the Purchaser than those contained in the Financing Commitment Letter and the Fee Letter as of the date hereof, and (y) in an amount, when added to the portion of the New Financing (or if applicable, any Substitute Financing) that is available (if any), together with funds (including cash on hand of the Purchaser and its Subsidiaries) otherwise available to Purchaser, sufficient to consummate the transactions contemplated by this Agreement and each Transaction Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by the Purchaser on the Closing Date with respect thereto and with respect to the New Financing (or if applicable, any Substitute Financing) (“Alternative Financing”).  If a new financing commitment letter is entered into in connection with such Alternative Financing (the “Alternative Financing Commitment Letter”), the Purchaser shall promptly provide the Company with a copy of such Alternative Financing Commitment Letter and any associated fee letter(s) (the “Alternative Fee Letter(s)”) upon the execution by the financing source thereof.  To the extent applicable, the Purchaser shall use its reasonable best efforts to arrange and consummate the Alternative Financing on the terms and conditions described in the Alternative Financing Commitment Letter, which shall include using its reasonable best efforts to (i) comply with its obligations under the Alternative Financing Commitment Letter and the Alternative Fee Letter(s), (ii) negotiate and execute definitive agreements with respect thereto on terms and conditions (including flex provisions) contained therein or on other terms that are not less favorable to the Purchaser than those contained in the Financing Commitment Letter and the Fee Letter (the “Alternative Financing Agreements”), and keep the Seller informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Alternative Financing, and if the Alternative Financing Agreements are entered into prior to the Closing, deliver to the Seller a copy thereof as promptly as practicable (and no later than one Business Day) after such execution, (iii) satisfy on a timely basis all conditions in the Alternative Financing Agreements that are within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Alternative Financing, (iv) enforce its rights under the Alternative Financing Commitment Letter and the Alternative Financing Agreements and (v) consummate the Alternative Financing at or prior to the Closing.  None of the Alternative Financing Commitment Letter, the Alternative Fee Letter(s), or the Alternative Financing Agreements shall (A) contain conditions precedent or contingencies to the funding on the Closing Date of the Alternative Financing, or any other provisions that could reasonably be expected to have the effect of, making it less likely that the Financing will be funded or imposing new or additional conditions or expanding any conditions than those set forth in the Commitment Letter or the Financing Agreements or (B) adversely affect the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement or any Transaction Document.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have the right to substitute other debt or equity financing for all or any portion of the New Financing (or, if applicable, any Alternative Financing) from the same and/or alternative financing sources (“Substitute Financing” and, together with the New Financing and any Alternative Financing, the “Financing”); provided, in each case, that any such Substitute Financing (1) shall not (A) contain conditions precedent or contingencies to the funding on the Closing Date of the Substitute Financing, or any other provisions that could reasonably be expected to have the effect of, making it less likely the Financing will be funded or imposing new or additional conditions or expanding any conditions than those set forth in the Commitment Letter, the Fee Letter or the Financing Agreements (or if applicable, the Alternative Financing Commitment Letter, the Alternative Fee Letter(s) or the Alternative Financing Agreement), or (B) adversely affect the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement or any Transaction Document, or (C) without the consent of Seller, result in fees and expenses greater than those associated with the New Financing as contemplated by the Financing Agreements, including pursuant to the “Alternate Transaction Fee” provisions included in the Fee Letter, and (2) shall be (x) from Lender(s) and/or other financing sources acceptable to the Seller, (y) on terms and conditions (including the flex provisions) not materially less favorable to the Purchaser than those contained in the Financing Commitment Letter and the Fee Letter as of the date hereof, and (z) in an amount, when added to the portion of the New Financing (or if applicable, any Alternative Financing) that is available (if any), together with funds (including cash on hand of the Purchaser and its Subsidiaries) otherwise available to Purchaser, sufficient to consummate the transactions contemplated by this Agreement and each Transaction Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by the Purchaser on the Closing Date with respect thereto and with respect to the New Financing (or if applicable, any Alternative Financing); and provided, further, that if a new financing commitment letter is entered into in connection with any such Substitute Financing (the “Substitute Financing Commitment Letter”), the Purchaser shall promptly provide the Company with a copy of such Substitute Financing Commitment Letter and any associated fee letter(s) (the “Substitute Fee Letter(s)”) upon the execution by the financing source thereof.  To the extent applicable, the Purchaser shall use its reasonable best efforts to arrange and consummate the Substitute Financing on the terms and conditions described in the Substitute Financing Commitment Letter, which shall include using its reasonable best efforts to (i) comply with its obligations under the Substitute Financing Commitment Letter, (ii) negotiate and execute definitive agreements with respect thereto on terms and conditions (including flex provisions) contained therein or on other terms that are not less favorable to the Purchaser contained in the Financing Commitment Letter and the Fee Letter (the “Substitute Financing Agreements”), and keep the Seller informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Substitute Financing, and if the Substitute Financing Agreements are entered into prior to the Closing, deliver to the Seller a copy thereof as promptly as practicable (and no later than one Business Day) after such execution, (iii) satisfy on a timely basis all conditions in the Substitute Financing Agreements that are within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Substitute Financing, (iv) enforce its rights under the Substitute Financing Commitment Letter and the Substitute Financing Agreements and (v) consummate the Substitute Financing at or prior to the Closing.

(d)           The Purchaser shall give the Seller notice promptly upon becoming aware of (i) any material breach or default by any party to the Financing Commitment Letter and/or the Financing Agreements and, if applicable, the Alternative Financing Commitment Letter, the Alternative Financing Agreements, the Substitute Financing Commitment Letter, and/or the Substitute Financing Agreements, (ii) the receipt of (A) any written notice or (B) other written communication, in each case from any Lender with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitment Letter, any of the Financing Agreements and, if applicable, the Alternative Financing Commitment Letter, the Alternative Financing Agreements, the Substitute Financing Commitment Letter, and/or the Substitute Financing Agreements or (2) material dispute or disagreement between or among any parties to any of the Financing Commitment Letter, any of the Financing Agreements and, if applicable, the Alternative Financing the Substitute Financing, related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) if any time for any reason the Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitment Letter, any of the Financing Agreements and, if applicable, the Alternative Financing or the Substitute Financing.  The Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing or any Substitute Financing.  The Purchaser shall not amend, modify, supplement, restate, substitute or replace the Financing Commitment Letter, any Financing Agreement or, if applicable, any Alternative Financing Commitment Letter or Substitute Financing Commitment Letter, or any Alternative Financing Agreement or Substitute Financing Agreement, in each case except in accordance with the applicable provisions set forth in Section 6.13(b) or Section 6.13(c).

(e)           Prior to the Closing, the Company shall provide, and cause the other Company Entities to provide, and shall use reasonable best efforts to cause its and their respective officers, employees, representatives and advisors, including legal and accounting advisors to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by the Purchaser and that is necessary, customary or advisable in connection with the Purchaser’s efforts to obtain the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company Entities), including (i) assisting in the preparation for and participation, on reasonable advance notice, in a reasonable number of meetings, road shows, drafting sessions, rating agency presentations and due diligence sessions, (ii) furnishing the Purchaser and its financing sources with customary information regarding the Company as is reasonably requested by the Purchaser for inclusion in bank information memoranda and similar documents; provided that any such memoranda or document shall contain disclosure and financial statements with respect to the Purchaser as the obligor of the Financing, (iii) preparing business projections and financial statements (including pro forma financial statements) the receipt of which is contemplated by the Financing Commitment Letter (as in effect on the date of this Agreement), (iv) assisting the Purchaser and its financing sources in the preparation of (A) customary offering documents, information memoranda (including, if applicable, the delivery of one or more customary representation letters) and similar documents required in connection with the Financing and (B) materials for rating agency presentations, (v) using commercially reasonable efforts to ensure that the Debt Financing Sources benefit from the existing lending relationships of the Company and the other Company Entities and (vi) furnishing such documents and other information as may be reasonably requested by the Purchaser in connection with any pledge or security documents associated with the Financing (including a certificate of the chief financial officer of the Company or any Company Subsidiary with respect to solvency matters substantially in the form contemplated by the Financing Commitment Letter (as in effect on the date of this Agreement)) and using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing that in each case are reasonably requested by the Purchaser; provided that no Company Entity shall be required to pay any commitment or other similar fee or incur any other liability or out-of-pocket cost or expense in connection with the New Financing (or any Substitute Financing or Alternative Financing) prior to the Closing (and the Purchaser shall, promptly upon request by the Company, reimburse the Seller, the Company or any other Company Entity, as applicable, for all reasonable and documented out-of-pocket costs or expenses incurred by the Seller, the Company or any other Company Entity in connection with any cooperation provided pursuant to this Section 6.13(e)); and provided further that the effectiveness of any documentation executed by any Company Entity shall be subject to the consummation of the Closing; and provided further that no Company Entity shall be required to take any action prior to the Closing in contravention of the terms of any Company Indebtedness.  The Purchaser may reasonably use logos of the Company Entities solely in connection with the Financing; provided that (i) such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage any of the Company Entities or the reputation or goodwill of any of the Company Entities and its or their Intellectual Property, (ii) the logos shall be used in accordance with any written guidelines provided by the Company to Purchaser; and (iii) Purchaser must immediately terminate use of such logos upon termination of this Agreement, and provided further that the Company shall have an opportunity to review and reasonably object to any use of the Company Entities’ logos prior to the dissemination of any materials in which such logos are used.

SECTION 6.14          Name Changes.  Seller shall, or shall cause its applicable Affiliates to, as promptly as reasonably practicable after Closing, file amended articles of incorporation (or equivalent documents) with the appropriate Governmental Authorities changing its corporate name.  The Purchaser shall, or shall cause its applicable Affiliates to, as promptly as reasonably practicable after Closing, file amended articles of incorporation (or equivalent documents) with the appropriate Governmental Authorities changing the Company’s corporate name.

SECTION 6.15          Transaction Litigation.  The Purchaser shall consult with Seller in connection with the defense, settlement or prosecution of any Action threatened or commenced against or otherwise affecting it or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (“Transaction Litigation”), and none of the Purchaser or its Subsidiaries shall compromise, settle, come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, unless Seller shall have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 6.16          Confirmatory Assignment.  Effective prior to the Closing, Seller shall assign to the Company all right, title and interest (if any) in and to all of Seller’s Intellectual Property that is used in the Business.

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01          Employee Benefits.  Purchaser agrees that with respect to all employees of the Company Entities who continue employment with Purchaser or any subsidiary of Purchaser immediately after the Closing (“Continuing Employees”), Purchaser shall, in Purchaser’s sole discretion, either (a) continue (or cause the Company to continue) to maintain the Company Benefit Plans that constitute health, welfare, vacation and Section 401(k) plans of the Company Entities (each a “Company Welfare Plan”), (b) arrange for each Continuing Employee and his or her eligible dependents who, as of the Closing, were participating in the Company Welfare Plans (such persons, the “Company Participants”) to participate in Purchaser Benefit Plans, as determined on a plan-by-plan or arrangement-for-arrangement basis, that constitute health, welfare, vacation and Section 401(k) plans of Purchaser or its applicable subsidiary (each a “Purchaser Welfare Plan”), subject to any reasonably necessary transition period and subject to any applicable plan provisions, contractual requirements and Laws, or (c) arrange for benefits through a combination of clauses (a) and (b), so that each Company Participant shall have benefits under health, welfare, vacation and 401(k) plans.  For purposes of determining a Continuing Employee’s eligibility to participate in any Purchaser Welfare Plans, the vesting of benefits under any Purchaser Welfare Plan that is intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and the benefit accrual rate under any Purchaser Welfare Plan that is a vacation plan, such Continuing Employee shall receive credit under such plans for his or her years of service with the Company (and, to the extent recognized by the Company, a Company Predecessor Entity) prior to the Closing; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof or require retroactive contributions to any such plan.  In addition, the Purchaser shall use commercially reasonable best efforts to waive, or shall cause to be waived, any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements for Continuing Employees under Purchaser Welfare Plans (to the same extent recognized under the Plans immediately prior to Closing) and shall use commercially reasonable best efforts to give credit or cause to give credit to Continuing Employees for co-payments and deductibles paid under a Company Welfare Plan during the plan year in which the Closing occurs in satisfying any deductible or out-of-pocket requirements under a comparable Purchaser Welfare Plan in the plan year in which the Closing occurs.  Nothing in this Section 7.01 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Purchaser or any subsidiary of Purchaser.  Nothing in this Section 7.01 or elsewhere in this Agreement shall be construed to create an obligation by the Purchaser or any of its subsidiaries to maintain any Purchaser Welfare Plans or to provide any health, welfare, vacation or other benefits to the employees of Purchaser or its subsidiaries.  No Continuing Employee, and no other Company Entity Employee, shall be deemed to be a third party beneficiary of this Agreement.

SECTION 7.02          401(k) Plan.  Unless otherwise requested by the Purchaser prior to the Closing, the Company shall take all actions reasonably necessary to terminate any and all plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each a “Company 401(k) Plan”) effective immediately prior to the Closing.  At the request of Purchaser, the Company will provide Purchaser with evidence that each such plan has been so terminated.  Subject to compliance with the terms of the Company 401(k) Plan (including the Company 401(k) Plan loan policy) and the Purchaser 401(k) Plan, Purchaser agrees to permit each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company 401(k) Plan, if any, to rollover such eligible rollover distribution to a tax-qualified cash or deferred arrangement under Section 401(k) of the Code of Purchaser or any of its Affiliates (each a “Purchaser 401(k) Plan”) in accordance with Section 401(a)(31) of the Code and other applicable provisions of ERISA and the Code and shall include the opportunity for participants that are Continuing Employees to rollover their participant loan accounts and liabilities under the Company 401(k) Plan.  Notwithstanding the preceding sentence, Purchaser shall not be required to permit such rollovers to a Purchaser 401(k) Plan if (a) in its reasonable good faith determination, which shall be made as soon as reasonably practicable but in no event later than 60 days following the date hereof, it determines that such rollover would result in a material increase in the administrative cost to the Purchaser in administering the Purchaser 401(k) Plan, or (b) with respect to rollovers of participant loan accounts and liabilities under the Company 401(k) Plan, Seller or any Company Entity has failed to administer a Company 401(k) loan program in material compliance with applicable Law and the terms of the applicable Company 401(k) Plan or (c) Seller or the Company has failed to take steps that are reasonably requested by Purchaser to maintain the qualified status of a Company 401(k) Plan.  The Purchaser further agrees that to the extent permitted by applicable Law and the terms of the Company 401(k) Plan (including the Company 401(k) Plan loan policy), if Purchaser does not allow loan balance rollovers, the Purchaser shall permit any Continuing Employee who is a participant in the terminated Company 401(k) Plan with a loan balance to continue to make payments against such loan balance for a period equal to the lesser of (x) the duration of the term of the applicable loan, (y) nine months following the Closing, and (z) the date of termination of such Continuing Employee.

SECTION 7.03          Employment Arrangements.  The Purchaser agrees that as of the Closing, the Company (and not the Seller) shall become the sole obligor under each of the Transaction Incentive Letter Agreements (other than with respect to amounts payable under Section 3 thereof, which shall be treated in accordance with Section 2.09(b)) and any other Company Benefit Plans listed on Section 3.12(a) of the Disclosure Schedule, and the Purchaser shall, or shall cause the Company, as applicable, to honor all of the obligations arising thereunder on and after the Closing; provided that Purchaser shall not be obligated to continue the Company’s general severance policy disclosed to Purchaser in item 11.4.17 of the Data Room or any other general severance policy that may be adopted by the Company prior to the Closing. For the avoidance of doubt, this Section 7.03 shall not override Section 2.09 of this Agreement.  The Company shall be permitted to and shall take all steps reasonably necessary prior to the Closing to effectuate the removal of Seller as an obligor under the agreements and plans referred to in the first two sentences of this Section 7.03 effective as of the Closing.  Nothing in this Section 7.03 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to continued employment with the Purchaser or any subsidiary of the Purchaser, or to create an obligation by the Purchaser or any of its subsidiaries to maintain any Company Benefit Plan following the Closing (except as provided under the terms of such Company Benefit Plan as of the date hereof).  No Continuing Employee, and no other Company Entity Employee, shall be deemed to be a third party beneficiary of this Agreement.

ARTICLE VIII

TAX MATTERS

SECTION 8.01          Tax Cooperation and Exchange of Information.  The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company to provide such cooperation and information) in filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 8.01.  Notwithstanding anything to the contrary in Section 6.05, the Company and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in their possession (or in the possession of their Affiliates) relating to Tax matters of the Company for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (without regard to extensions), or (b) six years following the due date (without regard to extensions) for such Tax Returns.  Any information obtained under this Section 8.01 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 8.02          Conveyance Taxes.  Seller and Purchaser shall bear equally any and all Conveyance Taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the transactions contemplated hereby.  The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the appropriate party to comply with any pre Closing filing requirements.

SECTION 8.03          Preparation of Tax Returns and Payment of Taxes.

(a)           The Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Company Entities with respect to Pre-Closing Tax Periods that are required to be filed with any Governmental Authority after the Closing Date.  Seller shall remit to the relevant Company Entity any Pre-Closing Taxes due in respect of such Tax Returns.  The Purchaser shall provide the Seller with a reasonable opportunity to review and comment on such Tax Returns in advance of filing.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns that are required to be filed by or with respect to any Company Entity for any taxable periods ending after the Closing Date and shall pay or cause to be paid any Taxes due in respect of such Tax Returns, provided that Seller shall be responsible for and shall remit to the relevant Company Entity any Pre-Closing Taxes due in respect of Tax Returns and are required to be filed by or with respect to any Company Entity for Straddle Periods (“Straddle Returns”).

(b)           Straddle Returns and the Tax Returns in respect of Pre-Closing Tax Periods referred to in subsection (a) shall be prepared on a basis consistent with past practices of the Company (except to the extent counsel to the Purchaser opines that there is not substantial authority in Law for a particular position).  The Purchaser shall deliver any Straddle Return to Seller for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed.  If Seller disputes any item on such Tax Return, it shall notify the Purchaser of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Seller and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by Seller and the Purchaser.

(c)           Neither the Purchaser nor any of its Affiliates shall (or shall cause or permit any Company Entity to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to any Company Entity with respect to any Pre-Closing Tax Period (or with respect to any Straddle Period) that would reasonably be expected to result in an indemnification obligation for Seller without the written consent of the Seller, which consent will not be unreasonably withheld.  Without limiting the foregoing, in the event a Tax Return is filed while a contest relating to Taxes for which the Seller might have an indemnification obligation pursuant to Section 10.02 is pending, and such Tax Return must be amended as a result of and based upon the resolution of such contest, the Purchaser shall amend such Tax Return solely to reflect the resolution of such contest and the Seller shall not withhold its consent to such amendment.

(d)           Prior to the Closing Date, Seller shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company that are required to be filed (taking into account valid extensions of time in which to make such filings) on or prior to the Closing Date.  Seller shall timely pay (or cause to be paid) all Taxes due with respect to such Tax Returns.  Without limiting the generality of the foregoing (or of any other provision of this Agreement), Seller shall (i) timely prepare and file, or cause to be timely prepared and filed, all value-added (and similar) Tax Returns of the Company that are due (whether currently or past due) prior to the Closing Date, (ii) timely pay (or cause to be paid) all Taxes due with respect to such value-added (and similar) Tax Returns and (iii) prior to the Closing Date, provide the Purchaser with evidence that all such value-added (and similar) Tax Returns have been accepted by the applicable Taxing Authority.

SECTION 8.04          Refunds.

(a)           Seller will be entitled to offset any obligation to indemnify for Taxes under this Agreement by the amount of refunds of Taxes (including interest received thereon) actually received by a Company Entity in respect of any Pre-Closing Tax Period prior to the Survival Date.  The Purchaser shall cause such refund to be paid to Seller promptly after it is received to the extent Seller previously has made any indemnification payment under this Agreement or shall credit such refund against any then due or future indemnification payment.

(b)           Except as provided in Section 8.04(a), the Purchaser or the applicable Company Entity will be entitled to any credits and refunds of Taxes (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of any Company Entity.

SECTION 8.05          Tax Elections.  The Purchaser shall not, without the prior consent of Seller (which will not be unreasonably withheld), make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any extraordinary action on the Closing Date, that would reasonably be expected to result an indemnification obligation for Seller.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01          Conditions to Obligations of the Company and Seller.  The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained therein, as of the Closing, as though made on and as of the Closing, except for such failures to be true and correct in the aggregate as would not have a Material Adverse Effect on the Purchaser (except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in this clause (i) as of such other date), (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects and (iii) Seller shall have received a certificate of the Purchaser signed by a duly authorized officer thereof on behalf of the Purchaser (and without personal liability), dated as of the Closing Date and certifying the matters set forth in clauses (i) and (ii) above and Section 9.01(d);

(b)         Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;

(c)         No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Purchase illegal or otherwise prohibiting the consummation of the Purchase;

(d)         No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Purchaser which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to result in a Material Adverse Effect on Purchaser and no Material Adverse Effect on the Combined Companies (applied mutatis mutandis) shall have occurred;

(e)         Securities Exemptions.  The offer and sale of the Purchaser Common Stock to Seller pursuant to this Agreement shall be qualified or exempt from the registration requirements of the Securities Act, the qualification requirements of the California Corporate Securities Law of 1968, as amended and the registration and/or qualification requirements of all other applicable state securities laws;

(f)          Purchaser Stockholder Approval.  The Purchaser Proposal shall have been duly approved by the Required Purchaser Stockholder Vote at a duly called Purchaser Stockholders’ Meeting;

(g)         SEC Filings.  Purchaser shall have filed all statements, reports, schedules, forms, exhibits, and other documents required to be filed pursuant to Section 13(a) of the Exchange Act with the SEC since the date of this Agreement; and

(h)         Closing Deliverables.  The Purchaser shall have delivered to Seller, and the Company, as applicable, all items required to be delivered pursuant to Section 2.04(a) and 2.06.

SECTION 9.02          Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants of the Company.  (i) The representations and warranties of the Company contained in this Agreement shall be true and correct, without regard to any “materiality” or “Material Adverse Effect” qualifications contained therein, as of the Closing, as though made on and as of the Closing, except for such failures to be true and correct in the aggregate as would not have a Material Adverse Effect on the Company (except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in this clause (i) as of such other date), (ii) the covenants and agreements contained in this Agreement to be complied with by the Company, at or before the Closing shall have been complied with in all material respects and (iii) the Purchaser shall have received a certificate of the Company, signed by a duly authorized officer thereof on behalf of the Company (and without personal liability), dated as of the Closing Date and certifying the matters set forth in clauses (i) and (ii) above and Section 9.02(e);

(b)           Representations, Warranties and Covenants of Seller.  (i) The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained therein, as of the Closing, as though made on and as of the Closing, except for such failures to be true and correct in the aggregate as would not have a Material Adverse Effect on the Company (except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in this clause (i) as of such other date), (ii) the covenants and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects and (iii) the Purchaser shall have received a certificate of the Seller, signed by a duly authorized officer thereof on behalf of the Seller (and without personal liability), dated as of the Closing Date and certifying the matters set forth in clauses (i) and (ii) above;

(c)           Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated;

(d)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Purchase illegal or otherwise prohibiting the consummation of the Purchase;

(e)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to result in a Material Adverse Effect on the Company, and no Material Adverse Effect on the Combined Companies (applied mutatis mutandis) shall have occurred;

(f)           Purchaser Stockholder Approval.  The Purchaser Proposal shall have been duly approved by the Required Purchaser Stockholder Vote at a duly called Purchaser Stockholders’ Meeting;

(g)           Financial Statements.  The Commitment Parties (as defined in the Financing Commitment Letter) shall have received the financial statements of the Company set forth in Section 3 of Exhibit D of the Financing Commitment Letter; and

(h)           Closing Deliverables.  The Seller shall have delivered to the Purchaser all items required to be delivered pursuant to Section 2.05 and the Company shall have delivered to the Purchaser all items required to be delivered pursuant to Section 2.07.

SECTION 9.03               Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party, including such party’s failure to use reasonable best efforts to consummate the Purchase and the other transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE X

NO SURVIVAL; TAX INDEMNIFICATION

SECTION 10.01             No Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of Seller, the Company and the Purchaser contained in this Agreement and in any certificate delivered by Seller, the Company or the Purchaser pursuant hereto shall terminate immediately upon the Closing, except for the covenants of the parties hereto that by their express terms are required to be performed after the Closing (“Post Closing Covenants”); provided, that any claims for Pre-Closing Taxes pursuant to Section 10.02 shall survive the Closing for a period of 15 months after the Closing (the “Survival Date”).

SECTION 10.02             Pre-Closing Tax Indemnification by Seller.  The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each an “Indemnified Party”) shall from and after Closing be indemnified and held harmless against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from any Pre-Closing Taxes; provided that indemnification pursuant to this Section 10.02 shall apply only with respect to claims made prior to the Survival Date.

SECTION 10.03              Limits on Indemnification.

(a)           No claim may be asserted nor may any Action be commenced against the Indemnifying Party for Losses arising out of or resulting from Pre-Closing Taxes, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the Survival Date, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b)           Amounts in respect of any Losses payable by the Indemnifying Party pursuant to Section 10.02 shall be reduced by (i) any reserves, liability accruals or other provisions specifically for such Losses (x) set forth in the Financial Statements or (y) that would have been so reserved, accrued or provided for specifically in the financial statements of Seller and its Subsidiaries for the period between the Reference Balance Sheet Date and the Closing in the ordinary course of business and consistent with past practice, (ii) any amounts received or reasonably expected to be received from third parties by or on behalf of, and other savings that reduce or are reasonably expected to reduce the overall impact of the Losses upon, the Indemnified Party (including applicable insurance proceeds) and (iii) any Tax benefit actually realized by the Indemnified Party during the period ending on the Survival Date (such provisions for such Losses, amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”).  If any Indemnified Party receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by the Indemnifying Party or after the Indemnifying Party has made a partial payment of such claim, and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (x) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (y) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.  An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.

(c)           Notwithstanding anything to the contrary contained in this Agreement, (i) the Indemnifying Party shall not have any obligation to indemnify any Indemnified Party pursuant to Section 10.02 unless and until the aggregate amount of the indemnifiable Losses which may be recovered from the Indemnifying Party arising out of or resulting from the causes set forth in Section 10.02, taken together, exceeds $3,000,000 (the “Threshold Amount”), whereupon the Seller shall be liable for all such Losses (including those in incurred in reaching the Threshold Amount) and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes set forth in Section 10.02, taken together, shall be the amount of the Retained Share Fund.

(d)           Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 11.03 or 12.10(b), none of the parties hereto shall have any liability under any provision of this Agreement or any Transaction Document for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document.

(e)           For all purposes of this Article X, “Losses” shall not include Tax liabilities for taxable periods (or portions of taxable periods) beginning after the Closing Date.

(f)           For Tax purposes, the parties hereto agree to treat all payments made pursuant to any indemnification obligation under this Agreement as adjustments to the payment made to Seller at the Closing and to file their Tax Returns accordingly.

SECTION 10.04             Notice of Loss; Third Party Claims.

(a)           An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it which may give rise to a claim for Loss under this Article X (each, a “Third Party Claim”), within 30 days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim.  Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section 10.02 and, if applicable, enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim.  The Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnifying Party.  If the Indemnified Party elects to undertake any such defense against a Third Party Claim, the Indemnifying Party may participate in such defense at its own expense.  The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The Indemnified Party shall not settle any Third Party Claim without the Indemnifying Party’s prior written consent, which will not be unreasonably withheld; provided, however, that the Indemnified Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnifying Party in respect of such Third Party Claim and any Losses thereunder without the Indemnifying Party’s consent.

SECTION 10.05             Remedies.  The Purchaser and Seller acknowledge and agree that (a) following the Closing, other than with respect to Post-Closing Covenants and other than with respect to any claims for Fraud, the indemnification provisions of Section 10.02 shall be the sole and exclusive remedies of the Indemnified Parties for any breach by the Company or Seller of this Agreement or arising under, out of or in connection with the transactions contemplated by this Agreement, and the parties hereto hereby agree that no party hereto shall have any other remedies or cause of action (whether in contract or in tort, at law or in equity) for any covenants or agreements set forth in this Agreement, or for any statements, communications, disclosures, failures to disclose, representations or warranties (whether written or oral), whether or not set forth in this Agreement, and (b) the Indemnified Parties shall have no right to recover under this Article X for any indemnifiable Losses an amount in excess of the amount then available in the Retained Share Fund.  Purchaser (together with any other applicable Indemnified Party) shall not be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.  Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.  All representations and warranties set forth in this Agreement are contractual in nature only and subject to this Section 10.05.

SECTION 10.06             Distributions of Retained Shares.  During the period commencing on the Closing Date and ending on the Survival Date, Seller shall retain 3,310,000 shares of Purchaser Common Stock.  To the extent any of such shares are sold, the greater of (x) the proceeds received upon sale of any such shares; and (y) $11.47 multiplied by the number of such shares, shall be retained by the Seller during such period or, at the Purchaser’s request, shall be placed by Seller into an escrow account until the Survival Date (collectively, the “Retained Share Fund”).  On or prior to the Survival Date, in the event that the Purchaser shall have made a claim for indemnification pursuant to Section 10.02 and either (i) the Seller shall not have objected to the amount claimed by the Purchaser for indemnification with respect to any Loss in accordance with this Article X or (ii) the Seller shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Purchaser and either (1) the Seller and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that Seller is obligated to indemnify the Purchaser for a specified amount or (2) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from Seller and Seller shall have received a copy of the final nonappealable judgment of the court, Seller shall deliver to the Purchaser the final amount so determined in either shares of Purchaser Common Stock and/or the proceeds thereof, in Seller’s discretion; provided, that except as expressly otherwise set forth in this Article X, in no event shall any such payment exceed the amount then available in the Retained Share Fund.  For the avoidance of doubt, (i) any amount determined to be owed to the Purchaser under this Article X, unless as a result of any claim arising out of or resulting from Fraud, shall be paid solely from the Retained Share Amount and (ii) on the Survival Date, Seller shall be entitled to transfer, distribute or otherwise sell all or a portion of its shares of Purchaser Common Stock or proceeds remaining in the Retained Share Fund.

ARTICLE XI

TERMINATION

SECTION 11.01               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by either the Company, on the one hand, or the Purchaser, on the other hand, if the Closing shall not have occurred by December 22, 2011 (the “Termination Date”); provided, that (i) if the conditions set forth in Section 9.01(b), 9.01(c) or 9.01(f) have not been satisfied and all conditions in Sections 9.02(a), 9.02(b) and 9.02(e) are satisfied or are capable of being satisfied by such date, then the Company may elect, by notice to the Purchaser, to extend the Termination Date to February 3, 2012 and (ii) if the conditions set forth in Section 9.02(c) or 9.02(d) have not been satisfied and all conditions in Sections 9.01(a), 9.01(d), 9.01(e) and 9.01(g) are satisfied or are capable of being satisfied by such date, then the Purchaser may elect, by notice to the Company, to extend the Termination Date to February 3, 2012; provided, further, that the right to terminate this Agreement or extend the Termination Date under this Section 11.01(a) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Company, on the one hand, or the Purchaser, on the other hand, in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the Purchase shall have become final and nonappealable;

(c)           by the Company if a failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 9.01(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 30 days (but not later than the Termination Date) of receipt of written notice thereof by the Company to the Purchaser specifying such breach or failure in reasonable detail;

(d)           by the Purchaser if a failure to perform any covenant or agreement on the part of the Company or Seller set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 9.02(a) or 9.02(b) not to be satisfied, and such condition is not cured, or is incapable of being cured, within 30 days (but not later than the Termination Date) of receipt of written notice thereof by the Purchaser to the Company specifying such breach or failure in reasonable detail;

(e)           by the mutual written consent of the Company and the Purchaser;

(f)           by the Company, if the Purchaser Board shall have made a Purchaser Change in Recommendation; or

(g)           by either Purchaser or the Company if: (i) the Purchaser Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Purchaser’s stockholders shall have taken a final vote on the Purchaser Proposal; and (ii) the Purchaser Proposal shall not have been approved at the Purchaser Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Purchaser Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 11.01(g) if the failure to have the Purchaser Proposal approved by the Required Purchaser Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Closing.

SECTION 11.02             Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) Section 6.06, this Section 11.02, Section 11.03 and Article XII shall survive any termination and (b) subject to Section 11.03, nothing herein shall relieve any party from liability for any intentional breach of this Agreement occurring prior to such termination or any other failure to perform hereunder, and such party shall be fully liable for any Losses incurred or suffered by the other parties as a result of such breach or other failure (which, in the case of Losses sought by Seller, can be based on the consideration that would have otherwise been payable to Seller pursuant to this Agreement and distributed to the direct and indirect equity holders of Seller, or based on loss of market value of the Company).

SECTION 11.03              Termination Fees.

(a)           The Purchaser shall pay, or cause to be paid, to the Seller an amount in cash equal to $37,500,000 (the “Purchaser Termination Fee”) if:

(i)           this Agreement is (A) terminated by the Company pursuant to Section 11.01(f) or (B) terminated by the Company or the Purchaser pursuant to Section 11.01(a) or Section 11.01(g), and at such time of termination the Company would have been entitled to terminate the Agreement pursuant to Section 11.01(f), and in each case of clauses (A) and (B) the Purchaser shall pay to the Seller the Purchaser Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Seller within two (2) Business Days following such termination; or

(ii)           (A) this Agreement is validly terminated by the Purchaser or the Company pursuant to Section 11.01(a), Section 11.01(c) or Section 11.01(g), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a Purchaser Acquisition Proposal shall have been made public or otherwise disclosed and not publicly withdrawn, and (C) within twelve months following the termination of this Agreement under the foregoing circumstances, the Purchaser consummates a Purchaser Acquisition Proposal or enters into a definitive agreement providing for a transaction with respect to a Purchaser Acquisition Proposal and subsequently consummates a transaction that constitutes a Purchaser Acquisition Proposal, in which case the Purchaser shall pay to the Seller the Purchaser Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller within two (2) Business Days following consummation of such transaction.  For purposes of this Section 11.03(a)(ii)(C) only, references in the definition of the term “Purchaser Acquisition Proposal” to the figure “10%” shall be deemed to be replaced by “50%”.

(b)           In the event of payment of the Purchaser Termination Fee to the Seller in accordance with Section 11.03(a), the Seller and the Company agree that the receipt of such payment will be deemed to be liquidated damages for, and will constitute full payment to and the sole and exclusive remedy (whether at law, in equity, in contract, in tor or otherwise) of the Seller, any parent entity of Seller, the Company or any Company Entity with respect to, any and all losses or damages suffered or incurred by the Seller, the Company any Company Entity or any of their respective Affiliates in connection with this Agreement or the Financing Agreements (and the termination thereof) or any matter forming the basis for such termination, and that none of Seller, the Company, any Company Entity or any of their respective Affiliates or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Purchaser or any Debt Financing Source arising out of or in connection with this Agreement, the Financing Agreements, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 11.03(b) shall limit Section 11.02 with respect to intentional breach of this Agreement occurring prior to termination.

(c)           The parties hereto acknowledge that (i) the fees and other provisions of this Section 11.03 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the parties hereto would not enter into this Agreement and (iii) any amount payable pursuant to this Section 11.03 does not constitute a penalty.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01             Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement (collectively, “Transaction Expenses”) shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 12.02             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic communication (including e-mail but excluding Internet or intranet websites) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)           if to Seller or the Company (prior to the Closing):

1386 Sunrise Valley Dr., Suite 300
Herndon, VA 20171
Facsimile:  (703) 668-5959
Attention:  Chief Executive Officer

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Attention:  Matthew W. Abbott
Neil Goldman
Facsimile:  (212) 757-3900

(b)           if to Seller (following the Closing):

c/o GA-Net Sol Investor LLC
Three Pickwick Plaza
Greenwich, CT  06830
Facsimile:  (203) 629-8600
Attention:  Christopher G. Lanning

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Attention:  Matthew W. Abbott
Neil Goldman
Facsimile:  (212) 757-3900

(c)           if to the Purchaser:

Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, FL 32258
Facsimile: (904) 880-0350
Attention:  Chief Executive Officer

with a copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
E-Mail: fultonjf@cooley.com
Facsimile:  (650) 849-7400
Attention: James F. Fulton, Jr.

Any notice delivered by personal delivery or by courier service to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered or certified mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing.  Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which such transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.  Notices sent to an e-mail address shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgement); provided that if such notice is not sent on a Business Day or is sent after 5:00 p.m. (addressee’s local time) on a Business Day, such notice shall be deemed to have been given and received on the first Business Day after its transmission.

SECTION 12.03             Public Announcements.  None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall provide the other parties with copies of any such press release, public announcement or communication in advance of such issuance and, to the extent practicable, consult with each other as to the timing and contents of any such required press release, public announcement or communication.

SECTION 12.04             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 12.05             Entire Agreement.  This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.  Other than with respect to any claims for Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement, whether written or oral) or any claim or cause of action otherwise arising out of or related to the matters set forth herein shall be those remedies available at law or in equity for breach of contract only, including, for the avoidance of doubt, as set forth in Section 12.10 (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement).

SECTION 12.06             Assignment.  This Agreement or any portion of any party’s rights or liabilities under this Agreement may not be assigned or delegated by operation of Law or otherwise without the express written consent of (a) the Company (prior to the Closing) or Seller (on or following the Closing) and (b) the Purchaser (which consent may be granted or withheld in the sole discretion of the Company, Seller or the Purchaser, as applicable), and any such purported assignment in violation of this Section 12.06 shall be void; provided, that, on or after the Survival Date, the Seller may assign this Agreement to any Affiliate thereof without the Purchaser’s consent.

SECTION 12.07             Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto that expressly references the Section(s) of this Agreement to be amended or (b) by a waiver in accordance with Section 12.08.

SECTION 12.08             Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 12.09             No Third Party Beneficiaries.  Except as otherwise provided in Sections 6.12, 10.02, 12.13 and 12.14, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any right to rely upon the representations and warranties set forth herein or rights of employment for any specified period, under or by reason of this Agreement; provided that the Debt Financing Sources and their respective successors, legal representatives and permitted assigns shall be third party beneficiaries with respect to the provisions set forth in Sections 11.03(b), 12.10(c), 12.11, and 12.12.

SECTION 12.10              Specific Performance Remedies.

(a)           The parties hereto acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which the Purchaser, the Company or Seller, as the case may be, may be entitled, at law or in equity (including monetary damages), each such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)           Except as otherwise expressly provided in this Agreement, including Section 10.05, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity, and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.  In the event of any breach of this Agreement by the Purchaser, the Purchaser hereby agrees that, without limiting Section 12.10(a), the damages of the Seller or the Company, if any, shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent available under applicable Law and proven as required by applicable Law, the loss of the market value of the Company or the benefit of the bargain lost by the Seller or the direct and indirect equityholders thereof (taking into consideration relevant matters, including the consideration that would have otherwise been payable to the Seller under this Agreement or the distribution of such consideration to such equityholders, other combination opportunities and the time value of money).

(c)           Each of Seller and the Company acknowledges and agrees that, with respect to any Losses suffered as a result of the failure of the Purchase to be consummated or for a breach or failure to perform hereunder or otherwise, it has no right of recovery against, and no personal liability shall attach to, any Debt Financing Source, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Purchaser against any Debt Financing Source, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise (other than against Purchaser on the terms and subject to the conditions of this Agreement).

SECTION 12.11             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.  All Actions (whether in contract or in tort) based on, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation made in or in connection with this Agreement or as an inducement to enter into this Agreement, whether written or oral), shall be heard and determined exclusively in the Chancery Court of the State of Delaware.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.  Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitment Letter or the performance thereof, in any forum other than the Chancery Court of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECTION 12.12             Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

SECTION 12.13             Release.

(a)           Without limiting Seller’s obligations expressly set forth in Section 10.02 or claims for Fraud, theft, misappropriation or embezzlement, effective at the Closing, the Purchaser, on behalf of itself and each of its Subsidiaries (including the Company Entities), and their respective successors and assigns (the “Releasing Parties”), releases (subject to the waiver by Seller such release on behalf of any Released Party (as such term is defined below), which shall not be unreasonably withheld or delayed), acquits and forever discharges Seller and its Affiliates, predecessors and successors, as well as each of their respective assigns, equityholders, members, partners, managers, officers and directors in their capacities as such (the “Released Parties”) of and from any and all Losses that any of the Releasing Parties might have because of anything done, omitted, suffered or allowed to be done by any of the Released Parties prior to or at the Closing:

(i)           arising out of, or relating to, the organization, management, operation or conduct of the businesses of any Company Entity relating to any matter, occurrence, action or activity;

(ii)           relating to this Agreement and the transactions contemplated hereby;

(iii)           arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith; or

(iv)           resulting from any information (whether written or oral), documents or materials furnished by or on behalf of Seller or any Company Entity, including any Confidential Information (as defined in the Confidentiality Agreement);

in each case, whether heretofore or hereafter accruing, whether foreseen or unforeseen or whether known or unknown to the Releasing Parties or Released Parties, including any claim for indemnification, contribution or other relief pursuant to any organizational documents of the Company and its Subsidiaries (the “Released Matters”).  Effective at the Closing, the Purchaser, for itself and all of the Releasing Parties, except without the written consent of Seller (which shall not be unreasonably withheld or delayed) further agrees never to commence or participate as a party in any Action based upon the foregoing Released Matters.  The Purchaser, the Seller and the Company each acknowledges that this release shall apply to all unknown or unanticipated results of any Action of any Released Party, as well as those known and anticipated.  The Purchaser and the Company has each consulted with independent legal counsel prior to making the release in this Section 12.13(a) and provides the release in this Section 12.13(a) voluntarily, with the intention of fully and finally extinguishing all Released Matters.  The release contained in this Section 12.13(a) shall also be deemed to be a covenant not to sue without the written consent of Seller (which shall not be unreasonably withheld or delayed).  Any breach of this covenant by the Purchaser, the Company or the other Releasing Parties not to sue shall be deemed a breach of this Section 12.13(a).  The Releasing Parties hereby explicitly waive all rights with respect to the foregoing release under the provisions of Section 1542 of the California Civil Code (as now worded and as hereafter amended) which section provides in pertinent part:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”  The Releasing Parties agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing release.  The Releasing Parties hereby expressly waive any and all rights which they may have under any other provision of state or federal Law providing the same or similar effect.

(b)           From and after the Closing, Purchaser shall indemnify and hold harmless the intended beneficiaries of each of the provisions of this Section 12.13 (each of which is an intended third-party beneficiary of this Section 12.13) from and against all Losses which may be made or brought against such Person or which such Person may suffer or incur as a result of any breach or failure to perform any of the obligations set forth in this Section 12.13.
SECTION 12.14             Waiver of Conflicts (Seller).  Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Sellers Counsel”) has acted as legal counsel to the Company, Seller and their respective Affiliates prior to the Closing in connection with the transactions contemplated by this Agreement.  The parties recognize the community of interest that exists and will continue to exist until the Closing, and the parties agree and acknowledge that such community of interest should continue to be recognized after the Closing.  Specifically, the parties agree that (a) neither the Purchaser nor the Company shall seek to have any Sellers Counsel disqualified from representing Seller or its Affiliates (or any other equityholder of Seller) in any dispute (whether in contract or tort) that may arise between the Company or its Affiliates formerly represented by Sellers Counsel, on the one hand, and Seller or its Affiliates (or any other equityholder of Seller), on the other hand, based upon, arising out of or related to this Agreement or any of the transactions contemplated by this Agreement in whole or in part and (b) in connection with any dispute that may arise between the Company or its Affiliates formerly represented by Sellers Counsel, on the one hand, and Seller or its Affiliates (or any other equityholder of Seller), on the other hand, Seller and its Affiliates shall have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between the Company or its Affiliates formerly represented by Sellers Counsel or Seller and its Affiliates, on the one hand, and any Sellers Counsel, on the other hand, that occurred on or prior to the Closing.  The covenants contained in this Section 12.13 are intended to be for the benefit of, and shall be enforceable by, Sellers Counsel and its legal representatives and shall not be deemed exclusive of any other rights to which Sellers Counsel is entitled, whether pursuant to law, contract or otherwise.

SECTION 12.15             Waiver of Conflicts (Purchaser).  Each party to this Agreement acknowledges that Cooley Godward LLP (“Cooley”), counsel to the Purchaser, has in the past performed services for and previously represented Network Solutions, LLC or one or more of its Affiliates in matters unrelated to the transactions contemplated by this Agreement.  The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent.  Cooley has served as outside general counsel to the Purchaser and has negotiated the terms of the Purchase, this Agreement and the transactions related thereto solely on behalf of the Purchaser.  Seller, the Company and the Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Purchase, this Agreement and the transactions related thereto, Cooley has represented solely the Purchaser, and not the Company, any other Company Entity, the Seller or any stockholder, director or employee of Seller or any Company Entity; and (c) gives its informed consent to Cooley’s representation of the Purchaser in the Purchase, this Agreement and the transactions related thereto.

SECTION 12.16             Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NET SOL HOLDINGS LLC

By:	/s/ Tim Kelly
Name: Tim Kelly
Title: President and Chief Executive Officer

GA-NET SOL PARENT LLC

By: Net Sol Holdings LLC, its sole member

By:	/s/ Tim Kelly
Name: Tim Kelly
Title: President and Chief Executive Officer

WEB.COM GROUP, INC.

By:	/s/ David L. Brown
Name: David L. Brown
Title: President and Chief Executive Officer

[Signature Page to Purchase Agreement]

EXHIBIT 1.01

EXHIBIT 1.01

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT

This Stockholder Agreement (the “Agreement”) is entered into as of the ____ day of ________________, 2011, by and among Web.com Group, Inc., a Delaware corporation (the “Company”), Net Sol Holdings LLC, a Delaware limited liability company (“Seller”), and the entities listed on Exhibit A hereto (such entities on Exhibit A, collectively with the Seller and their respective Permitted Transferees, are referred to hereinafter as the “Stockholders” and each individually as a “Stockholder”).

WHEREAS, the Seller and the Company are parties to that certain Purchase Agreement dated August 3, 2011 (the “Purchase Agreement”), pursuant to which the Company is acquiring all of the outstanding equity interests of GA-Net Sol Parent LLC, a Delaware limited liability company, from Seller and, as partial consideration therefor and upon the closing thereunder (the “Closing”), is issuing to Seller shares of the Company’s Common Stock (the “Acquisition”);

WHEREAS, after the closing of the Acquisition, it is anticipated that Seller will distribute to the other Stockholders listed on Exhibit A certain shares of the Company’s Common Stock, and, to the extent not retained by Seller, the remaining shares of the Company’s Common Stock will be distributed to the other direct and indirect equityholders of Seller (the “Other Seller Equityholders”);

WHEREAS, the obligations to consummate the transactions contemplated by the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Acquisition, the parties desire to enter into this Agreement to grant corporate governance and registration rights to, and impose certain restrictions upon, the Stockholders as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1.	GENERAL.

1.1           Definitions.

(a)           As used in this Agreement the following terms shall have the following respective meanings:

(i)           “Disclosure Package” means (a) the preliminary prospectus, (b) each Free Writing Prospectus and (c) all other information that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of securities at the time of sale (including a contract of sale).

(ii)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(iii)         “FINRA” means the Financial Industry Regulatory Authority, or any successor self-regulatory organization.

(iv)         “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(v)          “Free Writing Prospectus” means any “free writing prospectus,” as defined in Rule 405 under the Securities Act.

(vi)         “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section 3.10 hereof.

(vii)        “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(viii)       “Registrable Securities” means (a) the Shares and (b) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in connection with a stock split, combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 3 of this Agreement are not assigned in accordance with Section 3.10 hereof.

(ix)         “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and are then issued and outstanding.

(x)           “Registration Expenses” shall mean all expenses incurred by the Company in, or arising from or incident with performing or complying with Sections 3.2, 3.3 and 3.4 hereof, including, without limitation, (a) all registration and filing fees and printing expenses, (b) fees and disbursements of counsel, accountants and any advisors for the Company, (c) reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) per Shelf Take-Down, or per registration pursuant to Section 3.4, of a single special counsel for the Holders, (d) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including blue sky fees in connection with such qualification and in connection with any blue sky and legal investment surveys, (e) the expense of any special audits and comfort letters incident to or required by any such registration and (f) all expenses with respect to road shows or marketing activities that the Company is obligated to pay pursuant to Section 3.2(b) (and excluding in all cases the compensation of regular employees of the Company which shall be paid in any event by the Company).

2.

(xi)         “SEC” means the Securities and Exchange Commission

(xii)         “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xiii)       “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(xiv)        “Shares” shall mean shares of the Company’s Common Stock issued to the Stockholders pursuant to the Purchase Agreement.

(xv)        “Special Registration Statement” shall mean (a) a registration statement relating to any employee benefit plan or (b) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (c) a registration related to stock issued upon conversion of debt securities.

(b)           All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

SECTION 2.	CORPORATE GOVERNANCE.

2.1           Board of Directors.

(a)           The Company and the Company’s Board of Directors (the “Board”) shall take, or shall cause to be taken, but subject in each case to compliance with applicable Law and the Board’s fiduciary obligations to the Company and its stockholders, the following actions:

(i)           immediately following the Closing:

(1)           increase the authorized size of the Board from six (6) directors to seven (7) directors;

(2)           designate the newly created and vacant seat as part of the class of directors whose term expires in 2014 (the “Stockholder Class”); and

(3)           appoint an individual designated in writing by General Atlantic LLC or GA-Net Sol Investor LLC (individually or together, “GA”) to fill the vacancy so created (such director, hereafter the “Stockholder Director”), to serve as a member of the Board in the Stockholder Class until the term of the Stockholder Class expires, and until such director’s successor is elected and qualified or until the director’s death, resignation or removal;

(ii)          at each annual meeting of the Company’s stockholders at which directors in the Stockholder Class are elected:

3.

(1)           nominate an individual designated in writing by GA on or before the date that is thirty (30) days prior to the one (1)-year anniversary of the preceding annual meeting of the Company’s stockholders, to serve on the Board in the Stockholder Class; provided, that if GA shall fail to deliver such written notice, GA shall be deemed to have nominated the Stockholder Director previously nominated by GA who is then serving on the Board;

(2)           recommend the election of such nominee to the stockholders of the Company; and

(3)           otherwise use reasonable best efforts to cause such nominee to be elected to the Board; and

(iii)           at all times:

(1)           to the extent required by applicable Law (including, without limitation, applicable stock exchange rules), maintain a compensation committee with such duties and responsibilities as are customary for such committee; and

(2)           appoint the Stockholder Director to the compensation committee.

(b)           The Company shall reimburse the Stockholder Director for all necessary and proper costs and expenses (including travel expenses) reasonably incurred in connection with the Stockholder Director’s attendance and participation at meetings of the Board, or any committee thereof, to the same extent it reimburses other non-employee directors for such costs and expenses.

(c)           The Stockholder Director shall serve until his or her resignation or removal or until his or her successor is nominated; provided, that if the Stockholders are no longer entitled to nominate the Stockholder Director pursuant to Section 2.2, then the Stockholders shall, to the extent requested by the Company, promptly cause the Stockholder Director to resign from the Board.  Additionally, each Stockholder shall cause the Stockholder Director to resign from the Board, or from service on any committee of the Board, if at any time such Stockholder Director does not satisfy any applicable requirements of applicable Law or the NASDAQ rules for service on the Board or such committee.

(d)           If the Stockholder Director dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office, then GA shall promptly nominate a successor to the Stockholder Director.  The Company agrees to take such actions as may be reasonably necessary to ensure that such successor is elected to the Board as promptly as practicable.

4.

(e)           The Stockholder Director, if any, shall be entitled to enter into with the Company the standard form of indemnification agreement previously approved by the Board, and shall be entitled to indemnification rights and be subject to director and officer insurance protection no less favorable than as other non-employee directors of the Company and in any event no less favorable than as in effect on the date hereof; provided, that the Stockholder Director’s indemnification agreement with the Company shall provide that (i) the Company is the indemnitor of first resort with respect to the Stockholder Director (i.e., its obligations to the Stockholder Director are primary and any obligation of other entities and/or organizations to which such Stockholder Director may have rights to indemnification and advancement of expenses (collectively, the “Fund Indemnitors”) to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Director are secondary), and (ii) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

2.2           Termination.  This Section 2 (other than Section 2.1(e)) shall terminate at such time as the Stockholders, together with their respective Affiliates, collectively beneficially own less than ten percent (10%) of the Company’s common stock (calculated on a fully-diluted, as-converted basis).

SECTION 3.	RESTRICTIONS ON TRANSFER; REGISTRATION.

3.1           Restrictions on Transfer.

(a)           Notwithstanding anything in this Agreement to the contrary (including, without limitation, the availability of any effective registration statement pertaining to the resale of the Shares by the Stockholders), but subject to Section 3.1(b) below, each Stockholder hereby agrees that, unless otherwise specifically and expressly consented to in writing by the Company, such Stockholder shall not (i) make any disposition of any of the Shares or Registrable Securities, by any means, until the date that is six (6) months after the date of the Closing, and (ii) during the period from the date that is six (6) months after the date of the Closing until the date that is one (1) year after the date of the Closing, make any disposition of more than an aggregate of twenty-five percent (25%) of the Shares and Registrable Securities held by such Stockholder as of the date hereof; provided, that any Stockholder may assign all or a portion of the disposition right set forth in this clause (ii) to any other Stockholder without the consent of the Company.  Notwithstanding the foregoing, the foregoing restrictions shall not apply to a disposition to a third party that (x) enters into a definitive written agreement with the Company to consummate a transaction that would result in such third party obtaining a majority of the total outstanding number of the Company’s voting securities (including by means of merger, consolidation, sale of the Company’s equity interests  or any combination thereof) or (y) commences a tender offer or an exchange offer for a majority of the total outstanding number of the Company’s voting securities, in each case of clauses (x) and (y) which is approved by the Board.  For the avoidance of doubt, at any time following the date that is one (1) year after the date of the Closing, any Stockholder may dispose of its Shares or Registrable Securities without any restrictions under this Section 3.1(a).

5.

(b)           Notwithstanding the provisions of Section 3.1(a) above, a Stockholder may, at any time after the date hereof, transfer all or a portion of its Shares or Registrable Securities without the consent of the Company to (i) a partnership transferring to its partners or former partners in accordance with partnership interests, (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Stockholder, (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (iv) an entity transferring to its Affiliates or any other investment funds or accounts managed by it or its Affiliates that was not formed for the specific purpose of making or facilitating an investment in the Company or (v) an individual transferring to the Stockholder’s family member or trust for the benefit of an individual Stockholder (the transferees in clauses (i) through (v), collectively, “Permitted Transferees”); provided that in each case, other than transfers to an Other Seller Equityholder, the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Stockholder hereunder.

(c)           Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDER AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY, AS AMENDED FROM TIME TO TIME.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d)           The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.  In the event of any transfer of Shares or Registrable Securities, at the request of the Holder thereof, the Company shall be obligated to instruct the transfer agent for its Common Stock to reissue certificates representing ownership of the Shares or Registrable Securities being sold in such denominations as such Holder may request.

(e)           Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

6.

(f)           Each Stockholder agrees that, if reasonably requested by the Company in connection with a disposition of Shares or Registrable Securities other than pursuant to an effective registration statement or Rule 144 of the Securities Act, such Holder shall furnish the Company with an opinion of counsel that such disposition does not require registration under the Securities Act.

3.2           Form S-3 Registration.

(a)           On or before the ninetieth (90th) day following the Closing, the Company shall file a resale registration statement on Form S-3 covering all the Registrable Securities of the Holders and providing for the offer and sale by the Holders of the Registrable Securities in any manner permitted by Form S-3 and applicable Law (a “Shelf Registration Statement”), which Shelf Registration Statement shall permit offerings of Registrable Securities on a delayed or continuous basis in accordance with Rule 415 of the Securities Act.  Additionally, the Company will use reasonable best efforts to effect, on or before the date that is six (6) months following the date of the Closing, such registration of Registrable Securities on the Shelf Registration Statement and all such qualifications and compliances (including the acceleration of effectiveness of such Shelf Registration Statement) as would permit or facilitate the sale and distribution of the Registrable Securities included in such Shelf Registration Statement.  For the avoidance of doubt, if the Company has exercised its Cash Consideration Election, the provisions of this Section 3.2(a) shall be satisfied if all (but not less than all) of the Holders’ Registrable Securities are covered in the related Shelf Registration Statement, and such Shelf Registration Statement remains effective for such period as required under Section 3.7(a).

(b)           Following the effectiveness of the Shelf Registration Statement, a majority in interest of the Holders (each, a “Take-Down Initiating Holder”) may at any time and from time to time initiate an offering or sale of all or part of the Registrable Securities (a “Shelf Take-Down”), subject to the limitations set forth in this Agreement, by delivering notice of such initiation to the Company as set forth herein.  If the Take-Down Initiating Holders so elect in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), any Shelf Take-Down may be in the form of an underwritten public offering (an “Underwritten Shelf Take-Down”) and, in such event, the Company shall file as soon as practicable and in any event not later than ten (10) Business Days after the date of such request and, after such filing, use its reasonable best efforts to effect an amendment or supplement to its registration statement for such purpose.  The Take-Down Initiating Holders shall indicate in such Underwritten Shelf Take-Down Notice whether they intend for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”).  In the event of any Underwritten Shelf Take-Down, the underwriter or underwriters shall be designated by Holders of a majority of the Registrable Securities held by all Holders participating in such underwriting, which underwriter or underwriters shall be reasonably acceptable to the Company.

7.

(c)           Notwithstanding the foregoing, the Company shall not be obligated to

(i)            effect any Underwritten Shelf Take-Down pursuant to Section 3.2(b):

(1)           at any time during which the Holders beneficially own, in the aggregate, less than five percent (5%) of the Company’s then-outstanding capital stock;

(2)           if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Underwritten Shelf Take-Down to be effected at such time, in which event the Company shall have the right to defer such Underwritten Shelf Take-Down for a period of not more than sixty (60) days after receipt of the request of the Take-Down Initiating Holder under this Section 3.2; provided, that such right to delay a request (together with any similar right set forth in Section 3.2(c)(ii), Section 3.4 or Section 3.7(a)) shall be exercised by the Company not more than three (3) times in any twelve (12) month period;

(3)           if the aggregate gross proceeds from any particular Underwritten Shelf Take-Down are reasonably anticipated to be less than $35,000,000;

(4)           if the Company has effected two (2) such Underwritten Shelf Take-Downs pursuant to this Section 3.2 in the preceding twelve (12) months;

(5)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for such Underwritten Shelf Take-Down; or

(ii)           effect any Shelf Take-Down other than an Underwritten Shelf Take-Down (each, a “Non-Underwritten Shelf-Take-Down”) pursuant to Section 3.2(b):

(1)           if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Non-Underwritten Shelf Take-Down to be effected at such time, in which event the Company shall have the right to defer such Non-Underwritten Shelf Take-Down for a period of not more than sixty (60) days after receipt of the request of the Take-Down Initiating Holder under this Section 3.2; provided, that such right to delay a request (together with any similar right set forth in Section 3.2(c)(i), Section 3.4 or Section 3.7(a)) shall be exercised by the Company not more than three (3) times in any twelve (12) month period;

(2)           if the Company has effected one (1) such Non-Underwritten Shelf Take-Down pursuant to this Section 3.2 in the preceding thirty (30) days; or

(3)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for such Non-Underwritten Shelf Take-Down.

8.

(d)           If the Take-Down Initiating Holders desire to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), the Take-Down Initiating Holders shall so indicate in a written request delivered to the Company no later than two (2) Business Days prior to the expected date of such Non-Marketed Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and, subject to the limitations set forth in Section 3.2(c) (as applicable), the Company shall file as soon as practicable and in any event not later than five (5) Business Days after the date of such request and use reasonable best efforts thereafter to effect an amendment or supplement to its registration statement for such purpose.

(e)           Subject to the foregoing, the Company shall effect such unlimited number of Shelf Take-Downs as may be requested by a majority in interest of the Holders.  The filing of the Shelf Registration Statement, or any amendment or supplement thereto or replacement thereof and any registrations or Shelf Take-Downs effected pursuant to this Section 3.2 shall not be counted as demands for registration or registrations effected pursuant to Section 3.4.  Notwithstanding any other provision of this Agreement, if, in the case of an Underwritten Shelf Take-Down, the managing underwriter or underwriters advises the Company and the Holders in writing that in the good faith judgment of such managing underwriter or underwriters the marketing factors relating to the underwriting require a limitation of the number of securities to be included in a particular Underwritten Shelf Take-Down (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities in writing that would otherwise be included pursuant to the underwriting, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders and no Registrable Securities shall be excluded from such Underwritten Shelf Take-Down unless all other securities of the Company are first excluded.

3.3           Piggyback Registrations.

(a)           The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements), which notice shall specify the number and class or classes (or type or types) of securities to be registered, and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within thirty (30) days after the above-described notice from the Company, so notify the Company in writing.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(b)           Underwriting.  If the registration statement of which the Company gives notice under this Section 3.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities in writing.  In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Agreement, if the managing underwriter or underwriters advises the Company and the Holders in writing that in the good faith judgment of such managing underwriter or underwriters the marketing factors  relating to the underwriting require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis.  In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)           Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.3 whether or not any Holder has elected to include securities in such registration, without prejudice, however, to the right of the Holders immediately to request that such registration be effected as a registration under Section 3.4 to the extent permitted thereunder.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.6 hereof.

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3.4           Demand Registration.

(a)           Subject to the conditions of this Section 3.4, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then outstanding having reasonably anticipated gross proceeds of at least $35,000,000, then the Company shall, within thirty (30) days after the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 3.4, file and use reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act and applicable state securities Laws of all Registrable Securities that all Holders request to be registered.

(b)           If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.4 and the Company shall include such information in the written notice referred to in Section 3.4(a).  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 3.4, if the managing underwriter or underwriters advises the Company and the Holders in writing that in the good faith judgment of such managing underwriter or underwriters the marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)           The Company shall not be required to effect a registration pursuant to this Section 3.4:

(i)           during any period in which the Company is eligible to use Form S-3 (in which case the Holders shall have the rights to registration and Shelf Take-Downs set forth in, and subject to the limitations of, Section 3.2);

(ii)           subject to Section 3.4(d), after the Company has effected two (2) registrations pursuant to this Section 3.4, and such registrations have been declared or ordered effective;

(iii)          during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering subject to Section 3.3, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

11.

(iv)          if within thirty (30) days after receipt after a written request from Initiating Holders pursuant to Section 3.4(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering subject to Section 3.3, other than pursuant to a Special Registration Statement, within ninety (90) days;

(v)           if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.4 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided that such right to delay a request (together with any similar right set forth in Section 3.2 or Section 3.7(a)) shall be exercised by the Company not more than three (3) times in any twelve (12) month period; or

(vi)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for such registration pursuant to this Section 3.4.

(d)           Notwithstanding any other provision of this Agreement, a registration pursuant to Section 3.2 or requested pursuant to this Section 3.4 shall not be deemed to have been effected (i) if the registration statement is withdrawn without becoming effective, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason other than a misrepresentation or an omission by an Initiating Holder and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement; provided, that if such registration is a Shelf Registration Statement pursuant to Section 3.2, such registration shall be deemed to have been effected if such Shelf Registration Statement remains effective for the period specified in Section 3.7(a), (iii) if not a Shelf Registration Statement and the registration does not contemplate an underwritten offering, if the applicable registration statement does not remain effective for at least 180 days (or such shorter period as will terminate when all securities covered by such registration statement have been sold or withdrawn); or if not a Shelf Registration Statement and such registration statement contemplates an underwritten offering, if it does not remain effective for at least 180 days plus such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer or (iv) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by the Initiating Holders.

12.

3.5           Underwritten Offerings.  In the case of an underwritten offering requested by the Holders pursuant to Section 3.2 or Section 3.4, the price, underwriting discount and other financial terms for the Registrable Securities of the related underwriting agreement shall be determined by the Holders holding a majority of the Registrable Securities to be included in such offering.  In the case of any underwritten offering of securities by the Company pursuant to Section 3.3, such price, discount and other terms shall be determined by the Company, subject to the right of Holders to withdraw their Registrable Securities from the registration pursuant to Section 3.6.

3.6           Withdrawal Rights; Expenses of Registration.

(a)           A Holder may elect to withdraw all or any part of its Registrable Securities from any registration (including a registration effected pursuant to Section 3.4) by giving written notice to the Company at least ten (10) Business Days prior to the effective date of the registration statement of its request to withdraw at any time.  In the case of a withdrawal prior to the effective date of a registration statement, any Registrable Securities so withdrawn shall be reallocated among the remaining participants in accordance with the applicable provisions of this Agreement.

(b)           Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 3.2, 3.3 or 3.4 herein shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered and sold.  The Company shall not, however, be required to pay for expenses of any registration or Shelf Take-Down proceeding begun pursuant to Section 3.2 or 3.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (i) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request, or (ii) the Holders of a majority of Registrable Securities agree to deem such registration or Shelf Take-Down to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 3.2(c)(i)(D), Section 3.2(c)(ii)(B) or Section 3.4(c)(ii), as applicable, to undertake any subsequent registration or Shelf Take-Down, in which event such right shall be forfeited by all Holders.  If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.  If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (i) above, then such registration or Shelf Take-Down shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 3.2(c)(i)(D), Section 3.2(c)(ii)(B) or Section 3.4(c)(ii), as applicable, to undertake any subsequent registration or Shelf Take-Down.

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3.7           Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible and as applicable:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time; provided that such right to suspend a registration statement (together with any similar right set forth in Section 3.2 or Section 3.4) shall be exercised by the Company not more than three (3) times in any twelve (12) month period.  In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period.  The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as (i) reasonably requested by any Holder (to the extent such request related to information relating to such Holder) or (ii) may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.  The Company will respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC.  With respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Holders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of counsel to such selling Holders, and make all required filings of all Free Writing Prospectuses with the SEC.

(c)           Furnish to the Holders and to any underwriter of such Registrable Securities such number of copies of such registration statement and each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement, including a preliminary prospectus, summary prospectus and Free Writing Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for this Section 3.2(c).

14.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form (including using commercially reasonable efforts to include (w) indemnification and contribution provisions substantially to the effect and to the extent provided in Section 3.9, and (x) agreements as to the provision of opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 3.7(g)), with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, and the Company shall use commercially reasonable efforts to ensure that (y) the representations and warranties by, and the other agreements on the party of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Holders and (z) the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such Holders to the extent applicable.

(f)           Notify each Holder and any underwriter of Registrable Securities covered by such registration statement at any time when (i) a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) any request by the SEC or any other regulatory body or other body having jurisdiction has been made for any amendment of or supplement to any registration statement or other document relating to such offering, and (iii) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act. The Company will as promptly as reasonably practicable use reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or otherwise effect such compliance.

(g)           Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale (if such securities are being sold through underwriters) or the effective date of the applicable registration statement (in the case of a non-underwritten offering), (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as reasonably satisfactory to the managing underwriters in an underwritten public offering or, the selling Holders in the case of a non-underwritten offering, addressed to the Holders and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings, (ii) a “cold comfort” and “bring-down” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and (iii) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities.

15.

(h)           To the extent reasonably requested by the lead or managing underwriters in connection with a Marketed Underwritten Shelf Take-Down or an underwritten offering pursuant to Section 3.2(b), send appropriate officers of the Company to attend any “road shows” scheduled in connection with any such underwritten offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company.

(i)           Notify the Holders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as promptly as reasonably practicable after notice thereof is received by the Company (i) when the applicable registration statement or any amendment thereto becomes effective and when the applicable prospectus or any amendment or supplement thereto has been filed, and (ii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or any order preventing or suspending the use of any preliminary or final prospectus or the initiation or threat of any proceedings for such purposes.

(j)           Use its reasonable best efforts to obtain as promptly as reasonably practicable the withdrawal of, any stop order with respect to the applicable registration statement or other order suspending the use of any preliminary or final prospectus.

(k)           Promptly incorporate in a prospectus supplement or post-effective amendment to the applicable registration statement such information as the lead underwriter or underwriters, if any, and the Holders holding a majority of Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

(l)           Cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

(m)          Use its reasonable best efforts to cause all such Registrable Securities registered pursuant to such registration to be listed and remain on each securities exchange and automated interdealer quotation system on which identical securities issued by the Company are then listed.

(n)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration and a CUSIP/ISIN number for all such Registrable Securities, in each case not later than the effective date of the applicable registration statement.

(o)           Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to each Holder, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the applicable registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

16.

(p)           Use its reasonable best efforts to take such other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

3.8           Delay of Registration; Furnishing Information.

(a)           No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

(b)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.2, 3.3 or 3.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)           The Company shall have no obligation with respect to any Underwritten Shelf Take-Down or registration requested pursuant to Section 3.2 or Section 3.4, respectively, if the anticipated aggregate offering price of the Registrable Securities to be included in such Underwritten Shelf Take-Down or registration, as applicable, does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such Underwritten Shelf Take-Down registration as specified in Section 3.2 or Section 3.4, whichever is applicable.

(d)           In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Section 3, the Company shall make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Holder, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by any Holder or any managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified the Company’s financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Holders, managing underwriters, attorneys, accountants or agents in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (d) into customary confidentiality agreements in a form reasonably acceptable to the Company).

17.

3.9           Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 3.2, 3.3 or 3.4:

(a)           To the extent permitted by Law, the Company will indemnify and hold harmless each Holder, its Affiliates, the stockholders, partners, members, officers, directors employees and agents of each Holder or its Affiliate, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Losses (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state Law or otherwise, insofar as such Losses (or actions in respect thereof, whether or not such indemnified person is a party thereto) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or in any Disclosure Package, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities Law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, Affiliate, stockholder, partner, member, officer, director, employee or agent of such Holder or Affiliate, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or action; provided however, that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, nor shall the Company be liable in any such case for any such Loss or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, Affiliate, stockholder, partner, member, officer, director employee or agent of such Holder or Affiliate, underwriter or controlling person of such Holder.

(b)           To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its Affiliates, the officers, directors, employees and agents of the Company or its Affiliates, and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s Affiliates, partners, members, directors or officers of such Holder or its Affiliates or any Person who controls such Holder, against any Losses (joint or several) to which the Company or any such director, officer, employee, agent, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or in any Disclosure Package, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Holder of the Securities Act  (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or its Affiliate or any such director, officer, employee, agent, controlling person, underwriter or other Holder, Affiliate or partner, member, officer, director of such other Holder or Affiliate or controlling person of such other Holder in connection with investigating or defending any such Loss or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, delayed or conditioned; provided further, that in no event shall any indemnity under this Section 3.9(b), when taken together with amounts in contribution under Section 3.9(d), exceed the net proceeds from the offering received by such Holder.

18.

(c)           Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(d)           If the indemnification provided for in this Section 3.9 shall be unavailable or insufficient to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such Loss, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder, when taken together with any amounts in indemnity under Section 3.9(b), exceed the net proceeds from the offering received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.9(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 3.9(d).

19.

(e)           The obligations of the Company and Holders under this Section 3.9 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 3.9 would apply that is covered by a registration filed before termination of this Agreement, such termination.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  The liability of any Holder under this Section 3.9 shall be several and not joint.

3.10         Assignment of Registration Rights.  The rights pursuant to this Section 3 may be assigned by a Holder to a permitted transferee or permitted assignee of Registrable Securities under Section 3.1 (for so long as such shares remain Registrable Securities); provided, however, (a) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee shall agree to be subject to all restrictions set forth in Section 3 (other than Section 3.1, which shall only apply to any transferee that is a Permitted Transferee pursuant to Section 3.1(b)) of this Agreement.

3.11         Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

3.12         Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)           File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

20.

(c)           So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.13         Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.2, Section 3.3, or Section 3.4 hereof shall terminate upon the earlier of: (a) solely in the case of Section 3.3, at such time as the Holders, collectively, beneficially own less than five percent (5%) of the Company’s then-outstanding capital stock, or (b) such time as all Registrable Securities of the Company held by such Holder (and its affiliates) may be sold pursuant to Rule 144 without the volume or manner of sale restrictions thereunder.  Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

SECTION 4.	COVENANTS OF STOCKHOLDERS.

4.1           Prohibited Actions.  Each Stockholder, severally and not jointly, hereby covenants and agrees that, until the earlier of (x) the date that is two (2) years after the date of the Closing, or (y) such time as all Stockholders collectively own less than ten percent (10%) of the Company’s capital stock (calculated on a fully-diluted, as-converted basis), unless otherwise specifically consented to in writing by the Company such Stockholder:

(a)           Shall not acquire any shares of the Company’s capital stock (other than the Shares and any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in connection with a stock split, combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, or in exchange for or in replacement of, the Shares);

(b)           Call any special meetings of the Board or stockholders of the Company;

(c)           Solicit proxies with respect to any matter brought before the stockholders of the Company for a vote; or

(d)           Make any shareholder proposal for vote by the Company’s stockholders.

SECTION 5.	MISCELLANEOUS.

5.1           Governing Law.  This Agreement and all actions (whether in contract or in tort) based on, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.  All actions (whether in contract or in tort) based on, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be heard and determined exclusively in the Chancery Court of the State of Delaware.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

21.

5.2           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2.

5.3           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company (or its transfer agent) of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4           Entire Agreement.  This Agreement, the Exhibits hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.  Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.5           Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22.

5.6           Amendment and Waiver.  Except as otherwise expressly provided, this Agreement may be amended or modified, and  the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities.  For the purposes of determining the number of Holders or Stockholders entitled to exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.7           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.8           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic communication (including e-mail but excluding Internet or intranet websites) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.8):

(a)           if to the Company:

Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, FL 32258
Facsimile: (904) 880-0350
Attention:  Chief Executive Officer

with a copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
E-Mail: fultonjf@cooley.com
Facsimile:  (650) 849-7400
Attention: James F. Fulton, Jr

(b)           if to any Stockholder or Holder to the address set forth for such Stockholder or Holder on Exhibit A hereto.

23.

Any notice delivered by personal delivery or by courier service to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered or certified mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing.  Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which such transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.  Notices sent to an e-mail address shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgement); provided that if such notice is not sent on a Business Day or is sent after 5:00 p.m. (addressee’s local time) on a Business Day, such notice shall be deemed to have been given and received on the first Business Day after its transmission.

5.9           Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.10         Rules of Construction.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by competent counsel and embodies the justifiable expectations of sophisticated parties derived from arms’ length negotiations.

5.11         Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

5.12         Aggregation of Stock.  All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13         Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

24.

5.14         Termination.  This Agreement shall terminate and be of no further force or effect upon the date that the Stockholders and their respective transferee(s) of Registrable Securities to whom registration rights are transferred in accordance with Section 3.10 collectively cease to beneficially own any Shares or Registrable Securities.  Notwithstanding anything contained herein to the contrary, the provisions of Section 2.1(e), Section 3.9 and this Section 5 shall survive any termination of any provisions of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

25.

In Witness Whereof, the parties hereto have executed this Stockholder Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

WEB.COM GROUP, INC.

BY:
NAME:
TITLE:

Stockholder Agreement
Signature page

In Witness Whereof, the parties hereto have executed this Stockholder Agreement as of the date set forth in the first paragraph hereof.

SELLER:

NET SOL HOLDINGS LLC

BY:
NAME:
TITLE:

Stockholder Agreement
Signature page

In Witness Whereof, the parties hereto have executed this Stockholder Agreement as of the date set forth in the first paragraph hereof.

STOCKHOLDER:

GA-NET SOL INVESTOR LLC

BY:
NAME:
TITLE:

Stockholder Agreement
Signature page

EXHIBIT A
SCHEDULE OF STOCKHOLDERS

NAME OF STOCKHOLDER	ADDRESS FOR NOTICES
GA-NET SOL INVESTOR LLC	THREE PICKWICK PLAZA
GREENWICH, CT 06830
FACSIMILE: (203) 629-8600
ATTENTION: CHRISTOPHER G. LANNING

ANNEX B

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

August 3, 2011

Board of Directors
Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

Board of Directors:

The Board of Directors of Web.com Group, Inc., a Delaware corporation ("Web.com"), has asked Wells Fargo Securities, LLC ("Wells Fargo Securities") to advise it with respect to the fairness, from a financial point of view, to Web.com of the Purchase Price (as hereinafter defined) to be paid by Web.com pursuant to a Purchase Agreement (the "Agreement") to be entered into among Web.com, Net Sol Holdings LLC ("Net Sol"), a Delaware limited liability company and affiliate of General Atlantic LLC ("General Atlantic"), and GA-Net Sol Parent LLC ("Network Solutions"), a Delaware limited liability company and wholly-owned subsidiary of Net Sol.  Pursuant to the Agreement, Web.com will acquire Network Solutions from Net Sol (the "Transaction") for (i) $405.0 million in cash (the "Cash Consideration") and (ii) 18.0 million shares of the common stock, par value $0.001 per share, of Web.com ("Web.com Common Stock" and, such number of shares, the "Stock Consideration") and payment of Network Solutions' net indebtedness and certain other amounts outstanding at closing, which representatives of Web.com have instructed us to assume for purposes of our opinion will be $218.5 million (such net debt and other amounts, together with the Cash Consideration and the Stock Consideration, collectively, the "Purchase Price"), subject to certain adjustments and an election right of Web.com as described in the Agreement.  The terms and conditions of the Transaction are more fully set forth in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft, provided to us on August 3, 2011, of the Agreement, including the financial terms of the Agreement;

•
Reviewed certain business, financial and other historical information regarding Web.com that was publicly available, including annual reports to stockholders and annual reports on Form 10-K of Web.com for the fiscal years ended December 31, 2008, 2009 and 2010, certain interim reports to stockholders and quarterly reports on Form 10-Q of Web.com for the period ended March 31, 2011 and internal draft financial statements of Web.com for the period ended June 30, 2011 prepared by Web.com;

•
Reviewed certain business, financial and other historical information regarding Network Solutions furnished to us by Network Solutions, including audited consolidated balance sheets and financial statements for Network Solutions and its subsidiaries for the fiscal years ended December 31, 2008, 2009 and 2010 and unaudited consolidated balance sheets and financial statements of Network Solutions and its subsidiaries for the period ended June 30, 2011;

Board of Directors
Web.com Group, Inc.
August 3, 2011

•
Reviewed certain business, financial and other information regarding Web.com and Network Solutions furnished to us by Web.com and Network Solutions, including financial forecasts and estimates for the fiscal years ending December 31, 2011 through 2015 relating to Web.com prepared by the management of Web.com and relating to Network Solutions prepared by the management of Network Solutions as adjusted by the management of Web.com;

•
Discussed with the managements of Web.com and Network Solutions the operations and prospects of Web.com and Network Solutions, including the historical financial performance and trends in the results of operations of Web.com and Network Solutions;

•
Discussed with the management of Web.com the strategic rationale for the Transaction, including potential cost synergies anticipated by the management of Web.com to result from the Transaction (collectively, the "Synergies");

•	Participated in discussions among representatives of Web.com, Network Solutions, General Atlantic and their respective advisors regarding the proposed Transaction;

•	Reviewed reported prices and trading activity for Web.com Common Stock;

•	Compared certain financial data of Web.com and Network Solutions with each other and similar data of certain publicly traded companies that we deemed relevant;

•	Compared the proposed financial terms of the Transaction with the financial terms of certain business combinations and other transactions that we deemed relevant;

•
Analyzed the estimated present value of the future cash flows of Web.com and Network Solutions based upon the financial forecasts referred to above, estimates of certain tax assets of Network Solutions and other assumptions relating to Web.com and Network Solutions discussed with and confirmed as reasonable by the managements of Web.com and Network Solutions;

•
Reviewed the potential pro forma financial impact of the Transaction on Web.com after giving effect to the Synergies based upon the financial forecasts referred to above, estimates and other assumptions relating to Web.com and Network Solutions and alternative financing terms for the Transaction discussed with and confirmed as reasonable by the managements of Web.com and Network Solutions; and

•	Considered other information, such as financial studies, analyses, and investigations, as well as financial, economic and market criteria, that we deemed relevant.

Board of Directors
Web.com Group, Inc.
August 3, 2011

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided or otherwise made available to us and discussed with or reviewed by us, including all accounting, tax and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information.  We have relied upon assurances of the managements of Web.com and Network Solutions that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the financial forecasts and estimates (including adjustments thereto) and other information, including the Synergies, utilized in our analyses, we have been advised by the managements of Web.com and Network Solutions and, at the direction of Web.com, have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the managements of Web.com and Network Solutions, as the case may be, as to the future financial performance of Web.com and Network Solutions, such Synergies and the other matters covered thereby.  We assume no responsibility for, and express no view as to, such forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based.  We also have assumed that there have been no material changes in the condition (financial or otherwise), results of operations, business or prospects of Web.com and Network Solutions since the respective dates of the most recent financial statements and other information provided to us.  In arriving at our opinion, we have not conducted any physical inspection or assessment of the facilities or assets of Web.com or Network Solutions, nor have we made or been provided with any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Web.com or Network Solutions.

In rendering our opinion, we have assumed, at the direction of Web.com, that the final form of the Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect material to our opinion, that the Transaction will be consummated in accordance with the terms described in the Agreement and in compliance with all applicable laws, without amendment or waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Transaction, no delay, limitation or restriction will be imposed or action will be taken that will have an adverse effect on Web.com, Network Solutions or the contemplated benefits of the Transaction.  We further have assumed, at the direction of Web.com, that there will be no adjustments to the Purchase Price (including, without limitation, with respect to Network Solutions' estimated net debt or other amounts payable at closing or as a result of any election made by Web.com) that would be material in any respect relevant to our analyses or opinion.  We are not expressing any opinion as to what the value of Web.com Common Stock actually will be when issued pursuant to the Transaction, the price at which Web.com Common Stock will trade at any time or the price at which membership interests in Network Solutions would trade (if a public trading market for such securities existed) or would otherwise be transferable at any time.  Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof.  As Web.com is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Web.com, Network Solutions or the contemplated benefits of the Transaction.  Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Board of Directors
Web.com Group, Inc.
August 3, 2011

Our opinion only addresses the fairness, from a financial point of view, to Web.com of the Purchase Price to be paid by Web.com in the Transaction to the extent expressly specified herein and does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Purchase Price (or any adjustments or election relating thereto) or the Transaction, any terms of Network Solutions' indebtedness or contractual or other arrangements underlying amounts payable pursuant to the Transaction, any tax or accounting matters relating to the Transaction or otherwise, any financings contemplated to be undertaken by Web.com in connection with the Transaction or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or contemplated by the Transaction or otherwise.  In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Purchase Price or otherwise.  Our opinion also does not address the merits of the underlying decision by Web.com to enter into the Agreement or the relative merits of the Transaction compared with other business strategies or transactions available or that have been or might be considered by the management or the Board of Directors of Web.com.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities.  Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC.  Wells Fargo Securities has been engaged to act as financial advisor to Web.com in connection with the Transaction and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which will be payable upon consummation of the Transaction.  In addition, in the event that Web.com elects to undertake an equity offering to effect an adjustment to the Purchase Price as contemplated by the Agreement, Wells Fargo Securities may participate in such equity offering and would expect to receive customary fees in connection therewith.  Web.com also has agreed to reimburse certain of Wells Fargo Securities' expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement.  Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which we and such affiliates receive customary fees.  In connection with unrelated matters, Wells Fargo Securities and our affiliates in the past have provided, currently are providing and in the future may provide banking and financial services to Web.com, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including in the two-year period prior to the date hereof (i) having acted as a co-financial advisor to Web.com in its acquisition of Register.com in 2010 and (ii) having acted or acting as joint lead arranger, joint bookrunner and syndication agent for, and as a lender under, certain credit facilities of Web.com.  In addition, Wells Fargo Securities and our affiliates provide other commercial banking services (such as treasury management, investment and foreign exchange services) to Web.com.  In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions, in the securities or financial instruments (including bank loans or other obligations) of Web.com, General Atlantic, Network Solutions and their respective affiliates for our and our affiliates' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Board of Directors
Web.com Group, Inc.
August 3, 2011

It is understood that this opinion is for the information and use of the Board of Directors of Web.com (in its capacity as such) in connection with its evaluation of the Transaction.  Our opinion does not constitute a recommendation to the Board of Directors or any other persons in respect of the Transaction, including as to how any stockholder of Web.com should vote or act in connection with the Transaction or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Purchase Price to be paid by Web.com in the Transaction is fair, from a financial point of view, to Web.com.

Very truly yours,

/s/ Wells Fargo Securities, LLC
WELLS FARGO SECURITIES, LLC

web.com

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THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 AND 2.

		For	Against	Abstain
1	To approve the issuance of up to 18 million shares of Web.com Group, Inc. common stock to Net Sol Holdings LLC, in connection with the acquisition of GA-Net Sol Parent LLC by Web.com Group, Inc.	☐	☐	☐
2	To approve, if necessary, the adjournment of the Web.com Group, Inc. special meeting, including for the purpose of soliciting additional proxies if a quorum is not present or if there are not sufficient votes in favor of Proposal 1.	☐	☐	☐

NOTE: This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR Proposals 1 and 2 as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

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0000114602_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

WEB.COM GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 25, 2011

THE UNDERSIGNED HEREBY APPOINTS DAVID L. BROWN, KEVIN M. CARNEY, AND MATTHEW P. MCCLURE, AND EACH OF THEM, AS PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION AND REVOCATION, TO VOTE ALL OF THE SHARES OF STOCK OF WEB.COM GROUP, INC. THAT THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS OF WEB.COM GROUP, INC. TO BE HELD AT THE OFFICES OF WEB.COM GROUP, INC. LOCATED AT 12808 GRAN BAY PARKWAY WEST, JACKSONVILLE, FLORIDA 32258, ON OCTOBER 25, 2011 AT 3:30 P.M. (LOCAL TIME), AND AT ANY AND ALL POSTPONEMENTS AND ADJOURNMENTS THEREOF, WITH ALL POWERS THAT THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, ON THE FOLLOWING MATTERS AND IN ACCORDANCE WITH THE FOLLOWING INSTRUCTIONS, WITH DISCRETIONARY AUTHORITY AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR Proposals 1 and 2 as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

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Continued and to be signed on reverse side

0000114602_2 R1.0.0.11699